UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

PEPCO HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement and

2008 Annual Report to Shareholders

Dear Shareholders,

2008 was a year of global financial turmoil on an unprecedented scale. Pepco Holdings, Inc., along with others in the utility industry, faced tough challenges. We are all disappointed with the effect of these developments on our stock price, but it is important to recognize actions we took in 2008 to provide the resources to withstand what appears to be another year of market volatility, economic turmoil and challenges for our company. Thus, while the decline is disappointing to you as an investor and to us as a management team, we believe the strong fundamentals are in place for future value creation.

Early on, PHI recognized the long-term nature of the credit crisis and responded by aggressively conserving cash and accelerating its financing program. We froze hiring and management salaries, reduced operating budgets, and scaled back the 2009 and 2010 construction programs. In the competitive businesses, we took steps to reduce working capital needs and build the added costs of doing business into our pricing.

In November, we issued common stock to raise cash and used our strong banking relationships to negotiate a supplemental credit agreement. The stock offering was followed by first mortgage bond offerings at each of our three utilities.

I am proud to report that as a result of these actions, PHI’s combined cash and borrowing capacity at December 31, 2008 was $1.5 billion, and we have secured the necessary funding for our 2009 construction plans. Critical to the success of these efforts were our regulatory commissions that understood the importance of our financing requests, and a management team that mobilized quickly to take prudent actions, rather than awaiting a potentially more difficult future. I owe special thanks to employees who conserved cash, while continuing to provide customers with the reliable service they expect.

Because of these actions, PHI is well-positioned to execute its strategic business plan in 2009. We are modernizing our infrastructure by building a smart grid, launching widespread energy-efficiency programs, and continuing our program to construct a 500-kilovolt transmission power pathway that will increase reliability and bring renewable energy to the mid-Atlantic region and beyond. We are building new power plants to meet future generation needs. We are doing all these things with prudence, flexibility and sensitivity to the business environment in which we operate.

Several years ago we announced our vision for PHI, which is to help customers manage their energy use, make their electric bills more affordable, create a cleaner environment and build value for our investors. We call the plan we developed to carry out this vision our Blueprint for the Future. Now that plan is moving forward, bringing value to customers and shareholders alike.

After our May 15, 2009, annual shareholders meeting, I will retire from the company. I am proud of this company, its history, its commitment to the communities it serves, and all that it has achieved.

Letters to Shareholders	Cover Page
Notice of 2009 Annual Meeting and Proxy Statement	1
Policy on the Approval of Services Provided by the Independent Auditor	A-1
2008 Annual Report to Shareholders	B-1

• Business of the Company	B-8
• Management’s Discussion and Analysis	B-19

• Quantitative and Qualitative Disclosures about Market Risk	B-75

• Consolidated Financial Statements	B-81
Board of Directors and Officers	B-158

Investor Information	B-159

I would like to acknowledge Richard B. McGlynn, one of our Board members who will be stepping down after 23 years of service to the Board beginning in 1986 at Atlantic City Electric. Rich’s counsel and dedication have been important ingredients to our success. I also would like to convey my appreciation for the outstanding legal and political counsel provided by Vice Chairman and Chief Legal Officer William T. Torgerson, who will retire from the company in May as well. Bill has been a strong and steady influence during his years of service. I wish both Rich and Bill the best in the years ahead.

In closing, I thank the Board of Directors for their leadership and shareholders for their continued trust. I am confident that our successors have the dedication, talent and experience to realize the company’s strategic plan. Joseph M. Rigby succeeded me as Chief Executive Officer on March 1 after serving as PHI’s President and Chief Operating

Officer. Joe has a deep and varied background that makes him the right executive leader for PHI in the changing energy environment. David M. Velazquez, who now serves as Executive Vice President and business leader of Power Delivery, brings a strong experience base to running our core business.

As a result of our long-term focus on succession planning, we have an excellent leadership team at PHI going forward. You can be confident that PHI will continue to deliver value in years to come.

Sincerely,

Dennis R. Wraase

Chairman of the Board

March 26, 2009

Dear Shareholders,

While the current business environment is the most challenging we have seen, I am pleased to report that Pepco Holdings, Inc. is steadily executing its strategic plan, which will build value for shareholders and enhance service to customers. We are doing so prudently and with flexibility, with a focus on continuous improvement across our operations. I believe we are well positioned for success in the dynamic energy industry.

2008 marked a year of strong financial results. PHI reported earnings of $300 million or $1.47 per share, compared to $334 million or $1.72 per share in 2007. Excluding special items, earnings amounted to $393 million or $1.93 per share, compared to $296 million, or $1.53 per share in 2007. We believe that excluding special items more accurately demonstrates the improved performances of Power Delivery and Conectiv Energy and the earnings contribution of Pepco Energy Services. PHI achieved this progress despite milder weather and slower sales growth due to the recession and energy conservation measures. For more details surrounding our financial results, I encourage you to read Management’s Discussion and Analysis contained in the Annual Report, which is Annex B to the attached Proxy Statement.

As our shareholders are aware, the price of PHI’s stock, like the stock prices of other utility companies, declined significantly in late 2008 and 2009. While the markets as a whole have similarly declined over this period, the decrease in our stock price has nonetheless been disappointing. Despite this decline, we intend to maintain the dividend. One of our principal long-term financial objectives remains to grow the dividend in line with utility earnings growth.

Executing our Blueprint Strategy

PHI is making steady progress on its comprehensive Blueprint for the Future plan designed to modernize our infrastructure, help customers manage energy use and create a cleaner environment. Advanced technologies such as smart meters and thermostats, innovative pricing options and a broad range of energy-efficiency programs comprise the heart of our Blueprint vision.

I am particularly pleased that the Delaware Public Service Commission has approved the installation of advanced metering infrastructure and a decoupling rate structure, which removes the tie between electricity sales and revenues. We are in the midst of field testing the equipment and will begin full deployment in Delaware in the fall. Customers will enjoy a variety of benefits including the ability to monitor daily electricity usage, enhanced outage reporting and virtually no estimated bills. We anticipate completing installation by year-end 2010.

In the District of Columbia, we, along with the Public Service Commission, Office of the People’s Counsel and other participants, are sponsoring a pilot that demonstrates the peak demand savings benefits of advanced meters. In addition, the D.C. Commission has approved in principle the concept of revenue decoupling, and together we are working through the details of implementation. Plans for similar “smart grid” communities have been proposed in Maryland and New Jersey, and are awaiting regulatory approval to proceed.

I also am pleased that the District of Columbia and Maryland Public Service Commissions approved at year end many of our proposed energy-efficiency programs. These include rebates for purchasing energy-efficient appliances, continuation of our compact fluorescent bulb program and home energy audits. These programs will help customers control energy costs, while helping states reach their energy and carbon reduction goals.

Also in Maryland, we will soon launch a program where customers can sign up to have their air conditioning equipment cycled during periods of high electricity demand. This will help reduce the need for more generating capacity and help customers save on their electric bills.

Importantly, we have received approval to recover the costs of these initiatives through surcharge and other rate mechanisms.

Concurrent with our regulatory filings, we are partnering with the District and states we serve to seek additional funding available through The American Recovery and Reinvestment Act of 2009 to jump start “shovel ready” projects within our Blueprint program. This opportunity could potentially accelerate our business plans and bring benefits not only to customers and the environment, but to the regional economy and employment situation as well.

Expanding our Infrastructure

A significant development in 2008 was PJM’s authorization to construct a direct current line under the Chesapeake Bay as part of our 230-mile, 500-kilovolt Mid-Atlantic Power Pathway. Although the cost of installing direct current cabling is somewhat higher than alternating current, it will provide greater control over the flow of electricity and siting flexibility to help avoid environmentally sensitive areas. In addition to bringing greater reliability and reduced transmission congestion, the Mid-Atlantic Power Pathway will allow greater access to renewable energy sources such as wind and solar power.

Also of note, the Federal Energy Regulatory Commission unanimously approved our incentive filing for the project, which included full recovery of construction work in progress, and a return on equity of 12.8 percent as well as recovery of prudently incurred costs in the event that the project is not completed for reasons beyond the company’s control.

Conectiv Energy also is engaged in several significant construction projects. In Pennsylvania, we are in the early stages of building a 545-megawatt, dual fuel, combined cycle power plant. In New Jersey, a new 100-megawatt, dual fuel, combustion turbine is nearing completion and the business just announced entering into a private/public partnership created to develop two solar farms in that state. These additions to Conectiv Energy’s fleet will enhance its value, and provide needed capacity to the PJM region.

Collaborating with our Partners

2009 will be a busy year on the regulatory front. In the second quarter, we expect to file distribution base rate cases in the District of Columbia for Pepco and in Maryland for Delmarva Power. In the second half of the year, we anticipate filing additional cases in Delaware and New Jersey. These filings will request rate adjustments to reflect increased costs for delivery service and maintaining a fair return on our investment.

In Delaware, we achieved cutting edge agreements with several contractors who will build on- and off-shore generation facilities powered by wind. Combined, these agreements will enable the company to reach the Delaware state goal of acquiring 20 percent of energy supply from clean, renewable sources by 2019.

Pepco Energy Services is benefiting from increased interest in energy efficiency and renewable energy. In December, Pepco Energy Services was one of a select group of energy services companies awarded a master performance contract by the U.S. Department of Energy. This contract gives Pepco Energy Services the opportunity to bid on federal energy projects as they arise and, if successful, avoid up-front capital costs. Also in December, Pepco Energy Services completed installing one of the largest, single roof-mounted solar arrays in the United States to supply power to the Atlantic City Convention Center in New Jersey.

Achieving Steady Progress

Overall, I am pleased with the progress on the strategic plan, which reflects the dedication of our employees, who work hard each day to make our vision for a greener, more energy-efficient future a reality. Our employees are committed to our values of safety, accountability, integrity, diversity and excellence, placing special emphasis on safety for themselves and the customers we serve. I am very proud of them.

PHI owes its current leadership position and strong performance in large part to our Chairman, Dennis Wraase. Several years ago, Dennis shared his vision of energy efficiency and a cleaner environment, which is embodied in our Blueprint for the Future plan. Thanks to his advocacy, we are part of the Clinton Global Initiative on Energy Efficiency, we belong to a select group of companies who comprise IBM’s Global Intelligent Utility Network Coalition, and we are sought after as thought leaders in government and industry forums on smart grid development and other industry topics. That vision has shaped our plan to modernize our infrastructure and bring benefit to all of our stakeholders.

PHI’s management team is committed to carrying Dennis’ legacy forward, building shareholder value and customer satisfaction through leadership, execution and growth. No doubt, 2009 will have its challenges, but I am confident that PHI is well-positioned for steady progress and financial success.

Sincerely,

Joseph M. Rigby

President and Chief Executive Officer

March 26, 2009

Note: This year we are using the new Securities and Exchange Commission approved “Notice and Access” Internet method of providing your proxy materials. We believe that this process provides a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce printing and distribution costs.

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR SHARES PROMPTLY.

YOU CAN VOTE YOUR SHARES ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE OR, IF YOU RECEIVED PRINTED PROXY MATERIALS, BY COMPLETING AND RETURNING THE PROXY CARD. VOTING INSTRUCTIONS ARE PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, OR, IF YOU RECEIVED PRINTED MATERIALS, THE INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD.

THANK YOU FOR ACTING PROMPTLY.

701 Ninth Street, N.W.

Washington, D.C. 20068

Notice of Annual Meeting of Shareholders

March 26, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Pepco Holdings, Inc. will be held at 10:00 a.m. local time on Friday, May 15, 2009 (the doors will open at 9:30 a.m.), at the Company’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (second floor), Washington, D.C. for the following purposes:

1.	To elect 11 directors to serve for a term of one year;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for 2009;

3.	To transact such other business as may properly be brought before the meeting.

All holders of record of the Company’s common stock at the close of business on Monday, March 16, 2009, will be entitled to vote on each matter submitted to a vote of shareholders at the meeting.

By order of the Board of Directors,

ELLEN SHERIFF ROGERS
Vice President and Secretary

IMPORTANT

You are cordially invited to attend the meeting in person.

Even if you plan to be present, you are urged to vote your shares promptly. You can vote your shares electronically via the Internet or by telephone or, if we sent you printed proxy materials, by completing and returning the proxy card. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you received printed materials, the instructions are printed on your proxy card and included in the accompanying Proxy Statement.

If you attend the meeting, you may vote either in person or by proxy.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 15, 2009. The Company’s 2009 Proxy Statement and 2008 Annual Report to Shareholders are available at www.pepcoholdings.com.

PROXY STATEMENT

Annual Meeting of Shareholders

Pepco Holdings, Inc.

March 26, 2009

This Proxy Statement is being furnished by the Board of Directors of Pepco Holdings, Inc. (the “Company,” “Pepco Holdings” or “PHI”) in connection with its solicitation of proxies to vote on the matters to be submitted to a vote of shareholders at the 2009 Annual Meeting. As described in more detail below, rather than mailing a printed copy of this Proxy Statement and a paper proxy card to each shareholder, most shareholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) in order to access the proxy materials via the Internet. Certain shareholders will receive a printed copy of this Proxy Statement and a paper proxy card. The Notice, this Proxy Statement, any accompanying proxy card and the Company’s 2008 Annual Report to Shareholders, which is attached as Annex B to this Proxy Statement, and the Notice of Annual Meeting were first made available to shareholders of record on or about March 26, 2009.

The address of the Company’s principal executive offices is 701 Ninth Street, N.W., Washington, D.C. 20068.

When and where will the Annual Meeting be held?

The Annual Meeting will be held at 10:00 a.m. local time on Friday, May 15, 2009 (the doors will open at 9:30 a.m.), at the Company’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (second floor), Washington, D.C. To obtain directions to attend the Annual Meeting and vote in person, please contact the Company by sending an e-mail to pepco@amstock.com. Admission to the meeting will be limited to Company shareholders or their authorized proxies. Admission tickets are not required.

Will the Annual Meeting be Webcast?

The live audio of the meeting, including a slide presentation, can be accessed at the Company’s Web site, www.pepcoholdings.com/investors. An audio-only version will also be available. The dial-in information will be announced in a news release at a later date. The Annual Meeting Webcast will be archived and available on the Company’s Web site (www.pepcoholdings.com) by first clicking on the link: Investor Relations and then the link: Webcasts and Presentations.

What matters will be voted on at the Annual Meeting?

1.	The election of 11 directors, each for a one-year term.

The Board recommends a vote FOR each of the 11 candidates nominated by the Board of Directors and identified in Item 1 in this Proxy Statement.

2.	The ratification of the appointment by the Audit Committee of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009.

The Board recommends a vote FOR this proposal.

What is the quorum requirement?

In order to hold the Annual Meeting, the holders of a majority of the outstanding shares of common stock must be present at the meeting either in person or by proxy.

How do I vote shares held in my own name?

If you own shares in your own name, you can attend the Annual Meeting and vote in person or you can vote by proxy without attending the meeting. You can vote by proxy in any of three ways:

•

Via Internet: Go to www.voteproxy.com. Follow the instructions printed in the Notice, or if you received printed proxy materials, by following the instructions provided on your proxy card. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote via the Internet, you also can at that time elect to receive future proxy statements and annual reports electronically via the Internet rather than by mail.

•

By Telephone: Call toll-free 1-800-PROXIES (1-800-776-9437). You can also vote by telephone by following the instructions provided on the Internet voting site, or if you received printed proxy materials, by following the instructions provided on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•

In Writing: If we mailed you a printed copy of this Proxy Statement and a paper proxy card, you may complete, sign, date and return the proxy card in the postage-paid envelope that was enclosed with your Proxy Statement.

The Internet and telephone voting facilities for shareholders of record will close at 5:00 p.m. Eastern time on May 14, 2009. Your signed proxy card or the proxy you grant via the Internet or by telephone will be voted in accordance with your instructions. If you return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, your shares will be voted FOR the election of each of the Board’s director nominees and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009.

How do I vote shares held through a brokerage firm, bank or other financial intermediary?

If you hold shares through a brokerage firm, bank or other financial intermediary, you will receive from that intermediary directions on how to direct the voting of your shares by the intermediary, which may include the ability to provide voting instructions via the Internet or by telephone. If you hold your shares through a brokerage firm, bank or other financial intermediary, you may not vote in person at the Annual Meeting unless you obtain a proxy from the recordholder of the shares.

Who is eligible to vote?

All shareholders of record at the close of business on Monday, March 16, 2009 (the “record date”) are entitled to vote at the Annual Meeting. As of the close of business on the record date 219,369,504 shares of Pepco Holdings common stock, par value $.01 per share (the “common stock”), were outstanding. Each outstanding share of common stock entitles the holder of record to one vote on each matter submitted to the vote of shareholders at the Annual Meeting.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of the proxy materials?

The United States Securities and Exchange Commission (the “SEC”) recently approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this Proxy Statement and our 2008 Annual Report to Shareholders, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may vote over the Internet. Beginning on the date of mailing of the Notice, shareholders will be able to access all of the proxy materials on a Web site referred to in the Notice.

If you received a Notice and instead would like to receive free of charge a paper or electronic copy of our proxy materials, you may elect to do so by following the instructions in the Notice for requesting such materials. Your election to receive proxy materials by mail or electronically will remain in effect until you choose to revoke it.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote via Internet, by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

If you previously elected to access your proxy materials over the Internet, you will not receive a Notice in the mail. Instead, you should have received an e-mail with links to the proxy materials and the online proxy voting site. If you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice.

If you received a paper copy of the proxy materials or the Notice, you can eliminate all such future paper mailings by electing to receive an e-mail that will provide Internet links to these documents. Opting to receive all future proxy materials electronically will save us the cost of producing and mailing documents to you and will help us conserve natural resources. To request complete electronic delivery, please contact American Stock Transfer & Trust Company, the Company’s transfer agent, at 1-866-254-6502 (toll-free) or go to www.amstock.com. This election is not available for shares held through the Pepco Holdings, Inc. Retirement Savings Plan (the “Retirement Savings Plan”).

What shares are included on the Notice or, if I received paper proxy materials, the proxy card?

The number of shares printed on the Notice or the proxy card indicates the number of shares of common stock that you held of record as of the record date, plus (i) any shares held for your account under the Pepco Holdings Dividend Reinvestment Plan and (ii) if you are a participant in the Retirement Savings Plan, the shares held for your account under that plan.

How is stock in the Pepco Holdings Dividend Reinvestment Plan voted?

Shares held by the Pepco Holdings Dividend Reinvestment Plan will be voted by the plan administrator in accordance with your instructions. Any shares held in the Dividend Reinvestment Plan and for which no voting instructions are received will not be voted.

How is stock in the Retirement Savings Plan voted?

If you are a current or former employee who is a participant in the Retirement Savings Plan, then you received a printed copy of the proxy materials. The number of shares printed on the enclosed proxy card are the shares of common stock you hold through that plan. By completing, dating, signing and returning the proxy card or granting a proxy via the Internet or by telephone, you will be providing the plan trustee with instructions on how to vote the shares held in your account. If you do not provide voting instructions for your plan shares, the plan trustee will vote your shares on each matter in proportion to the voting instructions given by all of the other participants in the plan. The Retirement Savings Plan is the successor plan to the (i) Potomac Electric Power Company Savings Plan for Bargaining Unit Employees, (ii) Potomac Electric Power Company Retirement Savings Plan for Management Employees (which itself is the successor to the Potomac Electric Power Company Savings Plan for Non-Exempt, Non-Bargaining Unit Employees; the Potomac Electric Power Company Retirement Savings Plan for Management Employees was formerly known as the Potomac Electric Power Company Savings Plan for Exempt Employees), (iii) Conectiv Savings and Investment Plan and the Conectiv PAYSOP/ESOP and (iv) Atlantic Electric 401(k) Savings and Investment Plan-B.

What does it mean if I receive more than one Notice or proxy?

If you receive more than one Notice or more than one set of proxy materials, it is because your shares are registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each Notice and proxy card that you receive in order for all of your shares to be voted at the Annual Meeting. To enable us to provide better shareholder service, we encourage shareholders to have all the shares they hold of record registered in the same name and under the same address.

How can I change my vote after I have returned my proxy card or granted a proxy via the Internet or by telephone?

If you own your shares in your own name or through the Dividend Reinvestment Plan or Retirement Savings Plan, you may revoke your proxy, regardless of the manner in which it was submitted, by:

•	sending a written statement to that effect to the Secretary of the Company before your proxy is voted;

•	submitting a properly signed proxy card dated a later date;

•	submitting a later dated proxy via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

If you hold shares through a brokerage firm, bank or other financial intermediary, you should contact that intermediary for instructions on how to change your vote.

How can I obtain more information about the Company?

The Company’s 2008 Annual Report to Shareholders is included as Annex B after page A-3 of this Proxy Statement. You may also visit the Company’s Web site at www.pepcoholdings.com.

1. ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of 12 directors. Messrs. McGlynn, Torgerson and Wraase are retiring from the Board of Directors effective as of the date of the Annual Meeting. In connection with the retirement of Messrs. McGlynn, Torgerson and Wraase, the Board of Directors has authorized a reduction in the size of the Board to 11 members immediately prior to the commencement of the 2009 Annual Meeting, as permitted by the Bylaws of the Company.

The Board of Directors, on the recommendation of the Corporate Governance/Nominating Committee, has nominated for re-election at the 2009 Annual Meeting Jack B. Dunn, IV, Terence C. Golden, Frank O. Heintz, Barbara J. Krumsiek, George F. MacCormack, Lawrence C. Nussdorf, Frank K. Ross, Pauline A. Schneider and Lester P. Silverman, each of whom currently is a member of the Board of Directors, as well as Patrick T. Harker and Joseph M. Rigby, new nominees, each to hold office for a one-year term that expires at the 2010 Annual Meeting, and until his or her successor is elected and qualified. Dr. Harker was identified for consideration as a nominee by a non-management director.

The Board of Directors unanimously recommends a vote FOR each nominee listed on pages 6-8.

What vote is required to elect the directors?

Each director shall be elected by a majority of the votes cast “for” his or her election.

The Company’s Bylaws provide that each director shall be elected by a majority of the votes cast “for” his or her election, except that in a contested election where the number of nominees exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast. Accordingly, at the 2009 Annual Meeting, a nominee will be elected as a director only if a majority of the votes cast with respect to the election of that director are cast “for” his or her election. In accordance with the Company’s Bylaws any incumbent nominee who fails to receive a majority of votes cast “for” his or her election is required to resign from the Board no later than 90 days after the date of the certification of the election results.

What happens if a nominee is unable to serve as a director?

Each nominee identified in this Proxy Statement has confirmed that he or she is willing and able to serve as a director. Should any of the nominees, prior to the Annual Meeting, become unavailable to serve as a director for any reason, the Board of Directors may either reduce the number of directors to be elected or, on the recommendation of the Corporate Governance/Nominating Committee, select another nominee. If another nominee is selected, all proxies will be voted for that nominee.

NOMINEES FOR ELECTION AS DIRECTORS

[PHOTO]

Jack B. Dunn, IV
Jack B. Dunn, IV, age 58, since October 1995 has been Chief Executive Officer and since October 2004 has been President of FTI Consulting, Inc., a publicly held multi-disciplined consulting firm with practices in the areas of corporate finance/restructuring, forensic and litigation consulting, economic consulting, technology and strategic and financial communications, located in Baltimore, Maryland. He has served as a Director of FTI since 1992 and served as Chairman of the Board from December 1998 to October 2004. Mr. Dunn is also a limited partner in the Baltimore Orioles. He has been a director of the Company since May 21, 2004.

Terence C. Golden, age 64, since 2000 has been Chairman of Bailey Capital Corporation in Washington, D.C. Bailey Capital Corporation is a private investment company. From 1995 until 2000, Mr. Golden was President, Chief Executive Officer and a director of Host Marriott Corporation. He serves as a director of Host Hotels and Resorts, Inc. and the Morris & Gwendolyn Cafritz Foundation. Mr. Golden also currently serves as Chairman of the Federal City Council. He has been a director of the Company since August 1, 2002, and was a director of Potomac Electric Power Company (“Pepco”) from 1998 until it merged with Conectiv on August 1, 2002.

Patrick T. Harker, age 50, since 2007 has been President of the University of Delaware, Newark, Delaware. From 2000-2007, he was Dean of the Wharton School of the University of Pennsylvania and served as a Professor of Electrical and Systems Engineering in the University of Pennsylvania’s School of Engineering and Applied Science. Since 2000, he has served as a Trustee of the Goldman Sachs Trust and Goldman Sachs Variable Insurance Trust; in 2004 he became a Member of the Board of Managers of the Goldman Sachs Hedge Fund Partners Registered Fund LLC. Dr. Harker currently does not serve as a director of the Company.

Frank O. Heintz, age 65, is retired President and Chief Executive Officer of Baltimore Gas and Electric Company, the gas and electric utility serving central Maryland, a position he held from 2000 through 2004. From 1982 to 1995, Mr. Heintz was Chairman of the Maryland Public Service Commission, the state agency regulating gas, electric, telephone and certain water and sewerage utilities. Previously he served as agency head of the Maryland Employment Security Administration and was an elected member of the Maryland legislature. He has been a director of the Company since May 19, 2006.

Barbara J. Krumsiek, age 56, since 1997 has been President and Chief Executive Officer and since 2006 Chair of Calvert Group, Ltd. Calvert is based in Bethesda, Maryland, and offers a range of fixed income, money market and equity mutual funds including a full family of socially responsible mutual funds. She serves as a trustee or director for 40 Calvert-sponsored mutual funds, including serving as Chair of the Calvert Variable Series of funds. She has been a director of the Company since May 18, 2007.

George F. MacCormack, age 65, is retired Group Vice President, DuPont, Wilmington, Delaware, a position he held from 1999 through 2003. He was previously Vice President and General Manager (1998), White Pigments & Mineral Products Strategic Business Unit and Vice President and General Manager (1995), Specialty Chemicals Strategic Business Unit for DuPont. He has been a director of the Company since August 1, 2002, and was a director of Conectiv from 2000 until it merged with Pepco on August 1, 2002.

Lawrence C. Nussdorf, age 62, since 1998 has been President and Chief Operating Officer of Clark Enterprises, Inc., a privately held investment and real estate company based in Bethesda, Maryland, whose interests include the Clark Construction Group, LLC, a general contracting company, of which Mr. Nussdorf has been Vice President and Treasurer since 1977. He serves as a director of CapitalSource Inc. He has been a director of the Company since August 1, 2002, and was a director of Pepco from 2001 until it merged with Conectiv on August 1, 2002. He currently serves as Lead Independent Director.

Joseph M. Rigby, age 52, has been President and Chief Executive Officer of the Company since March 1, 2009. From March 2008 to March 2009, Mr. Rigby served as President and Chief Operating Officer of the Company and from September 2007 to March 2008, he served as Executive Vice President and Chief Operating Officer of the Company. He was Senior Vice President of the Company from August 2002 and Chief Financial Officer from May 2004 to September 2007. From September 2007 to March 2009, Mr. Rigby was President and Chief Executive Officer of the Company’s utility subsidiaries. He has been Chairman of the Company’s utility subsidiaries since March 1, 2009. Mr. Rigby currently does not serve as a director of the Company.

Frank K. Ross, age 65, is retired managing partner for the mid-Atlantic Audit and Risk Advisory Services Practice and managing partner of the Washington, D.C. office of the accounting firm KPMG LLP, positions he held from July 1, 1996 to December 31, 2003. He is currently a Visiting Professor of Accounting at Howard University, Washington, D.C. and the Director of its Center for Accounting Education. He is a director of Cohen & Steers Mutual Funds and serves as a director of 21 of these Funds. Mr. Ross serves on The Greater Washington, D.C. Urban League, Howard University Math and Science Middle School and The Hoop Dreams Scholarship Fund boards. He has been a director of the Company since May 21, 2004.

Pauline A. Schneider, age 65, joined the Washington office of the law firm of Orrick, Herrington & Sutcliffe LLP in September 2006. From 1985 to September 2006, she was with the law firm of Hunton & Williams. From October 2000 to October 2002, Ms. Schneider served as Chair of the Board of MedStar Health, Inc., a community-based healthcare organization that includes seven major hospitals in the Washington, D.C./Baltimore area. From 1998 to 2002, she chaired the Board of The Access Group, Inc., a not-for-profit student loan provider headquartered in Wilmington, Delaware. She continues her service on the Access Group board. She is a director of Diamond Management and Technology Consultants. She has been a director of the Company since August 1, 2002, and was a director of Pepco from 2001 until it merged with Conectiv on August 1, 2002.

Lester P. Silverman, age 62, is Director Emeritus of McKinsey & Company, Inc., having retired from the international management consulting firm in 2005. Mr. Silverman joined McKinsey in 1982 and was head of the firm’s Electric Power and Natural Gas practice from 1991 to 1999. From 2000 to 2004, Mr. Silverman was the leader of McKinsey’s Global Nonprofit Practice. Previous positions included Principal Deputy Assistant Secretary for Policy and Evaluation in the U.S. Department of Energy from 1980 to 1981 and Director of Policy Analysis in the U.S. Department of the Interior from 1978 to 1980. Mr. Silverman is currently an Adjunct Lecturer at Georgetown University, Washington, D.C., and a trustee of several national and Washington, D.C.-area nonprofit organizations. Mr. Silverman also is a member of the board of directors of Logos Energy, Inc., an energy technology start-up company, and Verdeo Group, Inc., which seeks to facilitate green house gas emission reductions in the U.S. He has been a director of the Company since May 19, 2006.

Which directors are “independent”?

The listing standards of the New York Stock Exchange (“NYSE”) require that a majority of the Company’s directors be “independent” as defined by the NYSE listing standards. Applying these standards, the Board has determined that ten of the Company’s current 12 directors, consisting of Messrs. Dunn, Golden, Heintz, MacCormack, McGlynn (who is retiring effective as of the date of the Annual Meeting), Nussdorf, Ross and Silverman and Mmes. Krumsiek and Schneider, qualify as independent. The Board has also determined that Dr. Harker, if elected, will qualify as independent. Accordingly, if each nominee is elected at the Annual Meeting, ten of the Company’s 11 directors will qualify as independent.

For a director to be considered independent under the NYSE listing standards, a director cannot have any of the disqualifying relationships enumerated by the NYSE listing standards and the Board must determine that the director does not otherwise have any direct or indirect material relationship with the Company. In accordance with the NYSE listing standards, the Board of Directors has adopted, as part of the Company’s Corporate Governance Guidelines, categorical standards to assist it in determining whether a relationship between a director and the Company is a relationship that would impair the director’s independence. The Company’s Corporate Governance Guidelines can be found on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance. Under these standards, which incorporate the disqualifying relationships enumerated by the NYSE listing standards, a Company director is not “independent” if any of the conditions specified are met.

a.	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company. The executive officers of the Company consist of the president, principal financial officer, controller, any vice-president in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of the Company’s subsidiaries are deemed to be officers of the Company if they perform such policy-making functions for the Company.

b.	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

c.	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

d.	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

e.	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. Contributions to tax exempt organizations shall not be considered “payments” for purposes of this categorical standard, provided however that the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the tax exempt organization exceed the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues.

f.	For purposes of considering the existence or materiality of a director’s relationship with the Company or the relationship with the Company of an organization with which the director is associated, payments for electricity, gas or other products or services made in the normal course of business at prices generally applicable to similarly situated customers shall not be included.

g.	Additional provisions applicable to members of the Audit Committee.

i.	A director who is a member of the Audit Committee may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary of the Company, provided that, unless the rules of the NYSE provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service (provided that such compensation is not contingent in any way on continued service). The term “indirect acceptance” by a member of the Audit Committee of any consulting, advisory, or other compensatory fee includes acceptance of such fee by a spouse, a minor child or stepchild or a child or stepchild sharing a home with the member or by an entity in which such member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the Company or any subsidiary of the Company.

ii.	A director who is an “affiliated person” of the Company or its subsidiaries (other than in his or her capacity as a member of the Board or a Board Committee) as defined by the SEC shall not be considered independent for purposes of Audit Committee membership. A director who beneficially owns more than 3% of the Company’s common stock will be considered to be an “affiliated person.”

In making independence determinations, the Board considered the following relationships in accordance with its procedures for evaluating related person transactions described below under the heading “Board Review of Transactions with Related Parties.”

In October 2006, Ms. Schneider became a partner in the law firm of Orrick, Herrington & Sutcliffe LLP. Orrick, Herrington & Sutcliffe rendered legal services to certain Company subsidiaries in 2008 and continues to render services to certain Company subsidiaries in 2009 with respect to certain contract and bankruptcy matters. Ms. Schneider has informed the Board that she has not and will not work on any of these matters, nor did she direct Orrick, Herrington & Sutcliffe’s work on any of these matters, and that Orrick’s representation had no effect on her compensation. Until October 2006, Ms. Schneider was a partner in the law firm of Hunton & Williams. Hunton & Williams rendered legal services to the Company and certain Company subsidiaries in 2006 in the areas of environmental, regulatory, tax and administrative law. Ms. Schneider has informed the Board that she did not work on any of these matters, nor did she direct Hunton & Williams’ work on any of these matters, and that Hunton & Williams’ representation had no effect on her compensation.

In determining that Ms. Schneider is an independent director, the Board examined the specific transactions that the Company and its subsidiaries had with Orrick, Herrington & Sutcliffe LLP and Hunton & Williams and concluded that (1) the relationship between each law firm and the Company and its subsidiaries was solely a business relationship which did not afford Ms. Schneider any special benefits and (2) the amounts paid to each law firm in each of the last three years were below the numerical threshold set forth in the Corporate Governance Guidelines with respect to payments for property and services between the Company or its subsidiaries and an entity with which the director is affiliated. For these reasons, the Board determined that these business relationships did not disqualify Ms. Schneider as an independent director.

Mr. Dunn is President and Chief Executive Officer of FTI Consulting, Inc. (“FTI”). In February 2008, a Company subsidiary, Pepco Energy Services, Inc. (“Pepco Energy Services”), entered into a contract to supply electricity to FTI for one year commencing in March 2008. The Board determined that (1) the relationship between Pepco Energy Services and FTI was solely a business relationship which did not afford Mr. Dunn any special benefits; (2) the amount to be paid to Pepco Energy Services under the contract is below the numerical threshold set forth in the Corporate Governance Guidelines with respect to payments for property and services between the Company or its subsidiaries and an entity with which the director is affiliated; and (3) the amount to be paid to Pepco Energy Services under the contract constitutes payment for electricity made in the normal course of business at prices generally applicable to similarly situated customers. For these reasons, the Board determined that this business relationship did not disqualify Mr. Dunn as an independent director.

Dr. Harker is President of the University of Delaware (“UDel”). As described in more detail below, two Company subsidiaries, Pepco Energy Services and Delmarva Power & Light Company (“DPL”), have supplied electricity and gas and, in the case of DPL, delivered electricity and gas, to UDel during the last three fiscal years.

In 2006 and 2007, Pepco Energy Services supplied electricity to UDel under an electric master agreement (the “PES Electric Master Agreement”). Likewise, in 2006, 2007 and 2008, Pepco Energy Services supplied natural gas to UDel under a gas master agreement (the “PES Gas Master Agreement”). In 2006, 2007 and 2008, DPL delivered and supplied electricity and natural gas to various UDel accounts pursuant to the terms of the applicable tariffs approved by the Delaware Public Service Commission. During the same time period, DPL delivered electricity and natural gas (but did not supply electricity or natural gas) for other UDel accounts, also pursuant to the terms of the applicable tariffs approved by the Delaware Public Service Commission. After examining the relationships between Pepco Energy Services and UDel and between DPL and UDel, the Board determined that (1) all of the transactions executed under the PES Electric Master Agreement and the PES Gas Master Agreement are arm’s length, market-based competitive offering transactions; (2) the relationships between Pepco Energy Services and UDel and between DPL and UDel were solely business relationships which did not afford Dr. Harker any special benefits; (3) the amounts UDel paid to PES and DPL, respectively, are below the numerical threshold set forth in the Corporate Governance Guidelines with respect to payments for property and services between the Company or its subsidiaries and an entity with which the director is affiliated; and (4) the amounts UDel paid to Pepco Energy Services and DPL, respectively, constitute payment for electric and gas made in the normal course of business at prices generally applicable to similarly situated customers. For these reasons, the Board determined that the business relationships between Pepco Energy Services and UDel and between DPL and UDel will not disqualify Dr. Harker as an independent director.

BOARD MEETINGS

The Board held nine meetings during 2008 to review significant developments affecting the Company, engage in strategic planning, and act on matters requiring Board approval. In 2008, each director attended at least 75% of the Board meetings and the meetings of the Board Committees on which he or she served. The Board has adopted an attendance policy, set forth in the Corporate Governance Guidelines, under which attendance in person is required at all regularly scheduled shareholder, Board and Committee meetings (except where scheduled as a conference call) and is the preferred method of attendance at specially called meetings. The Chairman has the authority to waive this requirement and allow participation by telephone if, in the Chairman’s opinion, it is in the Company’s best interests to do so. Of the Company’s 12 directors at the time, all attended the 2008 Annual Meeting.

At each Board meeting, time is set aside for the directors to meet in executive session without any management director or other management personnel present. The executive session of the Board is convened by the Lead Independent Director.

BOARD COMMITTEES

The Board has five separately designated standing Committees:

•	the Audit Committee;

•	the Compensation/Human Resources Committee;

•	the Corporate Governance/Nominating Committee;

•	the Executive Committee; and

•	the Finance Committee.

Each Committee has a charter, which can be found on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance.

Each of the Committees (other than the Executive Committee) sets aside time to meet in executive session without management personnel present. The Compensation/Human Resources Committee regularly meets separately with its compensation consultant. The Audit Committee regularly meets separately with the Company’s Vice President, Internal Audit and the Company’s independent registered public accounting firm.

The Audit Committee held seven meetings in 2008. The Committee represents and assists the Board in discharging its responsibility of oversight with respect to the accounting and control functions and financial statement presentation (but the existence of the Committee does not alter the traditional roles and responsibilities of the Company’s management and its independent registered public accounting firm). The Audit Committee is responsible for, among other things, representing and assisting the Board in oversight of (i) the integrity of the Company’s financial statements, accounting and financial reporting processes and audits of the Company’s consolidated financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and the retention, compensation and performance of the Company’s independent registered public accounting firm, and (iv) the design and performance of the Company’s internal audit function. The Audit Committee also reviews the Company’s guidelines and policies with respect to risk assessment, and has full power and authority to obtain advice and assistance from independent legal, accounting or other advisors as it may deem appropriate to carry out its duties.

Committee members are Directors Golden, Krumsiek, McGlynn, Nussdorf and Ross (Chairman). The Board has determined that directors Golden, Krumsiek, Nussdorf and Ross each is an “audit committee financial expert” as defined by the rules of the SEC. The Board has determined that each member of the Audit Committee is independent as defined by the Company’s Corporate Governance Guidelines and the listing standards of the NYSE.

The Compensation/Human Resources Committee held five meetings in 2008. The Committee evaluates annually the performance of the Company’s Chief Executive Officer (“CEO”) and, together with the other independent members of the Board of Directors, sets the compensation level of the CEO after taking into account the annual evaluation and such other factors as they deem appropriate. The Committee reviews the performance of elected officers and other executives in the context of the administration of the Company’s executive compensation programs. The Committee, on the recommendation of the CEO, (i) approves the salaries for the executive officers, the heads of the business units, and all PHI Vice Presidents and any salary that exceeds the approval level of the CEO, (ii) establishes performance guidelines under the annual Executive Incentive Compensation Plan, and (iii) exercises the powers of the Board with respect to the Company’s annual salary increase for all management employees. The Committee sets target award levels and approves payments for the executive officers and the heads of the business units pursuant to the Executive Incentive Compensation Plan, establishes the structure of compensation and amounts of awards under the shareholder-approved Long-Term Incentive Plan, and reviews other elements of compensation and benefits for management employees and makes recommendations to the Board as appropriate. The Committee makes recommendations to the Board concerning the Company’s retirement and other benefit plans and oversees corporate workforce diversity issues, and also receives input on compensation matters from the CEO and management, as it deems appropriate.

In order to assist it in carrying out these responsibilities, the Committee in 2007 employed Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant. Pursuant to this engagement, PM&P provided the following services: (i) review of the compensation philosophy; (ii) advice on construction of and determination of a peer group of utility companies; (iii) review of new salary ranges; (iv) review of the Executive Incentive Compensation Plan; (v) review of the Long-Term Incentive Plan; (vi) review of proposed compensation plans or amendments to other existing plans; (vii) review of the total executive compensation structure for the coming year; (viii) attendance at the Compensation/Human Resources Committee meetings dealing with executive compensation, as requested; (ix) presentation of comparative information to assist the Compensation/Human Resources Committee in its deliberations and decision-making concerning executive compensation; (x) advice to senior management, as requested by the Compensation/Human Resources Committee; and (xi) various industry performance and other comparative information.

Committee members are Directors Dunn (Chairman), Heintz, McGlynn, Schneider and Ross. The Board has determined that each member of the Compensation/Human Resources Committee is independent as defined by the Company’s Corporate Governance Guidelines and the listing standards of the NYSE.

The Corporate Governance/Nominating Committee held four meetings in 2008. The Committee’s duties and responsibilities include making recommendations to the Board regarding the governance of the Company and the Board, and helping ensure that the Company is properly managed to protect and enhance shareholder value and to meet the Company’s obligations to shareholders, customers, the industry and under the law. The Committee reviews and recommends to the Board candidates for nomination for election as directors, makes recommendations to the Board regarding Board structure, practices and policies, including Board committee chairmanships and assignments and the compensation of Board members, evaluates Board performance and effectiveness, and oversees the development of corporate strategy and structure, including management development, management succession, management performance criteria, business plans and corporate and government affairs. The Committee also oversees the technology and systems used by the Company with the goal of ensuring that they are adequate to properly run the business and for the Company to remain competitive.

Committee members are Directors Dunn, MacCormack, McGlynn (Chairman), Nussdorf and Silverman. The Board has determined that each member of the Corporate Governance/Nominating Committee is independent as defined by the Company’s Corporate Governance Guidelines and the listing standards of the NYSE.

The Executive Committee held three meeting in 2008. The Committee has, and may exercise when the Board is not in session, all the powers of the Board in the management of the property, business and affairs of the

Company, except as otherwise provided by law. The Committee does not hold regularly scheduled meetings. Committee members are Directors MacCormack, Nussdorf (Chairman), Schneider, Torgerson and Wraase.

The Finance Committee held seven meetings in 2008. The Committee oversees the financial objectives, policies, procedures and activities of the Company and considers the long- and short-term strategic plans of the Company. The Committee reviews with management the Company’s risk mitigation profile and reviews the Company’s insurance program. Committee members are Directors Golden (Chairman), Heintz, MacCormack, Schneider and Silverman.

How do I send a communication to the Board of Directors or to a specific individual director?

The Company’s directors encourage interested parties, including employees and shareholders, to contact them directly and, if desired, confidentially or anonymously regarding matters of concern or interest, including concerns regarding questionable accounting or auditing matters. The names of the Company’s directors can be found on pages 6-8 of this Proxy Statement and on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance. The Company’s directors may be contacted by writing to them either individually or as a group or partial group (such as all non-management directors), c/o Corporate Secretary, Pepco Holdings, Inc., 701 Ninth Street, N.W., Room 1300, Washington, D.C. 20068. If you wish your communication to be treated confidentially, please write the word “CONFIDENTIAL” prominently on the envelope and address it to the director by name so that it can be forwarded without being opened. A communication addressed to multiple recipients (such as to “directors,” “all directors,” “all non-management directors,” or “independent directors”) will necessarily have to be opened and copied by the Office of the Corporate Secretary in order to forward it to each director, and hence cannot be transmitted unopened, but will be treated as a confidential communication. If you wish to remain anonymous, do not sign your letter or include a return address on the envelope. Communications from Company employees regarding accounting, internal accounting controls, or auditing matters may be submitted in writing addressed to: Vice President, Internal Audit, Pepco Holdings, Inc., 701 Ninth Street, N.W., Room 8220, Washington, D.C. 20068 or by telephone to 202-872-3524. Such communications will be handled initially by the Internal Audit Group, which reports to the Audit Committee, and will be reported by the Internal Audit Group to the Audit Committee. If for any reason an employee does not wish to submit a communication to the Vice President, Internal Audit, it may be addressed to the Chairman of the Audit Committee using the procedure set forth above, or can be sent via mail, telephone, facsimile or e-mail to the Company’s Ethics Officer. Employees may also leave messages on the Company’s Ethics Officer’s hotline.

What are the directors paid for their services?

Each of the Company’s non-management directors is paid an annual retainer of $85,000, plus a fee of $2,000 for each Board or Committee meeting attended. The Chairman of the Audit Committee receives an additional annual retainer of $7,500 and a non-management director who chairs any one of the other standing Committees of the Board receives an additional annual retainer of $5,000. A director who serves as Lead Independent Director receives an annual retainer of $15,000 for service in that capacity.

Each non-management director is required to own at least 7,500 shares of common stock or common stock equivalents (“phantom stock”). Each current non-management director who has been a director for three years has met this requirement. Newly elected or appointed non-management directors are required to reach this ownership level within three years after the date of their election or appointment.

Under the Non-Management Director Compensation Plan, each non-management director is entitled to elect to receive his or her annual retainer, retainer for service as a Committee chairman, if any, retainer for services as the Lead Independent Director, if any, and meeting fees exclusively in or as a combination of: (i) cash, (ii) shares of common stock, or (iii) a credit to an account for the director established under the PHI Executive and Director Deferred Compensation Plan as described below under the heading “Deferred Compensation Plans — PHI Executive and Director Deferred Compensation Plan.”

The following table sets forth, as of March 16, 2009, for each non-management director who has elected to receive all or a portion of his or her annual retainer and meeting fees in phantom stock under the PHI Executive and Director Deferred Compensation Plan, the number of credited phantom stock units (each corresponding to one share of common stock).

Name of Director	Pepco Holdings Phantom Stock Units
Terence C. Golden	20,383
Barbara J. Krumsiek	8,503
George F. MacCormack	4,811
Lawrence C. Nussdorf	3,468
Pauline A. Schneider	2,817
Lester P. Silverman	12,640

Although under the terms of the Company’s Long-Term Incentive Plan, each non-management director is entitled to a grant, on May 1 of each year, of an option to purchase 1,000 shares of common stock, the Board of Directors beginning in 2003 discontinued these grants.

The compensation of the non-management members of the Board of Directors is reviewed periodically by the Corporate Governance/Nominating Committee, which makes recommendations for changes, if any, to the Board for its approval. In July 2007, the Company, at the direction of the Corporate Governance/Nominating Committee, retained Towers Perrin to (i) advise the Committee on current trends in director compensation, including stock ownership guidelines, (ii) determine if the Company’s compensation program is competitive, and (iii) evaluate the structure of the compensation program and the relative mix of compensation elements.

In October 2007, the Corporate Governance/Nominating Committee reviewed the Towers Perrin report which outlined trends in board of directors’ compensation and included a review of director compensation arrangements of the 2007 Peer Group of 23 utility companies used by the Compensation/Human Resources Committee for executive compensation comparisons and overall pay trends in Fortune 500 companies. The report concluded that the Company’s compensation for non-management directors fell at the fifth percentile of the 2007 Peer Group of companies used for the executive compensation program and recommended that the Company consider confirming the current pay mix and increasing remuneration if the Company desired to be within the competitive range of the Company’s peers. Following a review of the report, the Board of Directors, on the recommendation of the Corporate Governance/Nominating Committee, adopted, effective January 1, 2008, the director compensation arrangements described above.

The following table sets forth the compensation paid by the Company to its non-management directors for the year ended December 31, 2008.

2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Jack B. Dunn, IV	$124,000	$0	$0	$0	$0	$0	$124,000
Terence C. Golden	138,000	0	0	0	0	0	138,000
Frank O. Heintz	129,000	0	0	0	0	0	129,000
Barbara J. Krumsiek	119,000	0	0	0	0	0	119,000
George F. MacCormack	131,000	0	0	0	0	0	131,000
Richard B. McGlynn	142,000	0	0	0	0	0	142,000
Lawrence C. Nussdorf	155,000	0	0	0	0	0	155,000
Frank K. Ross	136,500	0	0	0	0	0	136,500
Pauline A. Schneider	133,000	0	0	0	0	0	133,000
Lester P. Silverman	121,000	0	0	0	0	0	121,000

(1)	Consists of retainer and meeting fees, which the director may elect to receive in cash or common stock or to defer under the terms of the PHI Executive and Director Deferred Compensation Plan. The directors listed in the table below elected to receive all or a portion of their 2008 retainer and meeting fees in the form of either (i) shares of common stock or (ii) as a credit to the director’s account under the PHI Executive and Director Deferred Compensation Plan. As described below under the heading “Deferred Compensation Plans — PHI Executive and Director Deferred Compensation Plan,” a director participating in the plan can elect to have his or her account credited with any or a combination of: (i) the interest at the prime rate that would have been paid on an amount equal to the participant’s account balance or (ii) an amount equal to the return that the participant would have earned had his or her account balance been invested in any one or a combination of the investment funds selected by the Compensation/Human Resources Committee or had the account balance been deemed invested in the common stock.

		Amount of Deferred Compensation Plan Credit
Name	Shares of Common Stock	Phantom Stock Credit	Other Investment Credits
Jack B. Dunn, IV	0	$0	$124,000
Frank O. Heintz	5,205	0	0
Barbara J. Krumsiek	0	119,000	0
George F. MacCormack	0	0	65,500
Frank K. Ross	1,813	0	0
Pauline A. Schneider	0	42,500	42,500
Lester P. Silverman	0	121,000	0

(2)	At December 31, 2008, the following directors held options to purchase the indicated number of shares of common stock: Mr. Golden — 4,000 shares; and Mr. Nussdorf — 2,000 shares.

The Company provides directors with travel accident insurance for Company-related travel and directors’ and officers’ liability insurance coverage and reimburses directors for travel, hotel and other out-of-pocket expenses incurred in connection with the performance of their duties as directors.

The Company also provides the directors with free parking in the Company’s headquarters building, which is also available for use by the directors other than in connection with the performance of their duties as directors. In addition, in 2008, Company-leased entertainment venues and Company-purchased tickets to sporting and cultural events were made available to one or more directors for personal use when not being used by the Company for business purposes. There was no incremental cost to the Company for providing these benefits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 18, 2009, for each director, each director nominee, each executive officer named in the 2008 Summary Compensation Table below and all directors, director nominees and executive officers of the Company as a group (i) the number of shares of common stock beneficially owned, (ii) the number of shares of common stock that could be purchased through the exercise of stock options then-currently exercisable or scheduled to become exercisable within 60 days thereafter, and (iii) the total number of shares of common stock beneficially owned. Each of the individuals listed, and all directors and executive officers as a group, beneficially owned less than 1% of the outstanding shares of common stock.

Name of Beneficial Owner	Shares of Common Stock Owned (3)	Shares of Common Stock Acquirable Within 60 Days	Total Beneficial Ownership (4)
Paul H. Barry	20,727	0	20,727
Jack B. Dunn, IV	10,495	0	10,495
Terence C. Golden (5)	44,132	4,000	48,132
Patrick T. Harker	1,000	0	1,000
Frank O. Heintz (6)	9,795	0	9,795
Barbara J. Krumsiek	1,000	0	1,000
George F. MacCormack	11,282	0	11,282
Richard B. McGlynn	5,776	0	5,776
Lawrence C. Nussdorf	10,000	2,000	12,000
Joseph M. Rigby	104,804	0	104,804
Frank K. Ross	9,849	0	9,849
Pauline A. Schneider	7,202	0	7,202
Lester P. Silverman (7)	7,000	0	7,000
William T. Torgerson	80,823	30,000	110,823
David M. Velazquez	26,579	0	26,579
Dennis R. Wraase	268,520	48,000	316,520
All Directors, Nominees and Executive Officers as a Group (22 Individuals)	785,521	89,100	874,621

(3)	Includes shares held under the Company’s Dividend Reinvestment Plan and Retirement Savings Plan. Also includes shares awarded under the Company’s Long-Term Incentive Plan that vest over time if the executive officer has the right to vote the shares. Unless otherwise noted, each beneficial holder has sole voting power and sole dispositive power with respect to the shares shown as beneficially owned.

(4)	Consists of the sum of the two adjacent columns.

(5)	Includes 11,600 shares owned by Mr. Golden’s spouse. Mr. Golden disclaims beneficial ownership of these shares.

(6)	Shares are owned in the Frank O. Heintz Trust of which Mr. Heintz is Trustee.

(7)	Includes 1,000 shares owned by Mr. Silverman’s spouse. Mr. Silverman disclaims beneficial ownership of these shares.

The following table sets forth, as of March 18, 2009, the number and percentage of shares of common stock reported as beneficially owned by all persons known by the Company to own beneficially 5% or more of the common stock.

Name and Address of Beneficial Owner	Shares of Common Stock Owned		Percent of Common Stock Outstanding
Barclays Global Investors, NA 400 Howard Street San Francisco, CA 94105	12,829,301	(8)	6.34%

(8)	This disclosure is based on information furnished in Schedule 13G, filed with the SEC on February 5, 2009, jointly by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG, in which Barclays Global Investors, NA reports that it is the beneficial owner with sole dispositive power of 8,465,874 shares of common stock, Barclays Global Fund Advisors reports that it is the beneficial owner with sole dispositive power of 2,495,029 shares of common stock, Barclays Global Investors, Ltd. reports that it is the beneficial owner with sole dispositive power of 1,105,323 shares of common stock, Barclays Global Investors Japan Limited reports that it is the beneficial owner with sole dispositive power of 528,838 shares of common stock, Barclays Global Investors Canada Limited reports that it is the beneficial owner with sole dispositive power of 207,960 shares of common stock, Barclays Global Investors Australia Limited reports that it is the beneficial owner with sole dispositive power of 26,277 shares of common stock, and Barclays Global Investors (Deutschland) AG reports that it does not beneficially own any shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers and any beneficial owner of more than 10% of the common stock to file with the SEC reports of holdings and transactions in the Company’s equity securities. Based on a review of such reports filed for 2008 and on written confirmations provided by its directors and executive officers, the Company believes that during 2008 all of its directors and executive officers filed on a timely basis the reports required by Section 16(a). The Company is not aware of any person or entity that beneficially owns more than 10% of the common stock.

COMPENSATION/HUMAN RESOURCES COMMITTEE REPORT

Among its duties, the Compensation/Human Resources Committee is responsible for reviewing and discussing with the Company’s management the Compensation Discussion and Analysis (the “CD&A”) section of the annual proxy statement. Based on its review and discussion with management of the CD&A that follows this Report, the Committee has recommended to the Board of Directors that it be included in this Proxy Statement.

Jack B. Dunn, IV, Chairman

Frank O. Heintz

Richard B. McGlynn

Frank K. Ross

Pauline A. Schneider

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation/Human Resources Committee (the “Committee”), the composition and responsibilities of which are described more fully above under the heading “Compensation/Human Resources Committee,” is responsible for all executive compensation decisions with respect to each of the named executive officers (the “NEOs”), except for the annual salary of the Chief Executive Officer, which is approved by all of the independent directors. To assist it in carrying out its responsibilities, the Committee requests and receives recommendations from the Chief Executive Officer with respect to the compensation packages of the other NEOs, including the selection and weighting of the specific performance objectives applicable to short-term and long-term incentive awards.

When structuring compensation arrangements for the NEOs and other executives, the Committee typically receives advice from its independent compensation consultant concerning pay mix and levels of compensation, as well as information with respect to the financial costs and tax and accounting consequences associated with the various elements of compensation. Beginning in 2007, the Committee engaged Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant to advise the Committee on various executive compensation matters. In 2008, PM&P advised the Committee on compensation practices generally and on plan and award design matters. PM&P also provided the Committee with survey data and other comparative information to assist it in its executive compensation decisions, as described herein. The services provided by PM&P are described in greater detail under the heading “Compensation/Human Resources Committee.” While serving as the compensation consultant to the Committee, PM&P has not had any other relationships with the Company or any of its executives, nor does it provide services to the Company other than those relating to executive compensation.

Committee Assessment of the Impact of Current Economic Conditions

At the beginning of 2009, the Committee conducted a review of the ongoing effects and possible future effects of the current economic conditions on the Company to determine the impact on the Company’s executive compensation program. Based on this review, the Committee, as more fully discussed herein, elected to maintain 2009 executive salaries at 2008 levels, except in the case of executive promotions. Otherwise, the Committee determined that, notwithstanding prevailing conditions, the Company’s executive compensation arrangements currently in effect are consistent with the Company’s compensation objectives and promote the interests of the Company for its shareholders.

Executive Summary

The following is a brief overview of the more detailed disclosures set forth in this CD&A:

•	The objective of the Company’s compensation program is to attract, motivate and retain talented executives while promoting the interests of the Company and its shareholders.

•

The Company provides its executive officers with the following types of compensation: salary, cash-based short-term incentives, performance stock, restricted stock and retirement and deferred compensation programs.

•	Salaries and any increases to salaries are determined based on an executive’s position and the salary range for that position, as determined with respect to competitive market survey data.

•	The Company generally targets compensation levels that are at approximately the 50th percentile of the competitive range for each pay element.

•

The Company has established a pay-for-performance environment by linking short-term and long-term incentive-based compensation to the achievement of measurable business and individual performance goals.

•	Long-term incentives are designed to serve as a retention mechanism and as a means to focus executives on long-range strategic goals.

•	The Company uses equity-based compensation as a means to align the interests of its executives with those of the shareholders.

•	The Company incorporates goals into its short-term incentive plan that are intended to balance the interests of the shareholders, customers and employees.

•	The Company offers its executive officers only limited perquisites.

•	Three of the NEOs are parties to employment agreements and the other two participate in the Change-in-Control Severance Plan.

•

The Company’s executives generally participate in the same group benefit programs and tax-qualified retirement plans available to all employees. In addition, the Company has non-qualified supplemental excess retirement plans in which certain executives participate.

•	The Company maintains a non-qualified deferred compensation plan.

•	In 2008 short-term and long-term incentive compensation targets for Company/business unit performance were achieved and payouts were made.

•

The Committee believes its executive compensation program achieves its objectives in an appropriate and reasonable manner, and the Company continues to conduct annual reviews to ensure this remains the case.

Compensation Philosophy

The objectives of the Company’s executive compensation program are to attract, motivate and retain talented executives and to promote the interests of the Company and its shareholders. To achieve these objectives, the Company’s executive compensation program is designed to:

•	provide executives with salaries, incentive compensation opportunities and other benefits that are competitive with comparable companies in the industry;

•

reward executives for the achievement by the Company and its business segments of targeted levels of operational excellence and financial performance and for the achievement of individual performance goals; and

•	align the financial interests of the executives with those of the shareholders through equity-based incentive awards and stock ownership requirements.

Compensation Levels and Benchmarking

Compensation levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole.

The Committee assesses competitive market compensation practices using a number of sources. One of the primary ways the Committee evaluates the Company’s executive compensation arrangements relative to other companies is to compare the Company’s practices to a group of companies that are primarily electricity and natural gas distribution companies with a similar market capitalization (the “Utility Peer Group”). The composition of this group of peer companies is reassessed annually and its composition may be changed by the Committee year to year to reflect corporate transactions or other events that may affect the comparability of one or more of the constituent companies. For 2008, the Utility Peer Group consisted of the 22 companies listed below. In 2007 (the last year for which data is available), the Company ranked at the 63rd percentile in total assets and at the 61 st percentile in market capitalization relative to the companies that in 2008 comprised the Utility Peer Group.

2008 Utility Peer Group

Allegheny Energy Inc.	Hawaiian Electric Industries, Inc.	Puget Energy Inc.
Alliant Energy Corp.	NiSource Inc.	SCANA Corp.
Ameren Corp.	Northeast Utilities	Sempra Energy
Centerpoint Energy Inc.	NSTAR	Sierra Pacific Resources
CMS Energy Corp.	OGE Energy Corp.	Teco Energy Inc.
Consolidated Edison	Pinnacle West Capital Corp.	Wisconsin Energy Corp.
DTE Energy Co.	PPL Corp.	Xcel Energy Corp.
Energy East Corp.

One of the tools the Committee uses to assist it in its annual compensation review process is a tally sheet for each NEO. The tally sheet, which is prepared by the Company, identifies each material element of the executive’s compensation, including salary, short-term and long-term incentive compensation opportunity, pension accruals and other benefits and shows the severance and other payouts to which the executive would be entitled under various employment termination scenarios.

Components of the Executive Compensation Program

The compensation program for the Company’s executives, including the NEOs, consists of the following components:

•	base salary;

•	annual cash incentive opportunities under the Executive Incentive Compensation Plan;

•	equity incentive awards consisting of performance shares and time-based restricted shares issued under the Long-Term Incentive Plan;

•	retirement and deferred compensation programs;

•	health and welfare benefits; and

•	other perquisites and personal benefits.

The following is a discussion of each component of executive compensation.

Base Salary.    The Committee considers adjustments to base salary levels annually and also may consider salary adjustments in connection with promotions and other special circumstances. Messrs. Wraase, Rigby and Torgerson each has an employment agreement with the Company. Each of these agreements provides that the executive is entitled to an annual base salary that is not less than his salary on the date he entered into the agreement, and which, if increased, may not be subsequently decreased during the term of the agreement.

The Committee, in order to provide consistency within the Company, has developed salary levels for the executives and senior management and assigned a level to each position based primarily on the decision-making responsibility associated with the position. Each salary level has a salary range, with the midpoint of the range fixed at approximately the median of the competitive range as determined by a market survey of salary levels for comparable positions. Each executive’s salary was established within the range based on a combination of factors, including the executive’s level of experience, tenure with the Company in the position and performance.

The Committee annually considers adjustments to the salary range for each salary level and to individual salaries. The process begins with a review by the Committee of available information on projected salary levels of other companies. If the data shows a change in the salary range for a particular salary level, the Committee has the discretion to adjust the Company’s salary range for that salary level by up to a corresponding percentage. If the data shows an increase in salary levels, the Committee also may approve a percentage increase in the total salary budget for the Company’s executive group (currently consisting of 56 executives) that corresponds to the market increase in salaries as shown by the data. This increase, which is referred to as a “merit budget,” is available for allocation among the executive group in the form of salary increases based on the Committee’s evaluation of the executive’s performance, length of service and any other factors that the Committee considers relevant. The Committee also may consider whether a further salary adjustment for a particular executive is warranted based on the goal of generally paying an executive at the median of the competitive salary range for the executive’s position.

To establish salaries for 2009, the Committee reviewed salary information compiled by PM&P using Utility Peer Group data and other general industry and utility survey data. This information showed an average upward salary structure adjustment among the companies surveyed of 3.1%. The Committee also obtained from PM&P published data, compiled from the same sources, which showed an average salary budget increase of 4.2%. In light of economic conditions affecting the Company’s service territories and the United States as a whole, however, the Committee did not approve either salary structure adjustments or a merit budget for 2009. As a result, the only NEOs who received a salary increase for 2009 were Messrs. Rigby and Velazquez, who received increases as a consequence of promotions to positions of increased responsibilities on March 1, 2009. The 2009 salary level of each NEO is shown in the table below.

Name	2009 Salary Level		Percentage Increase from 2008
Dennis R. Wraase	$1,076,000		0%
Joseph M. Rigby	820,000	(9)	21.48%
Paul H. Barry	518,000		0%
William T. Torgerson	558,000		0%
David M. Velazquez	440,000	(9)	29.03%

(9)	Effective March 1, 2009

Annual Cash Incentive Awards.    The Company provides its executives, including its NEOs, with an opportunity to receive an annual cash bonus under the Executive Incentive Compensation Plan (the “EICP”). Under this plan, payments are based on the extent to which the Company, one or more business segments, or individual performance meets specified short-term objectives as measured by financial or other quantitative criteria. The Committee, however, retains the discretion, whether or not the established performance objectives are achieved, to adjust awards either up or down taking into account such factors and circumstances as it determines to be appropriate.

Under the EICP each participating executive has a target short-term incentive opportunity that is a percentage of the executive’s salary. Each executive’s percentage was selected by the Committee and is intended to place the executive’s total cash compensation (consisting of salary and target annual incentive compensation) at a level approximating the midpoint of the competitive range.

The target level of short-term incentive compensation as a percentage of salary for each of the NEOs in 2008 was as follows:

Name	Target as a Percent of Salary
Dennis R. Wraase	100%
Joseph M. Rigby	60%
Paul H. Barry	60%
William T. Torgerson	60%
David M. Velazquez	60%

Annual cash incentive awards are made under the EICP to the extent performance goals established by the Committee are achieved. The performance criteria used as the basis for awards and the specific targets can vary from year to year. The performance goals can consist entirely, or be a combination, of (i) performance objectives for the Company as a whole, (ii) performance objectives for a particular business unit or (iii) individual performance objectives. The performance goals for the Company and the respective business units are selected so as to reward the executive for the achievement of targeted financial results and operational goals. Each executive’s allocation is designed to align the executive’s award opportunity with the executive’s management responsibilities.

Generally, the financial targets are based on the Company’s annual financial plan. Other quantitative targets typically are set at levels that exceed the level of performance in prior years. For a discussion of the 2008 awards under the EICP, see the section headed “Executive Incentive Compensation Plan Awards” following the 2008 Grants of Plan-Based Awards table below.

In October 2008, the Committee received from PM&P an analysis of the Company’s total cash compensation for its executive officers relative to that of the Utility Peer Group. This analysis concluded that each of the NEOs’ salaries and short-term incentives were within the market median range of practices, and, accordingly, PM&P recommended no change in the percentage of the NEO’s total cash compensation relative to salary for 2009.

Long-Term Incentive Plan Awards.    Long-term incentive awards are made to the NEOs and other executives under the Long-Term Incentive Plan (the “LTIP”). The Committee has adopted a target long-term incentive opportunity for each executive officer that is a percentage of the executive’s salary and is designed to place the executive’s total direct compensation (consisting of salary, target annual cash incentive compensation and target long-term incentive compensation) at a level approximating the midpoint of the competitive range.

The target level of long-term incentive compensation as a percentage of salary for each of the NEOs in 2008 was as follows:

Name	Target as a Percent of Salary
Dennis R. Wraase	200%
Joseph M. Rigby	100%
Paul H. Barry	100%
William T. Torgerson	100%
David M. Velazquez	85%

Under the LTIP, (i) two-thirds of the targeted long-term incentive award opportunity is in the form of performance stock that vests to the extent that performance objectives are achieved (“Performance Stock”), which the Company refers to as the “Performance Stock Program” and (ii) one-third of the long-term award opportunity is in the form of restricted stock that vests generally upon the completion by the executive of three years of employment from the date of the grant (“Restricted Stock”), which the Company refers to as the “Restricted Stock Program.” Whereas the Performance Stock Program is designed to focus the executive on the achievement by the Company or a business segment of specific financial or other performance goals or on the achievement of individual performance goals, the primary objective of the Restricted Stock Program is executive retention and the alignment of the financial interests of the executives with the interests of the shareholders. The allocation between the two forms of compensation reflects the Committee’s view that the predominant portion of an executive’s long-term incentive award opportunity should be tied to performance.

Performance Stock Program.    Under the Performance Stock Program, the performance targets for each year in the three-year performance period typically are established relative to the performance of the Company in the year immediately preceding the first year of the three-year period, and typically are set at levels that reflect year-to-year improvement over the three-year period and further the Committee’s goal of rewarding executives only if they deliver results that enhance shareholder value. The objective of the Committee is to set target levels which, if achieved, would place the Company’s performance at the 75th percentile within the Utility Peer Group.

With regard to the selection of performance measures for the vesting of shares of Performance Stock, the Committee has sought to identify measures that would further the Committee’s goal of ensuring that executives are rewarded only if they deliver results that enhance shareholder value. The Committee has determined that this goal can be best achieved by selecting performance measures that are closely tied to the achievement of important objectives under the Company’s financial plan. To achieve this objective, the Committee selected the following performance measures for the vesting of Performance Stock for the three-year performance cycle beginning in 2008: (i) earnings per share or, in the case of business unit performance, earnings (excluding in each instance extraordinary items and other gains and losses relating to matters that are not reflective of the Company’s ongoing business), which serve as a measure of improvements in the Company’s operating results, and (ii) free cash flow, which reflects the generation of cash available for dividends and debt reduction. For the three-year performance cycle beginning in 2009, the Committee has elected to replace “free cash flow” with “cash flow from operations.” While a similar measure of financial performance, “cash flow from operations” is a defined term under generally accepted accounting principles and is set forth in the Company’s financial statements, and is more easily ascertainable by the executive.

To take into account an executive’s specific responsibilities, the selected performance measures, depending on the executive’s position within the Company, apply in whole or in part to the performance of the Company as a whole or to one or more regulated (consisting of the Power Delivery segment) or unregulated (consisting of Conectiv Energy and Pepco Energy Services segments) business units and may be weighted differently between the two performance measures. The extent to which Performance Stock awards are earned depends on actual performance relative to the performance target level, with no award or a reduced award to the extent performance fell below the performance target and an increased award if the performance target is exceeded (with awards interpolated for performance between the threshold and maximum levels). The table below shows the relationship between (i) performance relative to the targeted performance level and (ii) the amount of the award earned as a percentage of the target award.

Percentage Performance Relative to Target Level (Company as a whole and Power Delivery)	Percentage Performance Relative to Target Level (unregulated business units)	Amount of Award (as a Percentage of Target Award)
below 90%	below 80%	0%
90%	80%	50%
100%	100%	100%
115%	120%	200%

The narrower performance range for the Company and Power Delivery performance targets reflects the historically lower volatility of the results from regulated operations as compared to the Company’s unregulated businesses.

In January 2008, the Committee established award opportunities pursuant to the Performance Stock Program and made awards of restricted stock pursuant to the Restricted Stock Program to each of the NEOs. For a discussion of the 2008 awards, see the section headed “Long-Term Incentive Plan Awards” following the 2008 Grants of Plan-Based Awards table below and for a discussion of the vesting in 2008 of awards made in prior years, see the 2008 Option Exercises and Stock Vested table and the accompanying narrative.

Restricted Stock Program.    The number of shares of Restricted Stock awarded to each of the NEOs under the Restricted Stock Program is shown on the “2008 Grants of Plan-Based Awards” table below under the heading “All Other Stock Awards: Number of Shares of Stock or Units.” In each case, the shares are subject to forfeiture if the employment of the executive terminates before January 24, 2011, subject to certain exceptions described below under the heading “Termination of Employment and Change in Control Benefits.” During the vesting period, the executive has all rights of ownership with respect to the shares, including the right to vote the shares and the right to receive dividends on the shares. The executive is entitled to retain the dividends paid whether or not the shares vest.

In October 2008, PM&P, at the request of the Committee, conducted a compensation review of the total direct compensation opportunity of the Company’s executives. PM&P found that the total direct compensation of the NEOs was somewhat below the midpoint of the competitive range. PM&P concluded, however, that the total program of benefits provided to the NEOs, including retirement plans and other benefits, rendered their total compensation opportunity as reasonable, and therefore made no recommendation to increase the long-term incentive payout targets of the NEOs.

Retirement Programs.    The Company’s retirement plans, including both its general employee retirement plan and its supplemental retirement plans, are discussed in detail in the narrative headed “Retirement Plans” following the Pension Benefits at December 31, 2008 table below. Under the Pepco Holdings Retirement Plan, all employees of the Company with at least five years of service are entitled to receive retirement benefits in accordance with the applicable benefit formula up to the maximum level that a qualified pension plan is permitted to provide consistent with Internal Revenue Code regulations.

The Company’s supplemental retirement plans (consisting of the Executive Retirement Plan and the Conectiv Supplemental Executive Retirement Plan (“Conectiv SERP”)) provide retirement benefits in addition to the benefits a participant is entitled to receive under the Pepco Holdings Retirement Plan due to certain benefit calculation features that have the effect of augmenting the individual’s aggregate retirement benefit. If the benefit payment that otherwise would have been available under the applicable benefit formula of the Pepco Holdings Retirement Plan is reduced due to a contribution or benefit limit imposed by law, any participant in the Pepco Holdings Retirement Plan is entitled to a compensating payment under the supplemental retirement plan in which the individual participates. In addition, a participant in the Pepco Holdings Retirement Plan, if designated by the Chief Executive Officer, is entitled to one or more of the following enhancements to the calculation of the participant’s retirement benefit: (i) the inclusion of compensation deferred under the Company’s deferred compensation plans in calculating retirement benefits, (ii) to the extent not permitted by the Pepco Holdings Retirement Plan, the inclusion of annual cash incentive compensation received by the participant in calculating retirement benefits, or (iii) the crediting of the participant with additional years of service. The supplemental retirement plan benefits of each of the NEOs are described in the narrative headed “Retirement Plans” following the Pension Benefits at December 31, 2008 table below.

The various components of the Company’s supplemental retirement plans have been in effect for many years. The plans were adopted in order to assist the efforts of the Company to attract and retain executives by offering a total compensation package that is competitive with those offered by other companies, particularly other electric and gas utilities. The Committee was advised in 2005 by its previous consultant that the plans were fairly typical among the then-current peer group companies.

All employees of the Company, including the NEOs, are entitled to participate on the same terms in the Company’s 401(k) savings plan (the “Retirement Savings Plan”). Participants in the Retirement Savings Plan receive a 100% Company matching contribution on employee contributions up to 3% of annual salary and a 50% Company matching contribution on employee contributions in excess of 3% of annual salary up to 6% of annual salary.

Health and Welfare Benefits.    Each of the NEOs participates in the Company’s health care, life insurance, and disability insurance plans on the same terms as other Company employees. With the exception of Company payment for an annual executive physical, as more fully described in Note 13 to the Summary Compensation Table, the Company has no health or welfare plans, programs, or arrangements that are available only to executives.

Other Perquisites and Personal Benefits.    As more fully described in Note 13 to the Summary Compensation Table, the Company provides certain NEOs with perquisites and other personal benefits, including: (i) a Company car or a car allowance, (ii) Company-paid parking, (iii) tax preparation and financial planning fees, (iv) certain club dues, (v) personal use of Company-leased entertainment venues and Company-purchased tickets to sporting and cultural events when not otherwise used for business purposes and (vi) reimbursement for spousal travel. The Company also paid for Mr. Barry’s housing costs because his family did not wish to relocate during the school year. The cost of these benefits is not significant in relation to an executive’s total compensation. These benefits generally are provided to ensure that the Company’s total compensation package is competitive with peer companies. In July 2008, PM&P advised the Committee that the perquisites and other personal benefits provided to executives were modest in comparison to the market.

Deferred Compensation Plan.    Under the terms of the Company’s Executive and Director Deferred Compensation Plan (the “Deferred Compensation Plan”), which is described in greater detail in the narrative headed “Deferred Compensation Plans” following the Nonqualified Deferred Compensation table below, the NEOs and other executives of the Company are permitted to defer the receipt of all or any portion of their compensation, including incentive compensation. In addition, to the extent an executive is prevented from making a contribution to the Retirement Savings Plan due to limitations imposed by the Internal Revenue Code, the executive is entitled to defer the excluded amount under the Deferred Compensation Plan and receive an additional credit under the Deferred Compensation Plan equal to the matching contribution, if any, that the Company would have made with respect to the excluded amount under the Retirement Savings Plan. Balances under the Deferred Compensation Plan are credited on a monthly basis with an amount corresponding to, as elected by the participant, any or a combination of: (i) interest at the prime rate or (ii) the return that would have been earned had the account balance been invested in any one or a combination of the investment funds selected by the Committee. The Deferred Compensation Plan is designed to allow participating executives to save for retirement in a tax-effective way. The Company funds its future financial obligations under the Deferred Compensation Plan through the purchase of Company-owned life insurance policies and other investments.

Compensation Mix

At-Risk versus Fixed Compensation.    The percentages of each NEO’s short-term and long-term incentive compensation opportunities relative to the executive’s salary as established by the Committee are designed to reflect the Committee’s view that, as the level of an executive’s responsibility increases, the percentage of the executive’s compensation that is at risk and tied to company or individual performance likewise should increase. The following table shows the allocation of each NEO’s total salary and short-term and long-term incentive compensation opportunities between fixed and at-risk compensation (at the target level).

Name	Fixed Compensation	At-Risk Compensation
Dennis R. Wraase	25%	75%
Joseph M. Rigby	38%	62%
Paul H. Barry	38%	62%
William T. Torgerson	38%	62%
David M. Velazquez	41%	59%

Short-Term versus Long-Term Incentive Compensation.    The Committee also believes that with increasing seniority, a larger percentage of an executive’s compensation opportunity should be in the form of long-term incentive compensation. This reflects the view of the Committee that the senior executives should have a greater focus on developing and implementing the Company’s long-term strategic goals. The following table shows the allocation between each NEO’s target short-term and long-term incentive compensation opportunities (each at the target level).

Name	Short-Term Incentive Opportunity	Long-Term Incentive Opportunity
Dennis R. Wraase	33%	67%
Joseph M. Rigby	38%	62%
Paul H. Barry	38%	62%
William T. Torgerson	38%	62%
David M. Velazquez	41%	59%

Severance and Change in Control Benefits

The employment agreements of Messrs. Rigby and Torgerson, each entered into at the time of the merger of Pepco and Conectiv, provide for severance payments and other benefits if the employment of the executive is terminated other than for “cause” or the executive voluntarily terminates his employment for certain specified reasons, whether or not such termination is in connection with a change in control of the Company. These provisions are generally designed to provide assurance to the executive that, if the executive’s employment is actually or constructively terminated by the Company, the executive will receive for a period of time thereafter the compensation and benefits that the executive would have received had the termination not occurred. These benefits also address the concern that the fear of job loss might influence the executive when considering strategic opportunities that may include a change in control of the Company. The specific benefits to which Messrs. Rigby and Torgerson are entitled are described in detail under the heading “Termination of Employment and Change in Control Benefits” below.

The Company also maintains a Change-in-Control Severance Plan in which 53 executives currently participate. Under this plan, which is described under the heading “Termination of Employment and Change in Control Benefits” below, if, within one year following a change in control, a participating executive’s employment is terminated by the Company without “cause” or is terminated by the executive for “good reason,” the executive will be entitled to termination benefits similar to those described above for executives with employment agreements, except with a severance payment equal to 1.5, 2 or 3 times the salary of the affected executive depending upon the executive’s position. The purpose of the plan is to ensure that the participating executives are able to stay focused on their responsibilities to the Company in a change in control situation and are not distracted by the uncertainty of their continued employment. Messrs. Barry and Velazquez are participants in the Change-in-Control Severance Plan.

Employment Agreements and Compensation Arrangements

In July 2007, the Company entered into an employment agreement with Mr. Wraase, which is described in greater detail under the heading “Employment Agreements” below. In 2008, the employment agreement was amended to extend the termination date from April 1, 2009, Mr. Wraase’s normal retirement age, to June 1, 2009, in order to provide for the orderly transition to a successor chief executive officer at the time of the 2009 Annual Meeting in May.

In July 2008, the Company entered into a new employment agreement with Mr. Rigby, which is described in greater detail under the heading “Employment Agreements” below. The new employment agreement replaces the employment agreement that Mr. Rigby entered into in 2002. Other than extending the term of Mr. Rigby’s employment and the inclusion of provisions to comply with Section 409A of the Internal Revenue Code, the new agreement is unchanged from Mr. Rigby’s existing agreement. The term of the new agreement is for three years, and beginning on August 1, 2010, and each August 1 thereafter, will automatically extend for one additional year, unless either the Company or Mr. Rigby elects not to extend the term.

Deductibility of Executive Compensation Expenses

Under Section 162(m) of the Internal Revenue Code, a public company is prohibited from deducting for federal income tax purposes compensation in excess of $1 million paid to the Company’s principal executive officer and the Company’s three highest compensated executive officers (other than the principal executive officer or the principal financial officer), except that this prohibition does not apply to compensation that qualifies as “performance-based compensation.” Under the LTIP, which has been approved by the Company’s shareholders, the vesting of shares of Performance Stock is contingent on the achievement of pre-established performance objectives, and accordingly such awards qualify as performance-based compensation, unless the Committee were to alter the performance objectives after the commencement of the performance period or were to exercise its discretion to pay an award notwithstanding that the specified performance objectives were not satisfied. There may be circumstances where the Committee determines that it is in the best interests of the Company to take either of such actions with respect to one or more awards, even though the result may be a loss of a tax deduction for the compensation.

The issuance of shares of Restricted Stock under the LTIP does not qualify as performance-based compensation because the awards vest on the basis of continued employment, rather than pre-established performance objectives. Because the EICP has not been approved by shareholders, awards under the plan cannot qualify as performance-based compensation even when the payment of awards under the plan is based on the achievement of pre-established performance objectives.

Stock Ownership Requirements

To further align the financial interests of the Company’s executives with those of the shareholders, the Board of Directors in 2005 adopted stock ownership requirements for officers of the Company. The requirements, which are expressed as a multiple of salary, are a function of the executive’s seniority:

Chief Executive Officer, President	5 times salary
Executive Vice President, Vice Chairman	3 times salary
Senior Vice President	2 times salary
Vice President	1 times salary

Each officer has until December 31, 2010, or five years from the date of his election as an officer, whichever is later, to achieve the required ownership level. An individual who is appointed as an officer or is promoted to a position with a higher stock ownership requirement has five years from the date of appointment or promotion to achieve the applicable stock ownership level. Shares of common stock owned through the Retirement Savings Plan, unvested shares of Restricted Stock, and the number of shares of common stock corresponding to the target level of the executive’s unearned Performance Stock awards are considered owned by the executive for the purpose of meeting the ownership requirement. The Company does not have a policy with respect to hedging the economic risk of shares that the officer is required to own. Messrs. Wraase and Torgerson each satisfied the required level of stock ownership as of the date of the Company’s 2008 proxy statement. Because of the significant decline in the market value of the common stock, neither currently satisfies the requirement. Mr. Rigby, who was promoted to President on March 15, 2008, met the stock ownership requirement of his prior position at the time of promotion and has until March 15, 2013 to meet his new requirement. Mr. Velazquez, who was promoted to his current position on March 1, 2009, was not previously subject to a stock ownership requirement and has until March 1, 2014 to meet his requirement. Mr. Barry, whose employment commenced in September 2007, has until September 5, 2012 to meet his requirement.

EXECUTIVE COMPENSATION

The following table sets forth compensation information for the Company’s (i) principal executive officer, (ii) principal financial officer and (iii) its three other most highly compensated executive officers employed as of December 31, 2008, determined on the basis of their total compensation for 2008 (excluding the amounts under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the table below). The information in this table includes compensation paid by the Company or its subsidiaries.

2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards (10)	Option Awards	Non-Equity Incentive Plan Compen- sation (11)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (12)	All Other Compen- sation (13)	Total Compen- sation
Dennis R. Wraase	2008	$1,076,000	$0	$2,787,590	0	$968,400	$4,829,476	$351,894	$10,013,360
Chairman (14)	2007	1,026,941	0	1,438,682	0	1,127,500	4,656,627	284,189	8,533,939
	2006	950,000	0	1,280,884	0	0	2,462,563	228,103	4,921,550

Joseph M. Rigby	2008	659,375	0	468,781	0	356,063	513,827	117,423	2,115,469
President and Chief Executive Officer (15)	2007	509,044	0	324,256	0	335,500	134,856	103,718	1,407,374
	2006	412,500	0	288,480	0	0	38,805	76,860	816,645

Paul H. Barry	2008	518,000	0	351,403	0	279,720	23,328	164,166	1,336,617
Senior Vice President and Chief Financial Officer (16)	2007	161,932	0	45,894	0	106,007	1,944	51,435	367,212

William T. Torgerson	2008	558,000	0	628,350	0	301,320	1,889,924	131,910	3,509,504
Vice Chairman and Chief Legal Officer	2007	538,017	0	435,387	0	579,960	733,283	143,354	2,430,001
	2006	512,000	0	478,237	0	0	698,459	128,393	1,817,089

David M. Velazquez (17)	2008	341,000	0	211,287	0	289,100	83,241	60,377	985,005
Executive Vice President

(10)	Represents for each year the dollar amount of expense recognized by the Company for financial statement reporting purposes in that year, as determined in accordance with Financial Accounting Standard 123R, with respect to shares of Restricted Stock and Performance Stock awards (but, in the case of the Restricted Stock awards, excluding from the calculation estimated forfeitures) made to the executive under the LTIP in that year and in prior years. For a further description of these awards, see the discussion under the heading “Long-Term Incentive Plan Awards” below. The amount of the annual expense for the Restricted Stock awards was determined by dividing the market value of the shares as of the date of the grant by the number of years required for the vesting of the award. The amount of annual expense for the Performance Stock awards was determined by allocating over the years covered by the performance cycle the market value on the award date of the number of shares the Company anticipates will be earned based on projected performance relative to the pre-established performance targets (net of forfeitures ranging from a rate of 14.96% to 18.76% depending on the particular performance cycle). The amounts shown for 2006 and 2007 differ from the amounts shown in the 2008 Proxy Statement due to the correction of an erroneous assumption regarding the use of award shares to satisfy tax withholding obligations, which resulted in an understatement of the amount of compensation expense for those years.

(11)	See the description of the EICP following the 2008 Grants of Plan-Based Awards table below.

(12)

Consists of the sum of (i) the aggregate annual increase in the actuarial present value of the executive’s accumulated benefits under all deferred benefit and actuarial pension plans and (ii) if applicable, “above-market earnings” (as defined by SEC regulations) on non-tax-qualified deferred compensation plans. Of the executives listed in the table, only Mr. Wraase ($16,339, $14,209, and $12,355, for 2008, 2007 and 2006, respectively) and Mr. Torgerson ($13,721, $11,931, and $10,375, for 2008, 2007 and 2006, respectively) received such above market earnings. See the discussion under the heading “Deferred Compensation Plans — Pepco Director and Executive Deferred Compensation Plan” below.

(13)	The totals shown in this column for 2008 consist of:

(a) Dividends paid on unvested shares of Restricted Stock held by the executive: Mr. Wraase — $85,235; Mr. Rigby — $22,410; Mr. Barry — $11,361; Mr. Torgerson — $22,490; and Mr. Velazquez — $8,001. For a further description of these payments, see “Long-Term Incentive Plan Awards — Restricted Stock Program” below.

(b) The market value on December 31, 2008, of additional shares of common stock (calculated by multiplying the number of shares by the closing market price on December 31, 2008, the last trading day of the year) issued to the executive equal to the number of shares that the executive would have owned on December 31, 2008 had the number of shares earned by the executive for the 2006-2008 Performance Stock award cycle under the LTIP been issued to the executive on January 1, 2006, the commencement date of the performance cycle, and had the dividends on such shares (and the reinvestment shares) been invested in additional shares of common stock: Mr. Wraase — $190,641; Mr. Rigby — $40,134; Mr. Barry — $0; Mr. Torgerson — $51,375; and Mr. Velazquez — $7,945. For a further description of these payments, see “Long-Term Incentive Plan Awards — Performance Stock Program” below.

(c) Company-paid premiums on a term life insurance policy: Mr. Wraase — $2,395; Mr. Rigby — $1,463; Mr. Barry — $1,156; Mr. Torgerson — $1,244; and Mr. Velazquez — $742.

(d) Company matching contributions under the Retirement Savings Plan: Mr. Wraase — $10,350; Mr. Rigby — $10,350; Mr. Barry — $10,350; Mr. Torgerson — $10,350; and Mr. Velazquez — $10,350.

(e) Company matching contributions on deferred compensation: Mr. Wraase — $34,004; Mr. Rigby — $14,678; Mr. Barry — $8,218; Mr. Torgerson — $10,818; and Mr. Velazquez — $4,879. For a further discussion, see “Deferred Compensation Plans — PHI Executive and Director Deferred Compensation Plan.”

(f) Tax gross-up payments of $97,922 made to Mr. Barry on the amount shown under the heading “Reimbursement of Employment Transition Expenses” in the table to note (g) below.

(g) The following perquisites and other personal benefits (all amounts shown reflect cash payments made by the Company, except as otherwise stated)

Name	Company Car(i)	Auto Allowance(ii)	Parking	Tax Preparation Fee	Financial Planning Fee	Executive Physical Fee	Club Dues	Spousal Travel	Reimbursement of Employment Transition Expenses(iii)
Dennis R. Wraase	$8,590	$0	$2,400	$2,300	$9,620	$270	$4,677	$1,412	$0
Joseph M. Rigby	0	11,700	2,400	2,300	9,620	800	1,232	336	0
Paul H. Barry	0	11,700	2,400	2,300	17,271	0	1,488	0	97,922
William T. Torgerson	10,173	0	2,400	2,300	9,620	265	8,030	2,845	0
David M. Velazquez	0	11,700	0	0	15,960	800	0	0	0

(i)	Consists of lease and registration costs paid by the Company and variable costs, including gasoline, service and parts.

(ii)	Consists of a nonaccountable expense allowance to compensate executives who are not provided with a Company car.

(iii)	Consists of reimbursement of Mr. Barry’s housing, meals and transportation costs incurred prior to the relocation of his residence following his employment by the Company.

In addition, in 2008, Company-leased entertainment venues and Company-purchased tickets to sporting and cultural events were made available to employees, including the executive officers listed in the Summary Compensation Table, for personal use when not being used by the Company for business purposes. There was no incremental cost to the Company of providing these benefits.

(14)	Mr. Wraase served as Chief Executive Officer through February 28, 2009.

(15)	Mr. Rigby was elected Chief Executive Officer effective March 1, 2009.

(16)	Mr. Barry became an employee of the Company on September 5, 2007.

(17)	Mr. Velazquez did not meet the requirements for inclusion in the Summary Compensation Table in 2006 or 2007.

Employment Agreements

The Company has an employment agreement with each of Messrs. Wraase, Rigby and Torgerson.

•	Mr. Wraase’s agreement provides for his employment until June 1, 2009.

•

Mr. Rigby’s agreement provides for his employment through August 1, 2011, and will automatically extend for one year on each August 1 commencing August 1, 2010, unless either the Company or Mr. Rigby gives notice that it will not be so extended.

•	Mr. Torgerson’s agreement provides for his employment until his normal retirement date under the Company’s defined benefit retirement plan of June 1, 2009.

Each executive’s employment agreement, provides for

•

An annual salary in an amount, in the case of Mr. Wraase, not less than his base salary in effect on July 26, 2007, and in the cases of Messrs. Rigby and Torgerson, not less than his base salary in effect as of August 1, 2002, with the condition that, if at any time during the term of the agreement the annual base salary of the executive is increased, it may not subsequently be decreased during the remainder of the term of the agreement.

•	Incentive compensation as determined by the Board of Directors under plans applicable to senior executives of the Company.

•

Participation, in a manner similar to other senior executives, in retirement plans, fringe benefit plans, supplemental benefit plans and other plans and programs provided by the Company for its executives or employees.

•

As more fully described below under the heading “Termination of Employment and Change in Control Benefits,” various payments and other benefits in connection with the termination of the executive’s employment.

Mr. Barry is an employee at will. In connection with his employment by the Company in September 2007, the Company entered into a letter of employment with Mr. Barry, which provides for the following:

•	An annual base salary in the amount of $500,000, which is reviewed annually.

•	Participation in the Company’s EICP and LTIP on the same basis as other similarly situated executives prorated for time of service.

•

Participation in (i) the Pepco Holdings Retirement Plan in accordance with its terms and (ii) the Supplemental Executive Retirement Benefit Structure, under which he will receive three additional years of credited service after completing five years of employment and an additional three years of credited service after completing ten years of employment.

•	Participation in the Company’s perquisites program.

•

Participation in the Company’s Change-in-Control Severance Plan at a level that provides for payment in the amount of three times salary and bonus if employment terminates as the result of a change in control of the Company.

•	Reimbursement for relocation expenses, including a gross-up for any taxes incurred on amounts reimbursed.

Relationship of Salary and Bonus to Total Compensation

The following table sets forth the 2008 salary of each of the executive officers listed in the Summary Compensation Table as a percentage of the executive’s Total Compensation, as set forth in the Summary Compensation Table:

Name	Salary as a Percentage of Total Compensation
Dennis R. Wraase	10.7%
Joseph M. Rigby	31.2%
Paul H. Barry	38.8%
William T. Torgerson	15.9%
David M. Velazquez	34.6%

The lower percentage for Mr. Wraase evidences in substantial part the higher at-risk component of his total compensation and the modification of his pension benefits in 2007.

2008 Incentive Compensation Awards

2008 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Options Awards (18)
Name	Grant Date	Threshold	Target	Maximum	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
		($)	($)	($)					($)
Dennis R. Wraase
Executive Incentive Compensation Plan	1-24-08	$0	$1,076,000	$1,936,800
LTIP—Restricted Stock Program	1-24-08							24,283	$615,817
LTIP—Performance Stock Program	1-24-08				0	48,567	97,134		1,231,659

Joseph M. Rigby
Executive Incentive Compensation Plan	1-24-08	0	395,625	712,125
LTIP—Restricted Stock Program	1-24-08							6,770	171,687
LTIP—Performance Stock Program	1-24-08				0	13,541	27,082		343,400

Paul H. Barry
Executive Incentive Compensation Plan	1-24-08	0	310,800	559,440
LTIP—Restricted Stock Program	1-24-08							5,845	148,229
LTIP—Performance Stock Program	1-24-08				0	11,690	23,380		296,458

William T. Torgerson
Executive Incentive Compensation Plan	1-24-08	0	334,800	602,640
LTIP—Restricted Stock Program	1-24-08							6,297	159,692
LTIP—Performance Stock Program	1-24-08				0	12,593	25,186		319,358

David M. Velazquez
Executive Incentive Compensation Plan	1-24-08	0	204,600	368,280
LTIP—Restricted Stock Program	1-24-08							3,271	82,953
LTIP—Performance Stock Program	1-24-08				0	6,541	13,082		165,880

(18)	Represents the grant date fair value, as determined in accordance with Financial Accounting Standard 123R, of shares of Restricted Stock granted under the Restricted Stock Program and Performance Stock awards under the Performance Stock Program. The value of the shares of Restricted Stock has been calculated by multiplying the number of shares granted by the closing price for the common stock on the grant date. The value of the Performance Stock awards has been calculated by multiplying the target number of shares that the executive is entitled to earn by the closing price for the common stock on the grant date.

Executive Incentive Compensation Plan Awards

Under the EICP, participating executives are entitled to receive annual cash bonuses to the extent performance goals established by the Compensation/Human Resources Committee are achieved. The performance goals can consist entirely, or be a combination, of (i) performance objectives for the Company as a whole, (ii) performance objectives for a particular business unit or (iii) individual performance objectives. In making awards under the EICP, the Compensation/Human Resources Committee takes into account actual performance relative to the performance goals as well as any other factors that the Committee considers relevant. Under the EICP as in effect for 2008, each of the executive officers listed in the Summary Compensation Table had the opportunity to earn a cash bonus of between 0% and 180% of the following percentage of his 2008 base salary: Mr. Wraase: 100%; and Messrs. Rigby, Barry, Torgerson and Velazquez: 60%.

The performance goals in 2008 for Messrs. Wraase, Rigby, Barry and Torgerson consisted entirely of corporate performance goals. These goals were: (i) Company net earnings relative to budgeted net earnings of $317 million (40%), (ii) Company free cash flow relative to budgeted free cash flow in the negative amount of $504.7 million (25%), (iii) utility customer satisfaction as measured by the results of customer surveys and other performance metrics (15%), (iv) diversity as measured by the attainment of, or good faith efforts toward, the attainment of established affirmative action goals (10%) and (v) safety as measured by the absence of fatalities and the number of recordable injuries and fleet accidents (10%). Free cash flow is defined as net cash flow from operating activities and proceeds from asset dispositions minus capital expenditures and dividend payments.

The performance goals for Mr. Velazquez consisted entirely of Conectiv Energy performance goals. These goals were: (i) Conectiv Energy net earnings relative to budgeted net earnings of $86 million (60%); (ii) capital spending that is within or below the budgeted capital spending of $155 million (10%); (iii) on dispatch performance of the Conectiv Energy power plants relative to the annual plan (10%); (iv) safety as measured by the absence of fatalities and the number of recordable injuries and fleet accidents (10%) and (v) diversity as measured by the attainment of, or good faith efforts toward, the attainment of established affirmative action goals (10%).

These 2008 award opportunities are shown in the above table under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” with the threshold representing overall performance at the 50% level (meaning no award is made if performance is below the 50% level relative to the target), the target amount representing overall performance at the 100% level, and the maximum amount representing overall performance at or above the 180% level. For a discussion of the impact of the retirement of each of Messrs. Wraase and Torgerson in 2009 on these awards, see the discussion below under the heading “Termination of Employment and Change in Control Benefits.”

Based on 2008 performance, the executive officers listed in the Summary Compensation Table received the following awards under the EICP:

•

Messrs. Wraase, Rigby, Barry and Torgerson received awards at the 90% level. This was based on the combination of (i) Company net earnings relative to budgeted net earnings below the target level, (ii) Company free cash flow relative to budgeted free cash flow significantly in excess of the target level, (iii) performance with respect to customer satisfaction below the minimum level, (iv) performance with respect to diversity at the target level, and (v) performance with respect to recordable injuries exceeding target and fleet accidents at the minimum level.

•

Mr. Velazquez received an award at the 141.3% level based on the combination of Conectiv Energy earnings relative to budgeted net earnings, capital spending relative to budgeted capital spending, on dispatch performance and safety all significantly exceeding targets, with diversity slightly below target.

Long-Term Incentive Plan Awards

In January 2008, the Compensation/Human Resources Committee established award opportunities pursuant to the Performance Stock Program and made awards of Restricted Stock pursuant to the Restricted Stock Program to each of the executive officers listed in the Summary Compensation Table.

Performance Stock Program.    The award opportunities established under the Performance Stock Program, which account for two-thirds of each participant’s aggregate 2008 LTIP award opportunity, relate to performance over a three-year period beginning in 2008 and ending in 2010.

•

For Messrs. Wraase, Rigby, Barry and Torgerson, 75% of their award opportunity is based on a Company earnings per share goal and 25% of their award opportunity is based on a Company free cash flow per share goal.

•

Mr. Velazquez’s award opportunity will be prorated. For the period he served as Conectiv Energy’s President and Chief Executive Officer, 37.5% of his award opportunity will be based on a Company earnings per share goal, 37.5% will be based on Conectiv Energy’s earnings goal, 12.5% will be based on a Company free cash flow per share goal and 12.5% will be based on a Conectiv Energy free cash flow goal. As a result of his promotion in March 2009, the remainder of his award opportunity will be the same as the other NEOs listed above.

The following table sets forth the performance targets for each year in the three-year period.

	2008	2009	2010
Company
Earnings per share	$1.60	$1.67	$1.75
Free cash flow per share	$(1.35)	$(2.43)	$(2.35)
Conectiv Energy Business Unit
Earnings (in millions)	$76.3	$79.7	$83.3
Free cash flow (in millions)	$(26.9)	$(112.1)	$(25.1)

The earnings targets exclude extraordinary items and gains or losses relating to matters that are not reflective of the Company’s ongoing business. Free cash flow is defined as net income available for common stock dividends, plus depreciation and amortization, plus or minus changes in working capital and minus capital expenditures. Free cash flow per share is calculated by dividing free cash flow by the weighted average number of outstanding shares of common stock during the year.

These award opportunities are shown in the above table under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards,” with the threshold number of shares for Messrs. Wraase, Rigby, Barry and Torgerson representing performance at 90% of the target level, the target number of shares representing performance at the target level, and the maximum number of shares representing performance at or above 115% of the target level. For Mr. Velazquez, the threshold number of shares represents performance at 80% of the target level, the target number of shares represents performance at the target level, and the maximum number of shares represents performance at or above 120% of the target level. The award that the executive earns at the end of the three-year performance period is equal to the average of the award percentage for each of the three years, with the award percentage for performance below the threshold target level being zero and the maximum award percentage for performance above the target being 200%. If, however, during the course of the three-year performance period, a significant event occurs, as determined in the discretion of the Compensation/Human Resources Committee, that the Committee expects to have a substantial effect on a performance objective during the period, the Committee may revise performance targets. If at the end of the three-year performance period shares are earned, the executive also will be entitled to receive additional shares of common stock equal to the number of shares that the executive would have owned at the end of the performance period had the cash dividends that would have been paid during the performance period on a number of shares equal to the number of shares earned been reinvested in additional shares of common stock. For a discussion of the impact of the retirement of each of Messrs. Wraase and Torgerson in 2009 on their entitlement to awards under the Performance Stock Program, see the discussion below under the heading “Termination of Employment and Change in Control Benefits.”

Restricted Stock Program.    Under the Restricted Stock Program, each of the executive officers listed in the Summary Compensation Table received a grant of shares of Restricted Stock, which accounts for one-third of the executive’s aggregate 2008 LTIP award opportunity. The entire award of shares of Restricted Stock, which are shown in the above table under the heading “All Other Stock Awards: Number of Shares of Stock or Units,” are subject to forfeiture if the employment of the executive terminates before January 22, 2011, except that, unless the Committee determines otherwise, and subject to any contrary provision in the executive officer’s employment agreement (see “Termination of Employment and Change in Control Benefits — Employment Agreements” below), in the event of death, disability or retirement of the executive or if the employment of the executive is terminated or the executive terminates his employment for “good reason” following a “change in control” (see “Termination of Employment and Change in Control Benefits — Long-Term Incentive Plan” below), the award is prorated to the date of termination. During the vesting period, the executive has all rights of ownership with respect to the shares, including the right to vote the shares and the right to receive dividends on the shares. The executive is entitled to retain the dividends paid whether or not the shares vest. For a discussion of the impact of the retirement of each of Messrs. Wraase and Torgerson in 2009 on their entitlement to awards under the Restricted Stock, see the discussion below under the heading “Termination of Employment and Change in Control Benefits.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (19)	Market Value of Shares or Units of Stock That Have Not Vested (20)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (21)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (20)
Dennis R. Wraase
Awarded 1-24-08						24,283	$431,266	97,134	$1,725,100
Awarded 1-25-07						26,154	464,495	104,630	1,858,299
Awarded 1-26-06						28,484	505,876	113,934	2,023,468
Awarded 1-1-01	48,000	0	0	$24.59	12-31-10

Joseph M. Rigby
Awarded 1-24-08						6,770	120,235	27,082	480,976
Awarded 1-25-07						6,060	107,625	24,244	430,573
Awarded 1-26-06						5,997	106,507	23,986	425,991

Paul H. Barry
Awarded 1-24-08						5,845	103,807	23,380	415,229
Awarded 9-5-07						4,674	83,010	18,700	332,112

William T. Torgerson
Awarded 1-24-08						6,297	111,835	25,186	447,303
Awarded 1-25-07						6,851	121,674	27,408	486,766
Awarded 1-26-06						7,676	136,326	30,702	545,268
Awarded 1-1-01	30,000	0	0	24.59	12-31-10

David M. Velazquez
Awarded 1-24-08						3,271	58,093	13,082	232,336
Awarded 1-25-07						2,501	44,418	10,004	177,671
Awarded 1-26-06						1,187	21,081	4,750	84,360

(19)	Consists of awards made pursuant to the Restricted Stock Program under the LTIP. All awards vest on the third anniversary of the grant date, if the employee is employed by the Company on that date, subject to the acceleration of vesting under certain circumstances as described below under the heading “Termination of Employment and Change in Control Benefits.”

(20)	Calculated by multiplying the number of shares shown in the adjacent preceding column by $17.76, the closing market price on December 31, 2008, the last trading day of the year.

(21)	Consists of awards made pursuant to Performance Stock Program under the LTIP. For a discussion of the vesting provisions of the 2008 awards, see the description of the Performance Stock Program under the heading “Long-Term Incentive Plan Awards — Performance Stock Program” above. The awards made in 2007 and 2006 entitle the participating executive to earn shares of common stock to the extent the pre-established performance objectives are satisfied for, as indicated, either (i) the three-year performance period beginning on January 1, 2007, and ending on December 31, 2009, or (ii) the three-year performance period beginning on January 1, 2006, and ending on December 31, 2008. The performance objectives for Messrs. Wraase, Rigby, Barry and Torgerson are based 75% on an earnings per share growth target and 25% on a free cash flow per share target. The performance objectives for Mr. Velazquez are based 37.5% on the Company’s earnings per share growth target, 12.5% on the Company’s free cash flow per share target, 37.5% on the Conectiv Energy Services business unit’s earnings and 12.5% on the Conectiv Energy Services business unit’s free cash flow. A participant is eligible to earn a number of shares of common stock ranging from 0% to 200% of the target performance award depending on the extent to which the performance objective is achieved. The performance objective was fixed at the time the awards were made; however, if during the course of the performance period, a significant event occurs, as determined in the sole discretion of the Compensation/Human Resources Committee, that the Committee expects to have a substantial effect on total shareholder return during the period, the Committee may revise the targeted performance objective. The shares of common stock earned by a participant will be fully vested on the date the performance award is earned. The number in the table reflects the number of shares that would be earned if the maximum level of performance is achieved.

2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (22)	Number of Shares Acquired on Vesting (23)	Value Realized on Vesting (24)
Dennis R. Wraase	21,843	$14,253	83,758	$1,372,016
Joseph M. Rigby	0	0	17,634	288,858
Paul H. Barry	0	0	0	0
William T. Torgerson	21,843	14,253	22,572	369,745
David M. Velazquez	0	0	3,686	60,274

(22)	Calculated by aggregating with respect to all of the options exercised the amount by which the closing market price of the common stock on the date of exercise exceeded the option exercise price.

(23)	Shares earned for the 2006 to 2008 Performance Stock award cycle and under the Restricted Stock Program under the LTIP.

(24)	Represents the aggregate market value of the vested shares (calculated by multiplying the vested number of shares by the average of the high and low market prices of the common stock on the day prior to the vesting date).

Under the Performance Stock Program of the LTIP, participating executives, including each of the executive officers listed in the Summary Compensation Table (except Mr. Barry who was not employed by the Company until September 5, 2007), received awards of common stock for the three-year performance cycle ending December 31, 2008. In each case the amount of the awards was based on performance relative to target.

•

The awards Messrs. Wraase, Rigby and Torgerson were entitled to earn each were based 75% on the Company’s earnings per share and 25% on the Company’s free cash flow per share, in each case relative to annual targets for these measures of performance for each year over the three-year term of the award. Each executive earned 85.4% of the target number of shares of common stock. This was based on Company earnings per share that on average were slightly below target and free cash flow per share that on average was significantly below target.

•

The award Mr. Velazquez was entitled to earn was based (i) 37.5% on the Company’s earnings per share and 12.5% on the Company’s free cash flow per share and (ii) 37.5% on the earnings of the Conectiv Energy Services business unit and 12.5% on the free cash flow of the Conectiv Energy Services business unit, in each case relative to annual targets for these measures of performance for each year over the three-year term of the award. He earned 98.9% of the target number of shares of common stock. This was based on the Company earnings per share and free cash flow per share results described above and on the Conectiv Energy Services business unit earnings that on average were significantly above target and free cash flow that on average was significantly below target.

PENSION BENEFITS

AT DECEMBER 31, 2008

Name	Plan Name	Number of Years Of Credited Service (25)		Present Value of Accumulated Benefits (26)	Payments During Last Fiscal Year
Dennis R. Wraase	Pepco General Retirement Subplan	34 yrs., 11 mos.		$1,345,003	$0
	Executive Retirement Plan	39 yrs., 9 mos.	(27)	11,140,633	0
	Supplemental Retirement Benefit	N/A		6,013,580	0

Joseph M. Rigby	Conectiv Cash Balance Subplan	29 yrs., 11 mos.		1,457,451	0
	Conectiv SERP	29 yrs., 11 mos.		1,446,684	0

Paul H. Barry	PHI Subplan	1 yr., 3 mos.		13,006	0
	Executive Retirement Plan	1 yr., 3 mos.		12,265	0

William T. Torgerson	Pepco General Retirement Subplan	26 yrs., 2 mos.		1,036,824	0
	Executive Retirement Plan	39 yrs., 7 mos.	(27)	5,751,126	0

David M. Velazquez	Conectiv Cash Balance Subplan	26 yrs., 6 mos.		390,205	0
	Conectiv SERP	26 yrs., 6 mos.		59,733	0

(25)	Number of years of service credited at December 31, 2008.

(26)	Represents the actuarial present value, in the case of Messrs. Wraase, Rigby, Barry, Torgerson, and Velazquez, of the executive’s accumulated pension benefit calculated as of December 31, 2008, assuming the executive retires at the earliest time he may retire under the applicable plan without any benefit reduction due to age. The valuation method and all material assumptions applied in calculating the actuarial present value are set forth in Note 10 to the Company’s consolidated financial statements which are included in the Company’s Annual Report to Shareholders attached as Annex B to this Proxy Statement.

(27)	The additional years of credited service results in additional benefits with a present value of $878,592 for Mr. Wraase and $1,353,149 for Mr. Torgerson.

Retirement Plans

The Company’s retirement plans consist of a tax-qualified defined benefit pension plan and two supplemental executive retirement plans.

Pepco Holdings Retirement Plan

The Pepco Holdings Retirement Plan consists of several subplans. Each of the executives listed in the Summary Compensation Table participates in the Pepco General Retirement Subplan, the Conectiv Cash Balance Subplan or the PHI Subplan.

Pepco General Retirement Subplan.    All employees who were employed (i) by Pepco on August 1, 2002, the date of the merger of Pepco and Conectiv or (ii) by the Company in the Pepco service territory prior to December 31, 2004, are eligible to participate in the Pepco General Retirement Subplan. The plan provides participating employees who have at least five years of service with retirement benefits based on the participant’s average salary for the final three years of employment and the number of years of credited service under the plan at the time of retirement. Normal retirement age under the Pepco General Retirement Subplan is 65. Participants who have reached age 55 and have at least 30 years of credited service are eligible for early retirement without any reduction in benefits. Participants who have reached age 55 and who have ten years of credited service are eligible for retirement benefits prior to normal retirement age, at a benefit level that is reduced from the benefit level at normal retirement age by 2% for each year that the early retirement date precedes the normal retirement date. Plan benefits are partially offset by the Social Security benefits received by the participant. Benefits under the plan are paid in the form of a monthly annuity selected by the participant from among several available annuity options. Messrs. Wraase and Torgerson are participants in the Pepco General Retirement Subplan. Mr. Wraase is eligible for retirement under the plan without any reduction in benefits and Mr. Torgerson is eligible for early retirement with reduced benefits. If Mr. Torgerson had retired on December 31, 2008, the actuarial present value of his retirement benefit under the Pepco General Retirement Subplan as of that date would have been $1,065,731; however, the additional supplemental retirement benefit he would be entitled to receive under the Supplemental Executive Retirement Benefit Structure of the Executive Retirement Plan, as described below, would fully offset the reduction in benefits that he would have incurred under the Pepco General Retirement Subplan by reason of his early retirement.

Conectiv Cash Balance Subplan.    Most non-unionized employees who were employed (i) by Conectiv on August 1, 2002, or (ii) by the Company in the Conectiv service territory prior to December 31, 2004, are eligible to participate in the Conectiv Cash Balance Subplan, including Messrs. Rigby and Velazquez. The Conectiv Cash Balance Subplan is a cash balance pension plan. Under the plan, a record-keeping account in a participant’s name is credited with an amount equal to a percentage, which varies depending on the participant’s age at the end of the plan year, of the participant’s total pay, consisting of base pay, overtime and bonuses. Also, participants in the Atlantic City Electric Retirement Plan, in which Mr. Rigby participated, and the Delmarva Retirement Plan, in which Mr. Velazquez participated, who had at least ten years of credited service as of December 31, 1998, the inception date of the Conectiv Cash Balance Subplan, are eligible to receive additional transition credits until the participant’s combined years of service under the prior plan and the Conectiv Cash Balance Subplan total 35.

Participants employed on the inception date of the Conectiv Cash Balance Subplan were credited with an initial cash balance equal to the present value of their annuity benefits as of that date earned under the Atlantic City Electric Retirement Plan or the Delmarva Retirement Plan. Each participant’s account balance is supplemented annually with interest credits equal to the prevailing 30-year U.S. Treasury bond rate. Benefits become vested after five years of service. When a participant terminates employment (regardless of age), the amount credited to his or her account, at the election of the participant, is converted into one of several actuarially equivalent annuities selected by the participant or is paid to the participant in a lump sum (which cannot exceed 6.5 times the participant’s final average compensation). For 2008, Mr. Rigby had a Company credit percentage of 10%, and until December 31, 2013, receives an annual transition credit of 4%, of total pay. For 2008, Mr. Velazquez had a Company credit percentage of 9%, and until December 31, 2016, receives an annual transition credit of 3% of total pay.

The Conectiv Cash Balance Subplan also provides for certain “grandfathered” rights that existed under the Delmarva Retirement Plan and under the Atlantic City Electric Retirement Plan, which apply to employees who had either 20 years of credited service or had attained age 50 on or before January 1, 1999. Under these grandfathering provisions, employees who participated in the Delmarva Retirement Plan or the Atlantic City Electric Retirement Plan are assured a minimum retirement benefit calculated for all years of service up to the earlier of December 31, 2008, or retirement, according to their original benefit formula under the applicable plan. There is no Social Security offset under either the Delmarva Retirement Plan or the Atlantic City Electric Retirement Plan. Normal retirement age under both the Delmarva Retirement Plan and the Atlantic City Electric Retirement Plan is 65. Under the Delmarva Retirement Plan, participants who have reached age 55 and have at least 15 years of continuous service are eligible for retirement benefits prior to normal retirement age, at a reduced level of benefit that is a function of retirement age and years of service. Under the Atlantic City Electric Retirement Plan, participants who have reached age 55 and have at least five years of credited service are eligible for retirement without any reduction in the benefits they would be entitled to receive at normal retirement age.

Benefits under the Atlantic City Electric Retirement Plan are paid either in the form of a monthly annuity selected by the participant from among several available annuity options or in a lump sum of an actuarial equivalent amount. Benefits under the Delmarva Retirement Plan are payable only in the form of a monthly annuity selected by the participant from several actuarially equivalent annuity options. At the time of an employee’s retirement, the benefit under the Delmarva Retirement Plan or the Atlantic City Electric Retirement Plan is compared to the employee’s cash balance account under the Conectiv Cash Balance Subplan and the employee will receive whichever is greater. On December 31, 2008, the participants’ grandfathered benefits under the Delmarva Retirement Plan or Atlantic City Electric Retirement Plan were frozen, and all future benefit accruals will be exclusively under the cash balance formula of the Conectiv Cash Balance Subplan.

In the case of Mr. Rigby, the present value of accumulated benefits under the Conectiv Cash Balance Subplan at December 31, 2008, as shown in the Pension Benefits table above, reflects the value of his grandfathered benefits under the Atlantic City Electric Retirement Plan, which exceeds the value of his accumulated benefits as otherwise calculated under the Conectiv Cash Balance Subplan. Mr. Rigby is not eligible for early retirement under the Atlantic City Electric Retirement Plan formula of the Conectiv Cash Balance Subplan. At December 31, 2008, the amount credited to his account under the Conectiv Cash Balance Subplan was $788,668. Had Mr. Rigby retired on that date, that balance, at his election, would have been converted into one of several actuarially equivalent annuities or would have been paid to him in a lump sum.

In the case of Mr. Velazquez, the present value of the accumulated benefits under the Conectiv Cash Balance Subplan at December 31, 2008, as shown in the Pension Benefits table above, reflects the value of his benefits under the Conectiv Cash Balance Subplan. Mr. Velazquez is eligible for terminated vested retirement under the provisions of the Conectiv Cash Balance Subplan. At December 31, 2008, the amount credited to his account under the Conectiv Cash balance Subplan was $390,205. Had Mr. Velazquez retired on that date, that balance, at his election, would have been converted into one of several actuarially equivalent annuities or would have been paid to him in a lump sum.

PHI Subplan.    Persons who become employees of the Company on or after January 1, 2005 are eligible to qualify to participate in the PHI Subplan. The plan provides participating employees who are 21 years or older and have at least five years of service with retirement benefits based on the participant’s average salary for the final five years of employment and the number of years of credited service under the plan at the time of retirement. Normal retirement age is 65. Participants who have reached age 55 and who have ten years of credited service are eligible for retirement benefits prior to normal retirement age, at a benefit level that is reduced from the benefit level at normal retirement age by 3% for each year that the early retirement date precedes the normal retirement date. A participant may retire with full benefits at age 62 and with 20 years of service. Benefits under the plan are paid in the form of a monthly annuity selected by the participant from among several available annuity options. Mr. Barry is a participant in the PHI Subplan, but is not currently vested because he has less than five years of service.

Executive Retirement Plan

The Executive Retirement Plan is a non-tax-qualified supplemental retirement plan. Eligibility to participate in the Executive Retirement Plan is determined by the Company’s Chief Executive Officer (and, in the case of the Chief Executive Officer, by the Board of Directors). The following benefit structures make up the Executive Retirement Plan:

Supplemental Benefit Structure.    Under provisions of the Internal Revenue Code, the level of a participant’s pension benefit under a tax-qualified pension plan and the amount of compensation that may be taken into account in calculating that benefit are limited (the “Qualified Plan Limitations”). In addition, under the terms of the Pepco Holdings Retirement Plan, salary deferrals elected by the participant under the Company’s deferred compensation plans (other than the participant’s pre-tax contributions made under the Retirement Savings Plan) are not taken into account as compensation for purposes of calculating a participant’s retirement benefit. If applicable, these provisions have the effect of reducing the participant’s retirement benefit under the Pepco Holdings Retirement Plan relative to what the participant otherwise would be entitled to receive under the plan’s benefit formula. If a participant’s retirement benefits under the Pepco Holdings Retirement Plan are reduced by either or both of these limitations, the Company, under the Supplemental Benefit Structure, will pay a supplemental retirement benefit to the participant equal to the difference between (i) the participant’s actual benefit under the Pepco Holdings Retirement Plan and (ii) what the participant would have received under the Pepco Holdings Retirement Plan (A) were the Qualified Plan Limitations not applicable and (B) had the deferred compensation earned by the executive that was excluded from the executive’s compensation base used in determining retirement benefits under the Pepco Holdings Retirement Plan been included in the compensation base. The benefit under the Supplemental Benefit Structure vests under the same terms and conditions as the participant’s retirement benefits under the Pepco Holdings Retirement Plan. Messrs. Wraase, Torgerson and Barry are participants in the Supplemental Benefit Structure. The purpose of the Supplemental Benefit Structure is to enable participants to receive the full retirement benefits they would be entitled to receive under the Pepco Holdings Retirement Plan were it not for the Qualified Plan Limitations and had the participant not elected to defer the receipt of a portion of the participant’s compensation.

Supplemental Executive Retirement Benefit Structure.    Under the Supplemental Executive Retirement Benefit Structure, a participating executive whose employment by the Company terminates on or after age 59 for any reason other than death (or prior to age 59, if such termination follows a change in control of the Company) is entitled to a supplemental retirement benefit equal to the difference between (i) the executive’s actual benefit under the Pepco Holdings Retirement Plan and his supplemental benefits under the Supplemental Benefit Structure and the Executive Performance Supplemental Retirement Benefit Structure (as described below) and (ii) what the executive would have received had the executive been credited with the additional years of service provided for under the Supplemental Executive Retirement Benefit Structure. As of December 31, 2008, the additional years of service credited under the Supplemental Executive Retirement Benefit Structure to the executive officers listed in the Summary Compensation Table were: Mr. Wraase — 4 years, 10 months and Mr. Torgerson — 13 years, 5 months. No years of service credits have been made under the Supplemental Executive Retirement Benefit Structure since 1998. The Company has retained the plan primarily to preserve a mechanism that can be used by the Company, when hiring a new executive, to equate the Company’s pension benefits with those of the executive’s former employer and, if credits are made, to operate as a retention incentive because the benefits under the plan do not vest until age 59. In this regard, the Company, in connection with the employment of Mr. Barry, has agreed to credit him with three additional years of service after five years of employment and an additional three years of service after ten years of employment under the Supplemental Executive Retirement Benefit Structure.

Executive Performance Supplemental Retirement Benefit Structure.    Under the Executive Performance Supplemental Retirement Benefit Structure, a participating executive whose employment by the Company terminates on or after age 59 for any reason other than death (or prior to age 59, if either (i) the executive had been designated as a recipient of this benefit prior to August 1, 2002, or (ii) such termination follows a change in control of the Company) is entitled to a supplemental retirement benefit equal to the difference between (i) the executive’s actual benefit under the Pepco Holdings Retirement Plan and his supplemental retirement benefits under the Supplemental Benefit Structure and the Supplemental Executive Retirement Benefit Structure and (ii) what the executive would have received (A) had the average of the highest three annual incentive awards in the last five consecutive years been added to the executive’s average salary over the final three years of his employment (without regard to any deferral of the receipt of the award by the executive) in calculating the executive’s retirement benefit under the Pepco Holdings Retirement Plan and under the Supplemental Benefit Structure and the Supplemental Executive Retirement Benefit Structure, (B) had the benefits of the executive under the Pepco Holdings Retirement Plan and under the Supplemental Benefit Structure and the Supplemental Executive Retirement Benefit Structure not been reduced by the Qualified Plan Limitations and (C) had the deferred compensation earned by the executive that was excluded from the executive’s compensation base used in determining retirement benefits under the Pepco Holdings Retirement Plan and under the Supplemental Benefit Structure and the Supplemental Executive Retirement Benefit Structure been included in the compensation base. The supplemental benefits provided by the Executive Performance Supplemental Retirement Benefit Structure allow a greater percentage of a participant’s total compensation to be used in the calculation of the executive’s pension benefit, which is advantageous to senior executives who typically receive a larger percentage of their total compensation in the form of incentive compensation. The Executive Performance Supplemental Retirement Benefit Structure also has had the effect of making the retirement benefits for participants in the Pepco General Retirement Subplan more comparable to the retirement benefits received by participants in the Conectiv Cash Balance Subplan, which takes into account bonuses in calculating retirement benefits. Of the executive officers listed in the Summary Compensation Table, only Messrs. Wraase and Torgerson have been designated as participants in the Executive Performance Supplemental Retirement Benefit Structure.

The benefits under the Executive Retirement Plan are payable in the form of a monthly annuity, except that if the employment of a participant terminates before age 59 following a change in control of the Company, the payments due under the Supplemental Executive Retirement Benefit Structure and Executive Performance Supplemental Retirement Benefit Structure will be paid in a lump sum amount equal to the present value of the annuity payments to which the participant otherwise would be entitled. If a participant in the Executive Retirement Plan is discharged by the Company because of misfeasance, malfeasance, dishonestly, fraud, misappropriation of funds, or commission of a felony, the participant’s benefits under the plan will be forfeited.

Conectiv Supplemental Executive Retirement Plan

Under the Conectiv SERP, a participating executive’s retirement benefit is calculated as it would be under the Conectiv Cash Balance Subplan (i) without giving effect to the Qualified Plan Limitations, (ii) if salary deferrals elected by the participant under the Company’s deferred compensation plans (other than the participant’s pre-tax contributions made under the Retirement Savings Plan) were taken into account as compensation for purposes of calculating a participant’s retirement benefit in the year earned, rather than the year actually paid, and (iii) giving effect to any additional years of service credited to the executive in excess of the executive’s actual years of service. The executive’s benefit under the Conectiv SERP is the amount by which the Conectiv SERP benefit exceeds the executive’s benefit under the Conectiv Cash Balance Subplan, calculated under the cash balance component or based on the executive’s “grandfathered” benefit under the Atlantic City Electric Retirement Plan or the Delmarva Retirement Plan, as applicable. The benefit under the Conectiv SERP is payable at or beginning at the same time as, and in the same manner as, the benefits payable to the participant under the Conectiv Cash Balance Subplan. Only employees who were employed by Conectiv on August 1, 2002, are eligible to participate in the Conectiv SERP. Messrs. Rigby and Velazquez are participants in the Conectiv SERP. The primary purpose of the Conectiv SERP is to enable participating executives to receive the full retirement benefits they are entitled to receive under the Conectiv Cash Balance Plan without reduction due to Internal Revenue Code limits. If Messrs. Rigby and Velazquez had retired on December 31, 2008, the net present value of their retirement benefits as of that date under the Conectiv SERP would have been $782,842 and $59,733, respectively.

Wraase Supplemental Retirement Benefit

The Company, in consideration for the relinquishment by Mr. Wraase of certain other benefits, has agreed to provide Mr. Wraase with a supplemental retirement benefit. Under this arrangement, Mr. Wraase, commencing upon the termination of his employment, will receive a lifetime monthly supplemental retirement benefit, payable in cash, equal to (i) 1/12 of 65% of the sum of (A) his annual base salary rate in effect at the time of the termination of his employment and (B) the highest annual bonus received during the four calendar years preceding the year in which the termination of his employment occurs (the “Calculation Amount”), less the monthly retirement benefit he receives for that month under the Pepco Holdings Retirement Plan and the Executive Retirement Plan. If Mr. Wraase is survived by his spouse, his spouse is entitled to receive a lifetime monthly supplemental retirement benefit, payable in cash, equal to 75% of the Calculation Amount, less the monthly retirement benefit, if any, payable to her under the Pepco Holdings Retirement Plan and the Executive Retirement Plan.

NONQUALIFIED DEFERRED COMPENSATION

AT DECEMBER 31, 2008

Name	Executive Contributions in Last Fiscal Year (28)	Registrant Contributions in Last Fiscal Year (29)	Aggregate Earnings in Last Fiscal Year (30)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (31)
Dennis R. Wraase
Pepco Director and Executive Deferred Compensation Plan	$0	$0	$153,680	$0	$1,048,565
PHI Executive and Director Deferred Compensation Plan	45,915	34,004	64,520	0	1,330,763

Joseph M. Rigby
Conectiv Deferred Compensation Plan	0	0	(126,921)	0	1,654,612
PHI Executive and Director Deferred Compensation Plan	136,476	14,678	4,956	0	192,489

Paul H. Barry
PHI Executive and Director Deferred Compensation Plan	31,720	8,218	(7,863)	0	36,997

William T. Torgerson
Pepco Director and Executive Deferred Compensation Plan	0	0	116,940	0	779,598
PHI Executive and Director Deferred Compensation Plan	14,654	10,818	(43,402)	0	241,655

David M. Velazquez
PHI Executive and Director Deferred Compensation Plan	6,584	4,879	67	0	11,529

(28)	All amounts shown are included in the “Salary” column of the Summary Compensation Table for the year 2008, except that $83,875 of the amount shown for Mr. Rigby was included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the year 2007.

(29)	All amounts shown are included in the “All Other Compensation” column of the Summary Compensation Table for the year 2008.

(30)	Includes the following amounts previously reported in the Company’s Summary Compensation Table in years prior to 2008 as “above-market” earnings (as defined by Securities and Exchange Commission regulations) on deferred compensation: Mr. Wraase — $14,209 and Mr. Torgerson — $11,931.

(31)	Includes the following amounts reported as compensation in the Company’s Summary Compensation Table in years prior to 2008:

PHI Executive and Director Deferred Compensation Plan: Mr. Wraase — $711,680; Mr. Rigby — $41,394; Mr. Barry — $5,000; Mr. Torgerson — $142,650; and Mr. Velazquez — $0.

Conectiv Deferred Compensation Plan: Mr. Rigby — $21,468.

Deferred Compensation Plans

The Company maintains the following deferred compensation plans in which one or more of the executive officers listed in the Summary Compensation Table participate.

PHI Executive and Director Deferred Compensation Plan

Under the PHI Executive and Director Deferred Compensation Plan participating executives and directors are permitted to defer the receipt of all or any portion of the compensation to which they are entitled for services performed, including, in the case of executives, incentive compensation. In addition, to the extent an executive is precluded from making contributions to the Retirement Savings Plan, a tax-qualified 401(k) plan, due to limitations imposed by the Internal Revenue Code, the executive is entitled to defer under the plan an amount equal to the contribution the executive is prevented from contributing to the Retirement Savings Plan and receive an additional credit under the plan equal to the matching contribution, if any, that the Company would have made to the executive’s account under the Retirement Savings Plan. Under the terms of the Retirement Savings Plan, employees can contribute to the Retirement Savings Plan up to 6% of their annual salary, with the Company matching 100% of the employee’s contribution up to 3% of salary and 50% of any contributions in excess of 3% of salary up to 6% of salary.

Under the plan, the Company credits to each participant’s account on a monthly basis an amount corresponding to, as elected by the participant, any or a combination of: (i) the interest at the prime rate that would have been paid on an amount equal to the participant’s account balance, or (ii) an amount equal to the return that the participant would have earned had his or her account balance been invested in any one or a combination of the investment funds selected by the Compensation/Human Resources Committee or, in the case of directors only, had the account balance been deemed invested in the common stock. A participant may reallocate his account balance among these investment choices at any time.

The distribution to a participant of accrued balances under the plan commences, at the election of the participant, (i) if an executive, on the date of the commencement of payments under the tax-qualified defined benefit plan in which the executive is a participant, (ii) the calendar year following the year in which the participant reaches retirement age, (iii) when the participant’s employment by the Company or service as a director ceases, (iv) when the participant’s employment by the Company or service as a director ceases and the participant attains an age specified by the participant or (v) the date specified by the participant, which may not be earlier than the second calendar year following the year in which the deferrals occurred to which the distribution relates. Distributions may be made, at the election of the participant, either in a lump sum or in monthly or annual installments over a period of between two and fifteen years.

Eligibility of executives to participate in the plan is determined by the Company’s Chief Executive Officer (and, in the case of the Chief Executive Officer, by the Board of Directors). Each of the executive officers listed in the Summary Compensation Table is eligible to participate in the plan. Each of the Company’s non-employee directors also is eligible to participate in the plan.

Conectiv Deferred Compensation Plan

Prior to the merger of Pepco and Conectiv, Conectiv maintained the Conectiv Deferred Compensation Plan under which a participating executive was permitted to defer the receipt of all or any portion of the compensation to which the executive was entitled for services performed, including incentive compensation, and to receive employer matching credits on deferrals corresponding to contributions the executive was precluded from making to the Conectiv tax-qualified 401(k) plan due to limitations imposed by the Internal Revenue Code. On August 1, 2002, employee deferrals and matching employer credits under the plan were discontinued.

Pre-August 1, 2002, participant deferrals and employer matching contributions are credited to a deferred compensation account and are deemed invested, as elected by the executive, in any of the investment options available to participants under the Conectiv tax-qualified 401(k) plan as of August 1, 2002. A participant may reallocate his account balance among these investment choices at any time. Prior to August 1, 2002, employer matching contributions were credited to an employer matching account in the form of Conectiv common stock equivalents, which at the time of the merger were converted into common stock equivalents on which additional credits are made when cash dividends are paid on the common stock based on the number of shares that could be purchased with the cash dividend. Of the executive officers listed in the Summary Compensation Table, only Mr. Rigby maintains an account balance under the plan.

Distributions under the plan commence at a time selected by the executive at the time of deferral, provided the date specified by the executive may not be earlier than two years after the year in which a deferral occurs or later than the year in which the executive reaches age 70, and may be made in a lump sum or in equal installments over periods of five, ten or fifteen years, as selected by the executive. In the event of the termination of the executive’s employment following a change in control, the committee responsible for the administration of the plan may in its discretion, after consultation with the executive, elect to distribute the executive’s account balances in a lump sum, rather than in accordance with the distribution elections originally selected by the executive.

Pepco Director and Executive Deferred Compensation Plan

Of the executive officers listed in the Summary Compensation Table, only Messrs. Wraase and Torgerson are participants in the Pepco Director and Executive Deferred Compensation Plan. None of the Company’s non-employee directors in 2008 are participants in the plan. Under the plan, participating executives were permitted to defer up to 15% of their salary earned between September 1, 1985 and August 31, 1989. In addition, the Board of Directors authorized the deferral by Mr. Wraase, in accordance with the terms of the plan, of his 1985 annual incentive award and his target 1986 annual incentive award. Under the plan, participant account balances attributed to salary are credited annually with an amount corresponding to a fixed interest rate of 15%, and Mr. Wraase’s incentive deferrals are credited annually with an amount corresponding to a fixed interest rate of 12%, which in each case was fixed at the time of deferral. The distribution of the plan balances accumulated by Mr. Wraase and Mr. Torgerson will commence at age 65 and will be paid out over a 15-year period in substantially equal monthly installments.

Termination of Employment and Change in Control Benefits

The following is a description of the Company’s plans and arrangements that provide for payments to the executive officers listed in the Summary Compensation Table, following or in connection with the termination of the executive’s employment, a change in control of the Company, or a change in the executive’s responsibilities.

Employment Agreements

The employment agreements of Messrs. Wraase, Rigby and Torgerson each provides the executive with specified benefits if the employment of the executive is terminated under various circumstances, as described below:

Mr. Wraase.    The employment agreement of Mr. Wraase provides that upon the termination of his employment at any time and for any reason, including voluntary resignation or retirement, Mr. Wraase will be entitled to receive the following benefits:

•	The supplemental retirement benefit described under the heading “Executive Retirement Plan — Wraase Supplemental Retirement Benefit.”

•	All unvested Restricted Stock Program awards under the LTIP will vest on June 1, 2009 regardless of whether Mr. Wraase is employed on that date.

•

All outstanding Performance Stock Program awards under the LTIP will be pro-rated for the time Mr. Wraase was employed during the applicable performance period to the extent the pre-established performance objectives are achieved as determined at the end of the performance period.

•	Tax preparation and planning services until his 70th birthday at the same level he was receiving such services at the time his employment terminated.

Messrs. Rigby and Torgerson.    The employment agreements of Messrs. Rigby and Torgerson each provides the executive with specified benefits if the employment of the executive is terminated under any of the circumstances described below, whether or not such termination is connected with a change in control of the Company:

Termination by the Company Other Than for Cause.    If at any time during the term of the executive’s employment the Company terminates the executive’s employment other than for cause (“cause” is defined as (i) intentional fraud or material misappropriation with respect to the business or assets of the Company, (ii) the persistent refusal or willful failure of the executive to perform substantially his duties and responsibilities to the Company after the executive receives notice of such failure, (iii) conduct that constitutes disloyalty to the Company and that materially damages the property, business or reputation of the Company, or (iv) the conviction of a felony involving moral turpitude), the executive will be entitled to:

•

A lump sum severance payment equal to three times the sum of (i) the executive’s highest annual base salary in effect at any time during the three-year period preceding the termination of employment and (ii) the higher of (A) the executive’s annual bonus for the year in which the termination of employment occurs or (B) the highest annual bonus received by the executive during the three calendar years preceding the calendar year in which the termination of employment occurs.

•

The executive’s annual bonus for the year in which the termination occurs, if the Board of Directors, before the termination date, has made a good faith determination of the executive’s bonus for the year, and otherwise a prorated portion (based on the number of days the executive was employed during the year) of the executive’s target annual bonus for the year.

•

Any shares under the Restricted Stock Program the vesting of which is contingent solely on the continued employment of the executive and that would have become vested had he remained employed for the remainder of the term of his employment agreement will become vested and non-forfeitable on the date the executive’s employment terminates.

•

Any shares under the Performance Stock Program that are the subject of an award the vesting of which is contingent on the achievement of specified performance goals during a performance period that ends within the term of the executive’s employment agreement will become vested at the end of the performance period if and to the extent the performance goals are achieved.

In addition to the retirement benefits to which the executive is entitled under the Pepco Holdings Retirement Plan and the Company’s supplemental retirement plans in which he participates, as more fully described under the heading “Retirement Plans” above, Messrs. Torgerson and Rigby each are entitled to receive a lump sum supplemental retirement benefit paid in cash equal to the difference between (i) the present value of the executive’s vested retirement benefit accrued at the time of termination under the Pepco Holdings Retirement Plan and any excess or supplemental retirement plan in which the executive is a participant and (ii) the benefit the executive would be entitled to receive under the Pepco Holdings Retirement Plan and such excess and supplemental retirement plans assuming: (i) in the case of Mr. Torgerson that (A) his earnings for the benefit computation are equal to his annual base salary rate in effect immediately prior to his termination, plus the highest annual bonus awarded to him in any of the three years preceding his termination of employment or, if higher, his annual bonus for the year in which the termination occurs and (B) he is the age he would be at the end of the term of his employment agreement in effect at the time his employment terminates and has completed 40 years of service (or, if greater, the years of service that he would have reached at the end of the term of his employment agreement in effect at the time his employment terminates), and (ii) in the case of Mr. Rigby that he is three years older than his actual age and is credited with three additional years of service.

Voluntary Resignation by the Executive under Specified Circumstances.    If, at any time during the term of the executive’s employment agreement, the executive terminates his employment under any of the following circumstances, he will receive under his employment agreement the same benefits that he would have received had the Company terminated his employment without cause as described above: (i) the base salary of the executive is reduced (other than a reduction consistent and proportional with the overall reduction, due to extraordinary business conditions, in the compensation of all other senior executives of the Company), (ii) the executive is not in good faith considered for incentive awards under the Company’s plans in which senior executives are eligible to participate, (iii) the Company fails to provide the executive with retirement, fringe and supplemental benefits in a manner similar to other senior executives, (iv) the Company relocates the executive’s place of employment to a location further than 50 miles from Washington, D.C. (or, in the case of Mr. Rigby, a location further than 50 miles from Wilmington, Delaware, other than the Washington, D.C. metropolitan area) or (v) the executive is demoted to a position that is not a senior management position (other than due to the executive’s disability).

Resignation or Termination Due to Disability or Death.    Upon his resignation (other than under the specified circumstances discussed above) or upon his death or disability (which shall be deemed to have occurred if he becomes entitled to long-term disability benefits under the Company’s disability plan or policy), the employment agreements provide that the executive will not be entitled to any benefits beyond those provided for under the terms of the Company benefit plans in which the executive participates.

Gross-up Payments.    Each of the employment agreements also provides that, if any payments or benefits provided to the executive under his employment agreement, or under any other plan, program, agreement or arrangement of the Company, are determined to be payments related to a change in control within the meaning of Section 280G of the Internal Revenue Code, and as a result the executive incurs an excise tax under Section 4999 of the Internal Revenue Code, the executive will be entitled to receive a gross-up payment in an amount equal to the amount of all excise taxes imposed on compensation payable upon termination of employment and the additional taxes that result from such payment, such that the aggregate net payments received by the executive will be the same as they would have been had such excise tax not been imposed.

Change-in-Control Severance Plan

Under the Change-in-Control Severance Plan, if, within one year following a change in control, a participating executive’s employment is terminated by the Company without “cause” or the executive terminates his or her employment for “good reason,” the executive will be entitled to the following termination benefits:

•

A severance payment equal to the sum of executive’s salary and target annual bonus for the year in which the termination occurs, multiplied by a factor of 1.5, 2 or 3, depending upon the executive’s position (a “Benefit Factor”).

•	A prorated portion (based on the number of days the executive was employed during the year) of the executive’s target annual bonus for the year.

•

A lump sum supplemental retirement benefit paid in cash equal to the difference between (i) the present value of the executive’s vested retirement benefit accrued at the time of termination under the Pepco Holdings Retirement Plan and any excess or supplemental retirement plan in which the executive is a participant and (ii) the benefit the executive would be entitled to receive under such plans assuming that the executive was the number of years older and had been credited with the number of years of service equal to the executive’s Benefit Factor.

•

For a period of time equal to the executive’s Benefit Factor, medical, dental, group life and disability benefits that generally are at least at a level substantially similar to the level in effect prior to the change in control.

•

A gross-up payment in an amount equal to the amount of all excise taxes imposed upon compensation payable upon termination of employment and the additional taxes that result from such payment, such that the aggregate net payments received by the executive will be the same as they would have been had such excise tax not been imposed.

The receipt of the benefits under the Change-in-Control Severance Plan is contingent upon the execution by the employee of (i) a general release and a non-disparagement agreement and (ii) a covenant agreeing not to compete against the Company or solicit its employees, each in form and substance satisfactory to the Company. Of the executive officers named in the Summary Compensation Table, only Mr. Barry (with a Benefit Factor of 3) and Mr. Velazquez (with a Benefit Factor of 2) are participants in the Change-in-Control Severance Plan.

Long-Term Incentive Plan

Under the LTIP, if the employment of a recipient of an award is terminated by the Company or the recipient terminates his or her employment for “good reason” within 12 months following a “change in control,” the recipient’s outstanding awards under the LTIP will be affected as follows:

•

A pro-rata portion of any Restricted Stock Program or restricted stock unit award that is subject to vesting contingent on the continued employment of the recipient (“service-based vesting”) will become immediately vested based on the number of months of the restricted period that have elapsed as of the termination date.

•

A pro-rata portion of any Performance Stock Program or restricted stock unit award that is subject to vesting contingent on the satisfaction of established performance criteria (“performance-based vesting”) will become immediately vested based on the number of months of the restricted period that have elapsed as of the termination date and on the assumption that the target level of performance has been achieved.

•	Any stock option or stock appreciation right not then exercisable will become immediately exercisable.

A “change in control” will occur under the terms of the LTIP if generally: (i) any person is or becomes the “beneficial owner” (as defined under SEC rules), directly or indirectly, of securities of the Company (excluding any securities acquired directly from the Company) representing 35% or more of the combined voting power of the Company’s then outstanding securities, (ii) during any period of 12 consecutive months, the individuals who, at the beginning of such period, constitute the Company’s Board of Directors cease for any reason other than death to constitute at least a majority of the Board of Directors, (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation continuing to represent at least 50% of the combined voting power of the voting securities of the Company or the surviving company, or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Under the LTIP, a recipient of an award will have “good reason” to terminate his or her employment if, without the written consent of the recipient, any of the following events occurs following a “change in control”: (i) the assignment to the recipient of any duties inconsistent in any materially adverse respect with his or her position, authority, duties or responsibilities in effect immediately prior to the change in control, (ii) there is a reduction in the recipient’s base salary from that in effect immediately before the change in control, (iii) there is a material reduction in the recipient’s aggregate compensation opportunity, consisting of base salary, bonus opportunity, and long-term or other incentive compensation opportunity, (iv) the Company requires the recipient to be based at any office or location more than 50 miles from that location at which he or she performed his or her services immediately prior to the occurrence of the change in control, or (v) any successor company fails to agree to assume the Company’s obligations to the recipient under the LTIP.

If the employment of a recipient of a Restricted Stock Program or Performance Stock Program award terminates because of retirement, early retirement at the Company’s request, death or disability prior to vesting, the payout of the award will be prorated, in the case of an award subject to service-based vesting, for service during the performance period and, in the case of an award subject to performance-based vesting, taking into account factors including, but not limited to, service and the performance of the participant before employment ceases, unless the Compensation/Human Resources Committee determines in either case that special circumstances warrant modification of the payment to which the participant is entitled. If the employment of a recipient of a Restricted Stock Program or Performance Stock Program award terminates for any other reason, the award is forfeited, except in the case of early retirement at the request of the participant, in which case the payout or forfeiture is at the discretion of the Compensation/Human Resources Committee.

If employment of the holder of a stock option terminates because of retirement, early retirement, death or disability, the option will remain exercisable for the remainder of its term, unless the Compensation/Human Resources Committee determines that special circumstances warrant modification of this result. Otherwise, the option will lapse on the effective date of the holder’s termination of employment.

In the case of Messrs. Wraase, Rigby and Torgerson, the application of the provisions of the LTIP governing the disposition of awards in connection with a termination of employment is superseded by the provisions of the executive’s employment agreement, as more fully described above under the heading “Termination of Employment and Change in Control Benefits — Employment Agreements.”

Executive Incentive Compensation Plan

Under the EICP, if a participant retires, dies or becomes disabled prior to the end of a plan year, the participant is entitled to a pro rated portion of the award to which the participant otherwise would be entitled based on the portion of the year that the participant was employed. If the employment of the participant terminates for any other reason during the plan year, the participant will be entitled to an award only to the extent provided for in his employment agreement or under the Change-in-Control Severance Plan. See “Termination of Employment and Change in Control Benefits — Employment Agreements and — Change-in-Control Severance Plan.”

Retirement Plan Benefits

Messrs. Wraase and Torgerson are participants in the Pepco General Retirement Subplan of the Pepco Holdings Retirement Plan and Messrs. Rigby and Velazquez are participants in the Conectiv Cash Balance Subplan of the Pepco Holdings Retirement Plan. Mr. Barry is a participant in the PHI Subplan of the Pepco Holdings Retirement Plan. For a description of the benefits provided under these defined benefit retirement plans and under the corresponding supplemental retirement plans following termination of employment, see the discussion under the heading “Retirement Plans” above.

Deferred Compensation Plans

Messrs. Wraase, Rigby, Barry, Torgerson, and Velazquez each is a participant in one or more Company deferred compensation plans. For a discussion of the payments to which they are entitled to under these plans following a termination of employment, see the discussion under the heading, “Deferred Compensation Plans” above.

Quantification of Termination of Employment Benefits

The following discussion quantifies the benefits that each of Messrs. Wraase, Rigby, Barry, Torgerson, and Velazquez would have been entitled to receive under his employment agreement and the Company’s compensation plans (other than under the Company’s defined benefit retirement plans and corresponding supplemental retirement plans and arrangements and under the Company’s deferred compensation plans, the benefits under which are described above under the headings “Retirement Plans” and “Deferred Compensation Plans”) if his employment had terminated on December 31, 2008, under specified circumstances:

Termination Other Than for Cause or Voluntary Resignation By the Executive (No Change in Control).    If, as of December 31, 2008, the employment of the executive had been terminated by the Company other than for cause, or (i) in the case of Mr. Wraase, he had retired or voluntarily terminated his employment regardless of the reason and (ii) in the cases of Messrs. Rigby and Torgerson, he had voluntarily terminated his employment for any of the reasons specified in his employment agreement, the executive would have received the benefits shown in the following table.

	Severance Payment	EICP Payment (32)	Accelerated Vesting of Service- Based Restricted Stock (33)	Target Performance-Based Restricted Stock (34)	Lump Sum Supplemental Retirement Benefit Payment
Dennis R. Wraase (35)	$0	$0	$895,761	$906,932	$0
Joseph M. Rigby	3,211,875	395,625	111,835	223,687	5,903,290
Paul H. Barry	0	0	0	0	0
William T. Torgerson	2,678,400	334,800	0	0	2,090,823
David M. Velazquez	0	0	0	0	0

(32)	For Messrs. Rigby and Torgerson, represents the target under the EICP for 2008.

(33)	Represents the market value on December 31, 2008 of unvested shares of common stock issuable pursuant to the Restricted Stock Program that would vest and become non-forfeitable (calculated by multiplying the number of shares by $17.76, the closing market price on that day).

(34)	Represents the market value on December 31, 2008 of shares of common stock issuable pursuant to the Performance Stock Program to which the executive would be entitled at the end of the performance cycle periods in which he participates, assuming that the target level of performance is achieved. Includes the following number of additional shares that the executive is entitled under the terms of his award to receive, equal in number to the shares that the executive would have acquired had the cash dividends paid during the performance period on the number of shares of common stock equal to the number of shares of Performance Stock earned been reinvested in shares of common stock. The additional number of shares that would be received by the executive is as follows: Mr. Wraase — 8,462 shares and Mr. Rigby — 2,103 shares.

(35)	In addition, Mr. Wraase is entitled to receive tax preparation and planning services until his 70th birthday at the same level he was receiving such services at the time his employment terminated.

Termination by the Company Other Than for Cause or Voluntary Resignation By the Executive under Specified Circumstances (following a Change in Control).    If, as of December 31, 2008, the employment of the executive following a change in control had been terminated by the Company other than for cause, or (i) in the case of Mr. Wraase, he had retired or voluntarily terminated his employment regardless of the reason, (ii) in the cases of Messrs. Rigby and Torgerson, he had voluntarily terminated his employment for any of the reasons specified in his employment agreement, or (iii) in the cases of Messrs. Barry and Velazquez, he had voluntarily terminated his employment for “good reason” in accordance with the terms of the Change-in-Control Severance Plan, the executive would have received, in addition to the benefits, if any, shown in the preceding table, the following benefits. The benefit in the column headed “Section 280G Gross-up Payment” would have been made only if the payments made to the executive would have caused the executive to incur an excise tax under Section 4999 of the Internal Revenue Code.

	Severance Payment	EICP Payment (36)	Lump Sum Supplemental Retirement Benefit Payment	Accelerated Vesting of Service- based Restricted Stock (37)	Target Performance- Based Restricted Stock (38)	Welfare Plan Benefit Payment	Section 280G Gross- Up Payment
Dennis R. Wraase	$0	$0	$0	$0	$0	$0	$0
Joseph M. Rigby	0	0	0	0	0	0	4,822,862
Paul H. Barry	2,486,400	310,800	108,010	89,937	179,909	41,703	1,348,021
William T. Torgerson	0	0	0	118,388	236,812	0	2,400,724
David M. Velazquez	1,091,200	204,600	183,735	48,964	97,946	27,522	661,780

(36)	For Messrs. Barry and Velazquez, represents the target under the EICP for 2008.

(37)	Represents the market value on December 31, 2008 of unvested shares of common stock issuable pursuant to the Performance Stock Program that would vest and become non-forfeitable if the termination of the executive’s employment occurred within one year following the change in control (calculated by multiplying the number of shares by $17.76, the closing market price on that day).

(38)	Represents the market value on December 31, 2008 of shares of common stock issuable pursuant to the Performance Stock Program to which the executive would be entitled under the terms of the LTIP at the end of the performance cycle periods in which he participates, assuming that the target level of performance is achieved, if the termination of the executive’s employment occurred within one year following the change in control. Includes the following number of additional shares that the executive is entitled under the terms of his award to receive, equal in number to the shares that the executive would have acquired had the cash dividends paid during the performance period on the number of shares of common stock equal to the number of shares of Performance Stock earned been reinvested in shares of common stock: Mr. Barry — 1,562 shares; Mr. Torgerson — 2,210 shares; and Mr. Velazquez — 925 shares.

Retirement or Termination of Employment Due to Death or Disability.    If, as of December 31, 2008, an executive, other than Mr. Wraase, had retired (including early retirement at the Company’s request) or his employment had terminated because of his death or disability, the executive (or his estate) would have been entitled under the terms of the LTIP, unless otherwise determined by the Compensation/Human Resources Committee, to (i) the accelerated vesting of a pro-rata portion of each outstanding time-based Restricted Stock award issued to the executive pursuant to the Restricted Stock Program and (ii) the accelerated vesting of a pro-rata portion of the shares of common stock issuable pursuant to the Performance Stock Program for any then-uncompleted performance periods as determined by the Compensation/Human Resources Committee taking into account factors including, but not limited to, the period of the executive’s service prior to termination and the performance of the executive before his employment ceased. In addition, under the terms of the EICP, the executive is entitled to a pro-rata portion of his award based on the portion of the year for which he was employed. The executive would not have been entitled to any severance payment or supplemental retirement benefit payment. As to Mr. Wraase, these terms of the LTIP are superseded by the terms of his employment agreement.

Voluntary Resignation by the Executive (Other than Resignation under Specified Circumstances).    If, as of December 31, 2008, an executive, other than Mr. Wraase, had resigned (other than for specified circumstances), the executive would not have been entitled to receive any severance payment, EICP payment or supplemental retirement benefit payment, and all unvested shares of Restricted Stock issued to the executive pursuant to the Restricted Stock Program, and any shares of common stock that the executive had the opportunity to earn pursuant to the Performance Stock Program, would have been forfeited. In these circumstances, Mr. Wraase would receive the benefits quantified in the table under the heading “Termination Other Than for Cause or Voluntary Resignation By the Executive (No Change in Control)” above.

Termination for Cause.    If, as of December 31, 2008, the employment of an executive, other than Mr. Wraase, had been terminated for cause (i) the executive would not have been entitled to any severance payment, EICP payment or supplemental retirement benefit payment and (ii) all unvested shares of restricted stock issued to the executive pursuant to the Restricted Stock Program and any shares of common stock that the executive had the opportunity to earn pursuant to the Performance Stock Program would have been forfeited. In these circumstances, Mr. Wraase would receive the benefits quantified in the table under the heading “Termination Other Than for Cause or Voluntary Resignation By the Executive (No Change in Control)” above.

BOARD REVIEW OF TRANSACTIONS WITH RELATED PARTIES

The Board of Directors has adopted Procedures for Evaluating Related Person Transactions (the “Procedures”) which set forth the procedures followed by the Board in review and approval or ratification of transactions with related persons to ensure compliance with the Company’s Conflicts of Interest Business Policy, Corporate Governance Guidelines and applicable law. Related persons include directors, nominees for election as a director and specified executives (“covered persons”), as well as the members of such person’s immediate family. The Procedures apply to any situation where a related person serves as a director, officer or partner of, a consultant to, or in any other key role with respect to, any outside enterprise which does or seeks to do business with, or is a competitor of, the Company or any affiliate of the Company. The Procedures can be found on the Company’s Web site (www.pepcoholdings.com) by first clicking on the link: Corporate Governance and then the link: Business Policies.

The Procedures require that each covered person provide to the Corporate Secretary annually a completed questionnaire setting forth all business and other affiliations which relate in any way to the business and other activities of the Company and its affiliates. Each covered person should also, throughout the year, update the information provided in the questionnaire as necessary.

When a related person transaction is contemplated, all of the material facts regarding the substance of the proposed transaction, including the material facts relating to the related person’s or other party’s relationship or interest, must be fully disclosed to the members of the Corporate Governance/Nominating Committee (excluding any member of the Committee who has an interest in the transaction). The members of the Corporate Governance/Nominating Committee will review the contemplated transaction and will then make a recommendation to the disinterested members of the Board. At a Board meeting, all of the material facts regarding the substance of the proposed transaction, including the facts relating to the related person’s or other party’s relationship or interest and the recommendation of the Corporate Governance/Nominating Committee, must be fully disclosed to the Board. Approval of the transaction requires the affirmative vote of a majority of the disinterested directors voting.

The Procedures generally require that related person transactions be approved in advance. On occasion, however, it may be in the Company’s interest to commence a transaction before the Corporate Governance/Nominating Committee or Board has had an opportunity to meet, or a transaction may commence before it is discovered that a related person is involved with the transaction. In such instances, the Procedures require the covered person to consult with the Chairman of the Corporate Governance/Nominating Committee to

determine the appropriate course of action, which may include subsequent ratification by the affirmative vote of a majority of the disinterested directors. If the Chairman of the Corporate Governance/Nominating Committee is an interested director, the Procedures require the covered person to consult with the Lead Independent Director to determine the appropriate course of action.

AUDIT COMMITTEE REPORT

Among its duties, the Audit Committee is responsible for recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K. The Committee took a number of steps as a basis for making this recommendation for 2008. First, the Audit Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2008, those matters that PricewaterhouseCoopers LLP is required to communicate to and discuss with the Audit Committee under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), which included information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with PricewaterhouseCoopers LLP that firm’s independence and received from PricewaterhouseCoopers LLP a letter concerning independence as required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence). This discussion and disclosure informed the Audit Committee of PricewaterhouseCoopers LLP’s relationships with the Company and was designed to assist the Audit Committee in considering PricewaterhouseCoopers LLP’s independence. Finally, the Audit Committee reviewed and discussed, with the Company’s management and with PricewaterhouseCoopers LLP, the Company’s audited consolidated balance sheets at December 31, 2008 and 2007, and the Company’s consolidated statements of earnings, comprehensive earnings, shareholders’ equity and cash flows for the three years ended December 31, 2008, including the notes thereto. Management is responsible for the consolidated financial statements and reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of these consolidated financial statements with accounting principles generally accepted in the United States of America. Based on the discussions with management and PricewaterhouseCoopers LLP concerning the audit, the independence discussions, and the financial statement review and discussions, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the consolidated financial statements be included in the Company’s 2008 Annual Report on Form 10-K.

The Audit Committee, in accordance with its charter, conducts an annual evaluation of the performance of its duties. Based on this evaluation, the Committee concluded that it performed effectively in 2008.

AUDIT COMMITTEE
Frank K. Ross, Chairman Terence C. Golden Barbara J. Krumsiek Richard B. McGlynn Lawrence C. Nussdorf

2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company appointed PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the year 2008. The Audit Committee has reappointed the firm for 2009. A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

Although the Company is not required to seek shareholder ratification of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will take this fact into consideration when selecting the Company’s independent registered public accounting firm for 2010. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if the Committee determines that a change would be in the best interests of the Company and its shareholders.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the annual financial statements of the Company and its subsidiary reporting companies for the 2008 and 2007 fiscal years, reviews of the financial statements included in the 2008 and 2007 Forms 10-Q of the Company and its subsidiary reporting companies, reviews of public filings, comfort letters and other attest services were $7,780,994 and $6,143,733, respectively. The amount for 2007 includes $69,325 for the 2007 audit that was billed after the 2007 amount was disclosed in Pepco Holding’s proxy statement for the 2008 Annual Meeting.

Audit-Related Fees

No fees were billed by PricewaterhouseCoopers LLP for audit-related services for the 2008 or 2007 fiscal years.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for tax services rendered for the 2008 and 2007 fiscal years were $284,678 and $126,810 respectively. These services consisted of tax compliance, tax advice and tax planning.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for all other services other than those covered under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the 2008 and 2007 fiscal years were $4,500 and $41,740, respectively, which represented the costs of training and technical materials provided by PricewaterhouseCoopers LLP.

All of the services described in “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved in advance by the Audit Committee, in accordance with the Audit Committee Policy on the Approval of Services Provided By the Independent Auditor, which is attached to this Proxy Statement as Annex A.

What vote is required to ratify the selection of the independent registered public accounting firm?

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common stock present and entitled to vote at the meeting.

How are the votes counted?

Shares, if any, which are the subject of an abstention with regard to the vote on this proposal will be considered present and entitled to vote, and accordingly will have the same effect as a vote against the proposal. Any shares that are the subject of a “broker non-vote” will not be considered present and entitled to vote and, therefore, will not be included in the denominator when determining whether the requisite percentage of shares has been voted in favor of this matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, WHICH IS SET FORTH AS ITEM 2 ON THE PROXY CARD.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

What is the deadline for submission of shareholder proposals for inclusion in the Company’s proxy statement for the 2010 Annual Meeting?

In order to be considered for inclusion in the proxy statement for the 2010 Annual Meeting, shareholder proposals must be received by the Company on or before November 26, 2009.

May a shareholder introduce a resolution for a vote at a future annual meeting?

Under the Company’s Bylaws, a shareholder may introduce a resolution for consideration at a future Annual Meeting if the shareholder complies with the advance notice provisions set forth in the Bylaws. These provisions require that for a shareholder to properly bring business before an Annual Meeting, the shareholder must give written notice to the Company’s Secretary at 701 Ninth Street, N.W., Washington, D.C. 20068, not less than 100 days nor more than 120 days prior to the date of the meeting (or if the date of the meeting is more than 30 days before or after the anniversary date of the Annual Meeting in the prior year, then the written notice must be received no later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was given or made by the Company). The shareholder’s notice must set forth a description of the business desired to be brought before the meeting and the reasons for conducting the business at the Annual Meeting, the name and record address of the shareholder, the class and number of shares owned beneficially and of record by the shareholder, and any material interest of the shareholder in the proposed business. The Company will publicly announce the date of its 2010 Annual Meeting at a later date.

May a shareholder nominate or recommend an individual for election as a director of the Company?

Under the Company’s Bylaws, a shareholder may nominate an individual for election as a director at a future Annual Meeting by giving written notice of the shareholder’s intention to the Company’s Secretary at 701 Ninth Street, N.W., Washington, D.C. 20068, not less than 100 days nor more than 120 days prior to the date of the meeting (or if the date of the meeting is more than 30 days before or after the anniversary date of the Annual Meeting in the prior year, then the written notice must be received no later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was first given or made by the Company). The notice provided to the Secretary must set forth the name and record address of the nominating shareholder and the class and number of shares of capital stock of the Company beneficially owned by such shareholder; and, for each nominee, the nominee’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of the Company’s capital stock beneficially owned by the nominee, and any other information concerning the nominee that would be required to be included in a proxy statement. The Company will publicly announce the date of its 2010 Annual Meeting at a later date.

A shareholder also may recommend for the consideration of the Corporate Governance/Nominating Committee one or more candidates to serve as a nominee of the Company for election as a director. Any such recommendations for the 2010 Annual Meeting must be submitted in writing to the Secretary of the Company on or before November 26, 2009, accompanied by the information described in the preceding paragraph.

What principles has the Board adopted with respect to Board membership? What are the specific qualities or skills that the Corporate Governance/Nominating Committee has determined are necessary for one or more of the directors to possess?

The Board has approved the following principles with respect to Board membership. The Board should include an appropriate blend of independent and management directors, which should result in independent directors being predominant and in the views of the Company’s management being effectively represented. Accordingly, the number of independent directors should never be less than seven and the management directors should always include the Chief Executive Officer, there should never be more than three management directors, and any management directors other than the Chief Executive Office should be selected from the Company’s executive leadership team.

For independent directors, the Corporate Governance/Nominating Committee seeks the appropriate balance of experience, skills and personal characteristics required of a director. In order to be considered for nomination to the Board, a director candidate should possess most or all of the following attributes: independence, as defined by the NYSE listing standards as currently in effect; integrity; judgment; credibility; collegiality; professional achievement; constructiveness; and public awareness. The independent directors should possess, in aggregate, skill sets that include but are not limited to: financial acumen equivalent to the level of a Chief Financial Officer or senior executive of a capital market, investment or financial services firm; operational or strategic acumen germane to the energy industry, or other industry with similar characteristics (construction, manufacturing, etc.); public and/or government affairs acumen germane to complex enterprises, especially in regulated industries; customer service acumen germane to a service organization with a large customer base; legal acumen in the field(s) of regulatory or commercial law at the partner or chief legal officer level; salient community ties in areas of operation of Pepco Holdings’ enterprises; and corporate governance acumen, gained through service as a senior officer or director of a large publicly held corporation or through comparable academic or other experience. Independent directors are also selected to ensure diversity, in the aggregate, which diversity should include expertise or experience germane to the Company’s total business needs, in addition to other generally understood aspects of diversity.

What is the process for identifying and evaluating nominees for director (including nominees recommended by security holders)?

The Corporate Governance/Nominating Committee has developed the following process for the identification and evaluation of director nominees which is set forth in the Company’s Corporate Governance Guidelines and can be found on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance:

a. List of Potential Candidates.    The Corporate Governance/Nominating Committee develops and maintains a list of potential candidates for Board membership. Potential candidates are recommended by Committee members and other Board members. Shareholders may put forward potential candidates for the Committee’s consideration by following submission requirements published in the Company’s proxy statement for the previous year’s meeting. See the second paragraph of the section headed “May a shareholder nominate or recommend an individual for election as a director of the Company?” above.

b. Candidate Attributes, Skill Sets and Other Criteria.    The Committee annually reviews the attributes, skill sets and other qualifications for potential candidates and may modify them from time to time based upon the Committee’s assessment of the needs of the Board and the skill sets required to meet those needs.

c. Review of Candidates.    All potential candidates are reviewed by the Committee against the current attributes, skill sets and other qualifications established by the Board to determine if a candidate is suitable for Board membership. If a candidate is deemed suitable based on this review, a more detailed review will be performed through examination of publicly available information. This examination will include consideration of the independence requirement for outside directors, the number of boards on which the candidate serves, the possible applicability of restrictions on director interlocks or other requirements or prohibitions imposed by applicable laws or regulations, proxy disclosure requirements, and any actual or potentially perceived conflicts of interest or other issues raised by applicable laws or regulations or the Company’s policies or practices.

d. Prioritization of Candidates.    The Committee then (i) determines whether any candidate needs to be removed from consideration as a result of the detailed review, and (ii) determines a recommended priority among the remaining candidates for recommendation to and final determination by the Board prior to direct discussion with any candidate.

e. Candidate Contact.    Following the Board’s determination of a priority-ranked list of approved potential candidates, the Chairman of the Committee or, at his or her discretion, other member(s) of the Board will contact and interview the potential candidates in priority order. When a potential candidate indicates his or her willingness to accept nomination to the Board, no further candidates will be contacted. Subject to a final review of eligibility under the Company’s policies and applicable laws and regulations using information supplied directly by the candidate, the candidate will then be nominated.

3. OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

Does the Board of Directors know of any additional matters to be acted upon at the Annual Meeting?

The Board of Directors does not know of any other matter to be brought before the meeting.

If another matter does come before the meeting, how will my proxy be voted?

If any other matter properly comes before the meeting, your signed proxy card, as well as your Internet or telephone proxy, gives the designated proxy holders discretionary authority to vote on such matters in accordance with their best judgment.

How are proxies being solicited and who pays for the costs involved?

The Company will bear the costs of solicitation of proxies, including the reimbursement of banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners. In addition to the use of the mails, officers, directors and regular employees of the Company may solicit proxies personally, by telephone or facsimile or via the Internet. These individuals will not receive any additional compensation for these activities.

Why was only a single Notice mailed to households that have multiple holders of common stock?

To reduce the expense of delivering a duplicate Notice to multiple shareholders sharing the same address, the Company has adopted a procedure approved by the SEC called “householding.” This procedure saves printing costs and postage fees, and conserves natural resources.

Under this procedure, certain shareholders of record who have the same address and last name, and who have not elected to receive delivery of proxy materials electronically, will receive only one copy of the Notice, unless they have previously notified the Company that they want to receive separate copies. Each Retirement Savings Plan participant will continue to receive a paper copy of all of the proxy materials.

Under these SEC rules, brokers and banks that hold stock for the account of their customers also are permitted to deliver a single copy of the Notice, and, as applicable, any additional proxy materials that are delivered to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of common stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of the Notice, and, as applicable, any additional proxy materials. If you did not notify your broker or bank of your objection, you may have been deemed to have consented to the arrangement.

If you receive a single Notice or a single set of proxy materials as a result of householding, and you would like to have separate copies, please contact American Stock Transfer & Trust Company, the Company’s transfer agent:

By Telephone:	1-866-254-6502 (toll-free)

In Writing:	American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219-9821

If you own your shares through a brokerage firm or a bank, your notification should include the name of your brokerage firm or bank and your account number.

If you are a record holder of shares of common stock who is receiving multiple copies of the Company’s shareholder communications at your address and you would like to receive only one copy for your household, please contact American Stock Transfer & Trust Company at the telephone number or address set forth above. If you own your shares through a brokerage firm or a bank, please contact your broker or bank.

Where do I find the Company’s Corporate Business Policies, Corporate Governance Guidelines and Committee Charters?

The Company has in place Corporate Business Policies, which in their totality constitute its code of business conduct and ethics. These policies apply to all directors, employees and others working at the Company and its subsidiaries. The Company’s Board of Directors has also adopted Corporate Governance Guidelines and charters for the Company’s Audit Committee, Compensation/Human Resources Committee and Corporate Governance/Nominating Committee, which conform to the requirements set forth in the NYSE listing standards. The Board of Directors has also adopted charters for the Company’s Executive Committee and Finance Committee. Copies of these documents are available on the Company Web site at http://www.pepcoholdings.com/governance/index.html and also can be obtained by writing to: Ellen Sheriff Rogers, Vice President, Secretary and Assistant Treasurer, 701 Ninth Street, N.W., Suite 1300, Washington, D.C. 20068.

The Letters to Shareholders which begin on the cover page of this document, the sections of this Proxy Statement headed “Compensation/Human Resources Committee Report” and “Audit Committee Report” and the 2008 Annual Report to Shareholders, including the “Five-Year Performance Graph 2004-2008,” attached as Annex B to this Proxy Statement are not deemed to be “soliciting material” or to be “filed” with the SEC under or pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not be incorporated by reference or deemed to be incorporated by reference into any filing by the Company under either such Act, unless otherwise specifically provided for in such filing.

ANNEX A

PEPCO HOLDINGS, INC.

AUDIT COMMITTEE

Policy on the Approval of Services

Provided By the Independent Auditor

I.	Overview

Under the federal securities laws and the rules of the Securities and Exchange Commission (the “SEC”), the annual consolidated financial statements of Pepco Holdings, Inc. (the “Company”) and each of its subsidiaries that has a reporting obligation (a “Reporting Company”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be audited by an “independent” public accountant. Likewise, the quarterly financial statements of the Company and each Reporting Company must be reviewed by an “independent” public accountant.

Under SEC regulations, a public accountant is not “independent” if it provides certain specified non-audit services to an audit client. In addition, a public accountant will not qualify as “independent” unless (i) before the accountant is engaged to provide audit or non-audit services, the engagement is approved by the public company’s audit committee or (ii) the engagement to provide audit or non-audit services is pursuant to pre-approved policies and procedures established by the audit committee.

Under the Audit Committee Charter, the Audit Committee of the Company has sole authority (i) to retain and terminate the Company’s independent auditors, (ii) to pre-approve all audit engagement fees and terms and (iii) to pre-approve all significant audit-related relationships with the independent auditor. This Policy sets forth the policies and procedures adopted by the Audit Committee with respect to the engagement of the Company’s independent auditor to provide audit and non-audit services to the Company and its subsidiaries (as defined by Rule 1-02 (x) of SEC Regulation S-X).

The Audit Committee also serves as the audit committee for each subsidiary of the Company that is a Reporting Company for the purpose of approving audit and non-audit services to be provided by the independent auditor(s) of such Reporting Companies. In this capacity, the Audit Committee has determined that this Policy also shall govern the engagement of the independent auditor for each such Reporting Company.

II.	Statement of Principles

The Audit Committee recognizes the importance of maintaining the independence of its external auditor both in fact and appearance. In order to ensure that the independence of the Company’s external auditor is not, in the judgment of the Audit Committee, impaired by any other services that the external auditor may provide to the Company and its subsidiaries:

•

The Audit Committee shall approve in advance all services — both audit and permitted non-audit services — provided to the Company or any of its subsidiaries by the Company’s independent auditor in accordance with the procedures set forth in this Policy.

•

The Audit Committee shall not engage the Company’s independent auditor to provide to the Company or any of its subsidiaries any non-audit services that are unlawful under Section 10A of the Exchange Act or that would impair the independence of the Company’s independent auditor under the standards set forth in Rule 2-01 of SEC Regulation S-X (“Prohibited Non-Audit Services”).

III.	Approval of Annual Audit Services

The annual audit services provided to the Company and its subsidiaries by the Company’s independent auditor shall consist of:

•

The audit of the annual consolidated financial statements of the Company and each other Reporting Company and the other procedures required to be performed by the independent auditor to be able to form an opinion on the financial statements.

•	Review of the quarterly consolidated financial statements of the Company and each Reporting Company.

•	The attestation engagement for the independent auditor’s report on management’s statement on the effectiveness of the Company’s internal control over financial reports.

•

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings, including consents and comfort letters provided to underwriters, reviews of registration statements and prospectuses, and assistance in responding to SEC comment letters.

All such audit services must be approved annually by the Audit Committee following a review by the Audit Committee of the proposed terms and scope of the engagement and the projected fees. Any subsequent change of a material nature in the terms, scope or fees associated with such annual audit services shall be approved in advance by the Audit Committee.

Any additional audit services may be pre-approved annually at the meeting at which the annual audit services are approved. If not pre-approved, each additional annual audit service must be approved by the Audit Committee in advance on a case-by-case basis.

IV.	Approval of Audit-Related Services

Audit-related services consist of assurance and related services that are reasonably related to the performance of the audit or review of the financial statements of the Company and each Reporting Company, other than the annual audit services described in Section III above. Audit-related services may include, but are not limited to:

•	Employee benefit plan audits.

•	Due diligence related to mergers and acquisitions.

•	Accounting consultations and audits in connection with acquisitions.

•	Internal control reviews.

•	Attest services related to financial reporting that are not required by statute or regulation.

Audit-related services may be pre-approved annually at the meeting at which the annual audit services are approved. If not pre-approved, each audit-related service must be approved by the Audit Committee in advance on a case-by-case basis.

V.	Approval of Tax Services

Tax services consist of professional services rendered by the independent auditor to the Company or any of its subsidiaries for tax compliance, tax advice and tax planning. Tax services may be pre-approved annually at the meeting of the Audit Committee at which the annual audit services are approved. If not pre-approved, each tax service must be approved by the Audit Committee in advance on a case-by-case basis.

VI.	Approval of All Other Services

Any other services to be provided by the Company’s independent auditor, other than Prohibited Non-Audit Services, may be pre-approved annually at the meeting of the Audit Committee at which the annual audit services are approved. If not pre-approved, each such other service must be approved by the Audit Committee in advance on a case-by-case basis.

VII.	Procedures

At the meeting of the Audit Committee to select the independent auditor for the Company and each of the Reporting Companies, the Chief Financial Officer shall submit to the Audit Committee a list of the additional audit services, audit-related services, tax services and other services, if any, that the Company and the Related Companies wish to have pre-approved for the ensuing year. The list shall be accompanied by:

•

a written description (which may consist of or include a description furnished to the Company by the independent auditor) of the services to be provided in detail sufficient to enable the Audit Committee to make an informed decision with regard to each proposed service, and, to the extent determinable, an estimate provided by the independent auditor of the fees for each of the services; and

•

confirmation of the independent auditor that (i) it would not be unlawful under Section 10A of the Exchange Act for the independent auditor to provide the listed non-audit services to the Company or any of its subsidiaries and (B) none of the services, if provided by the independent auditor to the Company or any of its subsidiaries, would impair the independence of the auditor under the standards set forth in Rule 2-01 of SEC Regulation S-X.

If a type of non-audit service is pre-approved by the Audit Committee, and the Company or any of its subsidiaries subsequently engages the independent auditor to provide that service, the Company’s Chief Financial Officer shall report the engagement to the Audit Committee at its next regularly scheduled meeting.

VIII.	Delegation

The Audit Committee hereby delegates to the Chairman of the Audit Committee the authority to approve, upon the receipt of the documentation referred to in Section VII above, on a case-by-case basis any non-audit service of the types referred to in Sections IV, V and VI above (i.e. an audit-related, tax or other service) at any time other than at a meeting of the Audit Committee. The Chairman shall report any services so approved to the Audit Committee at its next regularly scheduled meeting. In no circumstances shall the responsibilities of the Audit Committee under this Policy be delegated to the management of the Company or any of its subsidiaries.

ANNEX B

    2008 Annual Report to Shareholders

Forward-Looking Statements:    Except for historical statements and discussions, the statements in this annual report constitute “forward-looking statements” within the meaning of federal securities law. These statements contain management’s beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company’s control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and capital and credit market conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. Pepco Holdings disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results and prospects of Pepco Holdings.

GLOSSARY OF TERMS

Term	Definition
2007 Maryland Rate Orders	The MPSC orders approving new electric service distribution base rates for Pepco and DPL in Maryland, each effective June 16, 2007.
A&N	A&N Electric Cooperative, purchaser of DPL’s retail electric distribution assets in Virginia
ABO	Accumulated benefit obligation
ACE	Atlantic City Electric Company
ACE Funding	Atlantic City Electric Transition Funding LLC
ADITC	Accumulated deferred investment tax credits
AFUDC	Allowance for Funds Used During Construction
AMI	Advanced Metering Infrastructure
Ancillary services	Generally, electricity generation reserves and reliability services
APIC	Additional paid-in capital
APIC pool	A computation that establishes the beginning balance of the APIC
Appeals Office	The Appeals Office of the IRS
Bankruptcy Funds	$13 million from the Bankruptcy Settlement to accomplish the remediation of the Metal Bank/Cottman Avenue site
Bankruptcy Settlement	The bankruptcy settlement among the parties concerning the environmental proceedings at the Metal Bank/Cottman Avenue site
BGS	Basic Generation Service (the supply of electricity by ACE to retail customers in New Jersey who have not elected to purchase electricity from a competitive supplier)
BGS-FP	BGS-Fixed Price service
BGS-CIEP	BGS-Commercial and Industrial Energy Price service
Bondable Transition Property	Right to collect a non-bypassable transition bond charge from ACE customers pursuant to bondable stranded costs rate orders issued by the NJBPU
BSA	Bill Stabilization Adjustment
CAA	Federal Clean Air Act
CAIR	EPA’s Clean Air Interstate rule
CAMR	EPA’s Clean Air Mercury rule
CERCLA	Comprehensive Environmental Response, Compensation, and Liability Act of 1980
Citgo	Citgo Asphalt Refining Company
CO2	Carbon dioxide
Conectiv	A wholly owned subsidiary of PHI which is a holding company under PUHCA 2005 and the parent of DPL and ACE
Conectiv Energy	Conectiv Energy Holding Company and its subsidiaries
Conectiv Group	Conectiv and certain of its subsidiaries that were involved in a like-kind exchange transaction under examination by the IRS
Cooling Degree Days	Daily difference in degrees by which the mean (high and low divided by 2) dry bulb temperature is above a base of 65 degrees Fahrenheit
CRMC	PHI’s Corporate Risk Management Committee
CWA	Federal Clean Water Act
D. C. Circuit	United States Court of Appeals for the District of Columbia Circuit
DC OPC	District of Columbia Office of People’s Counsel
DCPSC	District of Columbia Public Service Commission
Default Electricity Supply

The supply of electricity by PHI’s electric utility subsidiaries at regulated rates to retail customers who do not elect to purchase electricity from a competitive supplier, and which, depending on the jurisdiction and period, is also known as SOS or BGS service

Term	Definition
Default Supply Revenue	Revenue received for Default Electricity Supply
Delaware District Court	United States District Court for the District of Delaware
Delta Project	Conectiv Energy’s 545 megawatt natural gas and oil-fired combined-cycle electricity generation plant located in Peach Bottom Township, Pennsylvania
DNREC	Delaware Department of Natural Resources and Environmental Control
DPL	Delmarva Power & Light Company
DPSC	Delaware Public Service Commission
DRP	PHI’s Shareholder Dividend Reinvestment Plan
DSM	Demand Side Management
EDIT	Excess Deferred Income Taxes
EITF	Emerging Issues Task Force
EPA	United States Environmental Protection Agency
EPS	Earnings per share
ERISA	Employee Retirement Income Security Act of 1974
Exchange Act	Securities Exchange Act of 1934, as amended
FAS	Financial Accounting Standards
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
FHACA	Flood Hazard Area Control Act
FIFO	First in first out
FIN	FASB Interpretation Number
FPA	Federal Power Act
FSP	FASB Staff Position
FSP AUG AIR-1	FSP American Institute of Certified Public Accountants Industry Audit Guide, Audits of Airlines—“Accounting for Planned Major Maintenance Activities”
FWPA	Freshwater Wetlands Protection Act
GAAP	Accounting principles generally accepted in the United States of America
GCR	Gas Cost Recovery
GWh	Gigawatt hour
Heating Degree Days	Daily difference in degrees by which the mean (high and low divided by 2) dry bulb temperature is below a base of 65 degrees Fahrenheit.
HEDD	High electric demand day
HPS	Hourly Priced Service DPL is obligated to provide to its largest customers
IRC	Internal Revenue Code
IRS	Internal Revenue Service
ISO	Independent system operator
ISONE	Independent System Operator—New England
ITC	Investment Tax Credit
LTIP	Pepco Holdings’ Long-Term Incentive Plan
MAPP	Mid-Atlantic Power Pathway
Maryland OPC	Maryland Office of People’s Counsel
Mcf	One thousand cubic feet
Medicare Act	Medicare Prescription Drug, Improvement and Modernization Act of 2003
Mirant	Mirant Corporation
MPSC	Maryland Public Service Commission
NERC	North American Electric Reliability Corporation
NFA	No Further Action letter issued by the NJDEP
NJBPU	New Jersey Board of Public Utilities
NJDEP	New Jersey Department of Environmental Protection

Term	Definition
NJPDES	New Jersey Pollutant Discharge Elimination System
Normalization provisions

Sections of the IRC and related regulations that dictate how excess deferred income taxes resulting from the corporate income tax rate reduction enacted by the Tax Reform Act of 1986 and accumulated deferred investment tax credits should be treated for ratemaking purposes

NOx	Nitrogen oxide
NPDES	National Pollutant Discharge Elimination System
NUGs	Non-utility generators
NYDEC	New York Department of Environmental Conservation
ODEC	Old Dominion Electric Cooperative, purchaser of DPL’s wholesale transmission business in Virginia
Panda	Panda-Brandywine, L.P.
Panda PPA	PPA between Pepco and Panda
PARS	Performance Accelerated Restricted Stock
PBO	Projected benefit obligation
PCI	Potomac Capital Investment Corporation and its subsidiaries
Pepco	Potomac Electric Power Company
Pepco Energy Services	Pepco Energy Services, Inc. and its subsidiaries
Pepco Holdings or PHI	Pepco Holdings, Inc.
PHI Parties	The PHI Retirement Plan, PHI and Conectiv, parties to cash balance plan litigation brought by three management employees of PHI Service Company
PHI Retirement Plan	PHI’s noncontributory retirement plan
PJM	PJM Interconnection, LLC
Power Delivery	PHI’s Power Delivery Business
PPA	Power Purchase Agreement
PRP	Potentially responsible party
PUHCA 2005	Public Utility Holding Company Act of 2005, which became effective February 8, 2006
RAR	IRS revenue agent’s report
RARM	Reasonable Allowance for Retail Margin
RC Cape May	RC Cape May Holdings, LLC, an affiliate of Rockland Capital Energy Investments, LLC, and the purchaser of the B.L. England generating facility
RECs	Renewable energy credits
Recoverable stranded costs	The portion of stranded costs that is recoverable from ratepayers as approved by regulatory authorities
Regulated T&D Electric Revenue	Revenue from the transmission and the delivery of electricity to PHI’s customers within its service territories at regulated rates
Revenue Decoupling Adjustment

A negative adjustment equal to the amount by which revenue from such distribution sales exceeds the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer

RGGI	Regional Greenhouse Gas Initiative
ROE	Return on equity
RPM	Reliability Pricing Model
SEC	Securities and Exchange Commission
Sempra	Sempra Energy Trading LLP
SFAS	Statement of Financial Accounting Standards
SILO	Sale-in/lease-out
SNCR	Selective Non-Catalytic Reduction
SO2	Sulfur dioxide

Term	Definition
SOS

Standard Offer Service (the supply of electricity by Pepco in the District of Columbia, by Pepco and DPL in Maryland and by DPL in Delaware on and after May 1, 2006, to retail customers who have not elected to purchase electricity from a competitive supplier)

Spark spread	The market price for electricity less the product of the cost of fuel times the unit heat rate. It is used to estimate the relative profitability of a generation unit.
SPCC	Spill Prevention, Control, and Countermeasure plan required by EPA
Spot	Commodities market in which goods are sold for cash and delivered immediately
Standard Offer Service revenue or SOS revenue	Revenue Pepco and DPL, respectively, receive for the procurement of energy for its SOS customers
Starpower	Starpower Communications, LLC
Stranded costs

Costs incurred by a utility in connection with providing service which would be unrecoverable in a competitive or restructured market. Such costs may include costs for generation assets, purchased power costs, and regulatory assets and liabilities, such as accumulated deferred income taxes.

T&D	Transmission and distribution
Tolling agreement	A physical or financial contract where one party delivers fuel to a specific generating station in exchange for the power output
Transition Bond Charge	Revenue ACE receives, and pays to ACE Funding, to fund the principal and interest payments on Transition Bonds and related taxes, expenses and fees
Transition Bonds	Transition bonds issued by ACE Funding
Treasury lock	A hedging transaction that allows a company to “lock-in” a specific interest rate corresponding to the rate of a designated Treasury bond for a determined period of time
VaR	Value at Risk
VIE	Variable interest entity
VRDBs	Variable Rate Demand Bonds

CONSOLIDATED FINANCIAL HIGHLIGHTS

	2008		2007		2006		2005		2004
	(in millions, except per share data)
Consolidated Operating Results
Total Operating Revenue	$10,700	(a)	$9,366		$8,363		$8,066		$7,223
Total Operating Expenses	9,932		8,560	(c)	7,670	(e)	7,160	(g)(h)(i)	6,451
Operating Income	768		806		693		906		772
Other Expenses	300		284		283	(f)	286		341
Preferred Stock Dividend Requirements of Subsidiaries	—		—		1		3		3
Income Before Income Tax Expense and Extraordinary Item	468		522		409		617		428
Income Tax Expense	168	(a)(b)	188	(d)	161		255	(j)	167	(k)
Income Before Extraordinary Item	300		334		248		362		261
Extraordinary Item	—		—		—		9		—
Net Income	300		334		248		371		261
Earnings Available for Common Stock	300		334		248		371		261
Common Stock Information
Basic Earnings Per Share of Common Stock Before Extraordinary Item	$1.47		$1.72		$1.30		$1.91		$1.48
Basic—Extraordinary Item Per Share of Common Stock	—		—		—		.05		—
Basic Earnings Per Share of Common Stock	1.47		1.72		1.30		1.96		1.48
Diluted Earnings Per Share of Common Stock Before Extraordinary Item	1.47		1.72		1.30		1.91		1.48
Diluted—Extraordinary Item Per Share of Common Stock	—		—		—		.05		—
Diluted Earnings Per Share of Common Stock	1.47		1.72		1.30		1.96		1.48
Cash Dividends Per Share of Common Stock	1.08		1.04		1.04		1.00		1.00
Year-End Stock Price	17.76		29.33		26.01		22.37		21.32
Net Book Value per Common Share	19.14		20.04		18.82		18.88		17.74
Weighted Average Shares Outstanding	204		194		191		189		177
Other Information
Investment in Property, Plant and Equipment	$12,926		$12,307		$11,820		$11,441		$11,109
Net Investment in Property, Plant and Equipment	8,314		7,877		7,577		7,369		7,152
Total Assets	16,475		15,111		14,244		14,039		13,375
Capitalization
Short-term Debt	$465		$289		$350		$156		$320
Long-term Debt	4,859		4,175		3,769		4,203		4,362
Current Maturities of Long-Term Debt and Project Funding	85		332		858		470		516
Transition Bonds issued by ACE Funding	401		434		464		494		523
Capital Lease Obligations due within one year	6		6		6		5		5
Capital Lease Obligations	99		105		111		117		122
Long-Term Project Funding	19		21		23		26		65
Minority Interest	6		6		24		46		55
Common Shareholders’ Equity	4,190		4,018		3,612		3,584		3,339

Total Capitalization	$10,130		$9,386		$9,217		$9,101		$9,307

(a)	Includes a pre-tax charge of $124 million ($86 million after-tax) related to the adjustment to the equity value of cross-border energy lease investments, and included in Income Taxes is a $7 million after-tax charge for the additional interest accrued on the related tax obligation.

(b)	Includes $23 million of after-tax net interest income on uncertain and effectively settled tax positions (primarily associated with the reversal of previously accrued interest payable resulting from the final and tentative settlements, respectively, with the IRS on the like-kind exchange and mixed service cost issues and a claim made with the IRS related to the tax reporting for fuel over- and under-recoveries) and a benefit related to additional analysis of deferred tax balances completed in 2008.

(c)	Includes $33 million ($20 million after-tax) from settlement of Mirant bankruptcy claims.

(d)	Includes $20 million ($18 million net of fees) benefit related to Maryland income tax settlement.

(e)	Includes $19 million of impairment losses ($14 million after-tax) related to certain energy services business assets.

(f)	Includes $12 million gain ($8 million after-tax) on the sale of Conectiv Energy’s equity interest in a joint venture which owns a wood burning cogeneration facility.

(g)	Includes $68 million ($41 million after-tax) gain from sale of non-utility land owned by Pepco at Buzzard Point.

(h)	Includes $71 million ($42 million after-tax) gain (net of customer sharing) from settlement of Mirant bankruptcy claims.

(i)	Includes $13 million ($9 million after-tax) related to PCI’s liquidation of a financial investment that was written off in 2001.

(j)	Includes $11 million in income tax expense related to the mixed service cost issue under IRS Revenue Ruling 2005-53.

(k)	Includes a $20 million charge related to an IRS settlement. Also includes $13 million tax benefit related to issuance of a local jurisdiction’s final consolidated tax return regulations.

    BUSINESS OF THE COMPANY

OVERVIEW

Pepco Holdings, Inc. (PHI or Pepco Holdings), a Delaware corporation incorporated in 2001, is a diversified energy company that, through its operating subsidiaries, is engaged primarily in two businesses:

•	The distribution, transmission and default supply of electricity and the delivery and supply of natural gas (Power Delivery), conducted through the following regulated public utility companies:

•	Potomac Electric Power Company (Pepco), which was incorporated in Washington, D.C. in 1896 and became a domestic Virginia corporation in 1949,

•	Delmarva Power & Light Company (DPL), which was incorporated in Delaware in 1909 and became a domestic Virginia corporation in 1979, and

•	Atlantic City Electric Company (ACE), which was incorporated in New Jersey in 1924.

•

Competitive energy generation, marketing and supply (Competitive Energy) conducted through subsidiaries of Conectiv Energy Holding Company (collectively Conectiv Energy) and Pepco Energy Services, Inc. and its subsidiaries (collectively Pepco Energy Services).

The following chart shows, in simplified form, the corporate structure of PHI and its principal subsidiaries.

Conectiv is solely a holding company with no business operations. The activities of Potomac Capital Investment Corporation (PCI) are described below under the heading “Other Business Operations.”

PHI Service Company, a subsidiary service company of PHI, provides a variety of support services, including legal, accounting, treasury, tax, purchasing and information technology services to PHI and its operating subsidiaries. These services are provided pursuant to a service agreement among PHI, PHI Service Company, and the participating operating subsidiaries. The expenses of PHI Service Company are charged to PHI and the participating operating subsidiaries in accordance with costing methodologies set forth in the service agreement.

Pepco Holdings’ management has identified its operating segments at December 31, 2008 as Power Delivery, Conectiv Energy, Pepco Energy Services, and Other Non-Regulated. For financial information relating to PHI’s segments, see Note (5), “Segment Information” to the consolidated financial statements herein. Each of Pepco, DPL and ACE has one operating segment.

Investor Information

Each of PHI, Pepco, DPL and ACE files reports under the Securities Exchange Act of 1934, as amended. The Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports, of each of the companies are made available free of charge on PHI’s internet Web site as soon as reasonably practicable after such documents are electronically filed with or furnished to the Securities and Exchange Commission (SEC). These reports may be found at http://www.pepcoholdings.com/investors.

Description of Business

The following is a description of each of PHI’s two principal business operations.

Power Delivery

The largest component of PHI’s business is Power Delivery, which consists of the transmission, distribution and default supply of electricity and the delivery and supply of natural gas. In 2008, 2007 and 2006, respectively, PHI’s Power Delivery operations produced 51%, 56%, and 61% of PHI’s consolidated operating revenues (including revenue from intercompany transactions) and 72%, 66%, and 67% of PHI’s consolidated operating income (including income from intercompany transactions).

Each of Pepco, DPL and ACE is a regulated public utility in the jurisdictions that comprise its service territory. Each company owns and operates a network of wires, substations and other equipment that is classified either as transmission or distribution facilities. Transmission facilities are high-voltage systems that carry wholesale electricity into, or across, the utility’s service territory. Distribution facilities are low-voltage systems that carry electricity to end-use customers in the utility’s service territory.

Delivery of Electricity, Natural Gas and Default Electricity Supply

The Power Delivery business is conducted by PHI’s three utility subsidiaries: Pepco, DPL and ACE. Each company is responsible for the delivery of electricity and, in the case of DPL, also natural gas in its service territory, for which it is paid tariff rates established by the applicable local public service commission. Each company also supplies electricity at regulated rates to retail customers in its service territory who do not elect to purchase electricity from a competitive energy supplier. The regulatory term for this supply service varies by jurisdiction as follows:

Delaware	Standard Offer Service (SOS)

District of Columbia	SOS

Maryland	SOS

New Jersey	Basic Generation Service (BGS)

Effective January 2, 2008, DPL sold its retail electric distribution assets and its wholesale electric transmission assets in Virginia. This sale terminated DPL’s obligations as a supplier of electricity to retail customers in its Virginia service territory who do not elect to purchase electricity from a competitive supplier.

In this Annual Report, the supply service obligations of the respective utility subsidiaries are referred to generally as Default Electricity Supply.

In the aggregate, the Power Delivery business delivers electricity to more than 1.8 million customers in the mid-Atlantic region and distributes natural gas to approximately 122,000 customers in Delaware.

Transmission of Electricity and Relationship with PJM

The transmission facilities owned by Pepco, DPL and ACE are interconnected with the transmission facilities of contiguous utilities and are part of an interstate power transmission grid over which electricity is transmitted throughout the mid-Atlantic portion of the United States and parts of the Midwest. The Federal Energy Regulatory Commission (FERC) has designated a number of regional transmission organizations to coordinate the operation and planning of portions of the interstate transmission grid. Pepco, DPL and ACE are members of the PJM Regional Transmission Organization (PJM RTO). In 1997, FERC approved PJM Interconnection, LLC (PJM) as the provider of transmission service in the PJM RTO region, which currently consists of all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia. As the independent grid operator, PJM coordinates the electric power market and the movement of electricity within the PJM RTO region. Any entity that wishes to have electricity delivered at any point in the PJM RTO region must obtain transmission services from PJM, at rates approved by FERC. In accordance with FERC-approved rules, Pepco, DPL, ACE and the other transmission-owning utilities in the region make their transmission facilities available to the PJM RTO and PJM directs and controls the operation of these transmission facilities. Transmission rates are proposed by the transmission owner and approved by FERC. PJM provides billing and settlement services, collects transmission service revenue from transmission service customers and distributes the revenue to the transmission owners. PJM also directs the regional transmission planning process within the PJM RTO region. The PJM Board of Managers reviews and approves each PJM regional transmission expansion plan.

Distribution of Electricity and Deregulation

Historically, electric utilities, including Pepco, DPL and ACE, were vertically integrated businesses that generated all or a substantial portion of the electric power supply that they delivered to customers in their service territories over their own distribution facilities. Customers were charged a bundled rate approved by the applicable regulatory authority that covered both the supply and delivery components of the retail electric service. However, legislative and regulatory actions in each of the service territories in which Pepco, DPL and ACE operate have resulted in the “unbundling” of the supply and delivery components of retail electric service and in the opening of the supply component to competition from non-regulated providers. Accordingly, while Pepco, DPL and ACE continue to be responsible for the distribution of electricity in their respective service territories, as the result of deregulation, customers in those service territories now are permitted to choose their electricity supplier from among a number of non-regulated, competitive suppliers. Customers who do not choose a competitive supplier receive Default Electricity Supply on terms that vary depending on the service territory, as described more fully below.

In connection with the deregulation of electric power supply, Pepco, DPL and ACE have divested all of their respective generation assets, by either selling them to third parties or transferring them to the non-regulated affiliates of PHI that comprise PHI’s Competitive Energy businesses. Accordingly, Pepco, DPL and ACE are no longer engaged in generation operations.

Seasonality

Power Delivery’s operating results historically have been seasonal, generally producing higher revenue and income in the warmest and coldest periods of the year. In Maryland, however, the decoupling of distribution revenue for a given reporting period from the amount of power delivered during the period, as the result of the adoption in 2007 by the Maryland Public Service Commission (MPSC) of a bill stabilization adjustment mechanism for retail customers, has had the effect of eliminating changes in customer usage due to weather conditions or other reasons as a factor having an impact on revenue and income.

Regulation

The retail operations of PHI’s utility subsidiaries, including the rates they are permitted to charge customers for the delivery and transmission of electricity and, in the case of DPL, also the distribution and transportation of natural gas, are subject to regulation by governmental agencies in the jurisdictions in which they provide utility service as follows:

•	Pepco’s electricity delivery operations are regulated in Maryland by the MPSC and in Washington, D.C. by the District of Columbia Public Service Commission (DCPSC).

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DPL’s electricity delivery operations are regulated in Maryland by the MPSC and in Delaware by the Delaware Public Service Commission (DPSC) and, until the sale of its Virginia assets on January 2, 2008, were regulated in Virginia by the Virginia State Corporation Commission.

•	DPL’s natural gas distribution and intrastate transportation operations in Delaware are regulated by the DPSC.

•	ACE’s electricity delivery operations are regulated by the New Jersey Board of Public Utilities (NJBPU).

•	The transmission and wholesale sale of electricity by each of PHI’s utility subsidiaries are regulated by FERC.

•	The interstate transportation and wholesale sale of natural gas by DPL is regulated by FERC.

Pepco

Pepco is engaged in the transmission, distribution and default supply of electricity in Washington, D.C. and major portions of Prince George’s County and Montgomery County in suburban Maryland. Pepco’s service territory covers approximately 640 square miles and has a population of approximately 2.1 million. As of December 31, 2008, Pepco delivered electricity to 767,000 customers (of which 247,000 were located in the District of Columbia and 520,000 were located in Maryland), as compared to 760,000 customers as of December 31, 2007 (of which 241,800 were located in the District of Columbia and 518,200 were located in Maryland).

In 2008, Pepco delivered a total of 26,863,000 megawatt hours of electricity, of which 29% was delivered to residential customers, 51% to commercial customers, and 20% to United States and District of Columbia government customers. In 2007, Pepco delivered a total of 27,451,000 megawatt hours of electricity, of which 30% was delivered to residential customers, 50% to commercial customers, and 20% to United States and District of Columbia government customers.

Pepco has been providing market-based SOS in Maryland since July 2004. Pursuant to an order issued by the MPSC in November 2006, Pepco will continue to be obligated to provide SOS to residential and small commercial customers indefinitely, until further action of the Maryland General Assembly, and to medium-sized commercial customers through May 2010. Pepco purchases the power supply required to satisfy its SOS obligation from wholesale suppliers under contracts entered into pursuant to competitive bid procedures approved and supervised by the MPSC. Pepco also has an on-going obligation to provide SOS service, known as Hourly Priced Service (HPS), for the largest customers. Power to supply the SOS HPS customers is acquired in next-day and other short-term PJM RTO markets. Pepco is entitled to recover from its SOS customers the cost of the SOS supply plus an average margin of $.001651 per kilowatt-hour. Because margins vary by customer class, the actual average margin over any given time period depends on the number of Maryland SOS customers from each customer class and the load taken by such customers over the time period. Pepco is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to all electricity customers in its Maryland service territory regardless of whether the customer receives SOS or purchases electricity from another energy supplier.

Pepco has been providing market-based SOS in the District of Columbia since February 2005. Pursuant to orders issued by the DCPSC, Pepco will continue to be obligated to provide SOS to residential and small and large commercial customers indefinitely, pending investigation by the DCPSC of other alternatives, including the selection of another party to administer the SOS franchise. Pepco purchases the power supply required to satisfy its SOS obligation from wholesale suppliers under contracts entered into pursuant to a competitive bid procedure approved by the DCPSC. Pepco is entitled to recover from its SOS customers the costs associated with the acquisition of the SOS supply, plus administrative charges that are intended to allow Pepco to recover the administrative costs incurred to provide the SOS. These administrative charges include an average margin for Pepco of $.002151 per kilowatt-hour. Because margins vary by customer class, the actual average margin over any given time period depends on the number of District of Columbia SOS customers from each customer class and the load taken by such customers over the time period. Pepco is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to all electricity customers in its District of Columbia service territory regardless of whether the customer receives SOS or purchases electricity from another energy supplier.

For the year ended December 31, 2008, 50% of Pepco’s Maryland distribution sales (measured by megawatt hours) were to SOS customers, as compared to 51% in 2007, and 33% of its District of Columbia distribution sales were to SOS customers in 2008, as compared to 35% in 2007.

DPL

DPL is engaged in the transmission, distribution and default supply of electricity in Delaware and portions of Maryland. In northern Delaware, DPL also supplies and distributes natural gas to retail customers and provides transportation-only services to retail customers that purchase natural gas from other suppliers.

Transmission and Distribution of Electricity

In Delaware, electricity service is provided in the counties of Kent, New Castle, and Sussex and in Maryland in the counties of Caroline, Cecil, Dorchester, Harford, Kent, Queen Anne’s, Somerset, Talbot, Wicomico and Worchester. Prior to January 2, 2008, DPL also provided transmission and distribution of electricity in Accomack and Northampton counties in Virginia. As discussed below, under the heading “Sale of Virginia Retail Electric Distribution and Wholesale Transmission Assets,” DPL, on January 2, 2008, completed the sale of substantially all of its Virginia retail electric distribution and wholesale electric transmission assets.

DPL’s electricity distribution service territory covers approximately 5,000 square miles and has a population of approximately 1.3 million. As of December 31, 2008, DPL delivered electricity to 498,000 customers (of which 299,000 were located in Delaware and 199,000 were located in Maryland), as compared to 519,000 electricity customers as of December 31, 2007 (of which 298,000 were located in Delaware, 198,000 were located in Maryland, and 23,000 were located in Virginia).

In 2008, DPL delivered a total of 13,015,000 megawatt hours of electricity to its customers, of which 39% was delivered to residential customers, 41% to commercial customers and 20% to industrial customers. In 2007, DPL delivered a total of 13,680,000 megawatt hours of electricity, of which 39% was delivered to residential customers, 40% to commercial customers and 21% to industrial customers.

DPL has been providing market-based SOS in Delaware since May 2006. Pursuant to orders issued by the DPSC, DPL will continue to be obligated to provide fixed-price SOS to residential, small commercial and industrial customers through May 2012 and to medium, large and general service commercial customers through May 2010. DPL purchases the power supply required to satisfy its fixed-price SOS obligation from wholesale suppliers under contracts entered into pursuant to competitive bid procedures approved by the DPSC. DPL also has an obligation to provide SOS service, known as HPS for the largest customers. Power to supply the HPS customers is acquired on next-day and other short-term PJM RTO markets. DPL’s rates for supplying fixed-price SOS and HPS reflect the associated capacity, energy, transmission, and ancillary services costs and a Reasonable Allowance for Retail Margin (RARM). Components of the RARM include a fixed annual margin of approximately $3 million, plus estimated incremental expenses, a cash working capital allowance, and recovery with a return over five years of the capitalized costs of the billing system used for billing HPS customers. DPL is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to all electricity customers in its Delaware service territory regardless of whether the customer receives SOS or purchases electricity from another energy supplier.

In Delaware, DPL distribution sales to SOS customers represented 55% of total distribution sales (measured by megawatt hours) for the year ended December 31, 2008, as compared to 54% in 2007.

DPL has been providing market-based SOS in Maryland since June 2004. Pursuant to an order issued by the MPSC in November 2006, DPL will continue to be obligated to provide SOS to residential and small commercial customers indefinitely until further action of the Maryland General Assembly, and to medium-sized commercial customers through May 2010. DPL purchases the power supply required to satisfy its SOS obligation from wholesale suppliers under contracts entered into pursuant to competitive bid procedures approved and supervised by the MPSC. DPL also has an on-going obligation to provide SOS service, known as HPS, for the largest customers. Power to supply the SOS HPS customers is acquired in next-day and other short-term PJM RTO markets. DPL purchases the power supply required to satisfy its SOS obligation from wholesale suppliers under contracts entered into pursuant to competitive bid procedures approved and supervised by the MPSC. DPL is entitled to recover from its SOS customers the costs of the SOS supply plus an average margin of $.001630 per kilowatt-hour. Because margins vary by customer class, the actual average margin over any given time period depends on the number of Maryland SOS customers from each customer class and the load taken by such customers over the time period. DPL is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to all electricity customers in its Maryland service territory regardless of whether the customer receives SOS or purchases electricity from another energy supplier.

In Maryland, DPL distribution sales to SOS customers represented 65% of total distribution sales (measured by megawatt hours) for the year ended December 31, 2008, as compared to 67% in 2007.

DPL provided Default Service in Virginia from March 2004 until the sale of its Virginia retail electric distribution and wholesale transmission assets on January 2, 2008. DPL was paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to all electricity customers in its Virginia service territory regardless of whether the customer received Default Service or purchased electricity from another energy supplier.

In Virginia, DPL distribution sales to Default Service customers represented 94% of total distribution sales (measured by megawatt hours) for the year ended December 31, 2007.

Sale of Virginia Retail Electric Distribution and Wholesale Transmission Assets

In January 2008, DPL completed (i) the sale of its retail electric distribution assets on the Eastern Shore of Virginia to A&N Electric Cooperative and (ii) the sale of its wholesale electric transmission assets located on the Eastern Shore of Virginia to Old Dominion Electric Cooperative.

Natural Gas Distribution

DPL provides regulated natural gas supply and distribution service to customers in a service territory consisting of a major portion of New Castle County in Delaware. This service territory covers approximately 275 square miles and has a population of approximately 500,000. Large volume commercial, institutional, or industrial natural gas customers may purchase natural gas either from DPL or from other suppliers. DPL uses its natural gas distribution facilities to transport natural gas for customers that choose to purchase natural gas from other suppliers. Intrastate transportation customers pay DPL distribution service rates approved by the DPSC. DPL purchases natural gas supplies for resale to its retail service customers from marketers and producers through a combination of long-term agreements and next-day delivery arrangements. For the twelve months ended December 31, 2008, DPL supplied 65% of the natural gas that it delivered, compared to 67% in 2007.

DPL distributed natural gas to 122,000 customers as of December 31, 2008 and 2007. In 2008, DPL distributed 20,300,000 Mcf (thousand cubic feet) of natural gas to customers in its Delaware service territory, of which 38% were sales to residential customers, 24% to commercial customers, 3% to industrial customers, and 35% to customers receiving a transportation-only service. In 2007, DPL delivered 20,700,000 Mcf of natural gas, of which 38% were sales to residential customers, 25% were sales to commercial customers, 4% were to industrial customers, and 33% were sales to customers receiving a transportation-only service.

ACE

ACE is primarily engaged in the transmission, distribution and default supply of electricity in a service territory consisting of Gloucester, Camden, Burlington, Ocean, Atlantic, Cape May, Cumberland and Salem counties in southern New Jersey. ACE’s service territory covers approximately 2,700 square miles and has a population of approximately 1.1 million. As of December 31, 2008, ACE delivered electricity to 547,000 customers in its service territory, as compared to 544,000 customers as of December 31, 2007. In 2008, ACE delivered a total of 10,089,000 megawatt hours of electricity to its customers, of which 44% was delivered to residential customers, 44% to commercial customers and 12% to industrial customers. In 2007, ACE delivered a total of 10,187,000 megawatt hours of electricity to its customers, of which 44% was delivered to residential customers, 44% to commercial customers, and 12% to industrial customers.

Electric customers in New Jersey who do not choose another supplier receive BGS from their electric distribution company. New Jersey’s electric distribution companies, including ACE, jointly procure the supply to meet their BGS obligations from competitive suppliers selected through auctions authorized by the NJBPU for New Jersey’s total BGS requirements. The winning bidders in the auction are required to supply a specified portion of the BGS customer load with full requirements service, consisting of power supply and transmission service.

ACE provides two types of BGS:

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BGS-Fixed Price (BGS-FP), which is supplied to smaller commercial and residential customers at seasonally-adjusted fixed prices. BGS-FP rates change annually on June 1 and are based on the average BGS price obtained at auction in the current year and the two prior years. ACE’s BGS-FP load is approximately 2,198 megawatts, which represents approximately 99% of ACE’s total BGS load. Approximately one-third of this total load is auctioned off each year for a three-year term.

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BGS-Commercial and Industrial Energy Price (BGS-CIEP), which is supplied to larger customers at hourly PJM RTO real-time market prices for a term of 12 months. ACE’s BGS-CIEP load is approximately 33 megawatts, which represents approximately 1% of ACE’s BGS load. This total load is auctioned off each year for a one-year term.

ACE is paid tariff rates established by the NJBPU that compensate it for the cost of obtaining the BGS supply. ACE does not make any profit or incur any loss on the supply component of the BGS it provides to customers.

ACE is paid tariff delivery rates for the delivery of electricity over its transmission and distribution facilities to all electricity customers in its New Jersey service territory regardless of whether the customer receives BGS or purchases electricity from another energy supplier.

ACE distribution sales to BGS customers represented 78% of total distribution sales (measured by megawatt hours) for the year ended December 31, 2008, as compared to 80% in 2007.

In February 2007, ACE completed the sale of its B.L. England generating facility, which is reflected as discontinued operations on ACE’s consolidated statements of earnings for the years ended December 31, 2007 and 2006. ACE’s sale of its interests in the Keystone and Conemaugh generating facilities in September 2006 is also reflected as discontinued operations on the consolidated statement of earnings for the year ended December 31, 2006 of ACE.

ACE has several contracts with non-utility generators (NUGs) under which ACE purchased 3.8 million megawatt hours of power in 2008. ACE sells the electricity purchased under the contracts with NUGs into the wholesale market administered by PJM.

In 2001, ACE established Atlantic City Electric Transition Funding LLC (ACE Funding) solely for the purpose of securitizing authorized portions of ACE’s recoverable stranded costs through the issuance and sale of bonds (Transition Bonds). The proceeds of the sale of each series of Transition Bonds have been transferred to ACE in exchange for the transfer by ACE to ACE Funding of the right to collect a non-bypassable transition bond charge from ACE customers pursuant to bondable stranded costs rate orders issued by the NJBPU in an amount sufficient to fund the principal and interest payments on the Transition Bonds and related taxes, expenses and fees (Bondable Transition Property). The assets of ACE Funding, including the Bondable Transition Property, and the Transition Bond charges collected from ACE’s customers, are not available to creditors of ACE. The holders of Transition Bonds have recourse only to the assets of ACE Funding.

Competitive Energy

The Competitive Energy businesses provide competitive generation, marketing and supply of electricity and natural gas, and related energy management services primarily in the mid-Atlantic region. These operations are conducted through subsidiaries of Conectiv Energy and Pepco Energy Services. For the years ended December 31, 2008, 2007 and 2006, PHI’s Competitive Energy operations produced 53%, 48%, and 43%, respectively, of PHI’s consolidated operating revenues and 36%, 26%, and 20%, respectively, of PHI’s consolidated operating income.

Conectiv Energy

Conectiv Energy divides its activities into two operational categories: (i) Merchant Generation & Load Service and (ii) Energy Marketing.

Merchant Generation & Load Service

Conectiv Energy provides wholesale electric power, capacity and ancillary services in the wholesale markets and also supplies electricity to other wholesale market participants under long- and short-term bilateral contracts. Conectiv Energy supplies electric power to Pepco, DPL and ACE to satisfy a portion of their Default Electricity Supply load, as well as the default electricity supply load shares of other utilities within the PJM RTO and Independent System Operator—New England wholesale markets. Conectiv Energy obtains the electricity required to meet its Merchant Generation & Load Service power supply obligations from its own generation plants, tolling agreements, bilateral contract purchases from other wholesale market participants and purchases in the wholesale market. Conectiv Energy’s primary fuel source for its generation plants is natural gas. Conectiv Energy manages its natural gas supply using a portfolio of long-term, firm storage and transportation contracts, and a variety of derivative instruments.

Conectiv Energy’s generation capacity is concentrated in mid-merit plants, which due to their operating flexibility and multi-fuel capability can quickly change their output level on an economic basis. Like “peak-load” plants, mid-merit plants generally operate during times when demand for electricity rises and prices are higher. However, mid-merit plants usually operate more frequently and for longer periods of time than peak-load plants because of better heat rates. As of December 31, 2008, Conectiv Energy owned and operated mid-merit plants with a combined 2,778 megawatts of capacity, peak-load plants with a combined 639 megawatts of capacity and base-load generating plants with a combined 340 megawatts of capacity. In addition to the generation plants it owns, Conectiv Energy controls another 500 megawatts of capacity through tolling agreements.

Conectiv Energy is constructing a 545 megawatt natural gas and oil-fired combined-cycle electricity generation plant located in Peach Bottom Township, Pennsylvania known as the Delta Project. The plant will be owned and operated as part of Conectiv Energy and is expected to go into commercial operation in 2011. Conectiv Energy has entered into a six-year tolling agreement with an unaffiliated energy company under which Conectiv Energy will sell the energy, capacity and most of the ancillary services from the plant for the period June 2011 through May 2017 to the other party. Under the terms of the tolling agreement, Conectiv Energy will be responsible for the operation and maintenance of the plant, subject to the other party’s control over the dispatch of the plant’s output. The other party will be responsible for the purchase and scheduling of the fuel to operate the plant and all required emissions allowances.

Energy Marketing

Conectiv Energy also sells natural gas and fuel oil to very large end-users and to wholesale market participants under bilateral agreements. Conectiv Energy obtains the natural gas and fuel oil required to meet its supply obligations through market purchases for next day delivery and under long- and short-term bilateral contracts with other market participants. In addition, Conectiv Energy operates a short-term power desk, which generates margin by identifying and capturing price differences between power pools and locational and timing differences within a power pool. Conectiv Energy also engages in power origination activities, which primarily represent the fixed margin component of structured power transactions such as default supply service. Conectiv Energy refers to these operations collectively as Energy Marketing.

Pepco Energy Services

Pepco Energy Services provides retail energy supply and energy services primarily to commercial, industrial, and government customers. Pepco Energy Services sells electricity, including electricity from renewable resources, to customers located primarily in the mid-Atlantic and northeastern regions of the U.S., Texas and the Chicago, Illinois areas. As of December 31, 2008, Pepco Energy Services’ estimated retail electricity backlog was approximately 33 million megawatts for delivery through 2014, an increase of approximately 1 million megawatts over December 31, 2007. Pepco Energy Services also sells natural gas to customers located primarily in the mid-Atlantic region.

Pepco Energy Services also provides energy savings performance contracting services principally to federal, state and local government customers, owns and operates two district energy systems and designs, constructs, and operates combined heat and power and central energy plants.

Pepco Energy Services owns three landfill gas-fired electricity plants that have a total generating capacity rating of 10 megawatts and the output of these plants is sold into the wholesale market administered by PJM and a solar photovoltaic plant that has a generating capacity rating of 2 megawatts and the output of this plant is sold to its host facility.

Pepco Energy Services provides high voltage construction and maintenance services to customers throughout the United States and low voltage electric construction and maintenance services and streetlight construction and asset management services to utilities, municipalities and other customers in the Washington, D.C. area.

Pepco Energy Services owns and operates two oil-fired power plants. The power plants are located in Washington, D.C. and have a generating capacity rating of approximately 790 megawatts. Pepco Energy Services sells the output of these plants into the wholesale market administered by PJM. In February 2007, Pepco Energy Services provided notice to PJM of its intention to deactivate these plants. In May 2007, Pepco Energy Services deactivated one combustion turbine at its Buzzard Point facility with a generating capacity of approximately 16 megawatts. Pepco Energy Services currently plans to deactivate the balance of both plants by May 2012. PJM has informed Pepco Energy Services that these facilities are not expected to be needed for reliability after that time, but that its evaluation is dependent on the completion of transmission and distribution upgrades. Pepco Energy Services’ timing for deactivation of these units, in whole or in part, may be accelerated or delayed based on the operating condition of the units, economic conditions, and reliability considerations. Deactivation will not have a material impact on PHI’s financial condition, results of operations or cash flows.

Derivatives and Risk Management

PHI’s Competitive Energy businesses use derivative instruments primarily to reduce their financial exposure to changes in the value of their assets and obligations due to commodity price fluctuations. The derivative instruments used by the Competitive Energy businesses include forward contracts, futures, swaps, and exchange-traded and over-the-counter options. In addition, the Competitive Energy businesses also manage commodity risk with contracts that are not classified as derivatives. The two primary risk management objectives are (1) to manage the spread between the cost of fuel used to operate electric generation plants and the revenue received from the sale of the power produced by those plants, and (2) to manage the spread between retail sales commitments and the cost of supply used to service those commitments to ensure stable cash flows, and lock in favorable prices and margins when they become available.

Conectiv Energy’s goal is to manage the risk associated with the expected power output of its generation facilities and their fuel requirements. The risk management goals are approved by PHI’s Corporate Risk Management Committee and may change from time to time based on market conditions. The actual level of coverage may vary depending on the extent to which Conectiv Energy is successful in implementing its risk management strategies. For additional discussion of Conectiv Energy’s risk management Activities, see “Quantitative and Qualitative Disclosures About Market Risk” herein.

PJM Capacity Markets

A source of revenue for the Competitive Energy businesses is the sale of capacity by Conectiv Energy and Pepco Energy Services associated with their respective generating facilities. The wholesale market for capacity in PJM is administered by PJM which is responsible for ensuring that within the transmission control area there is sufficient generating capability available to meet the load requirements plus a reserve margin. In accordance with PJM requirements, retail sellers of electricity in the PJM market are required to maintain capacity from generating facilities within the control area or generating facilities outside the control area, which have firm transmission rights into the control area that correspond to their load service obligations. This capacity can be obtained through the ownership of generation facilities, entry into bilateral contracts or the purchase of capacity credits in the auctions administered by PJM. All of the generating facilities owned by the Competitive Energy businesses are located in the transmission control area administered by PJM. The capacity of a generating unit is determined based on the demonstrated generating capacity of the unit and its forced outage rate.

Beginning on June 1, 2007, PJM replaced its former capacity market rules with a forward capacity auction procedure known as the Reliability Pricing Model (RPM), which provides for differentiation in capacity prices between “locational deliverability areas.” One of the primary objectives of RPM is to encourage the development of new generation sources, particularly in constrained areas.

Under RPM, PJM has held five auctions, each covering capacity to be supplied over consecutive 12-month periods, with the most recent auction covering the 12-month period beginning June 1, 2011. Auctions of capacity for each subsequent 12-month delivery period will be held 36 months ahead of the scheduled delivery year. The next auction, for the period June 2012 through May 2013, will take place in May 2009. The Competitive Energy businesses are exposed to certain deficiency charges payable to PJM if their generation units fail to meet certain reliability levels. Some deficiency charges may be reduced by purchasing capacity from PJM or third parties.

In addition to participating in the PJM auctions, the Competitive Energy businesses participate in the forward capacity market as both sellers and buyers in accordance with PHI’s risk management policy, and accordingly, prices realized in the PJM capacity auctions may not be indicative of gross margin that PHI earns in respect to its capacity purchases and sales during a given period.

Competition

The unregulated energy generation, supply and marketing businesses located primarily in the mid-Atlantic region are characterized by intense competition at both the wholesale and retail levels. At the wholesale level, Conectiv Energy and Pepco Energy Services compete with numerous non-utility generators, independent power producers, wholesale power marketers and brokers, and traditional utilities that continue to operate generation assets. In the retail energy supply market and in providing energy management services, Pepco Energy Services competes with numerous competitive energy marketers and other service providers. Competition in both the wholesale and retail markets for energy and energy management services is based primarily on price and, to a lesser extent, the range and quality of services offered to customers.

Seasonality

The power generation, supply and marketing businesses are seasonal and weather patterns can have a material impact on operating performance. Demand for electricity generally is higher in the summer months associated with cooling and demand for electricity and natural gas generally is higher in the winter months associated with heating, as compared to other times of the year. Historically, the competitive energy operations of Conectiv Energy and Pepco Energy Services have generated less revenue when temperatures are milder than normal in the winter and cooler than normal in the summer. Milder weather can also negatively impact income from these operations. The energy management services of Pepco Energy Services generally are not seasonal.

Other Business Operations

Through its subsidiary PCI, PHI maintains a portfolio of cross-border energy sale-leaseback transactions, with a book value at December 31, 2008 of approximately $1.3 billion. For additional information concerning these cross-border lease transactions, see Note (16), “Commitments and Contingencies” to the consolidated financial statements herein. This activity constitutes a separate operating segment for financial reporting purposes, which is designated “Other Non-Regulated.”

    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

IMPACT OF THE CURRENT CAPITAL AND CREDIT MARKET DISRUPTIONS

The recent disruptions in the capital and credit markets, combined with the volatility of energy prices, have had an impact on several aspects of PHI’s businesses. While these conditions have required PHI and its subsidiaries to make certain adjustments in their financial management activities, PHI believes that it and its subsidiaries currently have sufficient liquidity to fund their operations and meet their financial obligations. These market conditions, should they continue, could have a negative effect on PHI’s financial condition, results of operations and cash flows.

Liquidity Requirements

PHI and its subsidiaries depend on access to the capital and credit markets to meet their liquidity and capital requirements. To meet their liquidity requirements, PHI’s utility subsidiaries and its Competitive Energy businesses historically have relied on the issuance of commercial paper and short-term notes and on bank lines of credit to supplement internally generated cash from operations. PHI’s primary credit source is its $1.5 billion syndicated credit facility, which can be used by PHI and its utility subsidiaries to borrow funds, obtain letters of credit and support the issuance of commercial paper. This facility is in effect until May 2012 and consists of commitments from 17 lenders, no one of which is responsible for more than 8.5% of the total $1.5 billion commitment. The terms and conditions of the facility are more fully described below under the heading “Capital Resources and Liquidity—Credit Facilities.”

Due to the capital and credit market disruptions, the market for commercial paper in the latter part of 2008 was severely restricted for most companies. As a result, PHI and its subsidiaries have not been able to issue commercial paper on a day-to-day basis either in amounts or with maturities that they have typically required for cash management purposes. To address the challenges posed by the current capital and credit market environment and to ensure that PHI and its subsidiaries will continue to have sufficient access to cash to meet their liquidity needs, PHI and its subsidiaries have undertaken a number of actions, including the following:

•

PHI has conducted a review to identify cash and liquidity conservation measures, including opportunities to reduce collateral obligations and to defer capital expenditures due to lower than anticipated growth. Several measures to reduce collateral obligations and expenditures have been taken. Additional measures could be undertaken if conditions warrant.

•	PHI issued an additional 16.1 million shares of the Company’s common stock at a price per share of $16.50 in November 2008, for net proceeds of $255 million.

•	PHI added a 364-day $400 million credit facility in November 2008.

•	In November 2008, ACE issued $250 million of First Mortgage Bonds, 7.75% Series due November 15, 2018.

•	In November 2008, DPL issued $250 million of First Mortgage Bonds, 6.40% Series due December 1, 2013.

•	In December 2008, Pepco issued $250 million of First Mortgage Bonds, 7.90% Series due December 15, 2038.

At December 31, 2008, the amount of cash, plus borrowing capacity under the syndicated credit facility and PHI’s new 364-day credit facility, available to meet the liquidity needs of PHI on a consolidated basis totaled $1.5 billion, of which $843 million consisted of the combined cash and borrowing capacity of PHI’s utility subsidiaries. During the months of January and February 2009, the average daily amount of the combined cash and borrowing capacity of PHI on a consolidated basis was $1.4 billion, and of its utility subsidiaries was $831 million. This decrease in liquidity of PHI on a consolidated basis was primarily due to increased collateral requirements of the Competitive Energy businesses. During the months of January and February 2009, the combined cash and borrowing capacity of PHI’s utility subsidiaries ranged from a low of $673 million to a high of $1 billion.

Collateral Requirements of the Competitive Energy Businesses

In conducting its retail energy sales business, Pepco Energy Services typically enters into electricity and natural gas sales contracts under which it is committed to supply the electricity or natural gas requirements of its retail customers over a specified period at agreed upon prices. Generally, Pepco Energy Services acquires the energy to serve this load by entering into wholesale purchase contracts. To protect the respective parties against the risk of nonperformance by the other party, these wholesale purchase contracts typically impose collateral requirements that are tied to changes in the price of the contract commodity. In periods of energy market price volatility, these collateral obligations can fluctuate materially on a day-to-day basis.

Pepco Energy Services’ practice of offsetting its retail energy sale obligations with corresponding wholesale purchases of energy has the effect of substantially reducing the exposure of its margins to energy price fluctuations. In addition, the non-performance risks associated with its retail energy sales are relatively low due to the inclusion of governmental entities among its customers and the purchase of insurance on a significant portion of its commercial and other accounts receivable. However, because its retail energy sales contracts typically do not have collateral obligations, during periods of declining energy prices Pepco Energy Services is exposed to the asymmetrical risk of having to post collateral under its wholesale purchase contracts without receiving a corresponding amount of collateral from its retail customers. In the second half of 2008, the decrease in energy prices has caused a significant increase in the collateral obligations of Pepco Energy Services.

In addition, Conectiv Energy and Pepco Energy Services in the ordinary course of business enter into various contracts to buy and sell electricity, fuels and related products, including derivative instruments, designed to reduce their financial exposure to changes in the value of their assets and obligations due to energy price fluctuations. These contracts also typically have collateral requirements.

Depending on the contract terms, the collateral required to be posted by Pepco Energy Services and Conectiv Energy can be of varying forms, including cash and letters of credit. As of December 31, 2008, the Competitive Energy businesses had posted net cash collateral of $331 million and letters of credit of $558 million.

At December 31, 2008, the amount of cash, plus borrowing capacity under the syndicated credit facility and PHI’s new 364-day credit facility, available to meet the liquidity needs of the Competitive Energy businesses on a consolidated basis totaled $684 million. During the months of January and February 2009, the combined cash and borrowing capacity available to PHI’s Competitive Energy businesses ranged from a low of $378 million to a high of $757 million.

Ongoing Monitoring of Financial and Market Conditions

PHI monitors its liquidity position on a daily basis and routinely conducts stress testing to assess the impact of changes in commodity prices on its collateral requirements. Stress testing conducted over the months of January and February 2009, based on contractual rights and obligations in effect at the time, indicated that a 1% change in forward prices corresponding to the periods under the various contractual arrangements with respect to which collateral was required would have caused an estimated change of approximately $6 million in Conectiv Energy’s net collateral requirements and a change of approximately $17 million in Pepco Energy Services’ net collateral requirements. PHI’s net collateral obligations decrease when forward prices increase and increase when forward prices decrease.

PHI also closely monitors its credit ratings and outlooks and those of its rated subsidiaries, and computes the hypothetical effect that changes in credit ratings would have on collateral requirements and the cost of capital. Based on contractual provisions in effect at December 31, 2008, a one-level downgrade in the unsecured debt credit ratings of PHI and each of its rated subsidiaries, which would decrease ratings to below “investment grade,” would increase the collateral obligations of PHI and its subsidiaries by up to $462 million.

Counterparty Credit Risk

PHI is exposed to the risk that the counterparties to contracts may fail to meet their contractual payment obligations or may fail to deliver purchased commodities or services at the contracted price. PHI attempts to minimize these risks through, among other things, formal credit policies, regular assessments of counterparty creditworthiness, and the establishment of a credit limit for each counterparty.

Pension and Postretirement Benefit Plans

PHI and its subsidiaries sponsor pension and postretirement benefit plans for their employees. While the plans have not experienced any significant impact in terms of liquidity or counterparty exposure due to the disruption of the capital and credit markets, the stock market declines have caused a decrease in the market value of benefit plan assets over the twelve months ended December 31, 2008. The negative return did not have an impact on PHI’s results of operations for 2008; however, this reduction in benefit plan assets will result in increased pension and postretirement benefit costs in future years.

PHI currently estimates that its net periodic pension benefit cost will be approximately $85 million in 2009, as compared to $24 million in 2008. The utility subsidiaries are generally responsible for approximately 80% to 85% of the total PHI net periodic pension benefit cost. Approximately 30% of net periodic pension benefit cost is capitalized.

PHI expects to make a discretionary tax deductible contribution to the pension plan in 2009 of approximately $300 million. The utility subsidiaries will be responsible for funding their share of the contribution of approximately $170 million for Pepco, $10 million for DPL and $60 million for ACE. PHI Service Company is responsible to fund the remaining share of the contribution. PHI will monitor the markets and evaluate any additional discretionary funding needs later in the year. See Note (10), “Pensions and Other Postretirement Benefits,” to the consolidated financial statements herein.

STRATEGIC ANALYSIS OF PEPCO ENERGY SERVICES’ RETAIL ENERGY SUPPLY BUSINESS

Over the past several months, PHI has been conducting a strategic analysis of the retail energy supply business of Pepco Energy Services. This review has included, among other things, the evaluation of potential alternative supply arrangements to reduce collateral requirements or a possible restructuring, sale or wind down of the business. As discussed above under the heading, “Impact of Current Capital and Credit Market Disruption—Collateral Requirements of the Competitive Energy Businesses,” as energy prices have declined in the second half of 2008, the collateral that Pepco Energy Services has been required to post to secure its obligations under its wholesale energy purchase contracts has increased substantially. Among the factors being considered is the return PHI earns by investing capital in the retail energy supply business as compared to alternative investments. PHI expects the retail energy supply business to remain profitable based on its existing contract backlog and the margins that have been locked in with corresponding wholesale energy purchase contracts. The increased cost of capital associated with its collateral obligations has been factored into its retail pricing and, as a consequence, PES is experiencing reduced retail customer retention levels and reduced levels of new retail customer acquisitions.

CONSOLIDATED RESULTS OF OPERATIONS

The following results of operations discussion compares the year ended December 31, 2008, to the year ended December 31, 2007. All amounts in the tables (except sales and customers) are in millions.

Operating Revenue

A detail of the components of PHI’s consolidated operating revenue is as follows:

	2008	2007	Change
Power Delivery	$5,487	$5,244	$243
Conectiv Energy	3,047	2,206	841
Pepco Energy Services	2,648	2,309	339
Other Non-Regulated	(60)	76	(136)
Corp. & Other	(422)	(469)	47

Total Operating Revenue	$10,700	$9,366	$1,334

Power Delivery

The following table categorizes Power Delivery’s operating revenue by type of revenue.

	2008	2007	Change
Regulated T&D Electric Revenue	$1,690	$1,592	$98
Default Supply Revenue	3,413	3,295	118
Other Electric Revenue	66	66	—

Total Electric Operating Revenue	5,169	4,953	216

Regulated Gas Revenue	204	211	(7)
Other Gas Revenue	114	80	34

Total Gas Operating Revenue	318	291	27

Total Power Delivery Operating Revenue	$5,487	$5,244	$243

Regulated Transmission and Distribution (T&D) Electric Revenue includes revenue from the delivery of electricity, including the delivery of Default Electricity Supply, by PHI’s utility subsidiaries to customers within their service territories at regulated rates. Regulated T&D Electric Revenue also includes transmission service revenue that PHI’s utility subsidiaries receive as transmission owners from PJM.

Default Supply Revenue is the revenue received for Default Electricity Supply. The costs related to Default Electricity Supply are included in Fuel and Purchased Energy and Other Services Cost of Sales. Default Supply Revenue also includes revenue from transition bond charges and other restructuring related revenues.

Other Electric Revenue includes work and services performed on behalf of customers, including other utilities, which is not subject to price regulation. Work and services includes mutual assistance to other utilities, highway relocation, rentals of pole attachments, late payment fees, and collection fees.

Regulated Gas Revenue consists of revenues from on-system natural gas sales and the transportation of natural gas for customers by DPL within its service territories at regulated rates.

Other Gas Revenue consists of DPL’s off-system natural gas sales and the sale of excess system capacity.

In response to an order issued by the New Jersey Board of Public Utilities (NJBPU) regarding changes to ACE’s retail transmission rates, ACE has established deferred accounting treatment for the difference between the rates that ACE is authorized to charge its customers for the transmission of Default Electricity Supply and the cost that ACE incurs. Under the deferral arrangement, any over or under recovery is deferred as part of Deferred Electric Service Costs pending an adjustment of retail rates in a future proceeding. As a consequence of the order, effective January 1, 2008, ACE’s retail transmission revenue is being recorded as Default Supply Revenue, rather than as Regulated T&D Electric Revenue, thereby conforming to the practice of PHI’s other utility subsidiaries, which previously established deferred accounting treatment for any over or under recovery of retail transmission rates relative to the cost incurred. ACE’s retail transmission revenue for the period prior to January 1, 2008 has been reclassified to Default Supply Revenue in order to conform to the current period presentation.

Electric Operating Revenue

Regulated T&D Electric Revenue	2008	2007	Change
Residential	$580	$579	$1
Commercial	746	720	26
Industrial	29	26	3
Other	335	267	68

Total Regulated T&D Electric Revenue	$1,690	$1,592	$98

Other Regulated T&D Electric Revenue consists primarily of (i) transmission service revenue, (ii) revenue from the resale of energy and capacity under power purchase agreements between Pepco and unaffiliated third parties in the PJM RTO market, and (iii) either (a) a positive adjustment equal to the amount by which revenue from Maryland retail distribution sales falls short of the revenue that Pepco and DPL are entitled to earn based on the distribution charge per customer approved in the 2007 Maryland Rate Orders or (b) a negative adjustment equal to the amount by which revenue from such distribution sales exceeds the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer (a Revenue Decoupling Adjustment).

Regulated T&D Electric Sales (Gigawatt hours (GWh))	2008	2007	Change
Residential	17,186	17,946	(760)
Commercial	28,739	29,137	(398)
Industrial	3,781	3,974	(193)
Other	261	261	—

Total Regulated T&D Electric Sales	49,967	51,318	(1,351)

Regulated T&D Electric Customers (in thousands)	2008	2007	Change
Residential	1,612	1,622	(10)
Commercial	196	197	(1)
Industrial	2	2	—
Other	2	2	—

Total Regulated T&D Electric Customers	1,812	1,823	(11)

Due to the sale of DPL’s Virginia retail electric distribution assets in January 2008, the numbers of Regulated T&D Electric Customers listed above include a decrease of approximately 19,000 residential customers and 3,000 commercial customers.

The Pepco, DPL and ACE service territories are located within a corridor extending from Washington, D.C. to southern New Jersey. These service territories are economically diverse and include key industries that contribute to the regional economic base.

•	Commercial activity in the region includes banking and other professional services, government, insurance, real estate, shopping malls, casinos, stand alone construction, and tourism.

•	Industrial activity in the region includes automotive, chemical, glass, pharmaceutical, steel manufacturing, food processing, and oil refining.

Regulated T&D Electric Revenue increased by $98 million primarily due to:

•	An increase of $28 million due to a distribution rate change under the 2007 Maryland Rate Orders that became effective in June 2007, including a positive $19 million Revenue Decoupling Adjustment.

•	An increase of $24 million due to a distribution rate change in the District of Columbia that became effective in February 2008.

•

An increase of $24 million due to a distribution rate change as part of a higher New Jersey Societal Benefit Charge that became effective in June 2008 (substantially offset in Deferred Electric Service Costs).

•	An increase of $24 million in transmission service revenue primarily due to transmission rate changes in June 2008 and 2007.

•

An increase of $24 million in Other Regulated T&D Electric Revenue from the resale of energy and capacity purchased under the power purchase agreement between Panda-Brandywine, L.P. (Panda) and Pepco (the Panda PPA) (offset in Fuel and Purchased Energy and Other Services Cost of Sales.

•

An increase of $4 million due to customer growth of 1% in 2008 (excluding customers associated with the sale of DPL’s Virginia retail electric distribution and wholesale transmission assets in January 2008).

The aggregate amount of these increases was partially offset by:

•	A decrease of $20 million due to lower weather-related sales (a 2% decrease in Heating Degree Days and a 10% decrease in Cooling Degree Days).

•	A decrease of $12 million due to the sale of DPL’s Virginia retail electric distribution and wholesale transmission assets in January 2008.

Default Electricity Supply

Default Supply Revenue	2008	2007	Change
Residential	$1,882	$1,843	$39
Commercial	1,125	1,073	52
Industrial	75	94	(19)
Other	331	285	46

Total Default Supply Revenue	$3,413	$3,295	$118

Other Default Supply Revenue consists primarily of revenue from the resale of energy and capacity purchased under non-utility generating contracts (NUGs) in the PJM RTO market.

Default Electricity Supply Sales (GWh)	2008	2007	Change
Residential	16,621	17,469	(848)
Commercial	9,564	9,910	(346)
Industrial	640	914	(274)
Other	101	131	(30)

Total Default Electricity Supply Sales	26,926	28,424	(1,498)

Default Electricity Supply Customers (in thousands)	2008	2007	Change
Residential	1,572	1,585	(13)
Commercial	166	166	—
Industrial	1	1	—
Other	2	2	—

Total Default Electricity Supply Customers	1,741	1,754	(13)

Due to the sale of DPL’s Virginia retail electric distribution assets in January 2008, the number of Default Electricity Supply Customers listed above includes a decrease of approximately 19,000 residential customers and 3,000 commercial customers.

Default Supply Revenue, which is substantially offset in Fuel and Purchased Energy and Other Services Cost of Sales and Deferred Electric Service Costs, increased by $118 million primarily due to:

•	An increase of $202 million in market-based Default Electricity Supply rates.

•	An increase of $48 million in wholesale energy revenues due to the sale in PJM RTO at higher market prices of electricity purchased from NUGs.

The aggregate amount of these increases was partially offset by:

•	A decrease of $55 million due to lower weather-related sales (a 2% decrease in Heating Degree Days and a 10% decrease in Cooling Degree Days).

•	A decrease of $33 million primarily due to existing commercial and industrial customers electing to purchase electricity from competitive suppliers.

•	A decrease of $32 million due to the sale of DPL’s Virginia retail electric distribution and wholesale transmission assets in January 2008.

•	A decrease of $12 million due to differences in consumption among the various customer rate classes.

Gas Operating Revenue

Regulated Gas Revenue	2008	2007	Change
Residential	$121	$124	$(3)
Commercial	69	73	(4)
Industrial	6	8	(2)
Transportation and Other	8	6	2

Total Regulated Gas Revenue	$204	$211	$(7)

Regulated Gas Sales (billion cubic feet)	2008	2007	Change
Residential	7	8	(1)
Commercial	5	5	—
Industrial	1	1	—
Transportation and Other	7	7	—

Total Regulated Gas Sales	20	21	(1)

Regulated Gas Customers (in thousands)	2008	2007	Change
Residential	113	112	1
Commercial	9	10	(1)
Industrial	—	—	—
Transportation and Other	—	—	—

Total Regulated Gas Customers	122	122	—

DPL’s natural gas service territory is located in New Castle County, Delaware. Several key industries contribute to the economic base as well as to growth.

•	Commercial activity in the region includes banking and other professional services, government, insurance, real estate, shopping malls, stand alone construction and tourism.

•	Industrial activity in the region includes automotive, chemical and pharmaceutical.

Regulated Gas Revenue decreased by $7 million primarily due to:

•	A decrease of $4 million due to differences in consumption among the various customer rate classes.

•	A decrease of $3 million due to lower weather-related sales (a 3% decrease in Heating Degree Days).

•	A decrease of $2 million primarily due to Gas Cost Rate changes effective April 2007, November 2007 and November 2008.

The aggregate amount of these decreases was partially offset by:

•	An increase of $2 million due to a distribution base rate change effective April 2007.

Other Gas Revenue

Other Gas Revenue, which is substantially offset in Fuel and Purchased Energy and Other Services Cost of Sales, increased by $34 million primarily due to revenue from higher off-system sales, the result of an increase in market prices. Off-system sales are made possible due to available pipeline capacity that results from low demand for natural gas from regulated customers.

Conectiv Energy

The impact of Operating Revenue changes and Fuel and Purchased Energy and Other Services Cost of Sales changes with respect to the Conectiv Energy component of the Competitive Energy business are encompassed within the discussion that follows.

Operating Revenues of the Conectiv Energy segment are derived primarily from the sale of electricity. The primary components of its costs of sales are fuel and purchased power. Because fuel and electricity prices tend to move in tandem, price changes in these commodities from period to period can have a significant impact on Operating Revenue and Costs of Sales without signifying any change in the performance of the Conectiv Energy segment. Conectiv Energy also uses a number of and various types of derivative contracts to lock in sales margins, and to economically hedge its power and fuel purchases and sales. Gains and losses on derivative contracts are netted in revenue and Cost of Sales as appropriate under the applicable accounting rules. For these reasons, PHI from a managerial standpoint focuses on gross margin as a measure of performance.

Conectiv Energy Gross Margin

Merchant Generation & Load Service consists primarily of electric power, capacity and ancillary services sales from Conectiv Energy’s generating plants; tolling arrangements entered into to sell energy and other products from Conectiv Energy’s generating plants and to purchase energy and other products from generating plants of other companies; hedges of power, capacity, fuel and load; the sale of excess fuel (primarily natural gas); natural gas transportation and storage; emission allowances; electric power, capacity, and ancillary services sales pursuant to competitively bid contracts entered into with affiliated and non-affiliated companies to fulfill their default electricity supply obligations; and fuel switching activities made possible by the multi-fuel capabilities of some of Conectiv Energy’s power plants.

Energy Marketing activities consist primarily of wholesale natural gas and fuel oil marketing, the activities of the short-term power desk, which generates margin by capturing price differences between power pools and locational and timing differences within a power pool, and power origination activities, which primarily represent the fixed margin component of structured power transactions such as default supply service.

	Year Ended December 31,
	2008	2007	Change
Operating Revenue ($ millions):
Merchant Generation & Load Service	$1,846	$1,087	$759
Energy Marketing	1,201	1,119	82

Total Operating Revenue[1]	$3,047	$2,206	$841

Cost of Sales ($ millions):
Merchant Generation & Load Service	$1,492	$806	$686
Energy Marketing	1,148	1,081	67

Total Cost of Sales[2]	$2,640	$1,887	$753

Gross Margin ($ millions):
Merchant Generation & Load Service	$354	$281	$73
Energy Marketing	53	38	15

Total Gross Margin	$407	$319	$88

Generation Fuel and Purchased Power Expenses ($ millions)[3]:
Generation Fuel Expenses[4,5]
Natural Gas	$223	$268	$(45)
Coal	57	62	(5)
Oil	46	34	12
Other[6]	2	2	—

Total Generation Fuel Expenses	$328	$366	$(38)

Purchased Power Expenses[5]	$992	$480	$512

Statistics:	2008	2007	Change
Generation Output (MWh):
Base-Load[7]	1,710,916	2,232,499	(521,583)
Mid-Merit (Combined Cycle)[8]	2,625,668	3,341,716	(716,048)
Mid-Merit (Other)[9]	74,254	190,253	(115,999)
Peaking	78,450	146,486	(68,036)
Tolled Generation	116,776	160,755	(43,979)

Total	4,606,064	6,071,709	(1,465,645)

Load Service Volume (MWh)[10]	10,629,905	7,075,743	3,554,162
Average Power Sales Price[11]($/MWh):
Generation Sales[4]	$109.71	$82.19	$27.52
Non-Generation Sales[12]	$92.02	$70.43	$21.59
Total	$96.92	$74.34	$22.58
Average on-peak spot power price at PJM East Hub ($/MWh)[13]	$91.73	$77.85	$13.88
Average around-the-clock spot power price at PJM East Hub ($/MWh)[13]	$77.15	$63.92	$13.23
Average spot natural gas price at market area M3 ($/MMBtu)[14]	$9.83	$7.76	$2.07
Weather (degree days at Philadelphia Airport):[15]
Heating degree days	4,403	4,560	(157)
Cooling degree days	1,354	1,513	(159)

1	Includes $397 million and $442 million of affiliate transactions for 2008 and 2007, respectively.
2	Includes $6 million and $7 million of affiliate transactions for 2008 and 2007, respectively. Also, excludes depreciation and amortization expense of $37 million and $38 million, respectively.

3	Consists solely of Merchant Generation & Load Service expenses; does not include the cost of fuel not consumed by the power plants and intercompany tolling expenses.
4	Includes tolled generation.
5	Includes associated hedging gains and losses.
6	Includes emissions expenses, fuel additives, and other fuel-related costs.
7	Edge Moor Units 3 and 4 and Deepwater Unit 6.
8	Hay Road and Bethlehem, all units.
9	Edge Moor Unit 5 and Deepwater Unit 1.
10	Consists of all default electricity supply sales; does not include standard product hedge volumes.
11	Calculated from data reported in Conectiv Energy’s Electric Quarterly Report (EQR) filed with the FERC; does not include capacity or ancillary services revenue.
12	Consists of default electricity supply sales, standard product power sales, and spot power sales other than merchant generation as reported in Conectiv Energy’s EQR.
13	Source: PJM website (www.pjm.com).
14	Source: Average delivered natural gas price at Tetco Zone M3 as published in Gas Daily.
15	Source: National Oceanic and Atmospheric Administration National Weather Service data.

Conectiv Energy’s revenue and cost of sales are higher in 2008 primarily due to increased default electricity supply volumes and higher energy commodity prices. In 2008, Conectiv Energy expanded its default electricity supply business into ISONE.

Conectiv Energy’s margins were favorably impacted by higher energy commodity prices in the first half of 2008, and unfavorably impacted by the decrease in prices and spark spreads during the second half of the year. Volatile commodity prices contributed to significant movements in the value of transactions accounted for at fair value.

Merchant Generation & Load Service gross margin increased approximately $73 million primarily due to:

•

An increase of approximately $37 million primarily due to short-term sales of firm natural gas, and natural gas transportation and storage rights, the dual-fuel capability of the combined cycle mid-merit units (fuel switching), cross-commodity hedging (use of natural gas to hedge power positions), and the opportunities created by the mid-merit combined cycle units’ operating flexibility (option value) in conjunction with short-term power and fuel price volatility. This combination of strategies positioned Conectiv Energy to realize the upside potential of its overall portfolio during the winter period. The magnitude of gain was due partly to significant fuel price increases in conjunction with less significant increases in power prices.

•	An increase of approximately $46 million due to higher PJM capacity prices net of capacity hedges.

•	An increase of approximately $18 million due to the application of fair value accounting treatment and associated settlements with respect to excess coal hedges.

•	A decrease of approximately $15 million due to a lower of cost or market adjustment to the value of oil inventory held at the power plants at year-end 2008.

•	A decrease of approximately $15 million due to lower sales of emissions allowances.

Energy Marketing gross margin increased approximately $15 million primarily due to:

•	An increase of approximately $9 million in short-term power desk margins in 2008.

•	An increase of approximately $9 million due to additional default electricity supply contracts in 2008.

•	A decrease of approximately $4 million due to lower wholesale gas margins.

Pepco Energy Services

Pepco Energy Services’ operating revenue increased by $339 million to $2,648 million in 2008 from $2,309 million in 2007 primarily due to:

•	An increase of $259 million due to higher volumes of retail electric load served due to customer acquisitions and higher prices in 2008,

•	An increase of $64 million due to higher natural gas volumes driven by customer acquisitions and higher prices in 2008,

•	An increase of $26 million due to increased construction activities in 2008;

The aggregate amount of these increases was partially offset by:

•	A decrease of $11 million due to RPM-related charges that lowered capacity revenues for the generation plants.

Other Non-regulated

Other Non-Regulated operating revenue decreased by $136 million primarily due to:

•

A non-cash charge of $124 million was recorded during 2008 as a result of revised assumptions regarding the estimated timing of tax benefits from PCI’s cross-border energy lease investments. In accordance with Financial Accounting Standards Board Staff Position 13-2, this charge was recorded as a reduction to lease revenue from these transactions, which is included in Other Non-Regulated revenues.

Operating Expenses

Fuel and Purchased Energy and Other Services Cost of Sales

A detail of PHI’s consolidated Fuel and Purchased Energy and Other Services Cost of Sales is as follows:

	2008	2007	Change
Power Delivery	$3,578	$3,360	$218
Conectiv Energy	2,640	1,887	753
Pepco Energy Services	2,489	2,161	328
Corp. & Other	(418)	(465)	47

Total	$8,289	$6,943	$1,346

Power Delivery

Power Delivery’s Fuel and Purchased Energy and Other Services Cost of Sales, which is primarily associated with Default Electricity Supply sales, increased by $218 million primarily due to:

•	An increase of $333 million in average energy costs, the result of new Default Electricity Supply contracts.

•	An increase of $32 million in gas purchases for off-system sales, the result of higher average gas costs.

•	An increase of $24 million for energy and capacity purchased under the Panda PPA.

The aggregate amount of these increases was partially offset by:

•	A decrease of $61 million primarily due to commercial and industrial customers electing to purchase electricity from competitive suppliers.

•	A decrease of $60 million due to lower weather-related sales.

•	A decrease of $45 million due to the sale of Virginia retail electric distribution and wholesale transmission assets in January 2008.

Fuel and Purchased Energy expense is substantially offset in Regulated T&D Electric Revenue, Default Supply Revenue, Regulated Gas Revenue and Other Gas Revenue.

Conectiv Energy

The impact of Fuel and Purchased Energy and Other Services Cost of Sales changes with respect to the Conectiv Energy component of the Competitive Energy business are encompassed within the prior discussion under the heading “Conectiv Energy Gross Margin.”

Pepco Energy Services

Pepco Energy Services’ Fuel and Purchased Energy and Other Services Cost of Sales increased $328 million primarily due to:

•	An increase of $236 million due to higher volumes of electricity purchased at higher prices in 2008 to serve increased retail customer load.

•	An increase of $65 million due to higher volumes of natural gas purchased at higher prices in 2008 to serve increased retail customer load.

•	An increase of $15 million due to increased construction activities in 2008.

•	An increase of $12 million for the generation plants primarily due to capacity costs related to RPM.

Other Operation and Maintenance

A detail of PHI’s other operation and maintenance expense is as follows:

	2008	2007	Change
Power Delivery	$702	$667	$35
Conectiv Energy	143	127	16
Pepco Energy Services	87	74	13
Other Non-Regulated	2	3	(1)
Corp. & Other	(17)	(13)	(4)

Total	$917	$858	$59

Other Operation and Maintenance expenses of the Power Delivery segment increased by $35 million; however, excluding $3 million resulting from the operation of ACE’s B.L. England electric generating facility prior to its sale in February 2007, Other Operation and Maintenance expenses increased by $38 million. The $38 million increase was primarily due to:

•

An increase of $17 million in deferred administrative expenses associated with Default Electricity Supply (offset in Default Supply Revenue) due to (i) the inclusion of $10 million of customer late payment fees in the calculation of the deferral and (ii) a higher rate of recovery of bad debt and administrative expenses as a result of an increase in Default Electricity Supply revenue rates. See the discussion below regarding a 2008 correction of errors in recording customer late payment fees, including $6 million related to prior periods.

•	An increase of $11 million due to higher bad debt expenses associated with distribution and Default Electricity Supply customers, of which approximately $6 million was deferred.

•	An increase of $9 million in employee-related costs primarily due to the recording of additional stock-based compensation expense as discussed below, including $6 million related to prior periods.

•	An increase of $3 million in Demand Side Management program costs (offset in Deferred Electric Service Costs).

•	An increase of $3 million in legal expenses.

The aggregate amount of these increases was partially offset by:

•	A decrease of $3 million in corrective and preventative maintenance and emergency restoration costs.

•	A decrease of $4 million in regulatory expenses primarily due to higher expenses in 2007 relating to the District of Columbia distribution rate case.

•	A decrease of $3 million due to higher construction project write-offs in 2007 related to customer requested work.

•	A decrease of $2 million in accounting services related to tax consulting fees.

Other Operation and Maintenance expense for Conectiv Energy increased by $16 million primarily due to increased planned maintenance at its power plants.

Other Operation and Maintenance expense for Pepco Energy Services increased by $13 million due to increased compensation, benefit, outside contractor and regulatory costs related to growth in its businesses.

During 2008, PHI recorded adjustments, on a consolidated basis, to correct errors in Other Operation and Maintenance expenses for prior periods dating back to February 2005 during which (i) customer late payment fees were incorrectly recognized and (ii) stock-based compensation expense related to certain restricted stock awards granted under the Long-Term Incentive Plan was understated. The late payment fees and stock-based compensation adjustments resulted in increases in Other Operation and Maintenance expenses for the year ended December 31, 2008 of $6 million and $9 million, respectively.

Depreciation and Amortization

Depreciation and Amortization expenses increased by $11 million to $377 million in 2008 from $366 million in 2007. The increase was primarily due to:

•	An increase of $21 million due to higher amortization by ACE of stranded costs as a result of an October 2007 Transition Bond Charge rate increase (offset in Default Supply Revenue)

•	An increase of $7 million due to utility plant additions.

The aggregate amount of these increases was partially offset by:

•	A decrease of $15 million due to a change in depreciation rates in accordance with the 2007 Maryland Rate Orders.

Deferred Electric Service Costs

Deferred Electric Service Costs, which relate only to ACE, decreased by $77 million to income of $9 million in 2008 from an expense of $68 million in 2007. The decrease was primarily due to:

•	A decrease of $46 million due to a lower rate of recovery associated with deferred energy costs.

•	A decrease of $29 million due to a lower rate of recovery of costs associated with energy and capacity purchased under the NUGs.

•	A decrease of $17 million due to a lower rate of recovery associated with deferred transmission costs.

The aggregate amount of these decreases was partially offset by:

•	An increase of $15 million primarily due to a higher rate of recovery associated with Demand Side Management program costs.

Deferred Electric Service Costs are substantially offset in Regulated T&D Electric Revenue and Other Operation and Maintenance.

Impairment Losses

During 2008, Pepco Holdings recorded pre-tax impairment losses of $2 million ($1 million after-tax) related to a joint-venture investment owned by Conectiv Energy. During 2007, Pepco Holdings recorded pre-tax impairment losses of $2 million ($1 million after-tax) related to certain energy services business assets owned by Pepco Energy Services.

Effect of Settlement of Mirant Bankruptcy Claims

The Effect of Settlement of Mirant Bankruptcy Claims reflects the recovery in 2007 of $33 million in operating expenses and certain other costs as damages in the Mirant bankruptcy settlement. See “Capital Resources and Liquidity—Cash Flow Activity—Proceeds from Settlement of Mirant Bankruptcy Claims” herein.

Other Income (Expenses)

Other Expenses (which are net of Other Income) increased by $16 million to a net expense of $300 million in 2008 from a net expense of $284 million in 2007 due to:

•	A decrease of $15 million in income from equity investments.

•	A decrease of $5 million in Contribution in Aid of Construction tax gross-up income.

The aggregate amount of these decreases in income was partially offset by:

•	A net decrease of $10 million in interest expense.

Income Tax Expense

PHI’s effective tax rates for the years ended December 31, 2008 and 2007 were 35.9% and 36.0%, respectively. While the change in the effective rate between 2008 and 2007 was minimal, the effective rate in each year was impacted by certain non-recurring items. In 2008, PHI recorded certain tax benefits that reduced its overall effective tax rate, primarily representing net interest income accrued on effectively settled and uncertain tax positions (including interest related to the tentative settlements with the IRS on the mixed service cost and like-kind exchange issues discussed below and a claim made with the IRS related to ACE’s tax reporting of fuel over- and under-recoveries), interest income received in 2008 on the Maryland state tax refund referred to below, and deferred tax adjustments related to additional analysis of its deferred tax balances completed in 2008. These benefits were partially offset by limited federal and state tax benefits related to the charge taken on the cross-border energy lease investments in the second quarter of 2008. In 2007, PHI recorded the receipt of Pepco’s Maryland state tax refund in the third quarter of 2007 as a reduction in income tax expense.

During the second quarter 2008, PHI reached a tentative settlement with the IRS concerning the treatment by Pepco, DPL and ACE of mixed service construction costs for income tax purposes during the period 2001 to 2004. On the basis of the tentative settlement, PHI updated its estimated liability related to mixed service costs and, as a result, recorded a net reduction in its liability for unrecognized tax benefits of $19 million and recognized after-tax interest income of $7 million in the second quarter of 2008. See Note (16), “Commitments and Contingencies—Regulatory and Other Matters—IRS Mixed Service Cost Issue,” to the consolidated financial statements herein.

During the fourth quarter of 2008, PHI reached a final settlement with the IRS concerning a transaction between Conectiv and an unaffiliated third party that was treated by Conectiv as a “like-kind exchange” under Internal Revenue Code Section 1031. PHI’s reserve for this issue was more conservative than the actual settlement and resulted in the reversal of a total of $5 million (after-tax) in excess accrued interest related to this matter in the fourth quarter of 2008. See Note (16), “Commitments and Contingencies—Regulatory and Other Matters—IRS Examination of Like-Kind Exchange Transaction” to the consolidated financial statements herein.

The following results of operations discussion compares the year ended December 31, 2007, to the year ended December 31, 2006. All amounts in the tables (except sales and customers) are in millions.

Operating Revenue

A detail of the components of PHI’s consolidated operating revenue is as follows:

	2007	2006	Change
Power Delivery	$5,244	$5,119	$125
Conectiv Energy	2,206	1,964	242
Pepco Energy Services	2,309	1,669	640
Other Non-Regulated	76	91	(15)
Corp. & Other	(469)	(480)	11

Total Operating Revenue	$9,366	$8,363	$1,003

Power Delivery

The following table categorizes Power Delivery’s operating revenue by type of revenue.

	2007	2006	Change
Regulated T&D Electric Revenue	$1,592	$1,496	$96
Default Supply Revenue	3,295	3,309	(14)
Other Electric Revenue	66	58	8

Total Electric Operating Revenue	4,953	4,863	90

Regulated Gas Revenue	211	205	6
Other Gas Revenue	80	51	29

Total Gas Operating Revenue	291	256	35

Total Power Delivery Operating Revenue	$5,244	$5,119	$125

Regulated Transmission and Distribution (T&D) Electric Revenue includes revenue from the delivery of electricity, including the delivery of Default Electricity Supply, by PHI’s utility subsidiaries to customers within their service territories at regulated rates. Regulated T&D Electric Revenue also includes transmission service revenue that PHI’s utility subsidiaries receive as transmission owners from PJM.

Default Supply Revenue is the revenue received for Default Electricity Supply. The costs related to Default Electricity Supply are included in Fuel and Purchased Energy and Other Services Cost of Sales. Default Supply Revenue also includes revenue from transition bond charges and other restructuring related revenues.

Other Electric Revenue includes work and services performed on behalf of customers, including other utilities, which is not subject to price regulation. Work and services includes mutual assistance to other utilities, highway relocation, rentals of pole attachments, late payment fees, and collection fees.

Regulated Gas Revenue consists of revenues for on-system natural gas sales and the transportation of natural gas for customers by DPL within its service territories at regulated rates.

Other Gas Revenue consists of DPL’s off-system natural gas sales and the sale of excess system capacity.

In response to an order issued by the NJBPU regarding changes to ACE’s retail transmission rates, ACE has established deferred accounting treatment for the difference between the rates that ACE is authorized to charge its customers for the transmission of default electricity supply and the cost that ACE incurs. Under the deferral arrangement, any over or under recovery is deferred as part of Deferred Electric Service Costs pending an adjustment of retail rates in a future proceeding. As a consequence of the order, effective January 1, 2008, ACE’s retail transmission revenue is being recorded as Default Supply Revenue, rather than as Regulated T&D Electric Revenue, thereby conforming to the practice of PHI’s other utility subsidiaries, which previously established deferred accounting treatment for any over or under recovery of retail transmission rates relative to the cost incurred. In addition, ACE’s retail transmission revenue for the period prior to January 1, 2008 has been reclassified to Default Supply Revenue in order to conform to the current period presentation.

Electric Operating Revenue

Regulated T&D Electric Revenue	2007	2006	Change
Residential	$579	$550	$29
Commercial	720	689	31
Industrial	26	27	(1)
Other	267	230	37

Total Regulated T&D Electric Revenue	$1,592	$1,496	$96

Other Regulated T&D Electric Revenue consists primarily of (i) transmission service revenue, (ii) revenue from the resale of energy and capacity under power purchase agreements between Pepco and unaffiliated third parties in the PJM RTO market, and (iii) any necessary Revenue Decoupling Adjustments.

Regulated T&D Electric Sales (GWh)	2007	2006	Change
Residential	17,946	17,139	807
Commercial	29,137	28,378	759
Industrial	3,974	4,119	(145)
Other	261	260	1

Total Regulated T&D Electric Sales	51,318	49,896	1,422

Regulated T&D Electric Customers (in thousands)	2007	2006	Change
Residential	1,622	1,605	17
Commercial	197	196	1
Industrial	2	2	—
Other	2	2	—

Total Regulated T&D Electric Customers	1,823	1,805	18

Regulated T&D Electric Revenue increased by $96 million primarily due to:

•	An increase of $43 million in sales due to higher weather-related sales (a 17% increase in Cooling Degree Days and a 12% increase in Heating Degree Days).

•

An increase of $29 million in Other Regulated T&D Electric Revenue from the resale of energy and capacity purchased under the Panda PPA, (offset in Fuel and Purchased Energy and Other Services Cost of Sales).

•	An increase of $20 million due to a distribution rate change under the 2007 Maryland Rate Orders that became effective in June 2007, including a positive $5 million Revenue Decoupling Adjustment.

•	An increase of $12 million due to higher pass-through revenue primarily resulting from tax rate increases in the District of Columbia (primarily offset in Other Taxes).

•	An increase of $5 million due to customer growth of 1% in 2007.

The aggregate amount of these increases was partially offset by:

•	A decrease of $10 million due to a change in the Delaware rate structure effective May 1, 2006, which shifted revenue from Regulated T&D Electric Revenue to Default Supply Revenue.

•	A decrease of $4 million due to a Delaware base rate reduction effective May 1, 2006.

Default Electricity Supply

Default Supply Revenue	2007	2006	Change
Residential	$1,843	$1,508	$335
Commercial	1,073	1,363	(290)
Industrial	94	110	(16)
Other	285	328	(43)

Total Default Supply Revenue	$3,295	$3,309	$(14)

Other Default Supply Revenue consists primarily of revenue from the resale of energy and capacity purchased under NUGs in the PJM RTO market.

Default Electricity Supply Sales (GWh)	2007	2006	Change
Residential	17,469	16,698	771
Commercial	9,910	14,799	(4,889)
Industrial	914	1,379	(465)
Other	131	129	2

Total Default Electricity Supply Sales	28,424	33,005	(4,581)

Default Electricity Supply Customers (in thousands)	2007	2006	Change
Residential	1,585	1,575	10
Commercial	166	170	(4)
Industrial	1	1	—
Other	2	2	—

Total Default Electricity Supply Customers	1,754	1,748	6

Default Supply Revenue, which is partially offset in Fuel and Purchased Energy and Other Services Cost of Sales, decreased by $14 million primarily due to:

•	A decrease of $346 million primarily due to commercial and industrial customers electing to purchase electricity from competitive suppliers.

•	A decrease of $95 million due to differences in consumption among the various customer rate classes.

•	A decrease of $46 million in wholesale energy revenue primarily the result of the sales by ACE of its Keystone and Conemaugh interests and the B.L. England generating facilities.

•	A decrease of $4 million due to a DPL adjustment to reclassify market-priced supply revenue from Regulated T&D Electric Revenue in 2006.

The aggregate amount of these decreases was partially offset by:

•	An increase of $379 million due to annual increases in market-based Default Electricity Supply rates.

•	An increase of $87 million due to higher weather-related sales (a 17% increase in Cooling Degree Days and a 12% increase in Heating Degree Days).

•	An increase of $10 million due to a change in Delaware rate structure effective May 1, 2006 that shifted revenue from Regulated T&D Electric Revenue to Default Supply Revenue.

Other Electric Revenue

Other Electric Revenue increased $8 million to $66 million in 2007 from $58 million in 2006 primarily due to increases in revenue related to pole rentals and late payment fees.

Gas Operating Revenue

Regulated Gas Revenue	2007	2006	Change
Residential	$124	$116	$8
Commercial	73	73	—
Industrial	8	10	(2)
Transportation and Other	6	6	—

Total Regulated Gas Revenue	$211	$205	$6

Regulated Gas Sales (billion cubic feet)	2007	2006	Change
Residential	8	7	1
Commercial	5	5	—
Industrial	1	1	—
Transportation and Other	7	5	2

Total Regulated Gas Sales	21	18	3

Regulated Gas Customers (in thousands)	2007	2006	Change
Residential	112	112	—
Commercial	10	9	1
Industrial	—	—	—
Transportation and Other	—	—	—

Total Regulated Gas Customers	122	121	1

Regulated Gas Revenue increased by $6 million primarily due to:

•	An increase of $12 million due to colder weather (a 15% increase in Heating Degree Days).

•	An increase of $6 million due to base rate increases effective in November 2006 and April 2007.

•	An increase of $5 million due to differences in consumption among the various customer rate classes.

•	An increase of $3 million due to customer growth of 1% in 2007.

The aggregate amount of these increases was partially offset by:

•

A decrease of $18 million due to Gas Cost Rate decreases effective November 2006, April 2007 and November 2007 resulting from lower natural gas commodity costs (offset in Fuel and Purchased Energy and Other Services Cost of Sales).

Other Gas Revenue

Other Gas Revenue increased by $29 million to $80 million in 2007 from $51 million in 2006 primarily due to higher off-system sales (partially offset in Fuel and Purchased Energy and Other Services Cost of Sales). The gas sold off-system resulted from increased demand from unaffiliated third party electric generators during periods of low customer demand for natural gas.

Conectiv Energy

Conectiv Energy Gross Margin

Merchant Generation & Load Service consists primarily of electric power, capacity and ancillary services sales from Conectiv Energy’s generating plants; tolling arrangements entered into to sell energy and other products from Conectiv Energy’s generating plants and to purchase energy and other products from generating plants of other companies; hedges of power, capacity, fuel and load; the sale of excess fuel (primarily natural gas); natural gas transportation and storage; emission allowances; electric power, capacity, and ancillary services sales pursuant to competitively bid contracts entered into with affiliated and non-affiliated companies to fulfill their default electricity supply obligations; and fuel switching activities made possible by the multi-fuel capabilities of some of Conectiv Energy’s power plants.

Energy Marketing activities consist primarily of wholesale natural gas and fuel oil marketing, the activities of the short-term power desk, which generates margin by capturing price differences between power pools and locational and timing differences within a power pool, and power origination activities, which primarily represent the fixed margin component of structured power transactions such as default supply service.

	Year Ended December 31,
	2007	2006	Change
Operating Revenue ($ millions):
Merchant Generation & Load Service	$1,087	$1,073	$14
Energy Marketing	1,119	891	228

Total Operating Revenue[1]	$2,206	$1,964	$242

Cost of Sales ($ millions):
Merchant Generation & Load Service	$806	$861	$(55)
Energy Marketing	1,081	848	233

Total Cost of Sales[2]	$1,887	$1,709	$178

Gross Margin ($ millions):
Merchant Generation & Load Service	$281	$212	$69
Energy Marketing	38	43	(5)

Total Gross Margin	$319	$255	$64

Generation Fuel and Purchased Power Expenses ($ millions)[3]:
Generation Fuel Expenses[4,5]
Natural Gas[6]	$268	$175	$93
Coal	62	53	9
Oil	34	27	7
Other[7]	2	4	(2)

Total Generation Fuel Expenses	$366	$259	$107

Purchased Power Expenses[5]	$480	$431	$49

	2007	2006	Change
Statistics:
Generation Output (MWh):
Base-Load [8]	2,232,499	1,814,517	417,982
Mid-Merit (Combined Cycle)[9]	3,341,716	2,081,873	1,259,843
Mid-Merit (Other)[10]	190,253	115,120	75,133
Peaking	146,486	131,930	14,556
Tolled Generation	160,755	94,064	66,691

Total	6,071,709	4,237,504	1,834,205

Load Service Volume (MWh)[11]	7,075,743	8,514,719	(1,438,976)
Average Power Sales Price [12]($/MWh):
Generation Sales[4]	$82.19	$77.69	$4.50
Non-Generation Sales[13]	$70.43	$58.49	$11.94
Total	$74.34	$62.54	$11.80
Average on-peak spot power price at PJM East Hub ($/MWh)[14]	$77.85	$65.29	$12.56
Average around-the-clock spot power price at PJM East Hub ($/MWh)[14]	$63.92	$53.07	$10.85
Average spot natural gas price at market area M3 ($/MMBtu)[15]	$7.76	$7.31	$0.45
Weather (degree days at Philadelphia Airport):[16]
Heating degree days	4,560	4,205	355
Cooling degree days	1,513	1,136	377

1

Includes $442 million and $471 million of affiliate transactions for 2007 and 2006, respectively. The 2006 amount has been reclassified to exclude $193 million of intra-affiliate transactions that were reported gross in 2006 at the segment level.

2

Includes $7 million and $5 million of affiliate transactions for 2007 and 2006, respectively. The 2006 amount has been reclassified to exclude $193 million of intra-affiliate transactions that were reported gross in 2006 at the segment level. Also, excludes depreciation and amortization expense of $38 million and $36 million, respectively.

3	Consists solely of Merchant Generation & Load Service expenses; does not include the cost of fuel not consumed by the power plants and intercompany tolling expenses.
4	Includes tolled generation.
5	Includes associated hedging gains and losses.
6	Includes adjusted 2006 amount related to change in natural gas hedge allocation methodology.
7	Includes emissions expenses, fuel additives, and other fuel-related costs.
8	Edge Moor Units 3 and 4 and Deepwater Unit 6.
9	Hay Road and Bethlehem, all units.
10	Edge Moor Unit 5 and Deepwater Unit 1. Generation output for these units was negative for the first and fourth quarters of 2006 because of station service consumption.
11	Consists of all default electricity supply sales; does not include standard product hedge volumes.
12	Calculated from data reported in Conectiv Energy’s Electric Quarterly Report (EQR) filed with the FERC; does not include capacity or ancillary services revenue.
13	Consists of default electricity supply sales, standard product power sales, and spot power sales other than merchant generation as reported in Conectiv Energy’s EQR.
14	Source: PJM website (www.pjm.com).
15	Source: Average delivered natural gas price at Tetco Zone M3 as published in Gas Daily.
16	Source: National Oceanic and Atmospheric Administration National Weather Service data.

Merchant Generation & Load Service gross margin increased $69 million primarily due to:

•

An increase of approximately $77 million primarily due to 43% higher generation output attributable to more favorable weather and improved availability at the Hay Road and Deepwater generating plants and improved spark spreads.

•	An increase of approximately $26 million due to higher capacity prices due to the implementation of the PJM Reliability Pricing Model.

•

A decrease of $33 million due to less favorable natural gas fuel hedges, and the expiration, in 2006, of an agreement with an international investment banking firm to hedge approximately 50% of the commodity price risk of Conectiv Energy’s generation and Default Electricity Supply commitment to DPL.

Energy Marketing gross margin decreased $5 million primarily due to:

•	A decrease of $5 million due to lower margins in oil marketing.

•	A decrease of $4 million due to lower margins in natural gas marketing.

•	An increase of $3 million for adjustments related to an unaffiliated generation operating services agreement that expired in 2006.

Pepco Energy Services

Pepco Energy Services’ operating revenue increased $640 million to $2,309 million in 2007 from $1,669 million in 2006 primarily due to:

•	An increase of $646 million due to higher volumes of retail electric load served at higher prices in 2007 driven by customer acquisitions.

•	An increase of $27 million due to higher volumes of wholesale natural gas sales in 2007 that resulted from increased natural gas supply transactions to deliver gas to retail customers.

The aggregate amount of these increases was partially offset by:

•	A decrease of $32 million due primarily to lower construction activity in 2007 and to the sale of five construction businesses in 2006.

Other Non-Regulated

Other Non-Regulated operating revenue decreased $15 million to $76 million in 2007 from $91 million in 2006. The operating revenue of this segment primarily consists of lease earnings recognized under Statement of Financial Accounting Standards No. 13, “Accounting for Leases.” The revenue decrease is primarily due to:

•	A change in state income tax lease assumptions that resulted in increased revenue in 2006 as compared to 2007.

Operating Expenses

Fuel and Purchased Energy and Other Services Cost of Sales

A detail of PHI’s consolidated Fuel and Purchased Energy and Other Services Cost of Sales is as follows:

	2007	2006	Change
Power Delivery	$3,360	$3,304	$56
Conectiv Energy	1,887	1,709	178
Pepco Energy Services	2,161	1,531	630
Corp. & Other	(465)	(478)	13

Total	$6,943	$6,066	$877

Power Delivery

Power Delivery’s Fuel and Purchased Energy and Other Services Cost of Sales, which is primarily associated with Default Electricity Supply sales, increased by $56 million primarily due to:

•	An increase of $445 million in average energy costs, the result of new Default Electricity Supply contracts.

•	An increase of $93 million due to higher weather-related sales.

•	An increase of $29 million for energy and capacity purchased under the Panda PPA.

The aggregate amount of these increases was partially offset by:

•	A decrease of $472 million primarily due to commercial and industrial customers electing to purchase an increased amount of electricity from competitive suppliers.

•	A decrease of $36 million in the Default Electricity Supply deferral balance.

•	Fuel and Purchased Energy expense is primarily offset in Regulated T&D Electric Revenue, Default Supply Revenue, Regulated Gas Revenue or Other Gas Revenue.

Conectiv Energy

The impact of Fuel and Purchased Energy and Other Services Cost of Sales changes with respect to the Conectiv Energy component of the Competitive Energy business are encompassed within the prior discussion under the heading “Conectiv Energy Gross Margin.”

Pepco Energy Services

Pepco Energy Services’ Fuel and Purchased Energy and Other Services Cost of Sales increased $630 million primarily due to:

•	An increase of $636 million due to higher volumes of purchased electricity at higher prices in 2007 to serve increased retail customer load.

•	An increase of $40 million due to higher volumes of wholesale natural gas sales in 2007 that resulted from increased natural gas supply transactions to deliver gas to retail customers.

The aggregate amount of these increases was partially offset by:

•	A decrease of $45 million due primarily to lower construction activity in 2007 and to the sale of five construction businesses in 2006.

Other Operation and Maintenance

A detail of PHI’s other operation and maintenance expense is as follows:

	2007	2006	Change
Power Delivery	$667	$640	$27
Conectiv Energy	127	116	11
Pepco Energy Services	74	68	6
Other Non-Regulated	3	4	(1)
Corp. & Other	(13)	(20)	7

Total	$858	$808	$50

Other Operation and Maintenance expense of the Power Delivery segment increased by $27 million; however, excluding the favorable variance of $34 million primarily resulting from ACE’s sale of the B.L. England electric generating facility in February 2007, Other Operation and Maintenance expenses increased by $61 million. The $61 million increase was primarily due to:

•	An increase of $16 million in employee-related costs.

•	An increase of $11 million in preventative maintenance and system operation costs.

•	An increase of $7 million in customer service operation expenses.

•	An increase of $4 million in costs associated with Default Electricity Supply (primarily deferred and recoverable).

•	An increase of $4 million in regulatory expenses.

•	An increase of $4 million in accounting service expenses.

•	An increase of $3 million due to various construction project write-offs related to customer requested work.

•	An increase of $3 million in Demand Side Management program costs (offset in Deferred Electric Service Costs).

•	An increase of $3 million due to higher bad debt expenses.

Other Operation and Maintenance expense for Conectiv Energy increased by $11 million primarily due to:

•	Higher plant maintenance costs due to more scheduled outages in 2007 and higher costs of materials and labor.

Other Operation and Maintenance expense for Pepco Energy Services increased by $6 million due to:

•	Higher retail electric and gas operating costs to support the growth in the retail business in 2007.

Other Operation and Maintenance expense for Corporate & Other increased by $7 million due to:

•	An increase in employee-related costs.

Depreciation and Amortization

Depreciation and Amortization expenses decreased by $47 million to $366 million in 2007 from $413 million in 2006. The decrease is primarily due to:

•	A decrease of $31 million in ACE’s regulatory asset amortization resulting primarily from the 2006 sale of ACE’s interests in Keystone and Conemaugh.

•	A decrease of $19 million in depreciation due to a change in depreciation rates in accordance with the 2007 Maryland Rate Order.

Other Taxes

Other Taxes increased by $14 million to $357 million in 2007 from $343 million in 2006. The increase was primarily due to:

•	An increase in pass-throughs resulting from tax rate increases (partially offset in Regulated T&D Electric Revenue).

Deferred Electric Service Costs

Deferred Electric Service Costs, which relate only to ACE, increased by $46 million to $68 million in 2007 from $22 million in 2006. The increase is primarily due to:

•	An increase of $38 million due to a higher rate of recovery associated with energy and capacity purchased under the NUGs.

•	An increase of $12 million due to a higher rate of recovery associated with deferred energy costs.

The aggregate amount of these increases was partially offset by:

•	A decrease of $3 million due to a lower rate of recovery associated with Demand Side Management program costs.

Deferred Electric Service Costs are substantially offset in Regulated T&D Electric Revenue and Other Operation and Maintenance.

Impairment Losses

During 2007, Pepco Holdings recorded pre-tax impairment losses of $2 million ($1 million after-tax) related to certain energy services business assets owned by Pepco Energy Services. During 2006, Pepco Holdings recorded pre-tax impairment losses of $19 million ($14 million after-tax) related to certain energy services business assets owned by Pepco Energy Services.

Effect of Settlement of Mirant Bankruptcy Claims

The Effect of Settlement of Mirant Bankruptcy Claims reflects the recovery in 2007 of $33 million in operating expenses and certain other costs as damages in the Mirant bankruptcy settlement. See “Capital Resources and Liquidity—Proceeds from Settlement of Mirant Bankruptcy Claims” herein.

Income Tax Expense

PHI’s effective tax rates for the years ended December 31, 2007 and 2006 were 36.0% and 39.3%, respectively. The decrease in the effective tax rate in 2007 was primarily the result of a 2007 Maryland state income tax refund. The refund was due to an increase in the tax basis of certain assets sold in 2000, and as a result, PHI’s 2007 income tax expense was reduced by approximately $20 million, with a corresponding decrease to the effective tax rate of 3.7%.

CAPITAL RESOURCES AND LIQUIDITY

This section discusses Pepco Holdings’ working capital, cash flow activity, capital requirements and other uses and sources of capital.

Working Capital

At December 31, 2008, Pepco Holdings’ current assets on a consolidated basis totaled $2.6 billion and its current liabilities totaled $2 billion. At December 31, 2007, Pepco Holdings’ current assets on a consolidated basis totaled $2 billion and its current liabilities totaled $2 billion. The increase in working capital from December 31, 2007 to December 31, 2008 is primarily due to an increase in cash as a result of the issuance of long-term debt during the fourth quarter of 2008.

At December 31, 2008, Pepco Holdings’ cash and current cash equivalents totaled $384 million, of which $343 million was invested in money market funds that invest in U.S. Treasury obligations, and the balance was held as cash and uncollected funds. Current restricted cash (cash that is available to be used only for designated purposes) totaled $10 million. At December 31, 2007, Pepco Holdings’ cash and current cash equivalents totaled $55 million and its current restricted cash totaled $15 million. See “Capital Requirements—Contractual Arrangements with Credit Rating Triggers or Margining Rights” herein for additional information.

A detail of PHI’s short-term debt balance and its current maturities of long-term debt and project funding balance follows.

	As of December 31, 2008 (Millions of dollars)
Type	PHI Parent	Pepco	DPL	ACE	ACE Funding	Conectiv Energy	Pepco Energy Services	PCI	Conectiv	PHI Consolidated
Variable Rate Demand Bonds	$—	$—	$96	$1	$—	$—	$21	$—	$—	$118
Bonds held under Standby Bond Purchase Agreement	—	—	—	22	—	—	—	—	—	22
Commercial Paper	—	—	—	—	—	—	—	—	—	—
Bank Loans	—	25	150	—	—	—	—	—	—	175
Credit Facility Loans	50	100	—	—	—	—	—	—	—	150

Total Short-Term Debt	$50	$125	$246	$23	$—	$—	$21	$—	$—	$465

Current Maturities of Long-Term Debt and Project Funding	$—	$50	$—	$—	$32	$—	$3	$—	$—	$85

	As of December 31, 2007 (Millions of dollars)
Type	PHI Parent	Pepco	DPL	ACE	ACE Funding	Conectiv Energy	Pepco Energy Services	PCI	Conectiv	PHI Consolidated
Variable Rate Demand Bonds	$—	$—	$105	$23	$—	$—	$24	$—	$—	$152
Commercial Paper	—	84	24	29	—	—	—	—	—	137

Total Short-Term Debt	$—	$84	$129	$52	$—	$—	$24	$—	$—	$289

Current Maturities of Long-Term Debt and Project Funding	$—	$128	$23	$50	$31	$—	$8	$92	$—	$332

Credit Facilities

PHI, Pepco, DPL and ACE maintain a credit facility to provide for their respective short-term liquidity needs. The aggregate borrowing limit under this primary credit facility is $1.5 billion, all or any portion of which may be used to obtain loans or to issue letters of credit. PHI’s credit limit under the facility is $875 million. The credit limit of each of Pepco, DPL and ACE is the lesser of $500 million and the maximum amount of debt the company is permitted to have outstanding by its regulatory authorities, except that the aggregate amount of credit used by Pepco, DPL and ACE at any given time collectively may not exceed $625 million. The interest rate payable by each company on utilized funds is, at the borrowing company’s election, (i) the greater of the prevailing prime rate and the federal funds effective rate plus 0.5% or (ii) the prevailing Eurodollar rate, plus a margin that varies according to the credit rating of the borrower. The facility also includes a “swingline loan sub-facility” pursuant to which each company may make same day borrowings in an aggregate amount not to exceed $150 million. Any swingline loan must be repaid by the borrower within seven days of receipt thereof. All indebtedness incurred under the facility is unsecured.

The facility commitment expiration date is May 5, 2012, with each company having the right to elect to have 100% of the principal balance of the loans outstanding on the expiration date continued as non-revolving term loans for a period of one year from such expiration date.

The facility is intended to serve primarily as a source of liquidity to support the commercial paper programs of the respective companies. The companies also are permitted to use the facility to borrow funds for general corporate purposes and issue letters of credit. In order for a borrower to use the facility, certain representations and warranties must be true and correct, and the borrower must be in compliance with specified covenants, including (i) the requirement that each borrowing company maintain a ratio of total indebtedness to total capitalization of 65% or less, computed in accordance with the terms of the credit agreement, which calculation excludes from the definition of total indebtedness certain trust preferred securities and deferrable interest subordinated debt (not to exceed 15% of total capitalization), (ii) a restriction on sales or other dispositions of assets, other than certain sales and dispositions, and (iii) a restriction on the incurrence of liens on the assets of a borrower or any of its significant subsidiaries other than permitted liens. The absence of a material adverse change in the borrower’s business, property, and results of operations or financial condition is not a condition to the availability of credit under the facility. The facility does not include any rating triggers.

In November 2008, PHI entered into a second credit facility in the amount of $400 million with a syndicate of nine lenders. Under the facility, PHI may obtain revolving loans and swingline loans over the term of the facility, which expires on November 6, 2009. The facility does not provide for the issuance of letters of credit. All indebtedness incurred under the facility is unsecured. The interest rate payable on funds borrowed under the facility is, at PHI’s election, based on either (a) the prevailing Eurodollar rate or (b) the highest of (i) the prevailing prime rate, (ii) the federal funds effective rate plus 0.5% or (iii) the one-month Eurodollar rate plus 1.0%, plus a margin that varies according to the credit rating of PHI. Under the swingline loan sub-facility, PHI may obtain loans for up to seven days in an aggregate principal amount which does not exceed 10% of the aggregate borrowing limit under the facility. In order to obtain loans under the facility, PHI must be in compliance with the same covenants and conditions that it is required to satisfy for utilization of the primary credit facility. The absence of a material adverse change in PHI’s business, property, and results of operations or financial condition is not a condition to the availability of credit under the facility. The facility does not include any ratings triggers.

Typically, PHI and its utility subsidiaries issue commercial paper if required to meet their short-term working capital requirements. Given the recent lack of liquidity in the commercial paper markets, however, the companies have borrowed under the primary credit facility to maintain sufficient cash on hand to meet daily short-term operating needs. As of December 31, 2008, PHI had an outstanding loan of $50 million and Pepco had an outstanding loan of $100 million under the facility. In January 2009, PHI borrowed an additional $150 million under the facility.

Cash and Credit Facilities Available as of December 31, 2008

	Consolidated PHI	PHI Parent	Utility Subsidiaries
Credit Facilities (Total Capacity)	$1,900	$1,275	$625
Borrowings under Credit Facilities	(150)	(50)	(100)
Letters of Credit	(566)	(561)	(5)
Commercial Paper Outstanding	—	—	—

Remaining Credit Facilities Available	1,184	664	520
Cash Invested in Money Market Funds (a)	343	20	323

Total Cash and Credit Facilities Available	$1,527	$684	$843

(a)	Cash and cash equivalents reported on the Balance Sheet total $384 million, which includes the $343 million invested in money market funds and $41 million held in cash and uncollected funds.

During the months of January and February 2009, the total cash and credit facilities available to PHI on a consolidated basis ranged from a low of $1.1 billion to a high of $1.7 billion, and averaged $1.4 billion. The total cash and credit facilities available to the utility subsidiaries collectively ranged from a low of $673 million to a high of $1 billion, and averaged $831 million.

Cash Flow Activity

PHI’s cash flows for 2008, 2007, and 2006 are summarized below.

	Cash Source (Use)
	2008	2007	2006
	(Millions of dollars)
Operating Activities	$413	$795	$203
Investing Activities	(714)	(582)	(230)
Financing Activities	630	(207)	(46)

Net increase (decrease) in cash and cash equivalents	$329	$6	$(73)

Operating Activities

Cash flows from operating activities are summarized below for 2008, 2007, and 2006.

	Cash Source (Use)
	2008	2007	2006
	(Millions of dollars)
Net Income	$300	$334	$248
Non-cash adjustments to net income	1,073	382	613
Changes in working capital	(960)	79	(658)

Net cash from operating activities	$413	$795	$203

Net cash from operating activities was $382 million lower for the year ended December 31, 2008 compared to the year ended December 31, 2007. In addition to a $34 million decrease in net income, the primary contributor was a $336 million increase in cash collateral requirements associated with Competitive Energy activities. The cash collateral requirements of the Competitive Energy businesses fluctuate significantly based on changes in energy market prices.

As of December 31, 2008 and 2007, the combined net cash collateral positions of the Pepco Energy Services and Conectiv Energy businesses were net cash posted of $331 million and $90 million, respectively. As energy prices have declined in the second half of 2008, the collateral that the Competitive Energy businesses have been required to post has increased substantially.

In addition, the transfer by Pepco of the Panda PPA to Sempra Energy Trading LLC had an impact on 2008 cash flows from operating activities. Non-cash adjustments to net income reflect the change in restricted cash equivalents used to make the payment and changes in working capital include the reduction in the regulatory liability established to help offset future above-market capacity and energy purchase costs.

Net cash from operating activities in 2007 was $592 million higher than in 2006. In addition to an increase in net income, the factors that primarily contributed to the increase were: (i) a decrease of $203 million in taxes paid in 2007, partially attributable to a tax payment of $121 million made in February 2006 in connection with an unresolved tax matter (see Note (16), “Commitments and Contingencies—Regulatory and Other Matters—IRS Mixed Service Cost Issue” to the consolidated financial statements herein), (ii) a decrease in cash collateral requirements associated with Competitive Energy activities, and (iii) the receipt of the proceeds of the Mirant bankruptcy settlement, of which $399 million was designated as operating cash flows and $15 million was designated as investing cash flows.

Investing Activities

Cash flows used by investing activities during 2008, 2007, and 2006 are summarized below.

	Cash (Use) Source
	2008	2007	2006
	(Millions of dollars)
Construction expenditures	$(781)	$(623)	$(475)
Cash proceeds from sale of other assets	56	11	182
All other investing cash flows, net	11	30	63

Net cash used by investing activities	$(714)	$(582)	$(230)

Net cash used by investing activities increased $132 million for the year ended December 31, 2008 compared to the year ended December 31, 2007. The increase was due primarily to (i) $158 million increase in capital expenditures, of which $96 million was attributable to Conectiv Energy and $33 million was attributable to Power Delivery, and (ii) the receipt by Pepco in 2007 of the proceeds of the Mirant bankruptcy settlement of which $15 million was designated as a reimbursement of certain investments in property, plant and equipment, offset by (iii) an increase of $45 million in cash proceeds from the sale of assets. The increase in Conectiv Energy capital expenditures was primarily due to the construction of new generation plants. The increase in Power Delivery capital expenditures was primarily attributable to capital costs associated with new customer services, distribution reliability, and transmission. The proceeds from the sale of assets in 2008 consisted primarily of $54 million received from DPL’s sale of its Virginia retail electric distribution assets and wholesale electric transmission assets. Proceeds from the sale of assets in 2007 consisted primarily of $9 million received from the sale by ACE of the B.L. England generating facility.

Net cash used by investing activities in 2007 was $352 million higher than in 2006 primarily due to: (i) a $148 million increase in capital expenditures, $107 million of which relates to Power Delivery, and (ii) a decrease of $171 million in cash proceeds from the sale of property. The increase in Power Delivery capital expenditures is primarily due to major transmission projects and new substations for Pepco and ACE. The proceeds from the sale of other assets in 2006 consisted primarily of $175 million from the sale of ACE’s interest in the Keystone and Conemaugh generating facilities. Proceeds from the sale of other assets in 2007 consisted primarily of $9 million received from the sale of the B.L. England generating facility. Cash flows from investing activities in 2007 also include $15 million of the net settlement proceeds received by Pepco in the Mirant bankruptcy settlement that were specifically designated as a reimbursement of certain investments in property, plant and equipment.

Financing Activities

Cash flows used by financing activities during 2008, 2007 and 2006 are summarized below.

	Cash (Use) Source
	2008	2007	2006
	(Millions of dollars)
Dividends paid on common and preferred stock	$(222)	$(203)	$(199)
Common stock issued through the Dividend Reinvestment Plan (DRP)	29	28	30
Issuance of common stock	287	200	17
Redemption of preferred stock of subsidiaries	—	(18)	(22)
Issuances of long-term debt	1,150	704	515
Reacquisition of long-term debt	(590)	(855)	(578)
Issuances (repayments) of short-term debt, net	26	(61)	193
Cost of issuances	(30)	(7)	(6)
All other financing cash flows, net	(20)	5	4

Net cash provided by (used by) financing activities	$630	$(207)	$(46)

Net cash provided by financing activities in 2008 was $837 million higher than in 2007. Net cash used by financing activities in 2007 was $161 million higher than in 2006.

Common Stock Dividends

Common stock dividend payments were $222 million in 2008, $203 million in 2007, and $198 million in 2006. The increase in common dividends paid in 2008 was the result of additional shares outstanding (primarily from PHI’s sale of 6.5 million shares of common stock in November 2007) and a quarterly dividend increase from 26 cents per share to 27 cents per share beginning in the first quarter of 2008. The increase in common dividends paid in 2007 was due to the issuance of the additional shares under the DRP.

Changes in Outstanding Common Stock

In November 2008, PHI sold 16.1 million shares of common stock in a registered offering at a price per share of $16.50, resulting in gross proceeds of $265 million. In November 2007, PHI sold 6.5 million shares of common stock in a registered offering at a price per share of $27.00, resulting in gross proceeds of $176 million.

Under the DRP, PHI issued approximately 1.3 million shares of common stock in 2008, approximately 1 million shares of common stock in 2007 and approximately 1.2 million shares of common stock in 2006.

Changes in Outstanding Preferred Stock

Cash flows from the redemption of preferred stock in 2008, 2007 and 2006 are summarized in the chart below.

Preferred Stock Redemptions	Redemption Price	Shares Redeemed			Aggregate Redemption Costs for years ended December 31,
		2008	2007	2006	2008	2007	2006
					(Millions of dollars)
DPL
Redeemable Serial Preferred Stock
4.0% Series of 1943, $100 per share par value	$105.00	—	19,809	—	$—	$2	$—
3.7% Series of 1947, $100 per share par value	$104.00	—	39,866	—	—	4	—
4.28% Series of 1949, $100 per share par value	$104.00	—	28,460	—	—	3	—
4.56% Series of 1952, $100 per share par value	$105.00	—	19,571	—	—	2	—
4.20% Series of 1955, $100 per share par value	$103.00	—	25,404	—	—	2	—
5.0% Series of 1956, $100 per share par value	$104.00	—	48,588	—	—	5	—

					$—	$18	$—

Pepco
Serial Preferred Stock
$2.44 Series of 1957	$51.00	—	—	216,846	$—	$—	$11
$2.46 Series of 1958	$51.00	—	—	99,789	—	—	5
$2.28 Series of 1965	$51.00	—	—	112,709	—	—	6

					$—	$—	$22

					$—	$18	$22

Changes in Outstanding Long-Term Debt

Cash flows from the issuance and redemption of long-term debt in 2008, 2007 and 2006 are summarized in the charts below.

	2008		2007	2006
	(Millions of dollars)
Issuances

PHI
6.0% unsecured notes due 2019	$—		$200	$—
6.125% unsecured notes due 2017	—		250	—
5.9% unsecured notes due 2016	—		—	200

	—		450	200

Pepco
6.5% senior notes due 2037 (a)	250		—	—
Auction rate tax-exempt bonds due 2022 (a)	—		—	110
6.5% senior notes due 2037 (a)	—		250	—
7.9% first mortgage bonds due 2038	250		—	—

	500		250	110

DPL
6.4% first mortgage bonds due 2013	250		—	—
5.22% unsecured notes due 2016	—		—	100

	250	(b)	—	100

ACE
5.8% senior notes due 2036 (a)	—		—	105
7.75% first mortgage bonds due 2018	250		—	—

	250		—	105

Pepco Energy Services	—		4	—

	$1,000	(b)	$704	$515

(a)	Secured by an outstanding series of First Mortgage Bonds. See Note (11), “Debt,” to the consolidated financial statements herein.
(b)	Excludes DPL $150 million 2-year bank loan that was converted to a 364-day bank loan.

	2008	2007	2006
	(Millions of dollars)
Redemptions

PHI
3.75% unsecured notes due 2006	$—	$—	$300
5.5% unsecured notes due 2007	—	500	—

	—	500	300

Pepco
7.64% medium term notes due 2007	—	35	—
6.25% first mortgage bonds due 2007	—	175	—
6.5% first mortgage bonds due 2008	78	—	—
Auction rate, tax-exempt bonds due 2022 (a)	110	—	—
Auction rate, tax-exempt bonds due 2022-2024	—	—	110
5.875% first mortgage bonds due 2008	50	—	—
Variable rate notes due 2006	—	—	50

	238	210	160

DPL
7.08% medium term notes due 2007	—	12	—
Auction rate, tax-exempt bonds due 2030-2038 (a)	58	—	—
Auction rate, tax-exempt bonds due 2030-2031 (a)	36	—	—
8.125% medium term notes due 2007	—	50	—
6.95% first mortgage bonds due 2008	—	3	3
6.95% first mortgage bonds due 2008	4	—	—
Auction rate, tax-exempt bonds due 2023 (a)	18	—	—
6.75% medium term notes due 2006	—	—	20

	116	65	23

ACE
6.18%-6.19% medium term notes	—	—	65
6.79% medium term notes due 2008	15	—	—
Auction rate, tax-exempt bonds due 2029 (a)	25	—	—
Auction rate, tax-exempt bonds due 2029 (a)	30	—	—
6.77% medium term notes due 2008	1	—	—
7.52% medium term notes due 2007	—	15	—
6.73%-6.75% medium term notes due 2008	25	—	—
7.15% medium term notes due 2007	—	1	—
6.71%-6.73% medium term notes due 2008	9	—	—
Securitization bonds due 2006-2008	31	30	29

	136	46	94

PCI
7.62% medium term notes due 2007	—	34	—
8.24% medium term note due 2008	92	—	—

	92	34	—

Pepco Energy Services	8	—	1

	$590	$855	$578

(a)	Held by the indicated company pending resale to the public. See “Purchase of Tax-Exempt Auction Rate Bonds” below.

Purchase of Tax-Exempt Auction Rate Bonds

The redemptions in 2008 shown below include the purchase at par by PHI subsidiaries of $276 million in aggregate principal amount of insured tax-exempt auction rate bonds issued by municipal authorities for the benefit of the respective PHI subsidiaries. These purchases were made in response to disruption in the market for municipal auction rate securities that made it difficult for the remarketing agent to successfully remarket the bonds. These bond purchases consisted of the following:

•	The purchase by Pepco of Pollution Control Revenue Refunding Bonds issued by the Maryland Economic Development Corporation of an aggregate principal amount of $110 million.

•	The purchase by DPL of Exempt Facilities Refunding Revenue Bonds issued by The Delaware Economic Development Authority in the aggregate principal amount of $112 million.

•

The purchase by ACE of (i) Pollution Control Revenue Refunding Bonds issued by Cape May County in the aggregate principal amount of $32 million and (ii) Pollution Control Revenue Refunding Bonds issued by Salem County in the aggregate principal amount of $23 million.

The obligations of the PHI subsidiaries with respect to these tax-exempt bonds are considered to be extinguished for accounting purposes; however, each of the companies continues to hold the bonds, while monitoring the market and evaluating the options for reselling the bonds to the public at some time in the future.

Changes in Short-Term Debt

Due to the recent capital and credit market disruptions, the market for commercial paper in 2008 has been severely restricted for most companies. As a result, PHI and its subsidiaries have not been able to issue commercial paper on a day-to-day basis either in amounts or with maturities that they have typically required for cash management purposes. Given their restricted access to the commercial paper market and the general uncertainty in the credit markets, PHI and each of its utility subsidiaries borrowed under the primary credit facility to create a cash reserve for future short-term operating needs. As of December 31, 2008, PHI had a loan of $50 million outstanding and Pepco had a loan of $100 million outstanding under this facility. In January 2009, PHI borrowed an additional $150 million under this facility.

In March 2008, DPL obtained a $150 million unsecured bank loan that matures in July 2009. Interest on the loan is calculated at a variable rate. In May 2008, Pepco obtained a $25 million bank loan that matures on April 30, 2009. Interest on the loan is calculated at a variable rate.

The following insured Variable Rate Demand Bonds (VRDBs) repurchased in 2008 by The Bank of New York Mellon, as bond trustee, were tendered to the trustee by the holders in accordance with the terms of the VRDBs for purchase at par:

•	$17 million of Pollution Control Revenue Refunding Bonds 1997 Series A issued by Salem County for the benefit of ACE, and

•	$5 million of Pollution Control Revenue Refunding Bonds 1997 Series B issued by Salem County for the benefit of ACE.

The purchase of these VRDBs was financed by The Bank of New York Mellon under Standby Bond Purchase Agreements for the respective series. If these VRDBs cannot be remarketed by the remarketing agent prior to the first anniversary of the purchase of the VRDBs by the bond trustee, ACE will be obligated to redeem 1/10th of the principal amount of each series of VRDBs held by the bond trustee every six months thereafter. While the VRDBs are held by the bond trustee, ACE is obligated to pay interest on such bonds at a rate equal to the prime rate or LIBOR plus 50 basis points.

In November 2008, DPL repurchased $9 million of Variable Rate Demand Bonds due 2024.

In 2007, PHI redeemed a total of $36 million in short-term debt with cash from operations.

In 2006, Pepco and DPL issued short-term debt of $67 million and $91 million, respectively, in order to cover capital expenditures and tax obligations throughout the year.

Sale of Virginia Retail Electric Distribution and Wholesale Transmission Assets

In January 2008, DPL completed (i) the sale of its retail electric distribution assets on the Eastern Shore of Virginia to A&N Electric Cooperative for a purchase price of approximately $49 million, after closing adjustments, and (ii) the sale of its wholesale electric transmission assets located on the Eastern Shore of Virginia to Old Dominion Electric Cooperative for a purchase price of approximately $5 million, after closing adjustments.

Sales of ACE Generating Facilities

On September 1, 2006, ACE completed the sale of its interest in the Keystone and Conemaugh generating facilities for $175 million (after giving effect to post-closing adjustments). On February 8, 2007, ACE completed the sale of the B.L. England generating facility for a price of $9 million and in February 2008, ACE received an additional $4 million in an arbitration settlement relating to the sale. For a discussion of the accounting treatment of the gains from these sales, see Note (7), “Regulatory Assets and Regulatory Liabilities,” to the consolidated financial statements herein.

Sale of Interest in Cogeneration Joint Venture

During the first quarter of 2006, Conectiv Energy recognized a $12 million pre-tax gain ($8 million after-tax) on the sale of its equity interest in a joint venture which owns a wood burning cogeneration facility.

Proceeds from Settlement of Mirant Bankruptcy Claims

On September 5, 2008, Pepco transferred the Panda PPA to Sempra Energy Trading LLC (Sempra), along with a payment to Sempra, terminating all further rights, obligations and liabilities of Pepco under the Panda PPA. The use of the damages received from Mirant to offset above-market costs of energy and capacity under the Panda PPA and to make the payment to Sempra reduced the balance of proceeds from the Mirant settlement to approximately $102 million as of December 31, 2008.

In November 2008, Pepco filed with the District of Columbia Public Service Commission (DCPSC) and the MPSC proposals to share with customers the remaining balance of proceeds from the Mirant settlement in accordance with divestiture sharing formulas previously approved by the respective commissions. Under Pepco’s proposals, District of Columbia and Maryland customers would receive a total of approximately $25 million and $29 million, respectively. On December 12, 2008, the DCPSC issued a Notice of Proposed Rulemaking concerning the sharing of the Mirant divestiture proceeds, including the bankruptcy settlement proceeds. The public comment period for the proposed rules has expired without any comments being submitted. This matter remains pending before the DCPSC.

On February 17, 2009, Pepco, the Maryland Office of People’s Counsel (the Maryland OPC) and the MPSC staff filed a settlement agreement with the MPSC. The settlement, among other things, provides that of the remaining balance of the Mirant settlement, Pepco shall distribute $39 million to its Maryland customers through a one-time billing credit. If the settlement is approved by the MPSC, Pepco currently estimates that it will result in a pre-tax gain in the range of $15 million to $20 million, which will be recorded when the MPSC issues its final order approving the settlement.

Pending the final disposition of these funds, the remaining $102 million in proceeds from the Mirant settlement is being accounted for as restricted cash and as a regulatory liability.

Capital Requirements

Capital Expenditures

Pepco Holdings’ total capital expenditures for the year ended December 31, 2008 totaled $781 million of which $587 million was incurred by Power Delivery, $138 million was incurred by Conectiv Energy, $31 million was incurred by Pepco Energy Services and $25 million was incurred by Corporate and Other. The Power Delivery expenditures were primarily related to capital costs associated with new customer services, distribution reliability, and transmission.

The table below shows the projected capital expenditures for Power Delivery, Conectiv Energy, Pepco Energy Services and Corporate and Other for the five-year period 2009 through 2013.

	For the Year
	2009	2010	2011	2012	2013	Total
	(Millions of Dollars)
Power Delivery
Distribution	$407	$401	$433	$496	$532	$2,269
Distribution—Blueprint for the Future	47	71	5	112	87	322
Transmission	143	183	249	200	204	979
Transmission—MAPP	56	193	363	474	300	1,386
Gas Delivery	20	21	20	21	19	101
Other	41	52	61	57	38	249

Total for Power Delivery Business	714	921	1,131	1,360	1,180	5,306
Conectiv Energy	281	118	39	12	13	463
Pepco Energy Services	11	12	14	15	15	67
Corporate and Other	5	4	4	4	3	20

Total PHI	$1,011	$1,055	$1,188	$1,391	$1,211	$5,856

Pepco Holdings expects to fund these expenditures through internally generated cash and external financing.

Distribution, Transmission and Gas Delivery

The projected capital expenditures listed in the table for distribution (other than Blueprint for the Future), transmission (other than the Mid-Atlantic Power Pathway (MAPP)) and gas delivery are primarily for facility replacements and upgrades to accommodate customer growth and reliability.

Blueprint for the Future

During 2007, Pepco, DPL and ACE each announced an initiative that is referred to as the “Blueprint for the Future.” These initiatives combine traditional energy efficiency programs with new technologies and systems to help customers manage their energy use and reduce the total cost of energy. The programs include demand side management (DSM) efforts, such as rebates or other financial incentives for residential customers to replace inefficient appliances and for business customers to use more energy efficient equipment, such as improved lighting and HVAC systems. Under the programs, customers also could receive credits on their bills for allowing the utility company to “cycle,” or intermittently turn off, their central air conditioning or heat pumps when wholesale electricity prices are high. The programs contemplate that business customers would receive financial incentives for using energy efficient equipment, and would be rewarded for reducing use during periods of peak demand. Additionally, plans include the installation of “smart meters” for all customers in the District of Columbia, Maryland, Delaware and New Jersey, providing the utilities with the ability to remotely read the meters and identify the location of a power outage. Pepco, DPL and ACE have made filings with their respective regulatory commissions for approval of certain aspects of these programs. Delaware has approved a recovery mechanism associated with these plans, and work has proceeded to prepare for the installation of an Advanced Metering Infrastructure (AMI) by the last quarter of 2009.

On December 18, 2008, the DCPSC conditionally approved five DSM programs. The cost of these programs will be recovered through a rate surcharge. On December 31, 2008 the MPSC conditionally approved for both Pepco and DPL, four residential and four non-residential DSM/energy efficiency programs. The MPSC will consider an AMI program in a separate proceeding. PHI anticipates that the costs of these programs will be recovered through a previously approved surcharge mechanism.

MAPP Project

In October 2007, the PJM Board of Managers approved PHI’s proposed MAPP transmission project for construction of a new 230-mile, 500-kilovolt interstate transmission project at a then-estimated cost of $1 billion. This MAPP project will originate at Possum Point substation in northern Virginia, connect into three substations across southern Maryland, cross the Chesapeake Bay, tie into two substations across the Delmarva Peninsula and terminate at Salem substation in southern New Jersey. This MAPP project is part of PJM’s Regional Transmission Expansion Plan required to address the reliability objectives of the PJM RTO system. On December 4, 2008, the PJM Board approved a direct-current technology for segments of the project including the Chesapeake Bay Crossing. With this modification, the cost of the MAPP project currently is estimated at $1.4 billion. PJM has determined that the line segment from Possum Point substation to the second substation on the Delmarva Peninsula (Indian River substation) is required to be operational by June 1, 2013. PJM is continuing to evaluate the in-service date for the remaining 80-miles of line segment to connect the Indian River substation to the Salem substation. Construction is expected to occur in sections over the next five year period.

Delta Project

In December 2007, Conectiv Energy announced a decision to construct a 545 megawatt natural gas and oil-fired combined-cycle electricity generation plant to be located in Peach Bottom Township, Pennsylvania (Delta Project). The total construction expenditures for the Delta Project are expected to be $470 million, of which $62 million was expended in 2008 and $63 million in 2007 for three combustion turbines. Projected expenditures of $230 million in 2009, $95 million in 2010, and $20 million in 2011 are included in Conectiv Energy’s projected capital expenditures shown in the table above. The plant is expected to become operational during the second quarter of 2011.

Cumberland Project

In 2007, Conectiv Energy began construction of a new 100 megawatt combustion turbine power plant in Millville, New Jersey. The total construction expenditures for this project are expected to be $75 million (of which $41 million and $23 million, respectively, were incurred in 2008 and 2007), with projected expenditures of $10 million in 2009. These future expenditures are included in Conectiv Energy’s projected capital expenditures shown in the table above. The plant is expected to become operational during the second quarter of 2009.

Compliance with Delaware Multipollutant Regulations

As required by the Delaware multipollutant emissions regulations adopted by the Delaware Department of Natural Resources and Environmental Control, PHI, in June 2007, filed a compliance plan for controlling nitrogen oxide (NOx), sulfur dioxide (SO2) and mercury emissions from its Edge Moor power plant. The plan includes installation of a sodium-based sorbent injection system and a Selective Non-Catalytic Reduction (SNCR) system and carbon injection for Edge Moor Units 3 and 4, and use of an SNCR system and lower sulfur oil at Edge Moor Unit 5. Conectiv Energy currently believes that with these modifications, it will be able to meet the requirements of the new regulations at an estimated capital cost of $81 million (of which $47 million was expended through December 2008) with projected expenditures of $18 million in 2009.

Dividends

Pepco Holdings’ annual dividend rate on its common stock is determined by the Board of Directors on a quarterly basis and takes into consideration, among other factors, current and possible future developments that may affect PHI’s income and cash flows. In 2008, PHI’s Board of Directors declared quarterly dividends of 27 cents per share of common stock payable on March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008.

On January 22, 2009, the Board of Directors declared a dividend on common stock of 27 cents per share payable March 31, 2009, to shareholders of record on March 10, 2009.

PHI generates no operating income of its own. Accordingly, its ability to pay dividends to its shareholders depends on dividends received from its subsidiaries. In addition to their future financial performance, the ability of PHI’s direct and indirect subsidiaries to pay dividends is subject to limits imposed by: (i) state corporate and regulatory laws, which impose limitations on the funds that can be used to pay dividends and, in the case of regulatory laws, as applicable, may require the prior approval of the relevant utility regulatory commissions before dividends can be paid, (ii) the prior rights of holders of existing and future preferred stock, mortgage bonds and other long-term debt issued by the subsidiaries, and any other restrictions imposed in connection with the incurrence of liabilities, and (iii) certain provisions of ACE’s certificate of incorporation which provides that, if any preferred stock is outstanding, no dividends may be paid on the ACE common stock if, after payment, ACE’s common stock capital plus surplus would be less than the involuntary liquidation value of the outstanding preferred stock. Pepco and DPL have no shares of preferred stock outstanding. Currently, the restriction in the ACE charter does not limit its ability to pay dividends.

Pension Funding

Pepco Holdings has a noncontributory retirement plan (the PHI Retirement Plan) that covers substantially all employees of Pepco, DPL and ACE and certain employees of other Pepco Holdings subsidiaries.

As of the 2008 valuation, the PHI Retirement Plan satisfied the minimum funding requirements of the Employee Retirement Income Security Act of 1974 (ERISA) without requiring any additional funding. PHI’s funding policy with regard to the PHI Retirement Plan is to maintain a funding level in excess of 100% of its accumulated benefit obligation (ABO) and that is at least equal to the funding target as defined under the Pension Protection Act of 2006. The funding target under the Pension Protection Act is 100% of accrued liabilities phased in over time. The funding target was 92% for 2008 and is 94% of the accrued liability for 2009. In 2008 and 2007, no contributions were made to the PHI Retirement Plan.

In 2008, the ABO for the PHI Retirement Plan decreased to $1.57 billion from $1.59 billion in 2007, due to an increase in the discount rate from 6.25% to 6.50%. The PHI Retirement Plan assets experienced a negative return of 24% in 2008, below the 8.25% level assumed in the valuation. As a result of the combination of these factors, the funding level at year-end 2008 was below both 100% of the ABO and the funding target for January 1, 2009. Although PHI projects there will be no minimum funding requirement for 2009 under the Pension Protection Act, PHI expects to make a discretionary tax-deductible contribution of approximately $300 million to bring its plan assets to at least the funding target level for 2009 under the Pension Protection Act. For additional discussion of PHI’s Pension and Other Postretirement Benefits, see Note (10), “Pension and Other Postretirement Benefits,” to the consolidated financial statements herein.

Contractual Obligations and Commercial Commitments

Summary information about Pepco Holdings’ consolidated contractual obligations and commercial commitments at December 31, 2008, is as follows:

	Contractual Maturity
Obligation	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
	(Millions of dollars)
Variable rate demand bonds	$118	$118	$—	$—	$—
Stand-by bond purchase agreement	22	22	—	—	—
Bank loans and credit facility loans	325	325	—	—	—
Commercial paper	—	—	—	—	—
Long-term debt (a)	5,357	82	602	1,345	3,328
Long-term project funding	21	2	4	4	11
Interest payments on debt	4,049	320	609	523	2,597
Capital leases	167	15	30	30	92
Liabilities and accrued interest related to effectively settled and uncertain tax positions	165	37	—	7	121
Operating leases	591	56	119	47	369
Pension and OPEB plan contributions	339	339	—	—	—
Non-derivative fuel and purchase power contracts	9,067	3,211	2,902	729	2,225

Total	$20,221	$4,527	$4,266	$2,685	$8,743

(a)	Includes transition bonds issued by ACE Funding.

Third Party Guarantees, Indemnifications and Off-Balance Sheet Arrangements

For a discussion of PHI’s third party guarantees, indemnifications, obligations and off-balance sheet arrangements, see Note (16), “Commitments and Contingencies,” to the consolidated financial statements herein.

Energy Contract Net Asset/Liability Activity

The following table provides detail on changes in the net asset or liability position of the Competitive Energy businesses (consisting of the activities of the Conectiv Energy and Pepco Energy Services segments) with respect to energy commodity contracts from one period to the next:

Roll-forward of Fair Value Energy Contract Net Assets (Liabilities) For the Year Ended December 31, 2008 (Dollars are pre-tax and in millions)

Energy Commodity Activities (a)
Total Fair Value Energy Contract Net Assets at December 31, 2007	$18
Total change in unrealized fair value	83
Less: Reclassification to realized at settlement of contracts	(97)
Effective portion of changes in fair value—recorded in Other Comprehensive Income	(315)
Cash flow hedge ineffectiveness—recorded in earnings	(3)

Total Fair Value Energy Contract Net Liabilities at December 31, 2008	$(314)

Detail of Fair Value Energy Contract Net Liabilities at December 31, 2008 (see above)	Total

Current Assets (unrealized gains—derivative contracts)	$126
Noncurrent Assets (other assets)	13

Total Fair Value Energy Contract Assets	139

Current Liabilities (other current liabilities)	(367)
Noncurrent Liabilities (other liabilities)	(86)

Total Fair Value Energy Contract Liabilities	(453)

Total Fair Value Energy Contract Net Liabilities	$(314)

(a)	Includes all SFAS No. 133 hedge activity and trading activities recorded at fair value through Accumulated Other Comprehensive Income (AOCI) or on the Statements of Earnings, as required.

The $314 million net liability on energy contracts at December 31, 2008 was primarily attributable to losses on power swaps and natural gas futures and swaps designated as hedges of future energy purchases or production under Statement of Financial Accounting Standards (SFAS) No. 133. Prices of electricity and natural gas declined during the second half of 2008, which resulted in unrealized losses on the energy contracts of the Competitive Energy businesses. These businesses recorded unrealized losses of $315 million on energy contracts in Other Comprehensive Income as these energy contracts were effective hedges under SFAS No. 133. When these energy contracts settle, the related realized gains or losses are expected to be largely offset by the realized loss or gain on future energy purchases or production that will be used to settle the sales obligations of the Competitive Energy businesses to their customers.

PHI uses its best estimates to determine the fair value of the commodity and derivative contracts that its Competitive Energy businesses hold and sell. The fair values in each category presented below reflect forward prices and volatility factors as of December 31, 2008 and are subject to change as a result of changes in these factors:

Maturity and Source of Fair Value of Energy Contract Net Assets (Liabilities) As of December 31, 2008 (Dollars are pre-tax and in millions)

	Fair Value of Contracts at December 31, 2008
	Maturities
Source of Fair Value	2009	2010	2011	2012 and Beyond	Total Fair Value
Energy Commodity Activities, net (a)
Actively Quoted (i.e., exchange-traded) prices	$(47)	$(48)	$(5)	$(2)	$(102)
Prices provided by other external sources (b)	(138)	(56)	(11)	(9)	(214)
Modeled (c)	2	2	(4)	2	2

Total	$(183)	$(102)	$(20)	$(9)	$(314)

(a)	Includes all SFAS No. 133 hedge activity and trading activities recorded at fair value through AOCI or on the Statements of Earnings, as required.
(b)	Prices provided by other external sources reflect information obtained from over-the-counter brokers, industry services, or multiple-party on-line platforms that is readily observable in the market.
(c)	Modeled values include significant inputs, usually representing more than 10% of the valuation, not readily observable in the market. The modeled valuation above represents the fair valuation of certain long-dated power transactions based on limited observable broker prices extrapolated for periods beyond two years into the future.

Contractual Arrangements with Credit Rating Triggers or Margining Rights

Under certain contractual arrangements entered into by PHI’s subsidiaries in connection with Competitive Energy business and other transactions, the subsidiary may be required to provide cash collateral or letters of credit as security for its contractual obligations if the credit ratings of the subsidiary are downgraded. In the event of a downgrade, the amount required to be posted would depend on the amount of the underlying contractual obligation existing at the time of the downgrade. Based on contractual provisions in effect at December 31, 2008, a one-level downgrade in the unsecured debt credit ratings of PHI and each of its rated subsidiaries, which would decrease PHI’s rating to below “investment grade,” would increase the collateral obligation of PHI and its subsidiaries by up to $462 million. PHI believes that it and its utility subsidiaries currently have sufficient liquidity to fund their operations and meet their financial obligations.

Many of the contractual arrangements entered into by PHI’s subsidiaries in connection with Competitive Energy and Default Electricity Supply activities include margining rights pursuant to which the PHI subsidiary or a counterparty may request collateral if the market value of the contractual obligations reaches levels in excess of the credit thresholds established in the applicable arrangements. Pursuant to these margining rights, the affected PHI subsidiary may receive, or be required to post, collateral due to energy price movements. As of December 31, 2008, Pepco Holdings’ subsidiaries engaged in Competitive Energy activities and Default Electricity Supply activities provided net cash collateral in the amount of $365 million in connection with these activities.

Environmental Remediation Obligations

PHI’s accrued liabilities as of December 31, 2008 include approximately $14 million, of which $6 million is expected to be incurred in 2009, for potential environmental cleanup and other costs related to sites at which an operating subsidiary is a potentially responsible party, is alleged to be a third-party contributor, or has made a decision to clean up contamination on its own property. The most significant environmental remediation obligations as of December 31, 2008, were:

•

$4 million, of which $1 million is expected to be incurred in 2009, payable by DPL in accordance with a 2001 consent agreement reached with the Delaware Department of Natural Resources and Environmental Control, for remediation, site restoration, natural resource damage compensatory projects and other costs associated with environmental contamination that resulted from an oil release at the Indian River power plant, which was sold in June 2001.

•	$5 million in environmental remediation costs, of which $1 million is expected to be incurred in 2009, payable by Conectiv Energy associated with the Deepwater generating facility.

•

Less than $1 million for environmental remediation costs related to former manufactured gas plant operations at a Cambridge, Maryland site on DPL-owned property, adjacent property and the adjacent Cambridge Creek, all of which is expected to be incurred in 2009.

•	$2 million, constituting Pepco’s liability for a remedy at the Metal Bank/Cottman Avenue site.

•

$2 million, most of which is expected to be incurred in 2009, payable by DPL in connection with the Wilmington Coal Gas South site located in Wilmington, Delaware, to remediate residual material from the historical operation of a manufactured gas plant.

•	Less than $1 million, of which a small portion is expected to be incurred in 2009, payable by Pepco for long-term monitoring associated with a pipeline oil release that occurred in 2000.

Sources of Capital

Pepco Holdings’ sources to meet its long-term funding needs, such as capital expenditures, dividends, and new investments, and its short-term funding needs, such as working capital and the temporary funding of long-term funding needs, include internally generated funds, securities issuances and bank financing under new or existing facilities. PHI’s ability to generate funds from its operations and to access capital and credit markets is subject to risks and uncertainties. Volatile and deteriorating financial market conditions, diminished liquidity and tightening credit may affect efficient access to certain of PHI’s potential funding sources. See “Risk Factors,” herein, for additional discussion of important factors that may impact these sources of capital.

Internally Generated Cash

The primary source of Pepco Holdings’ internally generated funds is the cash flow generated by its regulated utility subsidiaries in the Power Delivery business. Additional sources of funds include cash flow generated from its non-regulated subsidiaries and the sale of non-core assets.

Short-Term Funding Sources

Pepco Holdings and its regulated utility subsidiaries have traditionally used a number of sources to fulfill short-term funding needs, such as commercial paper, short-term notes and bank lines of credit. Proceeds from short-term borrowings are used primarily to meet working capital needs but may also be used to fund temporarily long-term capital requirements.

Pepco Holdings maintains an ongoing commercial paper program of up to $875 million. Pepco and DPL have ongoing commercial paper programs of up to $500 million, and ACE up to $250 million. The commercial paper can be issued with maturities of up to 270 days. Due to the recent capital and credit market disruptions, however, the market for commercial paper has been severely restricted for most companies. As a result, PHI and its subsidiaries have not been able to issue commercial paper on a day-to-day basis either in amounts or with maturities that they have typically required for cash management purposes.

A further description of the existence and availability of the sources of short-term funding, and the impact of the ongoing capital and credit market disruptions, is set forth above under the headings “Impact of the Current Capital and Credit Market Disruptions—Collateral Requirements of the Competitive Energy Businesses” and “Credit Facilities.”

Long-Term Funding Sources

The sources of long-term funding for PHI and its subsidiaries are the issuance of debt and equity securities and borrowing under long-term credit agreements. Proceeds from long-term financings are used primarily to fund long-term capital requirements, such as capital expenditures and new investments, and to repay or refinance existing indebtedness.

Regulatory Restrictions on Financing Activities

The issuance of debt securities by PHI’s principal subsidiaries requires approval of either FERC or one or more state public utility commissions. Neither FERC approval nor state public utility commission approval is required as a condition to the issuance of securities by PHI.

State Financing Authority

Pepco’s long-term financing activities (including the issuance of securities and the incurrence of debt) are subject to authorization by the DCPSC and MPSC. DPL’s long-term financing activities are subject to authorization by MPSC and the Delaware Public Service Commission (DPSC). ACE’s long-term and short term (consisting of debt instruments with a maturity of one year or less) financing activities are subject to authorization by the NJBPU. Each utility, through periodic filings with the state public service commission(s) having jurisdiction over its financing activities, typically seeks to maintain standing authority sufficient to cover its projected financing needs over a multi-year period.

FERC Financing Authority

Under the Federal Power Act (FPA), FERC has jurisdiction over the issuance of long-term and short-term securities of public utilities, but only if the issuance is not regulated by the state public utility commission in which the public utility is organized and operating. Under these provisions, FERC has jurisdiction over the issuance of short-term debt by Pepco and DPL. Pepco and DPL have obtained FERC authority for the issuance of short-term debt. Because Conectiv Energy and Pepco Energy Services also qualify as public utilities under the FPA and are not regulated by a state utility commission, FERC also has jurisdiction over the issuance of securities by those companies. Conectiv Energy and Pepco Energy Services have obtained the requisite FERC financing authority in their respective market-based rate orders.

Money Pool

Pepco Holdings operates a system money pool, or an intra-system cash management program under a blanket authorization adopted by FERC. The money pool is a cash management mechanism used by Pepco Holdings to manage the short-term investment and borrowing requirements of its subsidiaries that participate in the money pool. Pepco Holdings may invest in but not borrow from the money pool. Eligible subsidiaries with surplus cash may deposit those funds in the money pool. Deposits in the money pool are guaranteed by Pepco Holdings. Eligible subsidiaries with cash requirements may borrow from the money pool. Borrowings from the money pool are unsecured. Depositors in the money pool receive, and borrowers from the money pool pay, an interest rate based primarily on Pepco Holdings’ short-term borrowing rate. Pepco Holdings deposits funds in the money pool to the extent that the pool has insufficient funds to meet the borrowing needs of its participants, which may require Pepco Holdings to borrow funds for deposit from external sources.

REGULATORY AND OTHER MATTERS

For a discussion of material pending matters such as regulatory and legal proceedings, and other commitments and contingencies, see Note (16), “Commitments and Contingencies,” to the consolidated financial statements herein.

CRITICAL ACCOUNTING POLICIES

General

Pepco Holdings has identified the following accounting policies, including certain estimates, that as a result of the judgments, uncertainties, uniqueness and complexities of the underlying accounting standards and operations involved, could result in material changes in its financial condition or results of operations under different conditions or using different assumptions. Pepco Holdings has discussed the development, selection and disclosure of each of these policies with the Audit Committee of the Board of Directors.

Goodwill Impairment Evaluation

PHI believes that the estimates involved in its goodwill impairment evaluation process represent “Critical Accounting Estimates” because they are subjective and susceptible to change from period to period as management makes assumptions and judgments and the impact of a change in assumptions could be material to financial results.

Substantially all of PHI’s goodwill was generated by Pepco’s acquisition of Conectiv in 2002 and is allocated to the Power Delivery reporting unit for purposes of assessing impairment under SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142). Management has identified Power Delivery as a single reporting unit based on the aggregation of components. The first step of the goodwill impairment test under SFAS No. 142 compares the fair value of the reporting unit with its carrying amount, including goodwill. Management uses its best judgment to make reasonable projections of future cash flows for Power Delivery when estimating the reporting unit’s fair value. In addition, PHI selects a discount rate for the associated risk with those estimated cash flows. These judgments are inherently uncertain, and actual results could vary from those used in PHI’s estimates. The impact of such variations could significantly alter the results of a goodwill impairment test, which could materially impact the estimated fair value of Power Delivery and potentially the amount of any impairment recorded in the financial statements.

PHI tests its goodwill for impairment annually as of July 1, and whenever an event occurs or circumstances change in the interim that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Factors that may result in an interim impairment test include, but are not limited to: a change in identified reporting units; an adverse change in business conditions; a protracted decline in stock price causing market capitalization to fall below book value; an adverse regulatory action; or impairment of long-lived assets in the reporting unit.

PHI’s July 1, 2008 annual impairment test indicated that its goodwill was not impaired. PHI performed an interim test of goodwill for impairment at December 31, 2008 as its market capitalization was below its book value for a significant part of the fourth quarter of 2008, and it concluded that its goodwill was not impaired. Details about the interim test at year-end and the results are included in Note (6), “Goodwill,” in the consolidated financial statements herein.

In order to estimate the fair value of the Power Delivery reporting unit, PHI reviews the results from two discounted cash flow models. The models differ in the method used to calculate the terminal value of the reporting unit. One estimate of terminal value is based on a constant, annual cash flow growth rate that is consistent with Power Delivery’s plan, and the other estimate of terminal value is based on a multiple of earnings before interest, taxes, depreciation, and amortization that management believes is consistent with relevant market multiples for comparable utilities. Each model uses a cost of capital appropriate for a regulated utility as the discount rate for the estimated cash flows associated with the reporting unit. Neither valuation model evidenced impairment of goodwill. PHI has consistently used this valuation model to estimate the fair value of Power Delivery since the adoption of SFAS No. 142.

The estimation of fair value is dependent on a number of factors, including but not limited to interest rates, growth assumptions, assumptions about regulatory ratemaking proceedings, operating and capital expenditure requirements and other factors, changes in which could materially impact the results of impairment testing. Assumptions and methodologies used in the models were consistent with historical experience. A hypothetical 10 percent decrease in fair value of the Power Delivery reporting unit at December 31, 2008 would not have resulted in the Power Delivery reporting unit failing the first step of the impairment test as defined in SFAS No. 142. Sensitive, interrelated and uncertain variables that could decrease the estimated fair value of the Power Delivery reporting unit include utility sector market performance, sustained adverse business conditions, the results of rate-making proceedings, higher operating and capital expenditure requirements, a significant increase in the cost of capital and other factors.

Long-Lived Assets Impairment Evaluation

Pepco Holdings believes that the estimates involved in its long-lived asset impairment evaluation process represent “Critical Accounting Estimates” because (i) they are highly susceptible to change from period to period because management is required to make assumptions and judgments about undiscounted and discounted future cash flows and fair values, which are inherently uncertain, (ii) actual results could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (iii) the impact that recognizing an impairment would have on Pepco Holdings’ assets as well as the net loss related to an impairment charge could be material.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that certain long-lived assets must be tested for recoverability whenever events or circumstances indicate that the carrying amount may not be recoverable. An impairment loss may only be recognized if the carrying amount of an asset is not recoverable and the carrying amount exceeds its fair value. The asset is deemed not to be recoverable when its carrying amount exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. In order to estimate an asset’s future cash flows, Pepco Holdings considers historical cash flows. Pepco Holdings uses its best estimates in making these evaluations and considers various factors, including forward price curves for energy, fuel costs, legislative initiatives, and operating costs. If necessary, the process of determining fair value is done consistent with the process described in assessing the fair value of goodwill discussed above.

Accounting for Derivatives

Pepco Holdings believes that the estimates involved in accounting for its derivative instruments represent “Critical Accounting Estimates” because (i) the fair value of the instruments are highly susceptible to changes in market value and/or interest rate fluctuations, (ii) there are significant uncertainties in modeling techniques used to measure fair value in certain circumstances, (iii) actual results could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (iv) changes in fair values and market prices could result in material impacts to Pepco Holdings’ assets, liabilities, other comprehensive income (loss), and results of operations. See Note (2), “Significant Accounting Policies—Accounting for Derivatives,” to the consolidated financial statements herein for information on PHI’s accounting for derivatives.

Pepco Holdings and its subsidiaries use derivative instruments primarily to manage risk associated with commodity prices and interest rates. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, governs the accounting treatment for derivatives and requires that derivative instruments be measured at fair value. The fair value of derivatives is determined using quoted exchange prices where available. For instruments that are not traded on an exchange, external broker quotes are used to determine fair value. For some custom and complex instruments, internal models are used to interpolate broker quality price information. For certain long-dated instruments, broker or exchange data is extrapolated for future periods where limited market information is available. Models are also used to estimate volumes for certain transactions. The same valuation methods are used to determine the value of non-derivative, commodity exposure for risk management purposes.

Pension and Other Postretirement Benefit Plans

Pepco Holdings believes that the estimates involved in reporting the costs of providing pension and other postretirement benefits represent “Critical Accounting Estimates” because (i) they are based on an actuarial calculation that includes a number of assumptions which are subjective in nature, (ii) they are dependent on numerous factors resulting from actual plan experience and assumptions of future experience, and (iii) changes in assumptions could impact Pepco Holdings’ expected future cash funding requirements for the plans and would have an impact on the projected benefit obligations, and the reported annual net periodic pension and other postretirement benefit cost on the income statement.

Assumptions about the future, including the expected return on plan assets, discount rate applied to benefit obligations, the anticipated rate of increase in health care costs and participant compensation have a significant impact on employee benefit costs. In terms of quantifying the anticipated impact of a change in the critical assumptions while holding all other assumptions constant, Pepco Holdings estimates that a .25% decrease in the discount rate used to value the benefit obligations could result in a $7 million increase in net periodic benefit cost. Additionally, Pepco Holdings estimates that a .25% reduction in the expected return on plan assets could result in a $6 million increase in net periodic benefit cost. A 1.0% increase in the assumed healthcare cost trend rate could result in a $2 million increase net periodic benefit cost. In addition to its impact on cost, a .25% decrease in the discount rate would increase PHI’s projected pension benefit obligation by $60 million and would increase the accumulated postretirement benefit obligation by $18 million at December 31, 2008. Pepco Holdings’ management consults with its actuaries and investment consultants when selecting its plan assumptions, and benchmarks its critical assumptions against other corporate plans.

The impact of changes in assumptions and the difference between actual and expected or estimated results on pension and postretirement obligations is generally recognized over the working lives of the employees who benefit under the plans rather than immediately recognized in the statements of earnings.

For additional discussion, see Note (10), “Pensions and Other Postretirement Benefits,” to the consolidated financial statements herein.

Regulation of Power Delivery Operations

The requirements of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation,” apply to the Power Delivery businesses of Pepco, DPL, and ACE. Pepco Holdings believes that the judgment involved in accounting for its regulated activities represent “Critical Accounting Estimates” because (i) a significant amount of judgment is required (including but not limited to the interpretation of laws and regulatory commission orders) to assess the probability of the recovery of regulatory assets, (ii) actual results and interpretations could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (iii) the impact that writing off a regulatory asset would have on Pepco Holdings’ assets and the net loss related to the charge could be material.

Unbilled Revenue

Unbilled revenue represents an estimate of revenue earned from services rendered by Pepco Holdings’ utility operations that have not yet been billed. Pepco Holdings’ utility operations calculate unbilled revenue using an output based methodology. This methodology is based on the supply of electricity or gas distributed to customers. Pepco Holdings believes that the estimates involved in its unbilled revenue process represent “Critical Accounting Estimates” because management is required to make assumptions and judgments about input factors such as customer sales mix and estimated power line losses (estimates of electricity expected to be lost in the process of its transmission and distribution to customers), all of which are inherently uncertain and susceptible to change from period to period, the impact of which could be material.

Accounting for Income Taxes

Pepco Holdings and the majority of its subsidiaries file a consolidated federal income tax return. Pepco Holdings accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” and effective January 1, 2007, adopted FIN 48 “Accounting for Uncertainty in Income Taxes.” FIN 48 clarifies the criteria for recognition of tax benefits in accordance with SFAS No. 109, and prescribes a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Specifically, it clarifies that an entity’s tax benefits must be “more likely than not” of being sustained assuming that position will be examined by taxing authorities with full knowledge of all relevant information prior to recording the related tax benefit in the financial statements. If the position drops below the “more likely than not” standard, the benefit can no longer be recognized.

Assumptions, judgment and the use of estimates are required in determining if the “more likely than not” standard has been met when developing the provision for income taxes. Pepco Holdings’ assumptions, judgments and estimates take into account current tax laws, interpretation of current tax laws and the possible outcomes of current and future investigations conducted by tax authorities. Pepco Holdings has established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although Pepco Holdings believes that these assumptions, judgments and estimates are reasonable, changes in tax laws or its interpretation of tax laws and the resolutions of the current and any future investigations could significantly impact the amounts provided for income taxes in the consolidated financial statements.

Under SFAS No. 109, deferred income tax assets and liabilities are recorded, representing future effects on income taxes for temporary differences between the bases of assets and liabilities for financial reporting and tax purposes. Pepco Holdings evaluates quarterly the probability of realizing deferred tax assets by reviewing a forecast of future taxable income and the availability of tax planning strategies that can be implemented, if necessary, to realize deferred tax assets. Failure to achieve forecasted taxable income or successfully implement tax planning strategies may affect the realization of deferred tax assets.

New Accounting Standards and Pronouncements

For information concerning new accounting standards and pronouncements that have recently been adopted by PHI and its subsidiaries or that one or more of the companies will be required to adopt on or before a specified date in the future, see Note (3), “Newly Adopted Accounting Standards,” and Note (4), “Recently Issued Accounting Standards, Not Yet Adopted,” to the consolidated financial statements herein.

RISK FACTORS

The businesses of PHI and its subsidiaries are subject to numerous risks and uncertainties, including the events or conditions identified below. The occurrence of one or more of these events or conditions could have an adverse effect on the business of any one or more of the companies, including, depending on the circumstances, its financial condition, results of operations and cash flows.

PHI and its subsidiaries are subject to substantial governmental regulation, and unfavorable regulatory treatment could have a negative effect.

The regulated utilities that compose PHI’s Power Delivery businesses are subject to regulation by various federal, state and local regulatory agencies that significantly affects their operations. Each of Pepco, DPL and ACE is regulated by state regulatory agencies in its service territories, with respect to, among other things, the rates it can charge retail customers for the supply and distribution of electricity (and additionally for DPL the supply and distribution of natural gas). In addition, the rates that the companies can charge for electricity transmission are regulated by FERC, and DPL’s natural gas transportation is regulated by FERC. The companies cannot change supply, distribution, or transmission rates without approval by the applicable regulatory authority. While the approved distribution and transmission rates are intended to permit the companies to recover their costs of service and earn a reasonable rate of return, the profitability of the companies is affected by the rates they are able to charge. In addition, if the costs incurred by any of the companies in operating its transmission and distribution facilities exceed the allowed amounts for costs included in the approved rates, the financial results of that company, and correspondingly, PHI, will be adversely affected.

PHI’s subsidiaries also are required to have numerous permits, approvals and certificates from governmental agencies that regulate their businesses. PHI believes that each of its subsidiaries has, and each of Pepco, DPL and ACE believes it has, obtained or sought renewal of the material permits, approvals and certificates necessary for its existing operations and that its business is conducted in accordance with applicable laws; however, none of the companies is able to predict the impact of future regulatory activities of any of these agencies on its business. Changes in or reinterpretations of existing laws or regulations, or the imposition of new laws or regulations, may require any one or more of PHI’s subsidiaries to incur additional expenses or significant capital expenditures or to change the way it conducts its operations.

Pepco may be required to make additional divestiture proceeds gain-sharing payments to customers in the District of Columbia and Maryland.

Pepco currently is involved in regulatory proceedings in Maryland and the District of Columbia related to the sharing of the net proceeds from the sale of its generation-related assets. The principal issue in the proceedings is whether Pepco should be required to share with customers the excess deferred income taxes and accumulated deferred investment tax credits associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code and its implementing regulations. Depending on the outcome of the proceedings, Pepco could be required to make additional gain-sharing payments to customers and payments to the Internal Revenue Service (IRS) in the amount of the associated accumulated deferred investment tax credits, and Pepco might be unable to use accelerated depreciation on District of Columbia and Maryland allocated or assigned property. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory and Other Matters—Divestiture Cases” for additional information.

The operating results of the Power Delivery business and the Competitive Energy businesses fluctuate on a seasonal basis and can be adversely affected by changes in weather.

The Power Delivery business historically has been seasonal and weather patterns have had a material impact on its operating performance. Demand for electricity is generally higher in the summer months associated with cooling and demand for electricity and natural gas is generally higher in the winter months associated with heating as compared to other times of the year. Accordingly, each of PHI, Pepco, DPL and ACE historically has generated less revenue and income when temperatures are warmer than normal in the winter and cooler than normal in the summer. In Maryland, the adoption in 2007 of a bill stabilization adjustment mechanism for retail customers of Pepco and DPL, which decouples distribution revenue for a given reporting period from the amount of power delivered during the period, has had the effect of eliminating changes in the use of electricity by such retail customers due to weather conditions or for other reasons as a factor having an impact on reported revenue and income.

Historically, the competitive energy operations of Conectiv Energy and Pepco Energy Services also have produced less revenue when weather conditions are milder than normal, which can negatively impact PHI’s income from these operations. The energy management services business of Pepco Energy Services is not seasonal.

Facilities may not operate as planned or may require significant maintenance expenditures, which could decrease revenues or increase expenses.

Operation of the Pepco, DPL and ACE transmission and distribution facilities and the Competitive Energy businesses’ generation facilities involves many risks, including the breakdown or failure of equipment, accidents, labor disputes and performance below expected levels. Older facilities and equipment, even if maintained in accordance with sound engineering practices, may require significant capital expenditures for additions or upgrades to keep them operating at peak efficiency, to comply with changing environmental requirements, or to provide reliable operations. Natural disasters and weather-related incidents, including tornadoes, hurricanes and snow and ice storms, also can disrupt generation, transmission and distribution delivery systems. Operation of generation, transmission and distribution facilities below expected capacity levels can reduce revenues and result in the incurrence of additional expenses that may not be recoverable from customers or through insurance, including deficiency charges imposed by PJM on generation facilities at a rate of up to two times the capacity payment that the generation facility receives. Furthermore, the generation and transmission facilities of the PHI companies that are defined as elements of the Bulk Electric System, which is defined by the North American Electric Reliability Corporation (NERC) as transmission facilities operating at a voltage of 100 kilovolts and above, are subject to mandatory compliance with the reliability standards established by the NERC and the Reliability First Regional Entity, which is the NERC-designated regional entity with jurisdiction in the PJM region. Failure to comply with the standards may result in substantial monetary penalties and reflect poorly on the public image of PHI.

The transmission facilities of the Power Delivery business are interconnected with the facilities of other transmission facility owners whose actions could have a negative impact on operations.

The electricity transmission facilities of Pepco, DPL and ACE are directly interconnected with the transmission facilities of contiguous utilities and, as such, are part of an interstate power transmission grid. FERC has designated a number of regional transmission organizations to coordinate the operation of portions of the interstate transmission grid. Pepco, DPL and ACE are members of the PJM RTO. In 1997, FERC approved PJM as the provider of transmission service in the PJM RTO region, which currently consists of all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia. Pepco, DPL and ACE operate their transmission facilities under the direction and control of PJM. PJM RTO and the other regional transmission organizations have established sophisticated systems that are designed to ensure the reliability of the operation of transmission facilities and prevent the operations of one utility from having an adverse impact on the operations of the other utilities. However, the systems put in place by PJM RTO and the other regional transmission organizations may not always be adequate to prevent problems at other utilities from causing service interruptions in the transmission facilities of Pepco, DPL or ACE. If any of Pepco, DPL or ACE were to suffer such a service interruption, it could have a negative impact on it and on PHI.

The cost of compliance with environmental laws, including laws relating to emissions of greenhouse gases, is significant and new environmental laws may increase expenses.

The operations of PHI’s subsidiaries, including Pepco, DPL and ACE, are subject to extensive federal, state and local environmental laws, rules and regulations relating to air quality, water quality, spill prevention, waste management, natural resources, site remediation, and health and safety. These laws and regulations can require significant capital and other expenditures to, among other things, meet emissions and effluent standards, conduct site remediation and perform environmental monitoring. If a company fails to comply with applicable environmental laws and regulations, even if caused by factors beyond its control, such failure could result in the assessment of civil or criminal penalties and liabilities and the need to expend significant sums to come into compliance.

In addition, PHI’s subsidiaries are required to obtain and comply with a variety of environmental permits, licenses, inspections and other approvals. If there is a delay in obtaining any required environmental regulatory approval, or if there is a failure to obtain, maintain or comply with any such approval, operations at affected facilities could be halted or subjected to additional costs.

There is growing concern at the federal and state levels about CO2 and other greenhouse gas emissions. As a result, it is possible that, in addition to RGGI, state and federal regulations will be developed that will impose more stringent limitations on emissions than are currently in effect. Any of these factors could result in increased capital expenditures and/or operating costs for one or more generating plants operated by PHI’s Conectiv Energy and Pepco Energy Services businesses. Until specific regulations are promulgated, the impact that any new environmental regulations, voluntary compliance guidelines, enforcement initiatives or legislation may have on the results of operations, financial position or liquidity of PHI and its subsidiaries is not determinable. PHI, Pepco, DPL and ACE each continues to monitor federal and state activity related to environmental matters in order to analyze their potential operational and cost implications.

New environmental laws and regulations, or new interpretations of existing laws and regulations, could impose more stringent limitations on the operations of PHI’s subsidiaries or require them to incur significant additional costs. Current compliance strategies may not successfully address the relevant standards and interpretations of the future.

Failure to retain and attract key skilled professional and technical employees could have an adverse effect on operations.

The ability of each of PHI and its subsidiaries, including Pepco, DPL and ACE, to implement its business strategy is dependent on its ability to recruit, retain and motivate employees. Competition for skilled employees in some areas is high and the inability to retain and attract these employees could adversely affect the company’s business, operations and financial condition.

PHI’s Competitive Energy businesses are highly competitive.

The unregulated energy generation, supply and marketing businesses primarily in the mid-Atlantic region are characterized by intense competition at both the wholesale and retail levels. PHI’s Competitive Energy businesses compete with numerous non-utility generators, independent power producers, wholesale and retail energy marketers, and traditional utilities. This competition generally has the effect of reducing margins and requires a continual focus on controlling costs.

PHI’s Competitive Energy businesses rely on some generation, transmission, storage, and distribution assets that they do not own or control to deliver wholesale and retail electricity and natural gas and to obtain fuel for their generation facilities.

PHI’s Competitive Energy businesses depend on electric generation and transmission facilities, natural gas pipelines, and natural gas storage facilities owned and operated by others. The operation of their generation facilities also depends on coal, natural gas or diesel fuel supplied by others. If electric generation or transmission, natural gas pipelines, or natural gas storage are disrupted or capacity is inadequate or unavailable, the Competitive Energy businesses’ ability to buy and receive and/or sell and deliver wholesale and retail power and natural gas, and therefore to fulfill their contractual obligations, could be adversely affected. Similarly, if the fuel supply to one or more of their generation plants is disrupted and storage or other alternative sources of supply are not available, the Competitive Energy businesses’ ability to operate their generating facilities could be adversely affected.

Changes in technology may adversely affect the Power Delivery business and the Competitive Energy businesses.

Research and development activities are ongoing to improve alternative technologies to produce electricity, including fuel cells, wind energy, micro turbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies, thereby making the generating facilities of the Competitive Energy businesses less competitive. In addition, increased conservation efforts and advances in technology could reduce demand for electricity supply and distribution, which could adversely affect the Power Delivery businesses of Pepco, DPL and ACE and the Competitive Energy businesses. Changes in technology also could alter the channels through which retail electricity is distributed to customers which could adversely affect the Power Delivery businesses of Pepco, DPL and ACE.

PHI’s risk management procedures may not prevent losses in the operation of its Competitive Energy businesses.

The operations of PHI’s Competitive Energy businesses are conducted in accordance with sophisticated risk management systems that are designed to quantify risk. However, actual results sometimes deviate from modeled expectations. In particular, risks in PHI’s energy commodity activities are measured and monitored utilizing value-at-risk models to determine the effects of potential one-day favorable or unfavorable price movements. These estimates are based on historical price volatility and assume a normal distribution of price changes and a 95% probability of occurrence. Consequently, if prices significantly deviate from historical prices, PHI’s risk management systems, including assumptions supporting risk limits, may not protect PHI from significant losses. In addition, adverse changes in energy prices may result in economic losses in PHI’s earnings and cash flows and reductions in the value of assets on its balance sheet under applicable accounting rules.

The commodity hedging procedures used by the Competitive Energy businesses may not protect them from significant losses caused by volatile commodity prices.

To lower the financial exposure related to commodity price fluctuations, PHI’s Competitive Energy businesses routinely enter into contracts to hedge the value of their assets and operations. As part of this strategy, PHI’s Competitive Energy businesses utilize fixed-price, forward, physical purchase and sales contracts, tolling agreements, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. Each of these various hedge instruments can present a unique set of risks in its application to PHI’s energy assets. PHI must apply judgment in determining the application and effectiveness of each hedge instrument. Changes in accounting rules, or revised interpretations to existing rules, may cause hedges to be deemed ineffective as an accounting matter. This could have material earnings implications for the period or periods in question. Conectiv Energy’s objective is to hedge a portion of the expected power output of its generation facilities and the costs of fuel used to operate those facilities so it is not completely exposed to energy price movements. Hedge targets are approved by PHI’s Corporate Risk Management Committee and may change from time to time based on market conditions. Conectiv Energy generally establishes hedge targets annually for the next three succeeding 12-month periods. Within a given 12-month horizon, the actual hedged positioning in any month may be outside of the targeted range, even if the average for a 12-month period falls within the stated range. Management exercises judgment in determining which months present the most significant risk, or opportunity, and hedge levels are adjusted accordingly. Since energy markets can move significantly in a short period of time, hedge levels may also be adjusted to reflect revised assumptions. Such factors may include, but are not limited to, changes in projected plant output, revisions to fuel requirements, transmission constraints, prices of alternate fuels, and improving or deteriorating supply and demand conditions. In addition, short-term occurrences, such as abnormal weather, operational events, or intra-month commodity price volatility may also cause the actual level of hedging coverage to vary from the established hedge targets. These events can cause fluctuations in PHI’s earnings from period to period. Due to the high heat rate of the Pepco Energy Services generating facilities, Pepco Energy Services generally does not enter into wholesale contracts to lock in the forward value of its plants. To the extent that PHI’s Competitive Energy businesses have unhedged positions or their hedging procedures do not work as planned, fluctuating commodity prices could result in significant losses. Conversely, by engaging in hedging activities, PHI may not realize gains that otherwise could result from fluctuating commodity prices.

The operations of the Competitive Energy businesses can give rise to significant collateral requirements. The inability to fund those requirements may prevent the businesses from hedging associated price risks or may require curtailment of their operations.

A substantial portion of Pepco Energy Services’ business is the sale of electricity and natural gas to retail customers. In conducting this business Pepco Energy Services typically enters into electricity and natural gas sale contracts under which it is committed to supply the electricity or natural gas requirements of its retail customers over a specified period at agreed upon prices. To acquire this energy, Pepco Energy Services enters into wholesale purchase contracts for electricity and natural gas. These contracts typically impose collateral requirements on each party designed to protect the other party against the risk of nonperformance between the date the contract is entered into and the date the energy is paid for. The collateral required to be posted can be of varying forms, including cash, letters of credit and guarantees. When energy market prices decrease relative to the supplier contract prices, Pepco Energy Service’s collateral obligations increase. In addition, Conectiv Energy and Pepco Energy Services each enter into contracts to buy and sell electricity, various fuels, and related products, including derivative instruments, to reduce its financial exposure to changes in the value of its assets and obligations due to energy price fluctuations. These contracts usually require the posting of collateral. Under various contracts entered into by both businesses, the required collateral is provided in the form of an investment grade guaranty issued by PHI. Under these contracts, a reduction in PHI’s credit rating can also trigger a requirement to post additional collateral. To satisfy these obligations when required, PHI and its non-utility subsidiaries rely primarily on cash balances, access to the capital markets and existing credit facilities.

Particularly in periods of energy market price volatility, the collateral obligations associated with the Competitive Energy businesses can be substantial. These collateral demands negatively affect PHI’s liquidity by requiring PHI to draw on its capacity under its credit facilities and other financing sources. The inability of PHI to maintain the necessary liquidity also could have an adverse effect on PHI’s results of operations and financial condition by requiring the Competitive Energy businesses to forego new business opportunities, by requiring the businesses to curtail their hedging activity, thereby increasing their exposure to energy market price changes or by rendering them unable to meet their collateral obligations to counterparties.

PHI and its subsidiaries have significant exposure to counterparty risk.

Both Conectiv Energy and Pepco Energy Services enter into transactions with numerous counterparties. These include both commercial transactions for the purchase and sale of electricity and natural gas and derivative and other transactions to manage the risk of commodity price fluctuations. Under these arrangements, the Competitive Energy businesses are exposed to the risk that the counterparty may fail to perform its obligation to make or take delivery under the contract, fail to make a required payment or fail to return collateral posted by the Competitive Energy businesses when no longer required. Under many of these contracts, Conectiv Energy and Pepco Energy Services are entitled to receive collateral or other types of performance assurance from the counterparty, which may be in the form of cash, letters of credit or parent guarantees, to protect against performance and credit risk. Even where collateral is provided, capital market disruptions can prevent the counterparty from meeting its collateral obligations or could degrade the value of letters of credit and guarantees as a result of the lowered rating or insolvency of the issuer or guarantor. In the event of a bankruptcy of a counterparty, bankruptcy law, in some circumstances, could require Conectiv Energy and Pepco Energy Services to surrender collateral held or payments received. In addition, Conectiv Energy and Pepco Energy Services are participants in the wholesale electric markets administered by various independent system operators (ISOs), and in particular PJM. If an ISO incurs losses due to counterparty nonperformance, those losses are allocated to and borne by other market participants in the ISO. Such defaults could adversely affect PHI’s results of operations, liquidity or financial condition. These risks are increased during periods of significant commodity price fluctuations, tightened credit and ratings downgrades.

Business operations could be adversely affected by terrorism.

The threat of, or actual acts of, terrorism may affect the operations of PHI or any of its subsidiaries in unpredictable ways and may cause changes in the insurance markets, force an increase in security measures and cause disruptions of fuel supplies and markets. If any of its infrastructure facilities, such as its electric generation, fuel storage, transmission or distribution facilities, were to be a direct target, or an indirect casualty, of an act of terrorism, the operations of PHI, Pepco, DPL or ACE could be adversely affected. Corresponding instability in the financial markets as a result of terrorism also could adversely affect the ability to raise needed capital.

Insurance coverage may not be sufficient to cover all casualty losses that the companies might incur.

PHI and its subsidiaries, including Pepco, DPL and ACE, currently have insurance coverage for their facilities and operations in amounts and with deductibles that they consider appropriate. However, there is no assurance that such insurance coverage will be available in the future on commercially reasonable terms. In addition, some risks, such as weather related casualties, may not be insurable. In the case of loss or damage to property, plant or equipment, there is no assurance that the insurance proceeds, if any, received will be sufficient to cover the entire cost of replacement or repair.

Revenues, profits and cash flows may be adversely affected by economic conditions.

Periods of slowed economic activity generally result in decreased demand for power, particularly by industrial and large commercial customers. As a consequence, recessions or other downturns in the economy may result in decreased revenues and cash flows for the Power Delivery businesses of Pepco, DPL and ACE and the Competitive Energy businesses.

The IRS challenge to cross-border energy sale and lease-back transactions entered into by a PHI subsidiary could result in loss of prior and future tax benefits.

PCI maintains a portfolio of eight cross-border energy lease investments, which as of December 31, 2008, had an equity value of approximately $1.3 billion and from which PHI currently derives approximately $56 million per year in tax benefits in the form of interest and depreciation deductions in excess of rental income. In 2005, the Treasury Department and IRS issued a notice identifying sale-leaseback transactions with certain attributes entered into with tax-indifferent parties as tax avoidance transactions, and the IRS announced its intention to disallow the associated tax benefits claimed by the investors in these transactions. PHI’s cross-border energy lease investments, each of which is with a tax-indifferent party, have been under examination by the IRS as part of the normal PHI federal income tax audits. In connection with the audit of PHI’s 2001 and 2002 income tax returns, the IRS disallowed the depreciation and interest deductions in excess of rental income claimed by PHI with respect to six of its cross-border energy lease investments. In addition, the IRS has sought to recharacterize the leases as loan transactions as to which PHI would be subject to original issue discount income.

PHI believes that its tax position with regard to its cross-border energy lease investments is appropriate based on applicable statutes, regulations and case law and is protesting the IRS adjustments and the unresolved audit issues have been forwarded to the Appeals Office of the IRS. In the event that PHI were not to prevail and were to suffer a total disallowance of the tax benefits and incur imputed original issue discount income due to the recharacterization of the leases as loans, as of December 31, 2008, PHI would have been obligated to pay approximately $520 million in additional federal and state taxes and $83 million of interest. In addition, the IRS could require PHI to pay a penalty of up to 20% on the amount of additional taxes due. PHI anticipates, however that any additional taxes that it would be required to pay as a result of the disallowance of prior deductions or a recharacterization of leases as loans would be recoverable in the form of lower taxes over the remaining term of the investments.

For further discussion of this matter see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Regulatory and Other Matters—Federal Tax Treatment of Cross-Border Leases.”

PHI and its subsidiaries are dependent on their ability to successfully access capital markets. An inability to access capital may adversely affect their businesses.

PHI, Pepco, DPL and ACE all rely on access to both short-term money markets and long-term capital markets as sources of liquidity and to satisfy their capital requirements that are not met by cash flow from their operations. Capital market disruptions, or a downgrade in their respective credit ratings, could increase the cost of borrowing or could prevent the companies from accessing one or more financial markets. Factors that could affect the ability of PHI and its subsidiaries to access one or more financial markets could include, but are not limited to:

•	recession or an economic slowdown;

•	the bankruptcy of one or more energy companies or financial institutions;

•	significant changes in energy prices;

•	a terrorist attack or threatened attacks; or

•	a significant transmission failure.

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder, PHI’s management is responsible for establishing and maintaining internal control over financial reporting and is required to assess annually the effectiveness of these controls. The inability to certify the effectiveness of these controls due to the identification of one or more material weaknesses in these controls also could increase financing costs or could adversely affect the ability to access one or more financial markets.

The funding of future defined benefit pension plan and post-retirement benefit plan obligations is based on assumptions regarding the valuation of future benefit obligations and the performance of plan assets. If market performance decreases plan assets or changes in assumptions regarding the valuation of benefit obligations increase our liabilities, PHI, Pepco, DPL or ACE may be required to make significant unplanned cash contributions to fund these plans.

PHI holds assets in trust to meet its obligations under the PHI Retirement Plan (a defined benefit pension plan) and its postretirement benefit plan. The amounts that PHI is required to contribute (including the amounts for which Pepco, DPL and ACE are responsible) to fund the trusts are determined based on assumptions made as to the valuation of future benefit obligations, and the investment performance of the plan assets. Accordingly, the performance of the capital markets will affect the value of plan assets. A decline in the market value of plan assets may increase the plan funding requirements to meet the future benefit obligations. In addition, changes in interest rates affect the valuation of the liabilities of the plans. As interest rates decrease, the liabilities increase, potentially requiring additional funding. Demographic changes, such as a change in the expected timing of retirements or changes in life expectancy assumptions, also may increase the funding requirements of the plans. A need for significant additional funding of the plans could have a material adverse effect on the cash flow of PHI, Pepco, DPL and ACE. Future increases in pension plan and other post-retirement plan costs, to the extent they are not recoverable in the base rates of PHI’s utility subsidiaries, could have a material adverse effect on results of operations and financial condition of PHI, Pepco, DPL and ACE.

PHI’s cash flow, ability to pay dividends and ability to satisfy debt obligations depend on the performance of its operating subsidiaries. PHI’s unsecured obligations are effectively subordinated to the liabilities and the outstanding preferred stock of its subsidiaries.

PHI is a holding company that conducts its operations entirely through its subsidiaries, and all of PHI’s consolidated operating assets are held by its subsidiaries. Accordingly, PHI’s cash flow, its ability to satisfy its obligations to creditors and its ability to pay dividends on its common stock are dependent upon the earnings of the subsidiaries and the distribution of such earnings to PHI in the form of dividends. The subsidiaries are separate legal entities and have no obligation to pay any amounts due on any debt or equity securities issued by

PHI or to make any funds available for such payment. Because the claims of the creditors of PHI’s subsidiaries and the preferred stockholders of ACE are superior to PHI’s entitlement to dividends, the unsecured debt and obligations of PHI are effectively subordinated to all existing and future liabilities of its subsidiaries and to the rights of the holders of ACE’s preferred stock to receive dividend payments.

Energy companies are subject to adverse publicity which makes them vulnerable to negative regulatory and litigation outcomes.

The energy sector has been among the sectors of the economy that have been the subject of highly publicized allegations of misconduct in recent years. In addition, many utility companies have been publicly criticized for their performance during natural disasters and weather related incidents. Adverse publicity of this nature may render legislatures, regulatory authorities, and other government officials less likely to view energy companies such as PHI and its subsidiaries in a favorable light, and may cause PHI and its subsidiaries to be susceptible to adverse outcomes with respect to decisions by such bodies.

Provisions of the Delaware General Corporation Law may discourage an acquisition of PHI.

As a Delaware corporation, PHI is subject to the business combination law set forth in Section 203 of the Delaware General Corporation Law, which could have the effect of delaying, discouraging or preventing an acquisition of PHI.

    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Risk management policies for PHI and its subsidiaries are determined by PHI’s Corporate Risk Management Committee, the members of which are PHI’s Chief Risk Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, Chief Information Officer and other senior executives. The Corporate Risk Management Committee monitors interest rate fluctuation, commodity price fluctuation, and credit risk exposure, and sets risk management policies that establish limits on unhedged risk and determine risk reporting requirements. For information about PHI’s derivative activities, other than the information disclosed herein, refer to Note (2), “Significant Accounting Policies—Accounting For Derivatives” and Note (17), “Use of Derivatives in Energy and Interest Rate Hedging Activities” to the consolidated financial statements herein.

Commodity Price Risk

The Competitive Energy segments actively engage in commodity risk management activities to reduce their financial exposure to changes in the value of their assets and obligations due to commodity price fluctuations. Certain of these risk management activities are conducted using instruments classified as derivatives under Statement of Financial Accounting Standards (SFAS) No. 133. The Competitive Energy segments also manage commodity risk with contracts that are not classified as derivatives. The Competitive Energy segments’ primary risk management objectives are (1) to manage the spread between the cost of fuel used to operate their electric generation plants and the revenue received from the sale of the power produced by those plants by selling forward a portion of their projected plant output and buying forward a portion of their projected fuel supply requirements and (2) to manage the spread between wholesale and retail sales commitments and the cost of supply used to service those commitments in order to ensure stable and known cash flows and fix favorable prices and margins when they become available.

PHI’s risk management policies place oversight at the senior management level through the Corporate Risk Management Committee which has the responsibility for establishing corporate compliance requirements for the Competitive Energy businesses’ energy market participation. PHI collectively refers to these energy market activities, including its commodity risk management activities, as “energy commodity” activities. PHI uses a value-at-risk (VaR) model to assess the market risk of its Competitive Energy segments’ energy commodity activities. PHI also uses other measures to limit and monitor risk in its energy commodity activities, including limits on the nominal size of positions and periodic loss limits. VaR represents the potential fair value loss on energy contracts or portfolios due to changes in market prices for a specified time period and confidence level. PHI estimates VaR using a delta-normal variance / covariance model with a 95 percent, one-tailed confidence level and assuming a one-day holding period. Since VaR is an estimate, it is not necessarily indicative of actual results that may occur.

Value at Risk Associated with Energy Contracts

For the Year Ended December 31, 2008

(Millions of dollars)

VaR for Competitive Energy Commodity Activity (a)
95% confidence level, one-day holding period, one-tailed
Period end	$7
Average for the period	$6
High	$12
Low	$3

(a)	This column represents all energy derivative contracts, normal purchase and sales contracts, modeled generation output and fuel requirements and modeled customer load obligations for PHI’s energy commodity activities.

Conectiv Energy economically hedges both the estimated plant output and fuel requirements as the estimated levels of output and fuel needs change. Economic hedge percentages include the estimated electricity output of Conectiv Energy’s generation plants and any associated financial or physical commodity contracts (including derivative contracts that are classified as cash flow hedges under SFAS No. 133, other derivative instruments, wholesale normal purchase and sales contracts, and default electricity supply contracts).

Conectiv Energy maintains a forward 36 month program with targeted ranges for economically hedging its projected plant output combined with its energy purchase commitments. Beginning in 2008, Conectiv Energy changed its disclosure to show the percentage of its entire expected plant output and energy purchase commitments for all hours that are hedged, as opposed to its hedged position with respect to its projected on-peak plant output and on-peak energy commitments, which previously was disclosed. This change was made in recognition of the significant quantity of projected off-peak plant output and purchase commitments and due to the increased volatility of power prices during off-peak hours. Also beginning in 2008, Conectiv Energy is including default electricity supply contracts and associated hedges in Independent System Operator—New England. The hedge percentages for all expected plant output and purchase commitment (based on the current forward electricity price curve) are as follows:

Month	Target Range
1-12	50-100%
13-24	25-75%
25-36	0-50%

The primary purpose of the risk management program is to improve the predictability and stability of margins by selling forward a portion of projected plant output, and buying forward a portion of projected fuel supply requirements. Within each period, hedged percentages can vary significantly above or below the average reported percentages.

As of December 31, 2008, the electricity sold forward by Conectiv Energy as a percentage of projected plant output combined with energy purchase commitments was 81%, 75%, and 39% for the 1-12 month, 13-24 month and 25-36 month forward periods, respectively. The amount of forward sales during the 1-12 month period represents 21% of Conectiv Energy’s combined total generating capability and energy purchase commitments. The volumetric percentages for the forward periods can vary and may not represent the amount of expected value hedged.

Not all of the value associated with Conectiv Energy’s generation activities can be hedged such as the portion attributable to ancillary services and fuel switching due to the lack of market products, market liquidity, and other factors. Also the hedging of locational value can be limited.

Pepco Energy Services purchases electric and natural gas futures, swaps, options and forward contracts to hedge price risk in connection with the purchase of physical natural gas and electricity for delivery to customers. Pepco Energy Services accounts for its futures and swap contracts as cash flow hedges of forecasted transactions. Its options contracts and certain commodity contracts that do not qualify as cash flow hedges are marked-to-market through current earnings. Its forward contracts are accounted for using standard accrual accounting since these contracts meet the requirements for normal purchase and sale accounting under SFAS No. 133.

Credit and Nonperformance Risk

Pepco Holdings’ subsidiaries attempt to minimize credit risk exposure to wholesale energy counterparties through, among other things, formal credit policies, regular assessment of counterparty creditworthiness and the establishment of a credit limit for each counterparty, monitoring procedures that include stress testing, the use of standard agreements which allow for the netting of positive and negative exposures associated with a single counterparty and collateral requirements under certain circumstances, and have established reserves for credit losses. As of December 31, 2008, credit exposure to wholesale energy counterparties was weighted 78% with investment grade counterparties, 16% with counterparties without external credit quality ratings, and 5% with non-investment grade counterparties.

This table provides information on the Competitive Energy businesses’ credit exposure, net of collateral, to wholesale counterparties.

Schedule of Credit Risk Exposure on Competitive Wholesale Energy Contracts

December 31, 2008

(Millions of dollars)

Rating (a)	Exposure Before Credit Collateral (b)	Credit Collateral (c)	Net Exposure	Number of Counterparties Greater Than 10% (d)	Net Exposure of Counterparties Greater Than 10%
Investment Grade	$282	$1	$281	2	$157
Non-Investment Grade	19	—	19	—	—
No External Ratings	62	7	55	—	—
Credit reserves			$2

(a)	Investment Grade—primarily determined using publicly available credit ratings of the counterparty. If the counterparty has provided a guarantee by a higher-rated entity (e.g., its parent), it is determined based upon the rating of its guarantor. Included in “Investment Grade” are counterparties with a minimum Standard & Poor’s or Moody’s Investor Service rating of BBB- or Baa3, respectively.
(b)	Exposure Before Credit Collateral—includes the marked to market (MTM) energy contract net assets for open/unrealized transactions, the net receivable/payable for realized transactions and net open positions for contracts not subject to MTM. Amounts due from counterparties are offset by liabilities payable to those counterparties to the extent that legally enforceable netting arrangements are in place. Thus, this column presents the net credit exposure to counterparties after reflecting all allowable netting, but before considering collateral held.
(c)	Credit Collateral—the face amount of cash deposits, letters of credit and performance bonds received from counterparties, not adjusted for probability of default, and, if applicable, property interests (including oil and gas reserves).
(d)	Using a percentage of the total exposure.

Interest Rate Risk

Pepco Holdings manages interest rates through the use of fixed and, to a lesser extent, variable rate debt. Pepco Holdings and its subsidiaries variable or floating rate debt is subject to the risk of fluctuating interest rates in the normal course of business. The effect of a hypothetical 10% change in interest rates on the annual interest costs for short-term and variable rate debt was approximately $2 million as of December 31, 2008.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Annual Report are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding Pepco Holdings’ intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause PHI’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond Pepco Holdings’ control and may cause actual results to differ materially from those contained in forward-looking statements:

•

Prevailing governmental policies and regulatory actions affecting the energy industry, including allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses, and present or prospective wholesale and retail competition;

•	Changes in and compliance with environmental and safety laws and policies;

•	Weather conditions;

•	Population growth rates and demographic patterns;

•	Competition for retail and wholesale customers;

•	General economic conditions, including potential negative impacts resulting from an economic downturn;

•	Growth in demand, sales and capacity to fulfill demand;

•	Changes in tax rates or policies or in rates of inflation;

•	Changes in accounting standards or practices;

•	Changes in project costs;

•	Unanticipated changes in operating expenses and capital expenditures;

•	The ability to obtain funding in the capital markets on favorable terms;

•

Rules and regulations imposed by federal and/or state regulatory commissions, PJM and other regional transmission organizations (New York Independent System Operator, ISONE), the North American Electric Reliability Council and other applicable electric reliability organizations;

•	Legal and administrative proceedings (whether civil or criminal) and settlements that affect PHI’s business and profitability;

•	Pace of entry into new markets;

•	Volatility in market demand and prices for energy, capacity and fuel;

•	Interest rate fluctuations and credit and capital market conditions; and

•	Effects of geopolitical events, including the threat of domestic terrorism.

Any forward-looking statements speak only as to the date of this Annual Report and Pepco Holdings undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Pepco Holdings to predict all of such factors, nor can Pepco Holdings assess the impact of any such factor on Pepco Holding’s business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

The foregoing review of factors should not be construed as exhaustive.

Management’s Report on Internal Control over Financial Reporting

The management of Pepco Holdings is responsible for establishing and maintaining adequate internal control over financial reporting. Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed its internal control over financial reporting as of December 31, 2008 based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its assessment, the management of Pepco Holdings concluded that its internal control over financial reporting was effective as of December 31, 2008.

PricewaterhouseCoopers LLP, the registered public accounting firm that audited the financial statements of Pepco Holdings included in this Annual Report, has issued its attestation report on Pepco Holdings’ internal control over financial reporting, which is included herein.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Pepco Holdings, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, comprehensive earnings, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Pepco Holdings, Inc. and its subsidiaries at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 12 to the consolidated financial statements, the Company changed its manner of accounting and reporting for uncertain tax positions in 2007.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Washington, DC

March 2, 2009

     PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

For the Year Ended December 31,	2008	2007	2006
(Millions of dollars, except per share data)
Operating Revenue
Power Delivery	$5,487	$5,244	$5,119
Competitive Energy	5,279	4,054	3,161
Other	(66)	68	83

Total Operating Revenue	10,700	9,366	8,363

Operating Expenses
Fuel and purchased energy	7,571	6,336	5,417
Other services cost of sales	718	607	649
Other operation and maintenance	917	858	808
Depreciation and amortization	377	366	413
Other taxes	359	357	343
Deferred electric service costs	(9)	68	22
Impairment losses	2	2	19
Effect of settlement of Mirant bankruptcy claims	—	(33)	—
Gain on sale of assets	(3)	(1)	(1)

Total Operating Expenses	9,932	8,560	7,670

Operating Income	768	806	693

Other Income (Expenses)
Interest and dividend income	19	20	17
Interest expense	(330)	(340)	(339)
(Loss) income from equity investments	(5)	10	3
Other income	19	28	48
Other expenses	(3)	(2)	(12)

Total Other Expenses	(300)	(284)	(283)

Preferred Stock Dividend Requirements of Subsidiaries	—	—	1

Income Before Income Tax Expense	468	522	409
Income Tax Expense	168	188	161

Net Income	$300	$334	$248

Basic and Diluted Share Information
Weighted average shares outstanding	204	194	191

Earnings per share of common stock	$1.47	$1.72	$1.30

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

For the Year Ended December 31,	2008	2007	2006
(Millions of dollars)
Net income	$300	$334	$248

Other comprehensive earnings (losses)

Unrealized gains (losses) on commodity derivatives designated as cash flow hedges:
Unrealized holding (losses) gains arising during period	(317)	—	(144)
Less: reclassification adjustment for gains (losses) included in net earnings	48	(84)	(2)

Net unrealized (losses) gains on commodity derivatives	(365)	84	(142)

Amortization of deferred hedging gains on terminated Treasury Rate Locks	5	9	12

Minimum pension liability adjustment	—	—	(1)

Amortization of gains and losses for prior service cost	(3)	2	—

Other comprehensive (losses) earnings, before income taxes	(363)	95	(131)
Income tax (benefit) expense	(147)	38	(51)

Other comprehensive (losses) earnings, net of income taxes	(216)	57	(80)

Comprehensive earnings	$84	$391	$168

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2008	December 31, 2007
(Millions of dollars)
CURRENT ASSETS
Cash and cash equivalents	$384	$55
Restricted cash equivalents	10	15
Accounts receivable, less allowance for uncollectible accounts of $37 million and $31 million, respectively	1,392	1,278
Inventories	333	288
Derivative assets	98	43
Prepayments of income taxes	294	250
Prepaid expenses and other	115	68

Total Current Assets	2,626	1,997

INVESTMENTS AND OTHER ASSETS
Goodwill	1,411	1,410
Regulatory assets	2,084	1,516
Investment in finance leases held in trust	1,335	1,384
Restricted cash equivalents	108	424
Income taxes receivable	191	196
Assets and accrued interest related to uncertain tax positions	178	35
Other	228	272

Total Investments and Other Assets	5,535	5,237

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	12,926	12,307
Accumulated depreciation	(4,612)	(4,430)

Net Property, Plant and Equipment	8,314	7,877

TOTAL ASSETS	$16,475	$15,111

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ EQUITY	December 31, 2008	December 31, 2007
(Millions of dollars, except shares)

CURRENT LIABILITIES
Short-term debt	$465	$289
Current maturities of long-term debt and project funding	85	332
Accounts payable and accrued liabilities	847	797
Capital lease obligations due within one year	6	6
Taxes accrued	62	134
Interest accrued	71	70
Liabilities and accrued interest related to uncertain tax positions	71	132
Derivative liabilities	144	14
Other	279	263

Total Current Liabilities	2,030	2,037

DEFERRED CREDITS
Regulatory liabilities	892	1,249
Deferred income taxes, net	2,269	2,105
Investment tax credits	40	39
Pension benefit obligation	626	66
Other postretirement benefit obligations	461	385
Income taxes payable	176	165
Liabilities and accrued interest related to uncertain tax positions	163	65
Other	244	241

Total Deferred Credits	4,871	4,315

LONG-TERM LIABILITIES
Long-term debt	4,859	4,175
Transition bonds issued by ACE Funding	401	434
Long-term project funding	19	21
Capital lease obligations	99	105

Total Long-Term Liabilities	5,378	4,735

COMMITMENTS AND CONTINGENCIES (NOTE 16)

MINORITY INTEREST	6	6

SHAREHOLDERS’ EQUITY
Common stock, $.01 par value—authorized 400,000,000 shares, 218,906,220 shares and 200,512,890 shares outstanding, respectively	2	2
Premium on stock and other capital contributions	3,179	2,869
Accumulated other comprehensive loss	(262)	(46)
Retained earnings	1,271	1,193

Total Shareholders’ Equity	4,190	4,018

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$16,475	$15,111

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31,	2008	2007	2006
(Millions of dollars)
OPERATING ACTIVITIES
Net income	$300	$334	$248
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	377	366	413
Gain on sale of assets	(3)	(1)	(1)
Effect of settlement of Mirant bankruptcy claims	—	(33)	—
Loss (Gain) on sale of other investment	1	—	(13)
Rents received from leveraged leases under income earned	(65)	(73)	(56)
Impairment losses	2	2	21
Noncash charge to reduce equity value of PHI’s cross border energy lease investments	124	—	—
Proceeds from settlement of Mirant bankruptcy claims	—	507	70
Reimbursements to Mirant	—	(108)	—
Changes in restricted cash equivalents related to Mirant settlement	315	(417)	—
Deferred income taxes	329	83	244
Investment tax credit adjustments	(4)	(3)	(5)
Prepaid pension expense	19	13	22
Allowance for equity funds used during construction	(5)	(4)	(4)
Net unrealized gains on commodity derivatives accounted for at fair value	(21)	(2)	(34)
Changes in:
Accounts receivable	(120)	(102)	356
Regulatory assets and liabilities	(325)	4	(32)
Prepaid expenses	(16)	(18)	5
Inventories	(46)	(4)	(8)
Accounts payable and accrued liabilities	77	60	(246)
Interest accrued	1	(10)	(5)
Taxes accrued	(257)	39	(468)
Cash collateral related to derivative activities	(274)	62	(260)
Proceeds from sale of B.L. England emission allowances	—	48	—
Net other operating	4	52	(44)

Net Cash From Operating Activities	413	795	203

INVESTING ACTIVITIES
Net investment in property, plant and equipment	(781)	(623)	(475)
Proceeds from settlement of Mirant bankruptcy claims representing reimbursement for investment in property, plant and equipment	—	15	—
Proceeds from sale of other assets	56	11	182
Purchases of other investments	(1)	(1)	(1)
Proceeds from the sale of other investments	—	1	24
Net investment in receivables	3	2	2
Changes in restricted cash equivalents	5	8	11
Net other investing activities	4	5	27

Net Cash Used By Investing Activities	(714)	(582)	(230)

FINANCING ACTIVITIES
Dividends paid on preferred stock	—	—	(1)
Dividends paid on common stock	(222)	(203)	(198)
Common stock issued to the Dividend Reinvestment Plan	29	28	30
Redemption of preferred stock of subsidiaries	—	(18)	(22)
Issuance of common stock	287	200	17
Issuances of long-term debt	1,150	704	515
Reacquisition of long-term debt	(590)	(855)	(578)
Issuances (repayments) of short-term debt, net	26	(61)	193
Cost of issuances	(30)	(7)	(6)
Net other financing activities	(20)	5	4

Net Cash From (Used By) Financing Activities	630	(207)	(46)

Net Increase (Decrease) In Cash and Cash Equivalents	329	6	(73)
Cash and Cash Equivalents at Beginning of Year	55	49	122

CASH AND CASH EQUIVALENTS AT END OF YEAR	$384	$55	$49

NON-CASH ACTIVITIES
Asset retirement obligations associated with removal costs transferred to regulatory liabilities	$9	$10	$78
Conversion of DPL long-term debt to short-term debt	$150	$—	$—
Recoverable pension/OPEB costs included in regulatory assets	$610	$(31)	$365
Transfer of combustion turbines to construction work in progress	$—	$57	$—
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest (net of capitalized interest of $11 million, $9 million and $4 million, respectively) and paid for income taxes:
Interest	$316	$338	$332
Income taxes	$99	$36	$239

The accompanying Notes are an integral part of these Consolidated Financial Statements

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Premium on Stock	Capital Stock Expense	Accumulated Other Comprehensive (Loss) Earnings	Retained Earnings
	Shares	Par Value
(Millions of dollars, except shares)
BALANCE, DECEMBER 31, 2005	189,817,723	$2	$2,600	$(14)	$(23)	$1,019
Net Income	—	—	—	—	—	248
Other comprehensive loss	—	—	—	—	(80)	—
Dividends on common stock ($1.04/sh.)	—	—	—	—	—	(198)
Issuance of common stock:		—		—	—	—
Original issue shares	882,153	—	17	—	—	—
DRP original shares	1,232,569	—	30	—	—	—
Compensation expense on share-based awards	—	—	13	—	—	—
Treasury stock	—	—	(1)	—	—	—

BALANCE, DECEMBER 31, 2006	191,932,445	2	2,659	(14)	(103)	1,069
Net Income	—	—	—	—	—	334
Other comprehensive income	—	—	—	—	57	—
Dividends on common stock ($1.04/sh.)	—	—	—	—	—	(203)
Reacquisition of subsidiary preferred stock	—	—	(1)	—	—	—
Issuance of common stock:
Original issue shares	7,601,290	—	200	—	—	—
DRP original shares	979,155	—	28	—	—	—
Compensation expense on share-based awards	—	—	(3)	—	—	—
Cumulative effect adjustment related to the implementation of FIN 48	—	—	—	—	—	(7)

BALANCE, DECEMBER 31, 2007	200,512,890	2	2,883	(14)	(46)	1,193
Net Income	—	—	—	—	—	300
Other comprehensive loss	—	—	—	—	(216)	—
Dividends on common stock ($1.08/sh.)	—	—	—	—	—	(222)
Issuance of common stock:
Original issue shares	17,095,081	—	287	(10)	—	—
DRP original shares	1,298,249	—	29	—	—	—
Compensation expense on share-based awards	—	—	4	—	—	—

BALANCE, DECEMBER 31, 2008	218,906,220	$2	$3,203	$(24)	$(262)	$1,271

The accompanying Notes are an integral part of these Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	ORGANIZATION

Pepco Holdings, Inc. (PHI or Pepco Holdings), a Delaware corporation incorporated in 2001, is a diversified energy company that, through its operating subsidiaries, is engaged primarily in two businesses:

•

the distribution, transmission and default supply of electricity and the delivery and supply of natural gas (Power Delivery), conducted through the following regulated public utility companies, each of which is a reporting company under the Securities Exchange Act of 1934, as amended:

•	Potomac Electric Power Company (Pepco), which was incorporated in Washington, D.C. in 1896 and became a domestic Virginia corporation in 1949,

•	Delmarva Power & Light Company (DPL), which was incorporated in Delaware in 1909 and became a domestic Virginia corporation in 1979, and

•	Atlantic City Electric Company (ACE), which was incorporated in New Jersey in 1924.

•

competitive energy generation, marketing and supply (Competitive Energy) conducted through subsidiaries of Conectiv Energy Holding Company (collectively Conectiv Energy) and Pepco Energy Services, Inc. and its subsidiaries (collectively Pepco Energy Services).

PHI Service Company, a subsidiary service company of PHI, provides a variety of support services, including legal, accounting, treasury, tax, purchasing and information technology services to PHI and its operating subsidiaries. These services are provided pursuant to a service agreement among PHI, PHI Service Company, and the participating operating subsidiaries. The expenses of PHI Service Company are charged to PHI and the participating operating subsidiaries in accordance with costing methodologies set forth in the service agreement.

The following is a description of each of PHI’s two principal business operations.

Power Delivery

The largest component of PHI’s business is Power Delivery. Each of Pepco, DPL and ACE is a regulated public utility in the jurisdictions that comprise its service territory. Each company owns and operates a network of wires, substations and other equipment that is classified either as transmission or distribution facilities. Transmission facilities are high-voltage systems that carry wholesale electricity into, or across, the utility’s service territory. Distribution facilities are low-voltage systems that carry electricity to end-use customers in the utility’s service territory. Together the three companies constitute a single segment for financial reporting purposes.

Each company is responsible for the delivery of electricity and, in the case of DPL, natural gas, in its service territory, for which it is paid tariff rates established by the applicable local public service commissions. Each company also supplies electricity at regulated rates to retail customers in its service territory who do not elect to purchase electricity from a competitive energy supplier. The regulatory term for this supply service varies by jurisdiction as follows:

Delaware	Standard Offer Service (SOS)

District of Columbia	SOS

Maryland	SOS

New Jersey	Basic Generation Service (BGS)

Effective January 2, 2008, DPL sold its retail electric distribution assets and its wholesale electric transmission assets in Virginia. Prior to that date, DPL supplied electricity at regulated rates to retail customers in its service territory who did not elect to purchase electricity from a competitive energy supplier.

In this Annual Report, these supply services are referred to generally as Default Electricity Supply.

Competitive Energy

The Competitive Energy business provides competitive generation, marketing and supply of electricity and gas, and related energy management services, primarily in the mid-Atlantic region. PHI’s Competitive Energy operations are conducted through Conectiv Energy and Pepco Energy Services, each of which is treated as a separate operating segment for financial reporting purposes.

Over the past several months, PHI has been conducting a strategic analysis of the retail energy supply business of Pepco Energy Services. This review has included, among other things, the evaluation of potential alternative supply arrangements to reduce collateral requirements or a possible restructuring sale or wind down of the business. Among the factors being considered is the return PHI earns by investing capital in the retail energy supply business as compared to alternative investments. PHI expects the retail energy supply business to remain profitable based on its existing contract backlog and the margins that have been locked in with corresponding wholesale energy purchase contracts. The increased cost of capital associated with its collateral obligations has been factored into its retail pricing and, as a consequence, PES is experiencing reduced retail customer retention levels and reduced levels of new retail customer acquisitions.

Other Business Operations

Through its subsidiary Potomac Capital Investment Corporation (PCI), PHI maintains a portfolio of cross-border energy sale-leaseback transactions, with a book value at December 31, 2008 of approximately $1.3 billion. This activity constitutes a fourth operating segment for financial reporting purposes, which is designated as “Other Non-Regulated.” For a discussion of PHI’s cross-border energy lease investments, see Note (2), “Significant Accounting Policies—Changes in Accounting Estimates,” Note (8), “Leasing Activities—Investment in Finance Leases Held in Trust,” Note (12), “Income Taxes,” and Note (16), “Commitments and Contingencies—PHI’s Cross-Border Energy Lease Investments.”

Impact of the Current Capital and Credit Market Disruptions

The recent disruptions in the capital and credit markets, combined with the volatility of energy prices, have had an impact on several aspects of PHI’s businesses. While these conditions have required PHI and its subsidiaries to make certain adjustments in their financial management activities, PHI believes that it and its subsidiaries currently have sufficient liquidity to fund their operations and meet their financial obligations. These market conditions, should they continue, could have a negative effect on PHI’s financial condition, results of operations and cash flows.

Liquidity Requirements

PHI and its subsidiaries depend on access to the capital and credit markets to meet their liquidity and capital requirements. To meet their liquidity requirements, PHI’s utility subsidiaries and its Competitive Energy businesses historically have relied on the issuance of commercial paper and short-term notes and on bank lines of credit to supplement internally generated cash from operations. PHI’s primary credit source is its $1.5 billion syndicated credit facility, which can be used by PHI and its utility subsidiaries to borrow funds, obtain letters of credit and support the issuance of commercial paper. This facility is in effect until May 2012 and consists of commitments from 17 lenders, no one of which is responsible for more than 8.5% of the total $1.5 billion commitment. The terms and conditions of the facility are more fully described below in Note (11), “Debt.”

Due to the capital and credit market disruptions, the market for commercial paper in the latter part of 2008 was severely restricted for most companies. As a result, PHI and its subsidiaries have not been able to issue commercial paper on a day-to-day basis either in amounts or with maturities that they have typically required for cash management purposes. To address the challenges posed by the current capital and credit market environment and to ensure that PHI and its subsidiaries will continue to have sufficient access to cash to meet their liquidity needs, PHI and its subsidiaries have undertaken a number of actions, including the following:

•

PHI has conducted a review to identify cash and liquidity conservation measures, including opportunities to reduce collateral obligations and to defer capital expenditures due to lower than anticipated growth. Several measures to reduce collateral obligations and expenditures have been taken. Additional measures could be undertaken if conditions warrant.

•	PHI issued an additional 16.1 million shares of the Company’s common stock at a price per share of $16.50 in November 2008, for net proceeds of $255 million.

•	PHI added a 364-day $400 million credit facility in November 2008.

•	In November 2008, ACE issued $250 million of First Mortgage Bonds, 7.75% Series due November 15, 2018.

•	In November 2008, DPL issued $250 million of First Mortgage Bonds, 6.40% Series due December 1, 2013.

•	In December 2008, Pepco issued $250 million of First Mortgage Bonds, 7.90% Series due December 15, 2038.

At December 31, 2008, the amount of cash, plus borrowing capacity under the syndicated credit facility and PHI’s new 364-day credit facility, available to meet the liquidity needs of PHI on a consolidated basis totaled $1.5 billion, of which $843 million consisted of the combined cash and borrowing capacity of PHI’s utility subsidiaries. During the months of January and February 2009, the average daily amount of the combined cash and borrowing capacity of PHI on a consolidated basis was $1.4 billion, and of its utility subsidiaries was $831 million. This decrease in liquidity of PHI on a consolidated basis was primarily due to increased collateral requirements of the Competitive Energy businesses. During the months of January and February 2009, the combined cash and borrowing capacity of PHI’s utility subsidiaries ranged from a low of $673 million to a high of $1 billion.

Collateral Requirements of the Competitive Energy Businesses

In conducting its retail energy sales business, Pepco Energy Services typically enters into electricity and natural gas sales contracts under which it is committed to supply the electricity or natural gas requirements of its retail customers over a specified period at agreed upon prices. Generally, Pepco Energy Services acquires the energy to serve this load by entering into wholesale purchase contracts. To protect the respective parties against the risk of nonperformance by the other party, these wholesale purchase contracts typically impose collateral requirements that are tied to changes in the price of the contract commodity. In periods of energy market price volatility, these collateral obligations can fluctuate materially on a day-to-day basis.

Pepco Energy Services’ practice of offsetting its retail energy sale obligations with corresponding wholesale purchases of energy has the effect of substantially reducing the exposure of its margins to energy price fluctuations. In addition, the non-performance risks associated with its retail energy sales are relatively low due to the inclusion of governmental entities among its customers and the purchase of insurance on a significant portion of its commercial and other accounts receivable. However, because its retail energy sales contracts typically do not have collateral obligations, during periods of declining energy prices Pepco Energy Services is exposed to the asymmetrical risk of having to post collateral under its wholesale purchase contracts without receiving a corresponding amount of collateral from its retail customers. In the second half of 2008, the decrease in energy prices has caused a significant increase in the collateral obligations of Pepco Energy Services.

In addition, Conectiv Energy and Pepco Energy Services in the ordinary course of business enter into various contracts to buy and sell electricity, fuels and related products, including derivative instruments, designed to reduce their financial exposure to changes in the value of their assets and obligations due to energy price fluctuations. These contracts also typically have collateral requirements.

Depending on the contract terms, the collateral required to be posted by Pepco Energy Services and Conectiv Energy can be of varying forms, including cash and letters of credit. As of December 31, 2008, the Competitive Energy businesses had posted net cash collateral of $331 million and letters of credit of $558 million.

At December 31, 2008, the amount of cash, plus borrowing capacity under the syndicated credit facility and PHI’s new 364-day credit facility, available to meet the liquidity needs of the Competitive Energy businesses on a consolidated basis totaled $684 million. During the months of January and February 2009, the combined cash and borrowing capacity available to PHI’s Competitive Energy businesses ranged from a low of $378 million to a high of $757 million.

Counterparty Credit Risk

PHI is exposed to the risk that the counterparties to contracts may fail to meet their contractual payment obligations or may fail to deliver purchased commodities or services at the contracted price. PHI attempts to minimize these risks through, among other things, formal credit policies, regular assessments of counterparty creditworthiness, and the establishment of a credit limit for each counterparty.

Pension and Postretirement Benefit Plans

PHI and its subsidiaries sponsor pension and postretirement benefit plans for their employees. While the plans have not experienced any significant impact in terms of liquidity or counterparty exposure due to the disruption of the capital and credit markets, the stock market declines have caused a decrease in the market value of benefit plan assets over the twelve months ended December 31, 2008. The negative return did not have an impact on PHI’s results of operations for 2008; however, this reduction in benefit plan assets will result in increased pension and postretirement benefit costs in future years.

PHI expects to make a discretionary tax deductible contribution to the pension plan in 2009 of approximately $300 million. The utility subsidiaries will be responsible for funding their share of the contribution of approximately $170 million for Pepco, $10 million for DPL and $60 million for ACE. PHI Service Company is responsible to fund the remaining share of the contribution. PHI will monitor the markets and evaluate any additional discretionary funding needs later in the year. See Note (10), “Pensions and Other Postretirement Benefits.”

(2)	SIGNIFICANT ACCOUNTING POLICIES

Consolidation Policy

The accompanying consolidated financial statements include the accounts of Pepco Holdings and its wholly owned subsidiaries. All material intercompany balances and transactions between subsidiaries have been eliminated. Pepco Holdings uses the equity method to report investments, corporate joint ventures, partnerships, and affiliated companies in which it holds a 20% to 50% voting interest and cannot exercise control over the operations and policies of the investment. Undivided interests in several jointly owned electric plants previously held by PHI, and certain transmission and other facilities currently held, are consolidated in proportion to PHI’s percentage interest in the facility.

Consolidation of Variable Interest Entities

In accordance with the provisions of Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46R entitled “Consolidation of Variable Interest Entities” (FIN 46R), Pepco Holdings consolidates those variable interest entities where Pepco Holdings or a subsidiary has been determined to be primary beneficiary. FIN 46R addresses conditions under which an entity should be consolidated based upon variable interests rather than voting interests. Subsidiaries of Pepco Holdings have power purchase agreements (PPAs) with a number of entities to which FIN 46R applies.

Pepco and ACE PPAs

Pepco Holdings, through its ACE subsidiary, is a party to three PPAs with unaffiliated, non-utility generators (NUGs). Due to a variable element in the pricing structure of the NUGs, Pepco Holdings potentially assumes the variability in the operations of the plants related to the NUGs and, therefore, has a variable interest in the counterparties. In accordance with the provisions of FIN 46R, Pepco Holdings continued, during 2008, to conduct exhaustive efforts to obtain information from these three entities, but was unable to obtain sufficient information to conduct the analysis required under FIN 46R to determine whether these three entities were variable interest entities or if the Pepco Holdings subsidiaries were the primary beneficiary. As a result, Pepco Holdings has applied the scope exemption from the application of FIN 46R for enterprises that have conducted exhaustive efforts to obtain the necessary information, but have not been able to obtain such information.

Net purchase activities with the NUGs for the years ended December 31, 2008, 2007, and 2006, were approximately $349 million, $327 million, and $324 million, respectively, of which approximately $305 million, $292 million, and $288 million, respectively, related to power purchases under the NUGs. Pepco Holdings does not have loss exposure under the NUGs because cost recovery will be achieved from ACE’s customers through regulated rates.

During the third quarter of 2008, Pepco transferred to Sempra Energy Trading LLP (Sempra) an agreement with Panda-Brandywine, L.P. (Panda) under which Pepco was obligated to purchase from Panda 230 megawatts of capacity and energy annually through 2021 (Panda PPA). Net purchase activities under the Panda PPA for the years-ended December 31, 2008, 2007 and 2006 were approximately $59 million, $85 million and $79 million, respectively. See Note (16), “Commitments and Contingencies—Regulatory and Other Matters—Proceeds from Settlement of Mirant Bankruptcy Claims.”

DPL Onshore Wind Transactions

In 2008, DPL entered into three onshore wind PPAs for energy and renewable energy credits (RECs) to help serve a portion of its requirements under the State of Delaware’s Renewable Energy Portfolio Standards Act, which requires that 20 percent of total load needed in Delaware be produced from renewable sources by 2019. The Delaware Public Service Commission (DPSC) has approved all three agreements, and payments under the agreements are expected to start in 2009 at the earliest.

DPL has exclusive rights to the energy and RECs in amounts up to a total between 120 and 150 megawatts under the PPAs. The lengths of the contracts range between 15 and 20 years. DPL is only obligated to purchase energy and RECs in amounts generated and delivered by the sellers at rates that are primarily fixed. Recent disruptions in the capital and credit markets could result in delays in the start dates for these PPAs. If the PPAs are not initiated by the specified dates, DPL has the right to terminate the PPAs. DPL’s maximum exposure to loss under the PPAs is the extent to which the market prices for energy and RECs fall below the contractual purchase price.

DPL concluded that two of the PPAs were leases in accordance with the guidance in Emerging Issues Task Force (EITF) Issue No. 01-8, “Determining Whether an Arrangement Contains a Lease” (EITF 01-8), but that

DPL did not own the assets under the lease during construction in accordance with EITF Issue No. 97-10, “The Effect of Lessee Involvement in Asset Construction.” DPL concluded that it is not the primary beneficiary under the third PPA because it will only receive 50 percent of the output from the facility and it will not absorb a majority of the risks or rewards as compared to the debt and equity investors in the facility. DPL concluded that consolidation is not required for any of these PPAs under FIN 46(R).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Although Pepco Holdings believes that its estimates and assumptions are reasonable, they are based upon information available to management at the time the estimates are made. Actual results may differ significantly from these estimates.

Significant matters that involve the use of estimates include the assessment of goodwill and long-lived assets for impairment, fair value calculations for certain derivative instruments, the costs of providing pension and other postretirement benefits, evaluation of the probability of recovery of regulatory assets, and the recognition of income tax benefits as it relates to investments in finance leases held in trust associated with PHI’s portfolio of cross-border energy sale-leaseback investments. Additionally, PHI is subject to legal, regulatory, and other proceedings and claims that arise in the ordinary course of its business. PHI records an estimated liability for these proceedings and claims, when the loss is determined to be probable and is reasonably estimable.

Changes in Accounting Estimates

As further discussed in Note (8), “Leasing Activities,” Note (12), “Income Taxes,” and Note (16), “Commitments and Contingencies — PHI’s Cross-Border Energy Lease Investments,” PHI maintains a portfolio of cross-border energy sale-leaseback investments. The book equity value of these cross-border energy lease investments and the pattern of recognizing the related cross-border energy lease income are based on the timing and amount of all cash flows related to the cross-border energy lease investments, including income tax-related cash flows. These investments are more commonly referred to as sale-in/lease-out (SILO) transactions. PHI currently derives tax benefits from these investments based on the extent to which rental income is exceeded by depreciation deductions on the purchase price of the assets and interest deductions on the non-recourse debt financing (obtained to fund a substantial portion of the purchase price of the assets). The Internal Revenue Service (IRS) has announced broadly its intention to disallow the tax benefits recognized by all taxpayers on these types of investments, and, more specifically, the IRS has disallowed interest and depreciation deductions claimed by PHI related to its investments on the 2001 and 2002 PHI federal income tax returns currently under audit and has sought to recharacterize the leases as loan transactions as to which PHI would be subject to original issue discount income.

In 2008, several court decisions in favor of the IRS disallowed deductions in cases involving other taxpayers with certain cross-border energy lease investments. Under FIN 48, “Accounting for Uncertainty in Income Taxes,” the financial statement recognition of an uncertain tax position is permitted only if it is more likely than not that the position will be sustained. Further, under FASB Staff Position (FSP) No. 13-2, “Accounting for a Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged-Lease Transaction” (FSP 13-2), a company is required to assess on a periodic basis the likely outcome of tax positions relating to its cross-border energy lease investments and, if there is a change or a projected change in the estimated timing of the tax benefits generated from these investments, a recalculation of the value of its equity investment is required.

While PHI believes that its tax position with regard to its cross-border energy lease investments is appropriate based on applicable statutes, regulations and case law and intends to contest the adjustments proposed by the IRS, after evaluating the court rulings described above, PHI, at June 30, 2008, reassessed the sustainability of its tax position and revised its assumptions regarding the estimated timing of the tax benefits generated from its cross-border energy lease investments. Based on this reassessment, for the quarter ended June 30, 2008, PHI recorded an after-tax charge to net income of $93 million, consisting of the following components:

•

A non-cash pre-tax charge of $124 million ($86 million after tax) under FSP 13-2 to reduce the equity value of these cross-border energy lease investments. This pre-tax charge was recorded in the Consolidated Statement of Earnings as a reduction in other operating revenue.

•

A non-cash after-tax charge of $7 million to reflect the anticipated additional interest expense under FIN 48 related to estimated federal and state income tax obligations for the period over which the tax benefits may be disallowed (January 1, 2001 through June 30, 2008). This after-tax charge was recorded in the Consolidated Statement of Earnings as an increase in income tax expense.

The charge pursuant to FSP 13-2 reflected changes to the book equity value of the cross-border energy lease investments and the pattern of recognizing the related cross-border energy lease income. This amount is being recognized as income over the remaining term of the affected leases, which expire between 2017 and 2047. The tax benefits associated with the lease transactions represent timing differences that do not change the aggregate amount of lease net income over the life of the transactions. No additional charges were considered necessary in the third and fourth quarters of 2008.

During 2007, as a result of depreciation studies presented as part of Pepco’s and DPL’s Maryland rate cases, the Maryland Public Service Commission (MPSC) approved new, lower depreciation rates for Maryland distribution assets owned by Pepco and DPL. This resulted in lower depreciation expense of approximately $19 million in 2007.

Revenue Recognition

Regulated Revenue

The Power Delivery businesses recognize revenue upon delivery of electricity and gas to their customers, including amounts for services rendered but not yet billed (unbilled revenue). Pepco Holdings recorded amounts for unbilled revenue of $195 million and $170 million as of December 31, 2008 and 2007, respectively. These amounts are included in “Accounts receivable.” Pepco Holdings’ utility subsidiaries calculate unbilled revenue using an output based methodology. This methodology is based on the supply of electricity or gas intended for distribution to customers. The unbilled revenue process requires management to make assumptions and judgments about input factors such as customer sales mix, temperature and estimated power line losses (estimates of electricity expected to be lost in the process of its transmission and distribution to customers), all of which are inherently uncertain and susceptible to change from period to period, and if the actual results differ from the projected results, the impact could be material.

Taxes related to the consumption of electricity and gas by the utility customers, such as fuel, energy, or other similar taxes, are components of the tariff rates charged by PHI subsidiaries and, as such, are billed to customers and recorded in “Operating Revenues.” Accruals for these taxes are recorded in “Other taxes.” Excise tax related generally to the consumption of gasoline by PHI and its subsidiaries in the normal course of business is charged to operations, maintenance or construction, and is de minimis.

Competitive Revenue

The Competitive Energy businesses recognize revenue upon delivery of electricity and gas to the customer, including amounts for electricity and gas delivered, but not yet billed. ISO sales and purchases of electric power are netted hourly and classified as operating revenue or operating expenses, as appropriate. Unrealized derivative gains and losses are recognized in current earnings as revenue if the derivative activity does not qualify for hedge accounting or normal sales treatment under Statement of Financial Accounting Standards (SFAS) No. 133. Revenue for Pepco Energy Services’ energy efficiency construction business is recognized using the percentage-of-completion method, which recognizes revenue as work is completed on the contract, and revenues from its operation and maintenance and other products and services contracts are recognized when earned. Revenue from the Other Non-Regulated business lines is principally recognized when services are performed or products are delivered; however, revenues from utility industry services contracts are recognized using the percentage-of-completion method.

Taxes Assessed by a Governmental Authority on Revenue-Producing Transactions

Taxes included in Pepco Holdings’ gross revenues were $311 million, $318 million and $260 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Accounting for Derivatives

Pepco Holdings and its subsidiaries use derivative instruments primarily to manage risk associated with commodity prices and interest rates. Risk management policies are determined by PHI’s Corporate Risk Management Committee (CRMC). The CRMC monitors interest rate fluctuation, commodity price fluctuation, and credit risk exposure, and sets risk management policies that establish limits on unhedged risk.

PHI accounts for its derivative activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. SFAS No. 133 requires derivative instruments to be measured at fair value. Derivatives are recorded on the Consolidated Balance Sheets as other assets or other liabilities unless designated as “normal purchases and sales.”

Mark-to-market gains and losses on derivatives that are not designated as hedges are presented on the Consolidated Statements of Earnings as operating revenue. PHI uses mark-to-market accounting through earnings for derivatives that either do not qualify for hedge accounting or that management does not designate as hedges.

The gain or loss on a derivative that hedges exposure to variable cash flow of a forecasted transaction is initially recorded in Other Comprehensive Income (a separate component of common stockholders’ equity) and is subsequently reclassified into earnings in the same category as the item being hedged when the gain or loss from the forecasted transaction occurs. If a forecasted transaction is no longer probable, the deferred gain or loss in accumulated other comprehensive income is immediately reclassified to earnings. Gains or losses related to any ineffective portion of cash flow hedges are also recognized in earnings immediately as operating revenue or as a Fuel and Purchased Energy expense.

Changes in the fair value of derivatives designated as fair value hedges as well as changes in the fair value of the hedged asset, liability, or firm commitment are recorded in the Consolidated Statements of Earnings as operating revenue.

PHI designates certain commodity forwards as “normal purchase or normal sales” under SFAS No. 133, which are not required to be recorded on a mark-to-market basis of accounting under SFAS No. 133. This type of contract is used in normal operations, settles physically, and follows standard accrual accounting. Unrealized gains and losses on these contracts do not appear on the Consolidated Balance Sheets. Examples of these transactions include purchases of fuel to be consumed in power plants and actual receipts and deliveries of electric power. Normal purchases and sales transactions are presented on a gross basis, with normal sales recorded as operating revenue and normal purchases recorded as fuel and purchased energy expenses.

The fair value of derivatives is determined using quoted exchange prices where available. For instruments that are not traded on an exchange, pricing services and external broker quotes are used to determine fair value.

For some custom and complex instruments, internal models are used to interpolate broker quality price information. For certain long-dated instruments, broker or exchange data is extrapolated for future periods where limited market information is available. Models are also used to estimate volumes for certain transactions. See Note (15), “Fair Value Disclosures,” for more information about the types of derivatives employed by PHI and the methodologies used to value them.

The impact of derivatives that are marked-to-market through current earnings, the ineffective portion of cash flow hedges, and the portion of fair value hedges that flows to current earnings are presented on a net basis in the Consolidated Statements of Earnings as operating revenue or as a Fuel and Purchased Energy expense. When a hedging gain or loss is realized, it is presented on a net basis in the same line item as the underlying item being hedged. Normal purchase and sale transactions are presented gross on the Consolidated Statements of Earnings as they are realized. Unrealized derivative gains and losses are presented gross on the Consolidated Balance Sheets except where contractual netting agreements are in place with individual counterparties.

Stock-Based Compensation

Pepco Holdings adopted and implemented SFAS No. 123R, on January 1, 2006, using the modified prospective method. Under this method, Pepco Holdings recognizes compensation expense for share-based awards, modifications or cancellations after the effective date, based on the grant-date fair value. Compensation expense is recognized over the requisite service period. In addition, compensation cost recognized includes the cost for all share-based awards granted prior to, but not yet vested as of, January 1, 2006, measured at the grant-date fair value. A deferred tax asset and deferred tax benefit are also recognized concurrently with compensation expense for the tax effect of the deduction of stock options and restricted stock awards, which are deductible only upon exercise and vesting/release from restriction, respectively. No modifications were made to outstanding stock options or restricted stock awards outstanding prior to the adoption of SFAS No. 123R and no changes in valuation methodology or assumptions in estimating their fair value have occurred with its adoption. There were no cumulative adjustments recorded in the financial statements as a result of this new pronouncement; the percentage of forfeitures of outstanding stock options issued prior to SFAS No. 123R’s adoption is estimated to be zero.

In November 2005, the FASB issued FSP 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards” (FSP 123R-3). FSP 123R-3 provides an elective alternative transition method that includes a computation that establishes the beginning balance of the additional paid-in capital (APIC pool) related to the tax effects of employee and director stock-based compensation, and a simplified method to determine the subsequent impact on the APIC pool of employee and director stock-based awards that are outstanding upon adoption of SFAS No. 123R. Entities may make a one-time election to apply the transition method discussed in FSP 123R-3. That one-time election may be made within one year of an entity’s adoption of SFAS No. 123R, or the FSP’s effective date (November 11, 2005), whichever is later. Pepco Holdings adopted the alternative transition method at December 31, 2006.

Pepco Holdings estimates the fair value of each stock option award on the date of grant using the Black-Scholes-Merton option pricing model. This model uses assumptions related to expected option term, expected volatility, expected dividend yield, and risk-free interest rate. Pepco Holdings uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding.

As of January 1, 2008, there were no outstanding options that were not fully vested. Consequently, no compensation cost related to the vesting of options was recorded in 2008. Cash received from stock options exercised under all share-based payment arrangements for the years ended December 31, 2008, 2007 and 2006, was $3 million, $13 million, and $16 million, respectively. The actual tax benefit realized from these option exercises totaled zero, $1 million, and $1 million, respectively, for the years ended December 31, 2008, 2007 and 2006.

PHI has issued both time-based and performance-based restricted stock awards that vest over a three year period. The compensation expense associated with these awards is based upon estimated fair value at grant date and is recognized over the three-year service period. The time-based awards have been issued beginning with the 2006-2008 period, and vest in full at the end of the three-year period. The performance-based restricted stock awards for the 2005-2007 performance period contained market conditions that determine the number of shares issuable upon vesting. The market conditions were based on PHI’s total shareholder return relative to a peer group of companies and were reflected in the estimated grant date fair value using a Monte Carlo simulation. The assumptions used in this valuation method included risk free interest rates, expected PHI common stock volatility, and expected correlation to estimate the number of shares to be issued upon vesting. The expected volatility and correlation inputs were based on PHI’s and the peer companies’ shareholder returns over a three-year look back period from the valuation date.

Pepco Holdings’ current policy is to issue new shares to satisfy stock option exercises and the vesting of restricted stock awards.

Income Taxes

PHI and the majority of its subsidiaries file a consolidated federal income tax return. Federal income taxes are allocated among PHI and the subsidiaries included in its consolidated group pursuant to a written tax sharing agreement, which was approved by the Securities and Exchange Commission (SEC) in connection with the establishment of PHI as a holding company as part of Pepco’s acquisition of Conectiv on August 1, 2002. Under this tax sharing agreement, PHI’s consolidated federal income tax liability is allocated based upon PHI’s and its subsidiaries’ separate taxable income or loss amounts.

In 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 clarifies the criteria for recognition of tax benefits in accordance with SFAS No. 109, “Accounting for Income Taxes,” and prescribes a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Specifically, it clarifies that an entity’s tax benefits must be “more likely than not” of being sustained prior to recording the related tax benefit in the financial statements. If the position drops below the “more likely than not” standard, the benefit can no longer be recognized. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

On May 2, 2007, the FASB issued FSP FIN 48-1, “Definition of Settlement in FASB Interpretation No. 48” (FIN 48-1), which provides guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. PHI applied the guidance of FIN 48-1 with its adoption of FIN 48 on January 1, 2007.

The consolidated financial statements include current and deferred income taxes. Current income taxes represent the amounts of tax expected to be reported on PHI’s and its subsidiaries’ federal and state income tax returns. Deferred income tax assets and liabilities represent the tax effects of temporary differences between the financial statement and tax basis of existing assets and liabilities and are measured using presently enacted tax rates. See Note (12), “Income Taxes” for a listing of primary deferred tax assets and liabilities. The portion of Pepco’s, DPL’s, and ACE’s deferred tax liability applicable to its utility operations that has not been recovered from utility customers represents income taxes recoverable in the future and is included in “Regulatory assets” on the Consolidated Balance Sheets. See Note (7), “Regulatory Assets and Regulatory Liabilities,” for additional information.

PHI recognizes interest on under/over payments of income taxes, interest on unrecognized tax benefits, and tax-related penalties in income tax expense. Deferred income tax expense generally represents the net change during the reporting period in the net deferred tax liability and deferred recoverable income taxes.

Investment tax credits from utility plants purchased in prior years are reported on the Consolidated Balance Sheets as “Investment tax credits.” These investment tax credits are being amortized to income over the useful lives of the related utility plant.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash invested in money market funds, and commercial paper held with original maturities of three months or less.

Restricted Cash Equivalents

The restricted cash equivalents included in Current Assets and the restricted cash equivalents included in Investments and Other Assets represent (i) cash held as collateral that is restricted from use for general corporate purposes and (ii) cash equivalents that are specifically segregated, based on management’s intent to use such cash equivalents. The classification as current or non-current conforms to the classification of the related liabilities.

Accounts Receivable and Allowance for Uncollectible Accounts

Pepco Holdings’ accounts receivable balances primarily consist of customer accounts receivable, other accounts receivable, and accrued unbilled revenue generated by subsidiaries in the Power Delivery and Competitive Energy businesses. Accrued unbilled revenue represents revenue earned in the current period but not billed to the customer until a future date (usually within one month after the receivable is recorded).

PHI maintains an allowance for uncollectible accounts and changes in the allowance are recorded as an adjustment to Other Operation and Maintenance expense in the Consolidated Statements of Earnings. PHI determines the amount of the allowance based on specific identification of material amounts at risk by customer and maintains a general reserve based on its historical collection experience. The adequacy of this allowance is assessed on a quarterly basis by evaluating all known factors, such as the aging of the receivables, historical collection experience, the economic and competitive environment, and changes in the creditworthiness of its customers. Although management believes its allowance is adequate, it cannot anticipate with any certainty the changes in the financial condition of its customers. As a result, PHI records adjustments to the allowance for uncollectible accounts in the period the new information is known.

Inventories

Inventory is valued at the lower of cost or market value. Included in inventories are:

-	generation, transmission, and distribution materials and supplies;

-	natural gas, fuel oil, and coal; and

-	emission allowances, renewable energy credits and RGGI allowances.

PHI utilizes the weighted average cost method of accounting for inventory items, other than fuel oil held for resale. Under this method, an average price is determined for the quantity of units acquired at each price level and is applied to the ending quantity to calculate the total ending inventory balance. Materials and supplies inventory are generally charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

The cost of natural gas, coal, and fuel oil for power plants, including transportation costs, are included in inventory when purchased and charged to fuel expense when used. The first in first out (FIFO) method is used for fuel oil inventory held for resale in Conectiv Energy’s oil marketing business. The FIFO method is not materially different from the weighted average cost method for PHI due to the high inventory turnover rate in the oil marketing business.

Emission allowances from United States Environmental Protection Agency (EPA) allocations are added to current inventory each year at a zero cost. Purchased emission allowances are recorded at cost. Emission allowances sold or consumed at the power plants are expensed at a weighted-average cost. This cost tends to be relatively low due to the inclusion of the zero-basis allowances. At December 31, 2008 and 2007, the book value of emission allowances was $11 million and $9 million, respectively. Pepco Holdings has established a committee to monitor compliance with emissions regulations and to ensure its power plants have the required number of allowances.

At December 31, 2008, the market value of Conectiv Energy’s oil inventory was lower than cost and accordingly a pre-tax charge of $15 million was recorded. This charge is included in Fuel and Purchased Energy in the Consolidated Statements of Earnings.

Goodwill

Goodwill represents the excess of the purchase price of an acquisition over the fair value of the net assets acquired at the acquisition date. Substantially all of Pepco Holdings’ goodwill was generated by Pepco’s acquisition of Conectiv in 2002 and was allocated to Pepco Holdings’ Power Delivery reporting unit based on the aggregation of its components. Pepco Holdings tests its goodwill for impairment annually as of July 1, and whenever an event occurs or circumstances change in the interim that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Factors that may result in an interim impairment test include, but are not limited to: a change in the identified reporting units; an adverse change in business conditions; a protracted decline in stock price causing market capitalization to fall below book value; an adverse regulatory action; or an impairment of long-lived assets in the reporting unit. PHI performed its annual impairment test on July 1, 2008 and an interim impairment test at December 31, 2008, and no impairment was recorded as described in Note (6), “Goodwill.”

Regulatory Assets and Regulatory Liabilities

The Power Delivery operations of Pepco are regulated by the District of Columbia Public Service Commission (DCPSC) and the MPSC.

The Power Delivery operations of DPL are regulated by the DPSC and the MPSC and, until the sale of its Virginia assets on January 2, 2008, were also regulated by the Virginia State Corporation Commission (VSCC). DPL’s interstate transportation and wholesale sale of natural gas are regulated by the Federal Energy Regulatory Commission (FERC).

The Power Delivery operations of ACE are regulated by the New Jersey Board of Public Utilities (NJBPU).

The transmission and wholesale sale of electricity by Pepco, DPL, and ACE are regulated by FERC.

The requirements of SFAS No. 71 apply to the Power Delivery businesses of Pepco, DPL, and ACE. SFAS No. 71 allows regulated entities, in appropriate circumstances, to establish regulatory assets and liabilities and to defer the income statement impact of certain costs that are expected to be recovered in future rates. Management’s assessment of the probability of recovery of regulatory assets requires judgment and interpretation of laws, regulatory commission orders, and other factors. If management subsequently determines, based on changes in facts or circumstances, that a regulatory asset is not probable of recovery, then the regulatory asset will be eliminated through a charge to earnings.

As part of the new electric service distribution base rates for Pepco and DPL approved by the MPSC, effective in June 2007, the MPSC approved for both companies a bill stabilization adjustment mechanism (BSA) for retail customers. See Note (16) “Commitments and Contingencies—Regulatory and Other Matters—Rate Proceedings.” For customers to which the BSA applies, Pepco and DPL recognize distribution revenue based on an approved distribution charge per customer. From a revenue recognition standpoint, the BSA thus decouples the distribution revenue recognized in a reporting period from the amount of power delivered during the period. Pursuant to this mechanism, Pepco and DPL recognize either (a) a positive adjustment equal to the amount by which revenue from Maryland retail distribution sales falls short of the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer, or (b) a negative adjustment equal to the amount by which revenue from such distribution sales exceeds the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer (a Revenue Decoupling Adjustment). A positive Revenue Decoupling Adjustment is recorded as a regulatory asset and a negative Revenue Decoupling Adjustment is recorded as a regulatory liability. The net Revenue Decoupling Adjustment at December 31, 2008 is a regulatory asset and is included in the “Other” line item on the table of regulatory asset balances in Note (7), “Regulatory Assets and Regulatory Liabilities.”

Leasing Activities

Pepco Holdings’ lease transactions can include plant, office space, equipment, software, vehicles, and power purchase agreements. In accordance with SFAS No. 13, “Accounting for Leases” (SFAS No. 13), these leases are classified as either capital leases, operating leases or leveraged leases. In addition, PHI assesses whether a power purchase agreement contains a lease within the scope of SFAS No. 13 using guidance in EITF Issue No. 01-08, “Determining Whether an Arrangement Contains a Lease.”

Leveraged Leases

Income from investments in leveraged lease transactions, in which PHI is an equity participant, is accounted for using the financing method. In accordance with the financing method, investments in leased property are recorded as a receivable from the lessee to be recovered through the collection of future rentals. Income, including investment tax credits, on leveraged equipment leases is recognized over the life of the lease at a constant rate of return on the positive net investment. Each quarter, PHI reviews the carrying value of each lease, which includes a review of the underlying lease financial assumptions, the timing and collectability of cash flows, and the credit quality (including, if available, credit ratings) of the lessee. Changes to the underlying assumptions, if any, would be accounted for in accordance with SFAS No. 13 and reflected in the carrying value of the lease effective for the quarter within which they occur.

Operating Leases

An operating lease generally results in a level income statement charge over the term of the lease, reflecting the rental payments required by the lease agreement. If rental payments are not made on a straight-line basis, PHI’s policy is to recognize the increases on a straight-line basis over the lease term unless another systematic and rational allocation basis is more representative of the time pattern in which the leased property is physically employed.

Capital Leases

For ratemaking purposes, capital leases are treated as operating leases; therefore, in accordance with SFAS No. 71, the amortization of the leased asset is based on the rental payments recovered from customers. Investments in equipment under capital leases are stated at cost, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the equipment’s estimated useful life.

Arrangements Containing a Lease

PPAs might fall within the criteria of contracts containing a lease if the arrangement conveys the right to use and control property, plant or equipment. If so, PHI is required to determine whether capital or operating lease accounting is appropriate under SFAS No. 13.

Property, Plant and Equipment

Property, plant and equipment are recorded at original cost, including labor, materials, asset retirement costs, and other direct and indirect costs including capitalized interest. The carrying value of property, plant and equipment is evaluated for impairment whenever circumstances indicate the carrying value of those assets may not be recoverable under the provisions of SFAS No. 144. Upon retirement, the cost of regulated property, net of salvage, is charged to accumulated depreciation. For non-regulated property, the cost and accumulated depreciation of the property, plant and equipment retired or otherwise disposed of are removed from the related accounts and included in the determination of any gain or loss on disposition.

The annual provision for depreciation on electric and gas property, plant and equipment is computed on a straight-line basis using composite rates by classes of depreciable property. Accumulated depreciation is charged with the cost of depreciable property retired, less salvage and other recoveries. Property, plant and equipment, other than electric and gas facilities, is generally depreciated on a straight-line basis over the useful lives of the assets. The table below provides system-wide composite annual depreciation rates for the years ended December 31, 2008, 2007, and 2006.

	Transmission & Distribution			Generation
	2008	2007	2006	2008	2007	2006
Pepco	2.7%	3.0%	3.5%	—	—	—
DPL	2.8%	2.9%	3.0%	—	—	—
ACE	2.8%	2.9%	2.9%	—	—	.3	%(a)
Conectiv Energy	—	—	—	2.0%	2.0%	2.0%
Pepco Energy Services	—	—	—	9.5%	10.1%	9.6%

(a)	Rate reflects the Consolidated Balance Sheet classification of ACE’s generation assets as “assets held for sale” in 2006 and, therefore, de minimis depreciation expense was recorded.

In accordance with FSP American Institute of Certified Public Accountants Industry Audit Guide, Audits of Airlines—“Accounting for Planned Major Maintenance Activities” (FSP AUG AIR-1), costs associated with planned major maintenance activities related to generation facilities are expensed as incurred.

Long-Lived Assets Impairment

Pepco Holdings evaluates long-lived assets to be held and used, such as generating property and equipment and real estate, to determine if they are impaired whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Examples of such events or changes include a significant decrease in the market price of a long-lived asset or a significant adverse change in the manner in which an asset is being used or its physical condition. A long-lived asset to be held and used is written down to fair value if the sum of its expected future undiscounted cash flows is less than its carrying amount.

For long-lived assets held for sale, an impairment loss is recognized to the extent that the assets’ carrying amount exceeds their fair value including costs to sell.

Capitalized Interest and Allowance for Funds Used During Construction

In accordance with the provisions of SFAS No. 71, PHI’s utility subsidiaries can capitalize as Allowance for Funds Used During Construction (AFUDC) the capital costs of financing the construction of plant and equipment. The debt portion of AFUDC is recorded as a reduction of “interest expense” and the equity portion of AFUDC is credited to “other income” in the accompanying Consolidated Statements of Earnings.

Pepco Holdings recorded AFUDC for borrowed funds of $5 million, $7 million, and $3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Pepco Holdings recorded amounts for the equity component of AFUDC of $5 million, $4 million and $4 million for the years ended December 31, 2008, 2007, and 2006, respectively.

Amortization of Debt Issuance and Reacquisition Costs

Pepco Holdings defers and amortizes debt issuance costs and long-term debt premiums and discounts over the lives of the respective debt issues. Costs associated with the redemption of debt for PHI’s subsidiaries are also deferred and amortized over the lives of the new issues.

Pension and Other Postretirement Benefit Plans

Pepco Holdings sponsors a non-contributory defined benefit retirement plan that covers substantially all employees of Pepco, DPL, ACE and certain employees of other Pepco Holdings subsidiaries (the PHI Retirement Plan). Pepco Holdings also provides supplemental retirement benefits to certain eligible executives and key employees through a nonqualified retirement plan and provides certain postretirement health care and life insurance benefits for eligible retired employees.

Pepco Holdings accounts for the PHI Retirement Plan and nonqualified retirement plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” as amended by SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132 (R)” (SFAS No. 158), and its postretirement health care and life insurance benefits for eligible employees in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” as amended by SFAS No. 158. PHI’s financial statement disclosures are prepared in accordance with SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” as amended by SFAS No. 158.

See Note (10), “Pensions and Other Postretirement Benefits,” for additional information.

Preferred Stock

As of December 31, 2008 and 2007, PHI had 40 million shares of preferred stock authorized for issuance, with a par value of $.01 per share. No shares of preferred stock were outstanding at December 31, 2008 and 2007.

Reclassifications and Adjustments

Certain prior year amounts have been reclassified in order to conform to current year presentation.

During 2008, PHI recorded adjustments to correct errors in Other Operation and Maintenance expenses for prior periods dating back to February 2005 during which (i) customer late payment fees were incorrectly recognized and (ii) stock-based compensation expense related to certain restricted stock awards granted under the Long-Term Incentive Plan was understated. These adjustments, which were not considered material either individually or in the aggregate, resulted in increases in Other Operation and Maintenance expenses of $15 million for the year ended December 31, 2008, all of which related to prior periods.

(3)	NEWLY ADOPTED ACCOUNTING STANDARDS

Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (SFAS No. 157)

SFAS No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. Under SFAS

No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the most advantageous market using the best available information. The provisions of SFAS No. 157 were effective for financial statements beginning January 1, 2008 for PHI.

In February 2008, the FASB issued FSP 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (FSP 157-1), that removed fair value measurement for the recognition and measurement of lease transactions from the scope of SFAS No. 157. The effective date of FSP 157-1 was for financial statement periods beginning January 1, 2008 for PHI.

Also in February 2008, the FASB issued FSP 157-2, “Effective Date of FASB Statement No. 157” (FSP 157-2), which deferred the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (that is, at least annually), until financial statement reporting periods beginning January 1, 2009 for PHI.

PHI applied the guidance of FSP 157-1 and FSP 157-2 with its adoption of SFAS No. 157. The adoption of SFAS No. 157 on January 1, 2008 did not result in a transition adjustment to beginning retained earnings and did not have a material impact on PHI’s overall financial condition, results of operations, or cash flows. SFAS No. 157 also required new disclosures regarding the level of pricing observability associated with financial instruments carried at fair value. This additional disclosure is provided in Note (15), “Fair Value Disclosures.” PHI is currently evaluating the impact of FSP 157-2 and does not anticipate that the application of FSP 157-2 to its other non-financial assets and non-financial liabilities will materially affect its overall financial condition, results of operations, or cash flows.

In September 2008, the SEC and FASB issued guidance on fair value measurements, which was clarified in October 2008 by the FASB in FSP 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active.” This guidance clarifies the application of SFAS No. 157 to assets in an inactive market and illustrates how to determine the fair value of a financial asset in an inactive market. The guidance was effective beginning with the September 30, 2008 reporting period for PHI, and has not had a material impact on PHI’s results.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an Amendment of FASB Statement No. 115” (SFAS No. 159)

SFAS No. 159 permits entities to elect to measure eligible financial instruments at fair value. SFAS No. 159 applies to other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. On January 1, 2008, PHI elected not to apply the fair value option for its eligible financial assets and liabilities.

FASB Staff Position (FSP) FIN 39-1, “Amendment of FASB Interpretation No. 39” (FSP FIN 39-1)

FSP FIN 39-1 amended certain portions of FIN 39. The FSP replaces the terms “conditional contracts” and “exchange contracts” in FIN 39 with the term “derivative instruments” as defined in SFAS No. 133. The FSP also amends FIN 39 to allow for the offsetting of fair value amounts for the right to reclaim cash collateral or receivables, or the obligation to return cash collateral or payables, arising from the same master netting arrangement as the derivative instruments. FSP FIN 39-1 applied to financial statements beginning January 1, 2008 for PHI.

PHI retrospectively adopted the provisions of FSP FIN 39-1 and elected to offset the net fair value amounts recognized for derivative instruments and fair value amounts recognized for related collateral positions executed with the same counterparty under a master netting arrangement. Additional disclosure of collateral positions that have been offset against net derivative positions is provided in Note (17), “Use of Derivatives in Energy and

Interest Rate Hedging Activities.” The effect of retrospective application of FSP FIN 39-1 was not material at December 31, 2007 and, as such, no amounts were reclassified.

Emerging Issues Task Force (EITF) Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (EITF 06-11)

EITF 06-11 provides that a realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings and paid to employees for equity classified non- vested equity shares, non-vested equity share units, and outstanding equity share options should be recognized as an increase to additional paid-in capital (APIC). The amount recognized in APIC for the realized income tax benefit from dividends on those awards should be included in the pool of excess tax benefits available to absorb tax deficiencies on share-based payment awards. If the estimated amount of forfeitures increases or actual forfeitures reduce the amount of tax benefits previously recognized in APIC and if the APIC pool is depleted, then the reduction in tax benefit would be an adjustment to the income statement.

EITF 06-11 applied prospectively to the income tax benefits of dividends on equity-classified employee share-based payment awards that are granted during financial statement reporting periods beginning on January 1, 2008 for PHI. PHI adopted the provisions of EITF 06-11 on January 1, 2008, and it did not have a material impact on PHI’s overall financial condition, results of operations, or cash flows.

SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS No. 162)

In May 2008, the FASB issued SFAS No. 162, which identifies the sources of accounting principles and the hierarchy for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. Moving the GAAP hierarchy into the accounting literature directs the responsibility for applying the hierarchy to the reporting entity, rather than just to the auditors.

SFAS No. 162 was effective for PHI as of November 15, 2008 and did not result in a change in accounting for PHI. Therefore, the provisions of SFAS No. 162 did not have a material impact on PHI’s overall financial condition, results of operations, cash flows and disclosure.

FSP FAS 133-1 and FIN 45-4, “Disclosure About Credit Derivatives and Certain Guarantees” (FSP FAS 133-1 and FIN 45-4)

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, which require enhanced disclosures by entities that provide credit protection through credit derivatives (including embedded credit derivatives) within the scope of SFAS No. 133, and guarantees within the scope of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.”

For credit derivatives, FSP FAS 133-1 and FIN 45-4 requires disclosure of the nature and fair value of the credit derivative, the approximate term, the reasons for entering the derivative, the events requiring performance, and the current status of the payment/performance risk. It also requires disclosures of the maximum potential amount of future payments without any reduction for possible recoveries under collateral provisions, recourse provisions, or liquidation proceeds. PHI has not provided credit protection to others through the credit derivatives within the scope of SFAS No. 133.

For guarantees, FSP FAS 133-1 and FIN 45-4 requires disclosure on the current status of the payment/performance risk and whether the current status is based on external credit ratings or current internal groupings used to manage risk. If internal groupings are used, then information is required about how the groupings are determined and used for managing risk.

The new disclosures are required starting with financial statement reporting periods ending December 31, 2008 for PHI. Comparative disclosures are only required for periods ending after initial adoption. The new guarantee disclosures did not have a material impact on PHI.

FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (FSP FAS 140-4 and FIN 46(R)-8)

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8 to expand the disclosures under the original pronouncements. The disclosure requirements in SFAS No. 140 for transfers of financial assets are to include disclosure of (i) a transferor’s continuing involvement in transferred financial assets, and (ii) how a transfer of financial assets to a special-purpose entity affects an entity’s financial position, financial performance, and cash flows. The principal objectives of the disclosure requirements in Interpretation 46(R) are to outline (i) the significant judgments in determining whether an entity should consolidate a variable interest entity (VIE), (ii) the nature of any restrictions on consolidated assets, (iii) the risks associated with the involvement in the VIE, and (iv) how the involvement with the VIE affects an entity’s financial position, financial performance, and cash flows.

FSP FAS 140-4 and FIN 46(R)-8 is effective for PHI’s December 31, 2008 financial statements. This FSP has no material impact to PHI’s overall financial condition, results of operations, or cash flows as it relates to SFAS No. 140. PHI’s FIN 46(R) disclosures are provided in Note (2), “Significant Accounting Policies—Consolidation of Variable Interest Entities.”

(4)	RECENTLY ISSUED ACCOUNTING STANDARDS, NOT YET ADOPTED

SFAS No. 141(R), “Business Combinations—a Replacement of FASB Statement No. 141” (SFAS No. 141 (R))

SFAS No. 141(R) replaces FASB Statement No. 141, “Business Combinations,” and retains the fundamental requirements that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. However, SFAS No. 141 (R) expands the definition of a business and amends FASB Statement No. 109, “Accounting for Income Taxes,” to require the acquirer to recognize changes in the amount of its deferred tax benefits that are realizable because of a business combination either in income from continuing operations or directly in contributed capital, depending on the circumstances.

In January 2009, the FASB proposed FSP FAS 141(R)-a “Accounting for Assets and Liabilities Assumed in a Business Combination that Arise from Contingencies” (FSP FAS 141(R)-a), to clarify the accounting on the initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. The FSP FAS 141(R)-a requires that assets acquired and liabilities assumed in a business combination that arise from contingences be measured at fair value in accordance with SFAS No. 157 if the acquisition date can be reasonably determined. If not, then the asset or liability would be measured at the amount in accordance with SFAS 5, “Accounting for Contingencies,” and FIN 14, “Reasonable Estimate of the Amount of Loss.”

SFAS No. 141(R) and the guidance provided in FSP FAS 141(R)-a applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009 for PHI. PHI has evaluated the impact of SFAS No. 141(R) and does not anticipate its adoption will have a material impact on its overall financial condition, results of operations, or cash flows.

SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51” (SFAS No. 160)

SFAS No. 160 establishes new accounting and reporting standards for a non-controlling interest (also called a “minority interest”) in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a minority interest in a subsidiary is an ownership interest in the consolidated entity that should be separately reported in the consolidated financial statements.

SFAS No. 160 establishes accounting and reporting standards that require (i) the ownership interests and the related consolidated net income in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity, and presented separately on the face of the consolidated statement of income, (ii) the changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for as equity transactions, and (iii) when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary must be initially measured at fair value.

SFAS No. 160 is effective prospectively for financial statement reporting periods beginning January 1, 2009 for PHI, except for the presentation and disclosure requirements. The presentation and disclosure requirements apply retrospectively for all periods presented. PHI has evaluated the impact of SFAS No. 160 and does not anticipate its adoption will have a material impact on its overall financial condition, results of operations, cash flows or disclosure.

SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement No. 133” (SFAS No. 161)

In March 2008, the FASB issued SFAS No. 161, which changes the disclosure requirements for derivative instruments and hedging activities. Entities will be required to provide qualitative disclosures about derivatives objectives and strategies, fair value amounts of gains and losses on derivative instruments which before were optional, disclosure about credit-risk-related contingent features in derivative agreements, and information on the potential effect on an entity’s liquidity from using derivatives.

SFAS No. 161 requires that the gross fair value of derivative instruments and gross gains and losses be quantitatively disclosed in a tabular format to provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. The FASB provides an option for hedged items to be presented in tabular or non-tabular format.

SFAS No. 161 is effective for financial statement reporting periods beginning January 1, 2009 for PHI. SFAS No. 161 encourages but does not require disclosures for earlier periods presented for comparative purposes at initial adoption. PHI is currently evaluating the impact SFAS No. 161 may have on its March 31, 2009 quarterly disclosures.

FSP EITF No. 03-6-1, “Determining whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” (FSP EITF 03-6-1)

In June 2008, the FASB issued FSP EITF 03-6-1, which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method described in SFAS No. 128, “Earnings per Share.”

FSP EITF 03-6-1 is effective for financial reporting periods beginning January 1, 2009 for PHI. All prior period EPS data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of FSP EITF 03-6-1. PHI is currently evaluating the impact FSP EITF 03-6-1 will have on its earnings per share calculations.

EITF Issue No. 08-5, “Issuer’s Accounting for Liabilities Measured at Fair Value with a Third Party Credit Enhancement” (EITF 08-5)

In September 2008, the FASB issued EITF 08-5 to provide guidelines for the determination of the unit of accounting for a liability issued with an inseparable third-party credit enhancement when it is measured or disclosed at fair value on a recurring basis. EITF 08-5 applies to entities that incur liabilities with inseparable third-party credit enhancements or guarantees that are recognized or disclosed at fair value. This would include guaranteed debt obligations, derivatives, and other instruments that are guaranteed by third parties.

The effect of the credit enhancement may not be included in the fair value measurement of the liability, even if the liability is an inseparable third-party credit enhancement. The issuer is required to disclose the existence of the inseparable third-party credit enhancement on the issued liability.

EITF 08-5 is effective on a prospective basis for reporting periods beginning on and after January 1, 2009 for PHI. The effect of initial application must be included in the change in fair value in the period of adoption. PHI is currently evaluating the impact on its accounting and disclosures.

EITF Issue No. 08-6, “Equity Method Investment Accounting Consideration” (EITF 08-6)

In November 2008, the FASB issued EITF 08-6 to address the accounting for equity method investments including: (i) how an equity method investment should initially be measured, (ii) how it should be tested for impairment, and (iii) how an equity method investee’s issuance of shares should be accounted for. The EITF provides that initial carrying value of an equity method investment can be determined using the accumulation model in SFAS 141(R), “Business Combination (revised 2007),” and other-than-temporary impairments should be recognized in accordance with paragraph 19(h) of Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”

This EITF is effective for PHI beginning January 1, 2009. PHI is currently evaluating the impact on its accounting and disclosures.

FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (FSP FAS 132(R)-1)

In December 2008, the FASB issued FSP FAS 132(R)-1 to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The required disclosures under this FSP would expand current disclosures under SFAS No. 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits—an amendment of FASB Statements No. 87, 88, and 106,” to be in line with SFAS No. 157 required disclosures.

The disclosures are to provide users an understanding of the investment allocation decisions made, factors used in the investment policies and strategies, plan assets by major investment types, inputs and valuation techniques used to measure fair value of plan assets, significant concentration of risk within the plan, and the effects of fair value measurement using significant unobservable inputs (Level 3 as defined in SFAS No. 157) on changes in plan assets for the period.

The new disclosures are required starting with financial statement reporting periods ending December 31, 2009 for PHI and earlier application is permitted. Comparative disclosures under this provision are not required for earlier periods presented. PHI is currently evaluating the impact on its disclosures.

(5)	SEGMENT INFORMATION

Based on the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” Pepco Holdings’ management has identified its operating segments at December 31, 2008 as Power Delivery, Conectiv Energy, Pepco Energy Services, and Other Non-Regulated. Segment financial information for the years ended December 31, 2008, 2007, and 2006, is as follows:

	Year Ended December 31, 2008
	(Millions of dollars)
			Competitive Energy Segments
	Power Delivery		Conectiv Energy		Pepco Energy Services	Other Non- Regulated		Corp. & Other (a)	PHI Cons.
Operating Revenue	$5,487		$3,047	(b)	$2,648	$(60	)(d)	$(422)	$10,700
Operating Expense (c)	4,931	(b)	2,827		2,592	4		(422)	9,932
Operating Income (Loss)	556		220		56	(64)		—	768
Interest Income	14		2		4	4		(5)	19
Interest Expense	195		25		5	19		86	330
Other Income (Expense)	14		(1)		2	(5)		1	11
Preferred Stock Dividends	—		—		—	3		(3)	—
Income Taxes	139		74		18	(28	)(d)	(35)	168
Net Income (Loss)	250		122		39	(59	)(d)	(52)	300
Total Assets	10,266		2,022		798	1,450		1,939	16,475
Construction Expenditures	$587		$138		$31	$—		$25	$781

(a)	Includes unallocated Pepco Holdings’ (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of the August 1, 2002 acquisition date. For consolidation purposes, the Total Assets line item in this column includes Pepco Holdings’ goodwill balance which is primarily attributable to Power Delivery. Included in Corp. & Other are intercompany amounts of $(422) million for Operating Revenue, $(417) million for Operating Expense, $(70) million for Interest Income, $(67) million for Interest Expense, and $(3) million for Preferred Stock Dividends.

(b)	Power Delivery purchased electric energy and capacity and natural gas from Conectiv Energy in the amount of $374 million for the year ended December 31, 2008.

(c)	Includes depreciation and amortization of $377 million, consisting of $317 million for Power Delivery, $37 million for Conectiv Energy, $13 million for Pepco Energy Services, $2 million for Other Non-Regulated and $8 million for Corp. & Other.

(d)	Included in Operating Revenue is a pre-tax charge of $124 million ($86 million after-tax) related to the adjustment to the equity value of cross-border energy lease investments, and included in Income Taxes is a $7 million after-tax charge for the additional interest accrued on the related tax obligations.

	Year Ended December 31, 2007
	(Millions of dollars)
			Competitive Energy Segments
	Power Delivery		Conectiv Energy		Pepco Energy Services		Other Non- Regulated	Corp. & Other (a)		PHI Cons.
Operating Revenue	$5,244		$2,206	(b)	$2,309	(b)	$76	$(469)		$9,366
Operating Expense (c)	4,713	(b)(d)	2,057		2,251		5	(466	)(f)	8,560
Operating Income	531		149		58		71	(3)		806
Interest Income	13		5		3		11	(12)		20
Interest Expense	189		33		4		34	80		340
Other Income	19		1		5		10	1		36
Preferred Stock Dividends	—		—		—		3	(3)		—
Income Taxes	142	(e)	49		24		9	(36)		188
Net Income (Loss)	232		73		38		46	(55)		334
Total Assets	9,800		1,785		683		1,533	1,310		15,111
Construction Expenditures	$554		$42		$15		$—	$12		$623

(a)	Includes unallocated Pepco Holdings’ (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of the August 1, 2002 acquisition date. For consolidation purposes, the Total Assets line item in this column includes Pepco Holdings’ goodwill balance which is primarily attributable to Power Delivery. Included in Corp. & Other are intercompany amounts of $(469) million for Operating Revenue, $(464) million for Operating Expense, $(93) million for Interest Income, $(90) million for Interest Expense, and $(3) million for Preferred Stock Dividends.

(b)	Power Delivery purchased electric energy and capacity and natural gas from Conectiv Energy and Pepco Energy Services in the amount of $431 million for the year ended December 31, 2007.

(c)	Includes depreciation and amortization of $366 million, consisting of $305 million for Power Delivery, $38 million for Conectiv Energy, $12 million for Pepco Energy Services, $2 million for Other Non-Regulated and $9 million for Corp. & Other.

(d)	Includes $33 million ($20 million, after-tax) from settlement of Mirant bankruptcy claims.

(e)	Includes $20 million benefit ($18 million net of fees) related to Maryland income tax settlement.

(f)	Includes stock-based compensation expense of $4 million, consisting primarily of $3 million for Power Delivery and $1 million for Conectiv Energy.

	Year Ended December 31, 2006
	(Millions of dollars)
			Competitive Energy Segments
	Power Delivery		Conectiv Energy		Pepco Energy Services		Other Non- Regulated		Corp. & Other (a)		PHI Cons.
Operating Revenue	$5,119		$1,964	(b)	$1,669		$91		$(480)		$8,363
Operating Expense (c)	4,651	(b)	1,867		1,631	(e)	7		(486	)(g)	7,670
Operating Income	468		97		38		84		6		693
Interest Income	12		8		3		7		(13)		17
Interest Expense	181		36		5		38		79		339
Other Income	19		10	(d)	2		8		—		39
Preferred Stock Dividends	2		—		—		3		(4)		1
Income Taxes	125	(f)	32		17		8	(f)	(21	)(f)	161
Net Income (Loss)	191		47		21		50		(61)		248
Total Assets	8,933		1,842		618		1,596		1,255		14,244
Construction Expenditures	$447		$12		$6		$—		$10		$475

(a)	Includes unallocated Pepco Holdings’ (parent company) capital costs, such as acquisition financing costs, and the depreciation and amortization related to purchase accounting adjustments for the fair value of Conectiv assets and liabilities as of the August 1, 2002 acquisition date. For consolidation purposes, the Total Assets line item in this column includes Pepco Holdings’ goodwill balance which is primarily attributable to Power Delivery. Included in Corp. & Other are intercompany amounts of $(481) million for Operating Revenue, $(475) million for Operating Expense, $(90) million for Interest Income, $(88) million for Interest Expense, and $(3) million for Preferred Stock Dividends.

(b)	Power Delivery purchased electric energy and capacity and natural gas from Conectiv Energy in the amount of $461 million for the year ended December 31, 2006.

(c)	Includes depreciation and amortization of $413 million, consisting of $354 million for Power Delivery, $36 million for Conectiv Energy, $12 million for Pepco Energy Services, $2 million for Other Non-Regulated and $9 million for Corp. & Other.

(d)	Includes $12 million gain ($8 million after-tax) on the sale of its equity interest in a joint venture which owns a wood burning cogeneration facility in California.

(e)	Includes $19 million of impairment losses ($14 million after-tax) related to certain energy services business assets.

(f)	In 2006, PHI resolved certain, but not all, tax matters that were raised in Internal Revenue Service audits related to the 2001 and 2002 tax years. Adjustments recorded related to these resolved tax matters resulted in a $6 million increase in net income ($3 million for Power Delivery and $5 million for Other Non-Regulated, partially offset by an unfavorable $2 million impact in Corp. & Other). To the extent that the matters resolved related to tax contingencies from the Conectiv legacy companies that existed at the August 2002 acquisition date, in accordance with accounting rules, an additional adjustment of $9 million ($3 million related to Power Delivery and $6 million related to Other Non-Regulated) was recorded in Corp. & Other to eliminate the tax benefits recorded by Power Delivery and Other Non-Regulated against the goodwill balance that resulted from the acquisition. Also during 2006, the total favorable impact of $3 million was recorded that resulted from changes in estimates related to prior year tax liabilities subject to audit ($4 million for Power Delivery, partially offset by an unfavorable $1 million for Corp. & Other).

(g)	Includes stock-based compensation expense of $5 million, consisting primarily of $4 million for Power Delivery and $1 million for Conectiv Energy.

(6)	GOODWILL

Substantially all of PHI’s goodwill was generated by Pepco’s acquisition of Conectiv in 2002 and is allocated to the Power Delivery reporting unit for purposes of assessing impairment under SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142). PHI’s July 1, 2008 annual impairment test indicated that its goodwill was not impaired. PHI performed an interim impairment test at December 31, 2008, as its market capitalization for a significant period in the fourth quarter of 2008 was lower than its book value. The test at December 31, 2008 indicated that the goodwill balance was not impaired.

To estimate the fair value of its Power Delivery reporting unit for its goodwill impairment test, PHI reviewed the results from two discounted cash flow models. The models differ in the method used to calculate the terminal value of the reporting unit. One estimate of terminal value is based on a constant, annual cash flow growth rate that is consistent with Power Delivery’s plan, and the other estimate of terminal value is based on a multiple of earnings before interest, taxes, depreciation, and amortization that management believes is consistent with relevant market multiples for comparable utilities. Each model uses a cost of capital appropriate for a regulated utility as the discount rate for the estimated cash flows associated with the reporting unit. Neither valuation model evidenced impairment of goodwill. PHI has consistently used this valuation model to estimate the fair value of Power Delivery since the adoption of SFAS No. 142.

The estimation of fair value is dependent on a number of factors, including but not limited to future growth assumptions, operating and capital expenditure requirements, and capital costs, and changes in these factors could materially impact the results of impairment testing. The estimated cash flows were sourced from the Power Delivery reporting unit’s business forecast, and they incorporate current plans for capital expenditures and regulatory ratemaking cases. Assumptions and methodologies used in the models were consistent with historical experience, including assumptions concerning the recovery of operating costs and capital expenditures. The discount rate employed reflected PHI’s estimated cost of capital. Sensitive, interrelated and uncertain variables that could decrease the estimated fair value of the Power Delivery reporting unit include utility sector market performance, sustained poor economic conditions, the results of rate-making proceedings, higher operating and capital expenditure requirements, a significant increase in the cost of capital and other factors.

PHI reconciled its total market capitalization at year-end with the sum of the fair value of its business segments to further substantiate the estimated fair value of the Power Delivery reporting unit. PHI determined its market capitalization as of December 31, 2008 for purposes of the reconciliation, which was 7 percent below book value. PHI estimated the fair value of its other business segments (Conectiv Energy, Pepco Energy Services, Other Non-Regulated, and Corporate & Other). The sum of the estimated fair values of the segments exceeded the market capitalization of PHI at December 31, 2008. Management believes that the excess fair value is reflective of a reasonable control premium that reconciles PHI’s market capitalization to the estimated fair value of its business segments. The control premium calculated was consistent with control premiums paid in historical acquisitions in the utility industry.

With the current volatile general market conditions and the disruptions in the credit and capital markets, PHI will continue to closely monitor for indicators of goodwill impairment.

A roll forward of PHI’s goodwill balance is set forth below (millions of dollars):

Balance, December 31, 2006	$1,409
Add: Adjustment due to resolution of pre-merger tax contingencies and correction of pre-merger deferred tax balances	1

Balance, December 31, 2007	1,410
Less: Changes in estimates related to pre-merger tax contingencies and adjustments to deferred tax balance	1

Balance, December 31, 2008	$1,411

(7)	REGULATORY ASSETS AND REGULATORY LIABILITIES

The components of Pepco Holdings’ regulatory asset balances at December 31, 2008 and 2007 are as follows:

	2008	2007
	(Millions of dollars)
Securitized stranded costs	$674	$735
Pension and OPEB costs	944	334
Deferred energy supply costs	31	31
Deferred income taxes	153	156
Deferred debt extinguishment costs	72	72
Unrecovered purchased power contract costs	9	10
Deferred other postretirement benefit costs	10	13
Phase in credits	10	39
Other	181	126

Total Regulatory Assets	$2,084	$1,516

The components of Pepco Holdings’ regulatory liability balances at December 31, 2008 and 2007 are as follows:

	2008	2007
	(Millions of dollars)
Deferred income taxes due to customers	$57	$60
Deferred energy supply costs	257	248
Federal and New Jersey tax benefits, related to securitized stranded costs	28	31
Asset removal costs	341	332
Excess depreciation reserve	74	90
Settlement proceeds — Mirant bankruptcy claims	102	415
Gain from sale of divested assets	26	67
Other	7	6

Total Regulatory Liabilities	$892	$1,249

A description for each category of regulatory assets and regulatory liabilities follows:

Securitized Stranded Costs: Represents stranded costs associated with contract termination payments associated with a contract between ACE and an unaffiliated non-utility generator (NUG) and the discontinuation of the application of SFAS No. 71 for ACE’s electricity generation business. The recovery of these stranded costs has been securitized through the issuance by Atlantic City Electric Transition Funding LLC (ACE Funding) of transition bonds (Transition Bonds). A customer surcharge is collected by ACE to fund principal and interest payments on the Transition Bonds. The stranded costs are amortized over the life of the Transition Bonds, which mature between 2010 and 2023. A return is received on these deferrals with the exception of taxes.

Pension and OPEB Costs: Represents the funded portion of Pepco Holdings’ defined benefit pension and other postretirement benefit plans that is probable of recovery in rates under SFAS No. 71 by Pepco, DPL and ACE. There is no return on these deferrals.

Deferred Energy Supply Costs: The regulatory asset primarily represents deferred costs associated with a net under-recovery of Default Electricity Supply costs incurred by Pepco and DPL. The regulatory liability primarily represents deferred costs associated with a net over-recovery by ACE connected with the provision of Default Electricity Supply and other restructuring related costs incurred by ACE. A return is generally received on these deferrals other than the Default Electricity Supply deferrals which do not earn a return.

Deferred Income Taxes: Represents a receivable from Power Delivery’s customers for tax benefits applicable to utility operations of Pepco, DPL, and ACE previously flowed through before the companies were ordered to provide deferred income taxes. As the temporary differences between the financial statement and tax basis of assets reverse, the deferred recoverable balances are reversed. There is no return on these deferrals.

Deferred Debt Extinguishment Costs: Represents the costs of debt extinguishment of Pepco, DPL and ACE for which recovery through regulated utility rates is considered probable and, if approved, will be amortized to interest expense during the authorized rate recovery period. A return is received on these deferrals.

Unrecovered Purchased Power Contract Costs: Represents deferred costs related to purchase power contracts entered into by ACE. The amortization period began in July 1994 and will end in May 2014 and earns a return.

Deferred Other Postretirement Benefit Costs: Represents the non-cash portion of other postretirement benefit costs deferred by ACE during 1993 through 1997. This cost is being recovered over a 15-year period that began on January 1, 1998. There is no return on this deferral.

Phase In Credits: Represents phase-in credits for participating Maryland and Delaware residential and small commercial customers to mitigate the immediate impact of significant rate increases due to energy costs in 2006. The deferral period for Delaware was May 1, 2006 to January 1, 2008 with recovery to occur over a 17-month period beginning January 2008. The Delaware deferral will be recovered from participating customers on a straight-line basis. The deferral period for Maryland was June 1, 2006 to June 1, 2007, with the recovery occurring over an 18-month period beginning June 2007 and ending in 2008. There is no return on these deferrals.

Other: Represents miscellaneous regulatory assets that generally are being amortized over 1 to 20 years and generally do not receive a return.

Deferred Income Taxes Due to Customers: Represents the portion of deferred income tax liabilities applicable to utility operations of Pepco, DPL, and ACE that has not been reflected in current customer rates for which future payment to customers is probable. As temporary differences between the financial statement and tax basis of assets reverse, deferred recoverable income taxes are amortized. There is no return on these deferrals.

Federal and New Jersey Tax Benefits, Related to Securitized Stranded Costs: Securitized stranded costs include a portion of stranded costs attributable to the future tax benefit expected to be realized when the higher tax basis of generating plants divested by ACE is deducted for New Jersey state income tax purposes as well as the future benefit to be realized through the reversal of federal excess deferred taxes. To account for the possibility that these tax benefits may be given to ACE’s regulated electricity delivery customers through lower rates in the future, ACE established a regulatory liability. The regulatory liability related to federal excess deferred taxes will remain until such time as the Internal Revenue Service issues its final regulations with respect to normalization of these federal excess deferred taxes. There is no return on these deferrals.

Asset Removal Costs: The depreciation rates for Pepco and DPL include a component for removal costs, as approved by the relevant federal and state regulatory commissions. As such, Pepco and DPL have recorded regulatory liabilities for their estimate of the difference between incurred removal costs and the level of removal costs recovered through depreciation rates.

Excess Depreciation Reserve: The excess depreciation reserve was recorded as part of an ACE New Jersey rate case settlement. This excess reserve is the result of a change in depreciable lives and a change in depreciation technique from remaining life to whole life. The excess is being amortized over an 8.25 year period, which began in June 2005. There is no return on these deferrals.

Gain from Sale of Divested Assets: Represents (i) the balance of the net gain realized by ACE from the sale in 2006 of its interests in the Keystone and Conemaugh generating facilities and (ii) the balance of the net proceeds realized by ACE from the sale in 2007 of the B.L. England generating facility and the monetization of associated emission allowance credits. Both gains are being returned to ACE’s ratepayers as a credit on their bills — the Keystone and Conemaugh gain over a 33-month period that began during the October 2006 billing period and the B.L. England and emission allowances proceeds over a 12-month period that began during the June 2008 billing period. There is no return on these deferrals.

Settlement Proceeds—Mirant Bankruptcy Claims: In 2007, Pepco received $414 million of net proceeds from settlement of a Mirant Corporation (Mirant) claim, plus interest earned, which was designated to pay for future above-market capacity and energy purchases under the Panda PPA. In 2008, Pepco transferred the Panda PPA to Sempra Energy Trading LLC (Sempra) in a transaction in which Pepco made a payment to Sempra and all further Pepco rights, obligations and liabilities under the Panda PPA were terminated. The balance at December 31, 2008 reflects the funds remaining after the Sempra payment. Pepco filed rate applications with the DCPSC and the MPSC in the fourth quarter of 2008 to provide for the disposition of the remaining funds. See Note 16), “Commitments and Contingencies — Proceeds from Settlement of Mirant Bankruptcy Claims” for additional information. Currently there is no return on these deferrals.

Other: Includes miscellaneous regulatory liabilities such as the over-recovery of administrative costs associated with Maryland, Delaware and District of Columbia SOS. These regulatory liabilities generally do not receive a return.

(8)	LEASING ACTIVITIES

Investment in Finance Leases Held in Trust

As of December 31, 2008 and December 31, 2007, Pepco Holdings had cross-border energy lease investments of $1.3 billion and $1.4 billion, respectively, consisting of hydroelectric generation and coal-fired electric generation facilities and natural gas distribution networks located outside of the United States.

As further discussed in Note (2), “Significant Accounting Policies — Changes in Accounting Estimates,” and Note (16), “Commitments and Contingencies—PHI’s Cross-Border Energy Lease Investments,” during the second quarter of 2008, PHI reassessed the sustainability of its tax position and revised its assumptions regarding the estimated timing of tax benefits generated from its cross-border energy lease investments. Based on this reassessment, PHI for the quarter ended June 30, 2008, recorded a reduction in its cross-border energy lease investments of $124 million. No further charges were considered necessary in the third and fourth quarters of 2008.

The components of the cross-border energy lease investments at December 31, 2008 (reflecting the effects of recording this charge) and at December 31, 2007 are summarized below:

	December 31, 2008	December 31, 2007
	(Millions of dollars)
Scheduled lease payments, net of non-recourse debt	$2,281	$2,281
Less: Unearned and deferred income	(946)	(897)

Investment in finance leases held in trust	1,335	1,384
Less: Deferred income taxes	(679)	(773)

Net investment in finance leases held in trust	$656	$611

Income recognized from cross-border energy lease investments was comprised of the following for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
	(Millions of dollars)
Pre-tax earnings from PHI’s cross-border energy lease investments (included in “Other Revenue”)	$75	$76	$88
Non-cash charge to reduce equity value of PHI’s cross-border energy lease investments	(124)	—	—

Pre-tax (loss) earnings from PHI’s cross-border energy lease investments after adjustment	(49)	76	88
Income tax (benefit) expense	(12)	16	26

Net (loss) income from PHI’s cross-border energy lease investments	$(37)	$60	$62

Scheduled lease payments from the cross-border energy lease investments are net of non-recourse debt. Minimum lease payments receivable from the cross-border energy lease investments for each of the years 2009 through 2013 and thereafter are zero for 2009, $16 million for 2010, zero for 2011, 2012 and 2013, and $1,319 million thereafter.

Lease Commitments

Pepco leases its consolidated control center, which is an integrated energy management center used by Pepco to centrally control the operation of its transmission and distribution systems. This lease is accounted for as a capital lease and was initially recorded at the present value of future lease payments, which totaled $152 million. The lease requires semi-annual payments of $8 million over a 25-year period beginning in December 1994 and provides for transfer of ownership of the system to Pepco for $1 at the end of the lease term. Under SFAS No. 71, the amortization of leased assets is modified so that the total interest on the obligation and amortization of the leased asset is equal to the rental expense allowed for rate-making purposes. This lease has been treated as an operating lease for rate-making purposes.

Capital lease assets recorded within Property, Plant and Equipment at December 31, 2008 and 2007, in millions of dollars, are comprised of the following:

	Original Cost	Accumulated Amortization	Net Book Value
At December 31, 2008
Transmission	$76	$24	$52
Distribution	76	23	53
General	3	3	—

Total	$155	$50	$105

At December 31, 2007
Transmission	$76	$21	$55
Distribution	76	20	56
General	3	3	—

Total	$155	$44	$111

The approximate annual commitments under all capital leases are $15 million for each year 2009 through 2013, and $92 million thereafter.

Rental expense for operating leases was $69 million, $50 million, and $53 million for the years ended December 31, 2008, 2007, and 2006, respectively.

Total future minimum operating lease payments for Pepco Holdings as of December 31, 2008, are $56 million in 2009, $75 million in 2010, $44 million in 2011, $28 million in 2012, $19 million in 2013 and $369 million after 2013.

(9)	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is comprised of the following:

	Original Cost	Accumulated Depreciation	Net Book Value
	(Millions of dollars)
At December 31, 2008
Generation	$1,782	$647	$1,135
Distribution	6,874	2,501	4,373
Transmission	2,101	739	1,362
Gas	386	110	276
Construction work in progress	584	—	584
Non-operating and other property	1,199	615	584

Total	$12,926	$4,612	$8,314

At December 31, 2007
Generation	$1,758	$608	$1,150
Distribution	6,494	2,427	4,067
Transmission	1,962	712	1,250
Gas	364	105	259
Construction work in progress	561	—	561
Non-operating and other property	1,168	578	590

Total	$12,307	$4,430	$7,877

The non-operating and other property amounts include balances for general plant, distribution and transmission plant held for future use as well as other property held by non-utility subsidiaries.

Pepco Holdings’ utility subsidiaries use separate depreciation rates for each electric plant account. The rates vary from jurisdiction to jurisdiction.

Asset Sales

In the third quarter of 2006, ACE completed the sale of its interest in the Keystone and Conemaugh generating facilities for approximately $175 million (after giving effect to post-closing adjustments). In the first quarter of 2007, ACE completed the sale of the B.L. England generating facility for a price of $9 million. In February 2008, ACE received an additional $4 million in settlement of an arbitration proceeding concerning the terms of the purchase agreement. See Note (7), “Regulatory Assets and Regulatory Liabilities,” for treatment of gains from these sales.

In January 2008, DPL completed (i) the sale of its retail electric distribution assets on the Eastern Shore of Virginia to A&N Electric Cooperative for a purchase price of approximately $49 million, after closing adjustments, and (ii) the sale of its wholesale electric transmission assets located on the Eastern Shore of Virginia to Old Dominion Electric Cooperative for a purchase price of approximately $5 million, after closing adjustments.

Jointly Owned Plant

PHI’s Consolidated Balance Sheet includes its proportionate share of assets and liabilities related to jointly owned plant. PHI’s subsidiaries have ownership interests in transmission facilities and other facilities in which various parties also have ownership interests. PHI’s proportionate share of operating and maintenance expenses of the jointly owned plant is included in the corresponding expenses in PHI’s Consolidated Statements of Earnings. PHI is responsible for providing its share of financing for the jointly owned facilities. Information with respect to PHI’s share of jointly owned plant as of December 31, 2008 is shown below.

Jointly Owned Plant	Ownership Share	Plant in Service	Accumulated Depreciation
	(Millions of dollars)
Transmission Facilities	Various	$36	$24
Other Facilities	Various	5	2

Total		$41	$26

Asset Retirement Obligations (AROs)

A reconciliation of the balances of PHI’s AROs is shown in the table below for the years ended December 31, 2008 and 2007 (millions of dollars):

	December 31, 2006	Liabilities Recognized	Liabilities Settled	Accretion	December 31, 2007
Total Liability	$65	$—	$(63)	$—	$2

	December 31, 2007	Liabilities Recognized	Liabilities Settled	Accretion	December 31, 2008
Total Liability	$2	$—	$—	$—	$2

During the first quarter of 2006, ACE recorded an asset retirement obligation of $60 million for the B.L. England plant demolition and environmental remediation costs; the obligation was to be amortized over a two-year period. In the first quarter of 2007, ACE completed the sale of the B.L. England generating facilities and the asset retirement obligation and asset retirement costs were reversed.

(10)	PENSIONS AND OTHER POSTRETIREMENT BENEFITS

Pension Benefits and Other Postretirement Benefits

Pepco Holdings sponsors the PHI Retirement Plan, which covers substantially all employees of Pepco, DPL, ACE and certain employees of other Pepco Holdings’ subsidiaries. Pepco Holdings also provides supplemental retirement benefits to certain eligible executive and key employees through nonqualified retirement plans.

Pepco Holdings provides certain postretirement health care and life insurance benefits for eligible retired employees. Most employees hired on January 1, 2005 or later will not have company subsidized retiree medical coverage; however, they will be able to purchase coverage at full cost through PHI.

Pepco Holdings accounts for the PHI Retirement Plan and nonqualified retirement plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” and its postretirement health care and life insurance benefits for eligible employees in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” In addition, on December 31, 2006, Pepco Holdings implemented SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132 (R)” (SFAS No. 158), which requires that companies recognize a net liability or asset to report the funded status of their defined benefit pension and other postretirement benefit plans on the balance sheet, with an offset to accumulated other comprehensive income in shareholders’ equity or a deferral in a regulatory asset or liability if probable of recovery in rates under SFAS No. 71, “Accounting For the Effects of Certain Types of Regulation.” SFAS No.158 does not change how pension and other postretirement benefits expenses are accounted for and reported in the consolidated statements of earnings. PHI’s financial statement disclosures are prepared in accordance with SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” as revised and amended by SFAS No. 158. Refer to Note (2), “Significant Accounting Policies—Pension and Other Postretirement Benefit Plans,” for additional information.

All amounts in the following tables are in millions of dollars.

At December 31,	Pension Benefits		Other Postretirement Benefits
	2008	2007	2008	2007
Change in Benefit Obligation
Benefit obligation at beginning of year	$1,701	$1,715	$620	$611
Service cost	36	36	7	7
Interest cost	108	102	40	37
Amendments	15	4	—	—
Actuarial (gain) loss	3	(7)	24	3
Benefits paid	(110)	(149)	(38)	(38)

Benefit obligation at end of year	$1,753	$1,701	$653	$620

Change in Plan Assets
Fair value of plan assets at beginning of year	$1,631	$1,633	$234	$206
Actual return on plan assets	(403)	139	(56)	12
Company contributions	5	8	52	54
Benefits paid	(110)	(149)	(38)	(38)

Fair value of plan assets at end of year	$1,123	$1,631	$192	$234

Funded Status at end of year (plan assets less plan obligations)	$(630)	$(70)	$(461)	$(386)

The following table provides the amounts recognized in PHI’s Consolidated Balance Sheets as of December 31, 2008, in compliance with SFAS No. 158:

	Pension Benefits		Other Postretirement Benefits
	2008	2007	2008	2007
Regulatory asset	$726	$203	$218	$131
Current liabilities	(4)	(4)	—	—
Pension benefit obligation	(626)	(66)	—	—
Other postretirement benefit obligations	—	—	(461)	(385)
Deferred income tax	6	5	—	—
Accumulated other comprehensive income, net of tax	10	8	—	—

Net amount recognized	$112	$146	$(243)	$(254)

Amounts included in accumulated other comprehensive income (pre-tax) and regulatory assets at December 31, 2008 in compliance with SFAS No. 158 consist of:

	Pension Benefits		Other Postretirement Benefits
	2008	2007	2008	2007
Unrecognized net actuarial loss	$742	$215	$241	$159
Unamortized prior service cost (credit)	—	—	(26)	(31)
Unamortized transition liability	—	—	3	3

	$742	$215	$218	$131

Accumulated other comprehensive income ($10 million, and $8 million net of tax)	16	12	—	—
Regulatory assets	726	203	218	131

	$742	$215	$218	$131

The table below provides the components of net periodic benefit costs recognized for the years ended December 31.

	Pension Benefits			Other Postretirement Benefits
	2008	2007	2006	2008	2007	2006
Service cost	$36	$36	$41	$7	$7	$8
Interest cost	108	102	97	40	37	35
Expected return on plan assets	(130)	(130)	(130)	(16)	(14)	(11)
Amortization of prior service cost	—	1	1	(4)	(4)	(4)
Amortization of net loss	10	9	17	13	11	14
Recognition of Benefit Contract	—	4	—	—	2	—
Curtailment/Settlement (Gain)/Loss	—	3	—	—	—	—

Net periodic benefit cost	$24	$25	$26	$40	$39	$42

The table below provides the split of the combined pension and other postretirement net periodic benefit costs between subsidiaries:

	2008	2007	2006
Pepco	$24	$22	$32
DPL	3	4	1
ACE	12	11	14
Other subsidiaries	25	27	21

Total	$64	$64	$68

The following weighted average assumptions were used to determine the benefit obligations at December 31:

	Pension Benefits		Other Postretirement Benefits
	2008	2007	2008	2007
Discount rate	6.50%	6.25%	6.50%	6.25%
Rate of compensation increase	5.00%	4.50%	5.00%	4.50%
Health care cost trend rate assumed for current year	—	—	8.50%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	—	—	2015	2010

Assumed health care cost trend rates may have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (millions of dollars):

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Increase (decrease) on total service and interest cost	$2	$(2)
Increase (decrease) on postretirement benefit obligation	$36	$(31)

The following weighted average assumptions were used to determine the net periodic benefit cost for the years ended December 31:

	Pension Benefits			Other Postretirement Benefits
	2008	2007	2006	2008	2007	2006
Discount rate	6.25%	6.00%	5.625%	6.25%	6.00%	5.625%
Expected long-term return on plan assets	8.25%	8.25%	8.50%	8.25%	8.25%	8.50%
Rate of compensation increase	5.00%	4.50%	4.50%	5.00%	4.50%	4.50%

The discount rate is developed using a cash flow matched bond portfolio approach to value SFAS No. 87 and SFAS No. 106 liabilities. A hypothetical bond portfolio is created comprised of high quality fixed income securities with cash flows and maturities that mirror the expected benefit payments to be made under the plans.

In selecting an expected rate of return on plan assets, PHI considers actual historical returns, economic forecasts and the judgment of its investment consultants on expected long-term performance for the types of investments held by the plan. The plan assets consist of equity, fixed income investments, real estate and private equity and, when viewed over a long-term horizon, are expected to yield a return on assets of 8.25%.

In 2008, PHI and its actuaries conducted an experience study, a periodic analysis of plan experience against actuarial assumptions. The study reviewed withdrawal, retirement and salary increase assumptions. As a result of the study, assumed retirement rates were changed and the age-related salary scale assumption was increased from an average over an employee’s career of 4.50% to 5.00%.

In addition, for the 2008 Other Postretirement Benefit Plan valuation, the medical trend rate was changed to 8.5% declining .5% per year to 5% in 2015 and later, from the 2007 valuation assumption for 2008 of 7% declining 1% per year to 5% in 2010 and later.

Plan Assets

The PHI Retirement Plan weighted average asset allocations at December 31, 2008, and 2007, by asset category are as follows:

	Plan Assets at December 31,		Target Plan Asset Allocation	Minimum/ Maximum
	2008	2007
Asset Category
Equity securities	50%	60%	60%	55% – 65%
Debt securities	41%	33%	30%	30% – 50%
Other	9%	7%	10%	0% – 10%

Total	100%	100%	100%

Pepco Holdings’ other postretirement plan weighted average asset allocations at December 31, 2008, and 2007, by asset category are as follows:

	Plan Assets at December 31,		Target Plan Asset Allocation	Minimum/ Maximum
	2008	2007
Asset Category
Equity securities	56%	62%	60%	55% – 65%
Debt securities	37%	34%	35%	20% – 50%
Cash	7%	4%	5%	0% – 10%

Total	100%	100%	100%

In developing an asset allocation policy for the PHI Retirement Plan and other postretirement plan, PHI examined projections of asset returns and volatility over a long-term horizon. In connection with this analysis, PHI examined the risk/return tradeoffs of alternative asset classes and asset mixes given long-term historical relationships, as well as prospective capital market returns. PHI also conducted an asset/liability study to match projected asset growth with projected liability growth to determine whether there is sufficient liquidity for projected benefit payments. By incorporating the results of these analyses with an assessment of its risk posture, and taking into account industry practices, PHI developed its asset mix guidelines. Under these guidelines, PHI diversifies assets in order to protect against large investment losses and to reduce the probability of excessive performance volatility while maximizing return at an acceptable risk level. Diversification of assets is implemented by allocating monies to various asset classes and investment styles within asset classes, and by retaining investment management firm(s) with complementary investment philosophies, styles and approaches. Based on the assessment of demographics, actuarial/funding, and business and financial characteristics, PHI believes that its risk posture is slightly below average relative to other pension plans. Consequently, Pepco Holdings believes that a slightly below average equity exposure (i.e., a target equity asset allocation of 60%) is appropriate for the PHI Retirement Plan and the other postretirement plan.

On a periodic basis, Pepco Holdings reviews its asset mix and rebalances assets back to the target allocation over a reasonable period of time. During 2008, the volatility in the stock market made it challenging to maintain the target asset allocation. PHI expects to return to its target asset allocation during 2009 through a combination of contributions to the plan and payment of monthly benefits.

No Pepco Holdings common stock is included in pension or postretirement program assets.

Cash Flows

Contributions—PHI Retirement Plan

PHI’s funding policy with regard to the PHI Retirement Plan is to maintain a funding level in excess of 100% of its accumulated benefit obligation (ABO) and that is at least equal to the funding target as defined under the Pension Protection Act of 2006. As of the January 1, 2008 valuation, the PHI Retirement Plan satisfied the minimum funding requirements of the Employee Retirement Income Security Act of 1974 (ERISA) without requiring any additional funding. In 2008 and 2007, no contributions were made to the PHI Retirement Plan.

At December 31, 2008, PHI’s Plan assets were approximately $1.1 billion and the ABO was approximately $1.6 billion. At December 31, 2007, PHI’s Plan assets were approximately $1.6 billion and the ABO was approximately $1.6 billion. Although PHI projects there will be no minimum funding requirement under the Pension Protection Act guidelines in 2009, PHI expects to make discretionary tax-deductible contribution of approximately $300 million to bring its plan assets to at least the funding target level for 2009 under the Pension Protection Act.

Contributions—Other Postretirement Benefits

In 2008 and 2007, Pepco contributed $9 million and $10 million, respectively, DPL contributed $9 million and $8 million, respectively, and ACE contributed $7 million and $7 million, respectively, to the other postretirement benefit plan. In 2008 and 2007, contributions of $14 million and $13 million, respectively, were made by other PHI subsidiaries. Assuming no changes to the other postretirement benefit pension plan assumptions, PHI expects similar amounts to be contributed in 2009.

Expected Benefit Payments

Estimated future benefit payments to participants in PHI’s pension and postretirement welfare benefit plans, which reflect expected future service as appropriate, as of December 31, 2008 are as follows (millions of dollars):

Years	Pension Benefits	Other Postretirement Benefits
2009	$114	$41
2010	115	44
2011	119	47
2012	123	48
2013	121	50
2014 through 2018	632	262

Medicare Prescription Drug Improvement and Modernization Act of 2003

On December 8, 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Medicare Act) became effective. The Medicare Act introduced a prescription drug benefit under Medicare (Medicare Part D), as well as a federal subsidy to sponsors of retiree health care benefits plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Pepco Holdings sponsors postretirement health care plans that provide prescription drug benefits that PHI plan actuaries have determined are actuarially equivalent to Medicare Part D. At December 31, 2008, the estimated reduction in accumulated postretirement benefit obligation is $30 million. In 2008 and 2007, Pepco Holdings received $2 million in Federal Medicare prescription drug subsidies.

Pepco Holdings Retirement Savings Plan

Pepco Holdings has a defined contribution retirement savings plan. Participation in the plan is voluntary. All participants are 100% vested and have a nonforfeitable interest in their own contributions and in the Pepco

Holdings company matching contributions, including any earnings or losses thereon. Pepco Holdings’ matching contributions were $12 million, $11 million, and $11 million for the years ended December 31, 2008, 2007, and 2006, respectively.

(11)	DEBT

LONG-TERM DEBT

The components of long-term debt are shown below.

	Maturity	At December 31,
Interest Rate		2008	2007
		(Millions of dollars)
First Mortgage Bonds
Pepco:
6.50%	2008	$—	$78
5.875%	2008	—	50
5.75% (a)	2010	16	16
4.95% (a)(b)	2013	200	200
4.65% (a)(b)	2014	175	175
Variable (a)(b)(e)	2022	—	110
5.375% (a)	2024	38	38
5.75% (a)(b)	2034	100	100
5.40% (a)(b)	2035	175	175
6.50% (a)(b)	2037	500	250
7.90%	2038	250	—

ACE:
6.71% – 6.81%	2008	—	50
7.25% – 7.63%	2010 – 2014	8	8
6.63%	2013	69	69
7.68%	2015 – 2016	17	17
7.75%	2018	250	—
6.80% (a)	2021	39	39
5.60% (a)	2025	4	4
Variable (a)(b)(e)	2029	—	55
5.80% (a)(b)	2034	120	120
5.80% (a)(b)	2036	105	105
DPL:
6.40%	2013	250	—
Amortizing First Mortgage Bonds
DPL:
6.95%	2008	—	4

Total First Mortgage Bonds		$2,316	$1,663

Unsecured Tax-Exempt Bonds
DPL:
5.20%	2019	$31	$31
3.15% (e) (f)	2023	—	18
5.50% (c)	2025	15	15
4.90% (d)	2026	35	35
5.65% (c)	2028	16	16
Variable (e)	2030 – 2038	—	94

Total Unsecured Tax-Exempt Bonds		$97	$209

(a)	Represents a series of First Mortgage Bonds issued by the indicated company as collateral for an outstanding series of senior notes issued by the company or tax-exempt bonds issued for the benefit of the company. The maturity date, optional and mandatory prepayment provisions, if any, interest rate, and interest payment dates on each series of senior notes or the obligations in respect of the tax-exempt bonds are identical to the terms of the corresponding series of collateral First Mortgage Bonds. Payments of principal and interest on a series of senior notes or the company’s obligations in respect of the tax-exempt bonds satisfy the corresponding payment obligations on the related series of collateral First Mortgage Bonds. Because each series of senior notes and tax-exempt bonds and the corresponding series of collateral First Mortgage Bonds securing that series of senior notes or tax-exempt bonds effectively represents a single financial obligation, the senior notes and the tax-exempt bonds are not separately shown on the table.

(b)	Represents a series of First Mortgage Bonds issued by the indicated company as collateral for an outstanding series of senior notes as described in footnote (a) above that will, at such time as there are no First Mortgage Bonds of the issuing company outstanding (other than collateral First Mortgage Bonds securing payment of senior notes), cease to secure the corresponding series of senior notes and will be cancelled.

(c)	The bonds are subject to mandatory tender on July 1, 2010.

(d)	The bonds are subject to mandatory tender on May 1, 2011.

(e)	Represents tax exempt bonds issued by municipal authorities for the benefit of the company that were purchased at par by the company in 2008. The obligations of the company with respect to the bonds are considered to be extinguished for accounting purposes. The company currently intends to hold the bonds until such time as they can be resold to the public.

(f)	The bonds were subject to mandatory tender on August 1, 2008.

NOTE: Schedule is continued on next page.

	Maturity	At December 31,
Interest Rate		2008	2007
		(Millions of dollars)
Medium-Term Notes (unsecured)
Pepco:
6.25%	2009	$50	$50
DPL:
7.56% – 7.58%	2017	14	14
6.81%	2018	4	4
7.61%	2019	12	12
7.72%	2027	10	10

Total Medium-Term Notes (unsecured)		$90	$90

Recourse Debt
PCI:
6.59% – 6.69%	2014	$11	$11
7.40% (a)	2008	—	92

Total Recourse Debt		$11	$103

Notes (secured)
Pepco Energy Services:
7.85%	2017	$10	$10

Notes (unsecured)
PHI:
Variable	2010	$250	$250
4.00%	2010	200	200
6.45%	2012	750	750
5.90%	2016	200	200
6.125%	2017	250	250
6.00%	2019	200	200
7.45%	2032	250	250
DPL:
5.00%	2014	100	100
5.00%	2015	100	100
5.22%	2016	100	100

Total Notes (unsecured)		$2,400	$2,400

Total Long-Term Debt		$4,924	$4,475
Net unamortized discount		(15)	(7)
Current maturities of long-term debt		(50)	(293)

Total Net Long-Term Debt		$4,859	$4,175

Transition Bonds Issued by ACE Funding
2.89%	2010	$—	$13
2.89%	2011	5	15
4.21%	2013	57	66
4.46%	2016	52	52
4.91%	2017	118	118
5.05%	2020	54	54
5.55%	2023	147	147

Total		$433	$465
Net unamortized discount		—	—
Current maturities of long-term debt		(32)	(31)

Total Transition Bonds issued by ACE Funding		$401	$434

(a)	Debt issued at a fixed rate of 8.24%. The debt was swapped into variable rate debt at the time of issuance.

NOTE: Schedule is continued on next page.

The outstanding First Mortgage Bonds issued by each of Pepco, DPL and ACE are subject to a lien on substantially all of the issuing company’s property, plant and equipment.

ACE Funding was established in 2001 solely for the purpose of securitizing authorized portions of ACE’s recoverable stranded costs through the issuance and sale of Transition Bonds. The proceeds of the sale of each series of Transition Bonds have been transferred to ACE in exchange for the transfer by ACE to ACE Funding of the right to collect a non-bypassable transition bond charge from ACE customers pursuant to bondable stranded costs rate orders issued by the NJBPU in an amount sufficient to fund the principal and interest payments on the Transition Bonds and related taxes, expenses and fees (Bondable Transition Property). The assets of ACE Funding, including the Bondable Transition Property, and the Transition Bond charges collected from ACE’s customers, are not available to creditors of ACE. The holders of Transition Bonds have recourse only to the assets of ACE Funding.

The aggregate amounts of maturities for long-term debt and Transition Bonds outstanding at December 31, 2008, are $82 million in 2009, $532 million in 2010, $70 million in 2011, $787 million in 2012, $558 million in 2013, and $3,328 million thereafter.

PHI’s long-term debt is subject to certain covenants. PHI and its subsidiaries are in compliance with all requirements.

LONG-TERM PROJECT FUNDING

As of December 31, 2008 and 2007, Pepco Energy Services had outstanding total long-term project funding (including current maturities) of $21 million and $29 million, respectively, related to energy savings contracts performed by Pepco Energy Services. The aggregate amounts of maturities for the project funding debt outstanding at December 31, 2008, are $2 million for each year 2009 through 2013, and $11 million thereafter.

SHORT-TERM DEBT

Pepco Holdings and its regulated utility subsidiaries have traditionally used a number of sources to fulfill short-term funding needs, such as commercial paper, short-term notes, and bank lines of credit. Proceeds from short-term borrowings are used primarily to meet working capital needs, but may also be used to temporarily fund long-term capital requirements. A detail of the components of Pepco Holdings’ short-term debt at December 31, 2008 and 2007 is as follows.

	2008	2007
	(Millions of dollars)
Commercial paper	$—	$137
Variable rate demand bonds	118	152
Bonds held under Standby Bond Purchase Agreement	22	—
Bank Loans	175	—
Credit Facility Loans	150	—

Total	$465	$289

Commercial Paper

Pepco Holdings maintains an ongoing commercial paper program of up to $875 million. Pepco, DPL, and ACE have ongoing commercial paper programs of up to $500 million, $500 million, and $250 million, respectively. The commercial paper programs of PHI, Pepco, DPL and ACE are backed by $1.9 billion in credit facilities, which are described under the heading “Credit Facilities” below.

Pepco Holdings, Pepco, DPL and ACE had no commercial paper outstanding at December 31, 2008. The weighted average interest rate for Pepco Holdings, Pepco, DPL and ACE commercial paper issued during 2008 was 3.18%, 3.45%, 3.88% and 3.12% respectively. The weighted average maturity for Pepco Holdings, Pepco, DPL and ACE was three, two, five and four days respectively for all commercial paper issued during 2008.

Variable Rate Demand Bonds

Variable Rate Demand Bonds (VRDB) are subject to repayment on the demand of the holders and for this reason are accounted for as short-term debt in accordance with GAAP. However, bonds submitted for purchase are remarketed by a remarketing agent on a best efforts basis. PHI expects that the bonds submitted for purchase will continue to be remarketed successfully due to the credit worthiness of the issuing company and because the remarketing resets the interest rate to the then-current market rate. The issuing company also may utilize one of the fixed rate/fixed term conversion options of the bonds to establish a maturity which corresponds to the date of final maturity of the bonds. On this basis, PHI views VRDBs as a source of long-term financing. The VRDBs outstanding at December 31, 2008 mature as follows: 2009 to 2010 ($3 million), 2014 to 2017 ($49 million), 2024 ($24 million) and 2028 to 2031 ($64 million). The weighted average interest rate for VRDB was 3.10% during 2008 and 3.79% during 2007. Of the $118 million in VRDB, $72 million are secured by First Mortgage Bonds issued by DPL, the issuer of the VRDB.

Bank Loans

In March 2008, DPL obtained a $150 million unsecured term loan that matures in July 2009. Interest on the loan is calculated at a variable rate.

In May 2008, Pepco obtained a $25 million bank loan that matures on April 30, 2009. Interest on the loan is calculated at a variable rate.

Credit Facilities

PHI, Pepco, DPL and ACE maintain a credit facility to provide for their respective short-term liquidity needs. The aggregate borrowing limit under this primary credit facility is $1.5 billion, all or any portion of which may be used to obtain loans or to issue letters of credit. PHI’s credit limit under the facility is $875 million. The credit limit of each of Pepco, DPL and ACE is the lesser of $500 million and the maximum amount of debt the company is permitted to have outstanding by its regulatory authorities, except that the aggregate amount of credit used by Pepco, DPL and ACE at any given time collectively may not exceed $625 million. The interest rate payable by each company on utilized funds is, at the borrowing company’s election, (i) the greater of the prevailing prime rate and the federal funds effective rate plus 0.5% or (ii) the prevailing Eurodollar rate, plus a margin that varies according to the credit rating of the borrower. The facility also includes a “swingline loan sub-facility,” pursuant to which each company may make same day borrowings in an aggregate amount not to exceed $150 million. Any swingline loan must be repaid by the borrower within seven days of receipt thereof. All indebtedness incurred under the facility is unsecured.

The facility commitment expiration date is May 5, 2012, with each company having the right to elect to have 100% of the principal balance of the loans outstanding on the expiration date continued as non-revolving term loans for a period of one year from such expiration date.

The facility is intended to serve primarily as a source of liquidity to support the commercial paper programs of the respective companies. The companies also are permitted to use the facility to borrow funds for general corporate purposes and issue letters of credit. In order for a borrower to use the facility, certain representations and warranties must be true, and the borrower must be in compliance with specified covenants, including (i) the requirement that each borrowing company maintain a ratio of total indebtedness to total capitalization of 65% or less, computed in accordance with the terms of the credit agreement, which calculation excludes from the definition of total indebtedness certain trust preferred securities and deferrable interest subordinated debt (not to exceed 15% of total capitalization), (ii) a restriction on sales or other dispositions of assets, other than certain sales and dispositions, and (iii) a restriction on the incurrence of liens on the assets of a borrower or any of its significant subsidiaries other than permitted liens. The absence of a material adverse change in the borrower’s business, property, and results of operations or financial condition is not a condition to the availability of credit under the facility. The facility does not include any rating triggers.

In November 2008, PHI entered into a second credit facility in the amount of $400 million with a syndicate of nine lenders. Under the facility, PHI may obtain revolving loans and swingline loans over the term of the facility, which expires on November 6, 2009. The facility does not provide for the issuance of letters of credit. All indebtedness incurred under the facility is unsecured. The interest rate payable on funds borrowed under the facility is, at PHI’s election, based on either (a) the prevailing Eurodollar rate or (b) the highest of (i) the prevailing prime rate, (ii) the federal funds effective rate plus 0.5% or (iii) the one-month Eurodollar rate plus 1.0%, plus a margin that varies according to the credit rating of PHI. Under the swingline loan sub-facility, PHI may obtain loans for up to seven days in an aggregate principal amount which does not exceed 10% of the aggregate borrowing limit under the facility. In order to obtain loans under the facility, PHI must be in compliance with the same covenants and conditions that it is required to satisfy for utilization of the primary credit facility. The absence of a material adverse change in PHI’s business, property, and results of operations or financial condition is not a condition to the availability of credit under the facility. The facility does not include any ratings triggers.

Typically, PHI and its utility subsidiaries issue commercial paper if required to meet their short-term working capital requirements. Given the recent lack of liquidity in the commercial paper markets, the companies have borrowed under the primary credit facility to maintain sufficient cash on hand to meet daily short-term operating needs. As of December 31, 2008, PHI had an outstanding loan of $50 million and Pepco had an outstanding loan of $100 million under this facility. In January 2009, PHI borrowed an additional $150 million under the facility.

(12)	INCOME TAXES

PHI and the majority of its subsidiaries file a consolidated federal income tax return. Federal income taxes are allocated among PHI and the subsidiaries included in its consolidated group pursuant to a written tax sharing agreement that was approved by the SEC in connection with the establishment of PHI as a holding company as part of Pepco’s acquisition of Conectiv on August 1, 2002. Under this tax sharing agreement, PHI’s consolidated federal income tax liability is allocated based upon PHI’s and its subsidiaries’ separate taxable income or loss.

The provision for consolidated income taxes, reconciliation of consolidated income tax expense, and components of consolidated deferred tax liabilities (assets) are shown below.

Provision for Consolidated Income Taxes

	For the Year Ended December 31,
	2008	2007	2006
	(Millions of dollars)
Current Tax (Benefit) Expense
Federal	$(103)	$103	$(78)
State and local	(54)	5	—

Total Current Tax (Benefit) Expense	(157)	108	(78)

Deferred Tax Expense (Benefit)
Federal	234	82	203
State and local	95	1	41
Investment tax credits	(4)	(3)	(5)

Total Deferred Tax Expense	325	80	239

Total Consolidated Income Tax Expense	$168	$188	$161

Reconciliation of Consolidated Income Tax Rate

	For the Year Ended December 31,
	2008	2007	2006
Federal statutory rate	35.0%	35.0%	35.0%
Increases (decreases) resulting from
Depreciation	1.3	1.8	2.0
State income taxes, net of federal effect	7.3	4.3	6.2
Tax credits	(.9)	(.5)	(1.1)
Maryland State tax refund and related interest, net of federal effect	(.6)	(3.7)	—
Leveraged leases	(.1)	(1.4)	(2.3)
Change in estimates and interest related to uncertain and effectively settled tax positions	(3.4)	.9	—
Deferred tax adjustments	(1.3)	.8	—
Other, net	(1.4)	(1.2)	(.5)

Consolidated Effective Income Tax Rate	35.9%	36.0%	39.3%

During 2008, Pepco Holdings completed an analysis of its current and deferred income tax accounts and, as a result, recorded an $8 million net credit to income tax expense in 2008, which is primarily included in “Deferred tax adjustments” in the reconciliation provided above. In conjunction with the analysis, Pepco Holdings also identified a $1 million adjustment of its current and deferred income tax accounts that related to pre-acquisition tax contingencies associated with the Conectiv acquisition in 2002, which was recorded as an increase in goodwill. Also identified as part of the analysis were new uncertain tax positions under FIN 48 (primarily representing overpayments of income taxes in previously filed tax returns) that resulted in the recording of after-tax net interest income of $4 million, which is included as a reduction of income tax expense.

In addition, during 2008 Pepco Holdings recorded after-tax net interest income of $18 million under FIN 48 primarily related to the reversal of previously accrued interest payable resulting from tentative and final settlements, respectively, on the Mixed Service Cost and like-kind exchange issues with the IRS and a claim made with the IRS related to the tax reporting for fuel over- and under-recoveries. This amount was offset by $7 million in after-tax interest expense related to the change in assumptions regarding the estimated timing of the tax benefits on cross-border energy lease investments.

FIN 48, “Accounting for Uncertainty in Income Taxes”

As disclosed in Note (2), “Significant Accounting Policies,” PHI adopted FIN 48 effective January 1, 2007. Upon adoption, PHI recorded the cumulative effect of the change in accounting principle of $7 million as a decrease in retained earnings. Also upon adoption, PHI had $187 million of unrecognized tax benefits and $24 million of related accrued interest.

Reconciliation of Beginning and Ending Balances of Unrecognized Tax Benefits

	2008	2007
Beginning balance as of January 1,	$275	$187
Tax positions related to current year:
Additions	2	37
Reductions	—	(1)
Tax positions related to prior years:
Additions	196	112
Reductions	(209)	(13)
Settlements	(9)	(47)

Ending balance as of December 31,	$255	$275

Unrecognized Benefits That If Recognized Would Affect the Effective Tax Rate

Unrecognized tax benefits represent those tax benefits related to tax positions that have been taken or are expected to be taken in tax returns that are not recognized in the financial statements because, in accordance with FIN 48, management has either measured the tax benefit at an amount less than the benefit claimed or expected to be claimed, or has concluded that it is not more likely than not that the tax position will be ultimately sustained.

For the majority of these tax positions, the ultimate deductibility is highly certain, but there is uncertainty about the timing of such deductibility. Unrecognized tax benefits at December 31, 2008, included $18 million that, if recognized, would lower the effective tax rate.

Interest and Penalties

PHI recognizes interest and penalties relating to its uncertain tax positions as an element of income tax expense. For the years ended December 31, 2008 and 2007, PHI recognized $25 million of interest income before tax ($15 million after-tax) and $4 million of interest expense before tax ($2 million after-tax), respectively, as a component of income tax expense. As of December 31, 2008 and 2007, PHI had $16 million and $31 million, respectively, of accrued interest payable related to effectively settled and uncertain tax positions.

Possible Changes to Unrecognized Tax Benefits

It is reasonably possible that the amount of the unrecognized tax benefit with respect to some of PHI’s uncertain tax positions will significantly increase or decrease within the next 12 months. The possible settlement of the cross-border energy lease investments issue, the final resolution of the Mixed Service Cost issue, or other federal or state audits could impact the balances significantly. At this time, other than the Mixed Service Cost issue, an estimate of the range of reasonably possible outcomes cannot be determined. The unrecognized benefit related to the Mixed Service Cost issue could decrease by $55 million within the next 12 months upon the final resolution of the tentative settlement with the IRS and the obligation becomes certain. See Note (16), “Commitments and Contingencies,” for additional information.

Tax Years Open to Examination

PHI and the majority of its subsidiaries file a consolidated federal income tax return. PHI’s federal income tax liabilities for Pepco legacy companies for all years through 2000, and for Conectiv legacy companies for all years through 1999, have been determined by the IRS, subject to adjustment to the extent of any net operating loss or other loss or credit carrybacks from subsequent years. The open tax years for the significant states where PHI files state income tax returns (District of Columbia, Maryland, Delaware, New Jersey, Pennsylvania and Virginia) are the same as noted above.

Components of Consolidated Deferred Tax Liabilities (Assets)

	At December 31,
	2008	2007
	(Millions of dollars)
Deferred Tax Liabilities (Assets)
Depreciation and other basis differences related to plant and equipment	$1,545	$1,408
Goodwill and fair value adjustments	(104)	(108)
Deferred electric service and electric restructuring liabilities	189	195
Finance and operating leases	677	734
State net operating loss	(43)	(46)
Valuation allowance on state net operating loss	35	36
Pension and other postretirement benefits	141	36
Deferred taxes on amounts to be collected through future rates	42	33
Other	(243)	(207)

Total Deferred Tax Liabilities, Net	2,239	2,081
Deferred tax assets included in Other Current Assets	31	25
Deferred tax liabilities included in Other Current Liabilities	(1)	(1)

Total Consolidated Deferred Tax Liabilities, Net Non-Current	$2,269	$2,105

The net deferred tax liability represents the tax effect, at presently enacted tax rates, of temporary differences between the financial statement and tax basis of assets and liabilities. The portion of the net deferred tax liability applicable to PHI’s operations, which has not been reflected in current service rates, represents income taxes recoverable through future rates, net and is recorded as a regulatory asset on the balance sheet.

The Tax Reform Act of 1986 repealed the Investment Tax Credit (ITC) for property placed in service after December 31, 1985, except for certain transition property. ITC previously earned on Pepco’s, DPL’s and ACE’s property continues to be normalized over the remaining service lives of the related assets.

Resolution of Certain Internal Revenue Service Audit Matters

In 2006, PHI resolved certain, but not all, tax matters that were raised in Internal Revenue Service audits related to the 2001 and 2002 tax years. Adjustments recorded related to these resolved tax matters resulted in a $6 million increase in net income ($3 million for Power Delivery and $5 million for Other Non-Regulated, partially offset by an unfavorable $2 million impact in Corp. & Other). To the extent that the matters resolved related to tax contingencies from the Conectiv legacy companies that existed at the August 2002 merger date, in accordance with accounting rules, an additional adjustment of $9 million ($3 million related to Power Delivery and $6 million related to Other Non-Regulated) was recorded in Corp. & Other to eliminate the tax benefits recorded by Power Delivery and Other Non-Regulated against the goodwill balance that resulted from the merger. Also during 2006, the total favorable impact of $3 million was recorded that resulted from changes in estimates related to prior year tax liabilities subject to audit ($4 million for Power Delivery, partially offset by an unfavorable $1 million for Corp. & Other).

Taxes Other Than Income Taxes

Taxes other than income taxes for each year are shown below. The total amounts below include $347 million, $348 million, and $333 million, for the years ended December 31, 2008, 2007, and 2006, respectively, related to the Power Delivery Business, which are recoverable through rates.

	2008	2007	2006
	(Millions of dollars)
Gross Receipts/Delivery	$146	$146	$149
Property	67	64	63
County Fuel and Energy	90	88	84
Environmental, Use and Other	56	59	47

Total	$359	$357	$343

(13)	MINORITY INTEREST

The outstanding preferred stock issued by subsidiaries of PHI as of December 31, 2008 and 2007 consisted of the following series of serial preferred stock issued by ACE. The shares of each of the series are redeemable solely at the option of the issuer.

	Redemption Price	Shares Outstanding		December 31,
		2008	2007	2008	2007
				(Millions of dollars)
4.0% Series of 1944, $100 per share par value	$105.50	24,268	24,268	$2	$2
4.35% Series of 1949, $100 per share par value	$101.00	2,942	2,942	—	—
4.35% Series of 1953, $100 per share par value	$101.00	1,680	1,680	—	—
4.10% Series of 1954, $100 per share par value	$101.00	20,504	20,504	2	2
4.75% Series of 1958, $100 per share par value	$101.00	8,631	8,631	1	1
5.0% Series of 1960, $100 per share par value	$100.00	4,120	4,120	1	1

Total Preferred Stock of Subsidiaries		62,145	62,145	$6	$6

(14)	STOCK-BASED COMPENSATION, DIVIDEND RESTRICTIONS, AND CALCULATIONS OF EARNINGS PER SHARE OF COMMON STOCK

Stock-Based Compensation

PHI maintains a Long-Term Incentive Plan (LTIP), the objective of which is to increase shareholder value by providing a long-term incentive to reward officers, key employees, and directors of Pepco Holdings and its subsidiaries and to increase the ownership of Pepco Holdings’ common stock by such individuals. Any officer or key employee of Pepco Holdings or its subsidiaries may be designated by the PHI board of directors as a participant in the LTIP. Under the LTIP, awards to officers and key employees may be in the form of restricted stock, stock options, performance units, stock appreciation rights, and dividend equivalents. At the time of the adoption of the LTIP, 10 million shares of common stock were reserved for issuance under the LTIP over a period of 10 years commencing August 1, 2002.

Total stock-based compensation expense recorded in the Consolidated Statements of Earnings for the years ended December 31, 2008, 2007, and 2006 is $16 million, $4 million, and $6 million, respectively. During 2008, PHI recorded a correction to its prior-year stock based compensation expense. See discussion of the correction in Note (2), “Significant Accounting Policies—Reclassification.” For the years ended December 31, 2008, 2007, and 2006, $1 million in tax expense and $2 million and zero, respectively, in tax benefits were recognized in relation to stock-based compensation costs of stock awards. No compensation costs related to restricted stock grants were capitalized for the years ended December 31, 2008, 2007 and 2006.

PHI recognizes compensation expense related to performance restricted stock awards and time-restricted share awards based on the fair value of the awards at date of grant. PHI estimated the fair value of market condition awards for its 2005-2007 performance restricted stock awards using a Monte Carlo simulation model, in a risk-neutral framework, based on the following assumptions:

Performance Period 2005–2007
Risk-free interest rate (%)	3.37
Peer volatilities (%)	15.5 – 60.1
Peer correlations	0.15 – 0.72
Fair value of restricted share	$26.92

Prior to the acquisition of Conectiv by Pepco in 2002, each company had a long-term incentive plan under which stock options were granted. At the time of the acquisition, certain Conectiv options were exchanged on a 1 for 1.28205 basis for Pepco Holdings stock options under the LTIP, resulting in the conversion of 590,198 Conectiv stock options into 756,660 Pepco Holdings stock options. At December 31, 2008, 116,404 of these options remained outstanding, all of which are exercisable at exercise prices of either $13.08 or $19.03.

At the same time, all outstanding Pepco options were exchanged on a one-for-one basis for Pepco Holdings stock options granted under the LTIP. At December 31, 2008, 258,500 of these options remained outstanding, all of which are exercisable. The exercise prices of these options are $21.825, $22.4375, $22.57, $22.685, $23.15625, $24.59 and $29.78125.

Stock option activity for the three years ended December 31, 2008, 2007 and 2006 is summarized below. The information presented in the table is for Pepco Holdings, including converted Pepco and Conectiv options.

	2008		2007		2006
	Number of Options	Weighted Average Price	Number of Options	Weighted Average Price	Number of Options	Weighted Average Price
Beginning-of-year balance	532,635	$22.3443	1,130,724	$22.5099	1,864,250	$22.1944
Options exercised	130,231	$22.3512	591,089	$22.6139	733,526	$21.7081
Options lapsed	27,500	$23.3968	7,000	$26.3259	—	$—

End-of-year balance	374,904	$22.2647	532,635	$22.3443	1,130,724	$22.5099

Exercisable at end of year	374,904	$22.2647	532,635	$22.3443	1,130,724	$22.5099

All stock options have an expiration date of ten years from the date of grant.

The aggregate intrinsic value of stock options outstanding and exercisable at December 31, 2008, 2007, and 2006 was zero, $4 million, and $4 million, respectively.

The total intrinsic value of stock options exercised during the years ended December 31, 2008, 2007, and 2006 was less than $1 million, $3 million, and $2 million, respectively. For the years ended December 31, 2008, 2007, and 2006, less than $1 million, $1 million, and $1 million, respectively, in tax benefits were recognized in relation to stock-based compensation costs of stock options.

As of December 31, 2008, an analysis of options outstanding by exercise prices is as follows:

Range of Exercise Prices	Number Outstanding and Exercisable at December 31, 2008	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)
$13.08 to $19.03	116,404	$18.4402	3.45
$21.83 to $29.78	258,500	$23.9869	2.03
$13.08 to $29.78	374,904	$22.2647	2.47

There were no options granted in 2008, 2007, or 2006.

The Performance Restricted Stock Program and the Merger Integration Success Program have been established under the LTIP. Under the Performance Restricted Stock Program, performance criteria are selected and measured over a three-year period. The target number of share award opportunities established in 2008, 2007 and 2006 under Pepco Holdings’ Performance Restricted Stock Program for performance periods 2008-2010, 2007-2009, and 2006-2008 were 187,175, 200,885, and 218,108, respectively. Additionally, beginning in 2006, time-restricted share award opportunities with a requisite service period of three years were established under the LTIP. The target number of share award opportunities for these awards was 93,584 for the 2008-2010 time period, 100,430 for the 2007-2009 time period and 109,057 for the 2006-2008 time period. The fair value per share on award date for the performance restricted stock was $25.36 for the 2008-2010 award, $25.54 for the 2007-2009 award, and $23.28 for the 2006-2008 award. Depending on the extent to which the performance criteria are satisfied, the executives are eligible to earn shares of common stock and dividends accrued thereon over the vesting period, under the Performance Restricted Stock Program ranging from 0% to 200% of the target share award opportunities, inclusive of dividends accrued. There were 454,632 awards earned with respect to the 2005-2007 share award opportunity.

Under the LTIP, non-employee directors are entitled to a grant on May 1 of each year of a nonqualified stock option for 1,000 shares of common stock. However, the Board of Directors has determined that these grants will not be made.

In connection with the acquisition of Conectiv by Pepco, 80,602 shares of Conectiv performance accelerated restricted stock (PARS) were converted to 104,298 shares of Pepco Holdings restricted stock vesting over periods ranging from 5 to 7 years from the original grant date. As of December 31, 2008, 87,507 converted shares had vested, 10,122 were forfeited and 6,669 shares remain unvested. On January 2, 2009, all remaining shares vested at an average market price of $17.635 per share.

In September 2007, retention awards in the form of 9,015 shares of restricted stock were granted to certain PHI executives, with vesting periods of two or three years. The 2008 activity for non-vested share opportunities with respect to PHI common stock (including Conectiv PARS converted to Pepco Holdings restricted stock) is summarized below.

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested share opportunities at January 1, 2008	760,982	$25.185
Granted	280,759	25.360
Additional performance shares granted	247,860	26.948
Vested	(455,219)	26.910
Forfeited	(55,452)	24.282

Non-vested share opportunities at December 31, 2008	778,930	24.539

The total fair value of restricted stock awards vested during the years ended December 31, 2008, 2007, and 2006 was $12 million, $10 million, and $2 million, respectively.

As of December 31, 2008, there was approximately $8 million of unrecognized compensation cost (net of estimated forfeitures) related to non-vested stock granted under the plans. That cost is expected to be recognized over a weighted-average period of approximately two years.

Dividend Restrictions

PHI, on a stand-alone basis, generates no operating income of its own. Accordingly, its ability to pay dividends to its shareholders depends on dividends received from its subsidiaries. In addition to their future financial performance, the ability of PHI’s direct and indirect subsidiaries to pay dividends is subject to limits imposed by: (i) state corporate and regulatory laws, which impose limitations on the funds that can be used to pay dividends and, in the case of regulatory laws, as applicable, may require the prior approval of the relevant utility regulatory commissions before dividends can be paid; (ii) the prior rights of holders of existing and future preferred stock, mortgage bonds and other long-term debt issued by the subsidiaries, and any other restrictions imposed in connection with the incurrence of liabilities; and (iii) certain provisions of ACE’s charter that impose restrictions on payment of common stock dividends for the benefit of preferred stockholders. Pepco and DPL have no shares of preferred stock outstanding. Currently, the restriction in the ACE charter does not limit its ability to pay dividends. Restricted net assets related to PHI’s consolidated subsidiaries amounted to approximately $2.1 billion at December 31, 2008 and $1.8 billion at December 31, 2007. PHI had no restricted retained earnings or restricted net income at December 31, 2008 and 2007.

For the years ended December 31, 2008, 2007 and 2006, Pepco Holdings recorded dividends from its subsidiaries as follows:

Subsidiary	2008	2007	2006
	(Millions of dollars)
Pepco	$89	$86	$99
DPL	52	39	15
ACE	46	50	109
Conectiv Energy	—	50	—

	$187	$225	$223

Directors’ Deferred Compensation

Under the Pepco Holdings’ Executive and Director Deferred Compensation Plan, Pepco Holdings directors may elect to defer all or part of their retainer or meeting fees that constitute normal compensation. Deferred retainer or meeting fees can be invested in phantom Pepco Holdings shares and receive accruals equal to the dividends paid on the corresponding number of sharers of Pepco Holdings common stock. The phantom share account balances are settled in cash. The amount deferred and invested in phantom Pepco Holdings shares in the years ended December 31, 2008, 2007 and 2006 was de minimis.

Compensation recognized in respect of dividends and increase in fair value in the years ended December 31, 2008, 2007 and 2006 was de minimis. The balance of deferred compensation invested in phantom Pepco Holdings’ shares at December 31, 2008 and 2007 was $1 million and $2 million, respectively.

Calculations of Earnings per Share of Common Stock

The numerator and denominator for basic and diluted earnings per share of common stock calculations are shown below.

	For the Year Ended December 31,
	2008	2007	2006
	(Millions of dollars, except share data)
Income (Numerator):
Net Income	$300	$334	$248

Shares (Denominator):
Weighted Average Shares Outstanding for Computation of Basic and Diluted Earnings Per Share of Common Stock (a)	204	194	191

Basic earnings per share of common stock	$1.47	$1.72	$1.30
Diluted earnings per share of common stock	$1.47	$1.72	$1.30

(a)	Approximately 1 million shares at December 31, 2006 related to options to purchase common stock have been excluded from the calculation of diluted EPS as they are considered to be anti-dilutive.

Shareholder Dividend Reinvestment Plan

PHI maintains a Shareholder Dividend Reinvestment Plan (DRP) through which shareholders may reinvest cash dividends and both existing shareholders and new investors can make purchases of shares of PHI common stock through the investment of not less than $25 each calendar month nor more than $200,000 each calendar year. Shares of common stock purchased through the DRP may be original issue shares or, at the election of PHI, shares purchased in the open market. There were approximately 1 million original issue shares sold under the DRP in 2008, 2007 and 2006.

Pepco Holdings Common Stock Reserved and Unissued

The following table presents Pepco Holdings’ common stock reserved and unissued at December 31, 2008:

Name of Plan	Number of Shares
DRP	1,436,151
Conectiv Incentive Compensation Plan (a)	1,187,157
Potomac Electric Power Company Long-Term Incentive Plan (a)	327,059
Pepco Holdings Long-Term Incentive Plan	8,473,554
Pepco Holdings Non-Management Directors Compensation Plan	488,713
Pepco Holdings Retirement Savings Plan (b)	3,617,173

Total	15,529,807

(a)	No further awards will be made under this plan.
(b)	Effective January 30, 2006, Pepco Holdings established the Retirement Savings Plan which is an amalgam of, and a successor to, (i) the Potomac Electric Power Company Savings Plan for Bargaining Unit Employees, (ii) the Potomac Electric Power Company Retirement Savings Plan for Management Employees (which resulted from the merger, effective January 1, 2005, of the Potomac Electric Power Company Savings Plan for Non-Bargaining Unit, Non-Exempt Employees and the Potomac Electric Power Company Savings Plan for Exempt Employees), (iii) the Conectiv Savings and Investment Plan, and (iv) the Atlantic City Electric 401(k) Savings and Investment Plan—B.

(15)	FAIR VALUES DISCLOSURES

Effective January 1, 2008, PHI adopted SFAS No. 157, as discussed earlier in Note (3), which established a framework for measuring fair value and expanded disclosures about fair value measurements.

As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). PHI utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. Accordingly, PHI utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. PHI is able to classify fair value balances based on the observability of those inputs. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). The three levels of the fair value hierarchy defined by SFAS No. 157 are as follows:

Level 1 — Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using broker quotes in liquid markets, and other observable pricing data. Level 2 also includes those financial instruments that are valued using internally developed methodologies that have been corroborated by observable market data through correlation or by other means. Significant assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 — Pricing inputs include significant inputs that are generally less observable than those from objective sources. Level 3 includes those financial instruments that are valued using models or other valuation methodologies. Level 3 instruments classified as derivative liabilities are primarily natural gas options. Some non-standard assumptions are used in their forward valuation to adjust for the pricing; otherwise, most of the options follow NYMEX valuation. A few of the options have no significant NYMEX components, and have to be priced using internal volatility assumptions. Some of the options do not expire until December 2011. All of the options are part of the natural gas hedging program approved by the Delaware Public Service Commission.

Level 3 instruments classified as executive deferred compensation plan assets and liabilities are life insurance policies that are valued using the cash surrender value of the policies. Since these values do not represent a quoted price in an active market they are considered Level 3.

The following table sets forth by level within the fair value hierarchy PHI’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2008. As required by SFAS No. 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. PHI’s assessment of the significance of a particular input to the fair value measurement requires the exercise of judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Fair Value Measurements at Reporting Date
	(Millions of dollars)

Description	December 31, 2008	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
ASSETS
Derivative instruments	$139	$53	$79	$7
Cash equivalents	460	460	—	—
Executive deferred compensation plan assets	70	11	41	18

	$669	$524	$120	$25

LIABILITIES
Derivative instruments	$509	$184	$296	$29
Executive deferred compensation plan liabilities	31	—	31	—

	$540	$184	$327	$29

A reconciliation of the beginning and ending balances of PHI’s fair value measurements using significant unobservable inputs (level 3) is shown below:

		Net Derivative Instruments Assets (Liability)		Deferred Compensation Plan Assets
Beginning balance as of January 1, 2008		$1		$17
Total gains or (losses) (realized/unrealized)
Included in earnings		(17)		4
Included in other comprehensive income		—		—
Purchases and issuances		—		(3)
Settlements		5		—
Transfers in and/or out of Level 3		(11)		—

Ending balance as of December 31, 2008		$(22)		$18

Gains (realized and unrealized) included in earnings for the period above are reported in Operating Revenue, Other
Comprehensive Income, Fuel and Purchased Energy Expense and
Other Operation and Maintenance Expense as follows:

	Other Comprehensive Income	Operating Revenue	Fuel and Purchased Energy Expense	Other Operation and Maintenance Expense
Total (losses) gains included in earnings for the period above	$—	$(3)	$(14)	$4

Change in unrealized gains (losses) relating to assets still held at reporting date	$2	$—	$(17)	$4

The estimated fair values of Pepco Holdings’ non-derivative financial instruments at December 31, 2008 and 2007 are shown below.

	At December 31,
	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Millions of dollars)
Long-Term Debt	$4,909	$4,736	$4,468	$4,451
Transition Bonds issued by ACE Funding	$433	$431	$465	$462
Long-Term Project Funding	$21	$21	$29	$29
Redeemable Serial Preferred Stock	$6	$4	$6	$4

The methods and assumptions described below were used to estimate, at December 31, 2008 and 2007, the fair value of each class of non-derivative financial instruments shown above for which it is practicable to estimate a value.

The fair value of long-term debt issued by PHI and its utility subsidiaries was based on actual trade prices at December 31, 2008 and 2007, or bid prices obtained from brokers, if actual trade prices were not available. Long-term debt includes recourse and non-recourse debt issued by PCI. The fair value of this debt, including amounts due within one year, was determined based on current rates offered to companies with similar credit ratings in the same industry as PHI for debt with similar remaining maturities. The fair values of all other Long-Term Debt and Transition Bonds issued by ACE Funding, including amounts due within one year, were derived based on current market prices, or for issues with no market price available, were based on discounted cash flows using current rates for similar issues with similar credit ratings, terms, and remaining maturities.

The fair value of the Redeemable Serial Preferred Stock, excluding amounts due within one year, was derived based on quoted market prices or discounted cash flows using current rates of preferred stock with similar terms.

The carrying amounts of all other financial instruments in Pepco Holdings’ accompanying financial statements approximate fair value.

(16)	COMMITMENTS AND CONTINGENCIES

REGULATORY AND OTHER MATTERS

Proceeds from Settlement of Mirant Bankruptcy Claims

In 2000, Pepco sold substantially all of its electricity generating assets to Mirant. As part of the sale, Pepco and Mirant entered into a “back-to-back” arrangement, whereby Mirant agreed to purchase from Pepco the 230 megawatts of electricity and capacity that Pepco was obligated to purchase annually through 2021 from Panda under the Panda PPA at the purchase price Pepco was obligated to pay to Panda. In 2003, Mirant commenced a voluntary bankruptcy proceeding in which it sought to reject certain obligations that it had undertaken in connection with the asset sale. As part of the settlement of Pepco’s claims against Mirant arising from the bankruptcy, Pepco agreed not to contest the rejection by Mirant of its obligations under the “back-to-back” arrangement in exchange for the payment by Mirant of damages corresponding to the estimated amount by which the purchase price that Pepco was obligated to pay Panda for the energy and capacity exceeded the market price. In 2007, Pepco received as damages $414 million in net proceeds from the sale of shares of Mirant common stock issued to it by Mirant.

On September 5, 2008, Pepco transferred the Panda PPA to Sempra Energy Trading LLC (Sempra), along with a payment to Sempra, thereby terminating all further rights, obligations and liabilities of Pepco under the Panda PPA. The use of the damages received from Mirant to offset above-market costs of energy and capacity under the Panda PPA and to make the payment to Sempra reduced the balance of proceeds from the Mirant settlement to approximately $102 million as of December 31, 2008.

In November 2008, Pepco filed with the DCPSC and the MPSC proposals to share with customers the remaining balance of proceeds from the Mirant settlement in accordance with divestiture sharing formulas previously approved by the respective commissions. Under Pepco’s proposals, District of Columbia and Maryland customers would receive a total of approximately $25 million and $29 million, respectively. On December 12, 2008, the DCPSC issued a Notice of Proposed Rulemaking concerning the sharing of the Mirant divestiture proceeds, including the bankruptcy settlement proceeds. The public comment period for the proposed rules has expired without any comments being submitted. This matter remains pending before the DCPSC.

On February 17, 2009, Pepco, the Maryland Office of People’s Counsel (the Maryland OPC) and the MPSC staff filed a settlement agreement with the MPSC. The settlement, among other things, provides that of the remaining balance of the Mirant settlement, Pepco shall distribute $39 million to its Maryland customers through a one-time billing credit. If the settlement is approved by the MPSC, Pepco currently estimates that it will result in a pre-tax gain in the range of $15 million to $20 million, which will be recorded when the MPSC issues its final order approving the settlement.

Pending the final disposition of these funds, the remaining $102 million in proceeds from the Mirant settlement is being accounted for as restricted cash and as a regulatory liability.

Rate Proceedings

In the most recent electric service distribution base rate cases filed by Pepco in the District of Columbia and Maryland and by DPL in Maryland, and in a natural gas distribution case filed by DPL in Delaware, Pepco and DPL proposed the adoption of a BSA for retail customers. As more fully discussed below, the implementation of a BSA has been approved for both Pepco and DPL electric service in Maryland and remains pending for Pepco in the District of Columbia. A method of revenue decoupling similar to a BSA, referred to as a modified fixed variable rate design (MFVRD), has been adopted for DPL in Delaware, which will be implemented in the context of DPL’s next Delaware base rate case.

Under the BSA, customer delivery rates are subject to adjustment (through a surcharge or credit mechanism), depending on whether actual distribution revenue per customer exceeds or falls short of the approved revenue-per-customer amount. The BSA increases rates if actual distribution revenues fall below the level approved by the applicable commission and decreases rates if actual distribution revenues are above the approved level. The result is that, over time, the utility collects its authorized revenues for distribution deliveries. As a consequence, a BSA “decouples” revenue from unit sales consumption and ties the growth in revenues to the growth in the number of customers. Some advantages of the BSA are that it (i) eliminates revenue fluctuations due to weather and changes in customer usage patterns and, therefore, provides for more predictable utility distribution revenues that are better aligned with costs, (ii) provides for more reliable fixed-cost recovery, (iii) tends to stabilize customers’ delivery bills, and (iv) removes any disincentives for the regulated utilities to promote energy efficiency programs for their customers, because it breaks the link between overall sales volumes and delivery revenues. The MVFRD adopted in Delaware relies primarily upon a fixed customer charge (i.e., not tied to the customer’s volumetric consumption) to recover the utility’s fixed costs, plus a reasonable rate of return. Although different from the BSA, DPL believes that the MFRVD can serve as an appropriate revenue decoupling mechanism.

Delaware

On August 29, 2008, DPL submitted its 2008 Gas Cost Rate (GCR) filing to the DPSC, requesting a 14.8% increase in the level of GCR. On September 16, 2008, the DPSC issued an initial order approving the requested increase, which became effective on November 1, 2008, subject to refund pending final DPSC approval after evidentiary hearings.

On January 26, 2009, DPL submitted to the DPSC an interim GCR filing, requesting a 6.6% decrease in the level of GCR. On February 5, 2009, the DPSC issued an initial order approving the requested decrease, to become effective on March 1, 2009, subject to refund pending final DPSC approval after evidentiary hearings.

District of Columbia

In December 2006, Pepco submitted an application to the DCPSC to increase electric distribution base rates, including a proposed BSA. In January 2008, the DCPSC approved, effective February 20, 2008, a revenue requirement increase of approximately $28 million, based on an authorized return on rate base of 7.96%, including a 10% return on equity (ROE). This increase did not include a BSA mechanism. While finding a BSA to be an appropriate ratemaking concept, the DCPSC cited potential statutory problems in its authority to implement the BSA. In February 2008, the DCPSC established a Phase II proceeding to consider these implementation issues. In August 2008, the DCPSC issued an order concluding that it has the necessary statutory authority to implement the BSA proposal and that further evidentiary proceedings are warranted to determine whether the BSA is just and reasonable. On January 2, 2009, the DCPSC issued an order designating the issues and establishing a procedural schedule for the BSA proceeding. Hearings are scheduled for the second quarter of 2009.

In June 2008, the District of Columbia Office of People’s Counsel (the DC OPC), citing alleged errors by the DCPSC, filed with the DCPSC a motion for reconsideration of the January 2008 order granting Pepco’s rate increase, which was denied by the DCPSC. In August 2008, the DC OPC filed with the District of Columbia Court of Appeals a petition for review of the DCPSC order denying its motion for reconsideration. The District of Columbia Court of Appeals granted the petition; briefs have been filed by the parties and oral argument is scheduled for March 2009.

Maryland

In July 2007, the MPSC issued orders in the electric service distribution rate cases filed by DPL and Pepco, each of which included approval of a BSA. The DPL order approved an annual increase in distribution rates of approximately $15 million (including a decrease in annual depreciation expense of approximately $1 million). The Pepco order approved an annual increase in distribution rates of approximately $11 million (including a decrease in annual depreciation expense of approximately $31 million). In each case, the approved distribution rate reflects an ROE of 10%. The rate increases were effective as of June 16, 2007, and remained in effect for an initial period until July 19, 2008, pending a Phase II proceeding in which the MPSC considered the results of audits of each company’s cost allocation manual, as filed with the MPSC, to determine whether a further adjustment to the rates was required. On July 18, 2008, the MPSC issued one order covering the Phase II proceedings for both DPL and Pepco, denying any further adjustment to the rates for each company, thus making permanent the rate increases approved in the July 2007 orders. The MPSC also issued an order on August 4, 2008, further explaining its July 18 order.

DPL and Pepco each have filed a general notice of appeal of the MPSC July 2007 and the July 18 and August 4, 2008 orders. The appeals challenge the MPSC’s failure to implement permanent rates in accordance with Maryland law, and seek judicial review of the MPSC’s denial of both companies’ rights to recover an increased share of the PHI Service Company costs and the costs of performing a MPSC-mandated management audit. The case currently is pending before the Circuit Court for Baltimore City, which issued an order consolidating the appeals on January 27, 2009. Under the procedural schedule set by the court, Pepco and DPL will file a consolidated brief on or before March 9, 2009, specifying the basis for their requested relief.

Federal Energy Regulatory Commission

On August 18, 2008, PHI, Pepco, DPL and ACE submitted an application with FERC for incentive rate treatments in connection with PHI’s MAPP project. The application requested that FERC include Construction

Work in Progress of each of Pepco, DPL and ACE in its transmission rate base, an ROE adder of 150 basis points (for a total ROE of 12.8%) and the recovery of prudently incurred costs in the event the project is abandoned or terminated for reasons beyond the control of the applicants. On October 31, 2008, FERC issued an order approving the application.

Divestiture Cases

District of Columbia

In June 2000, the DCPSC approved a divestiture settlement under which Pepco is required to share with its District of Columbia customers the net proceeds realized by Pepco from the sale of its generation-related assets. An unresolved issue relating to the application filed with the DCPSC by Pepco to implement the divestiture settlement is whether Pepco should be required to share with customers the excess deferred income taxes (EDIT) and accumulated deferred investment tax credits (ADITC) associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code (IRC) and its implementing regulations. As of December 31, 2008, the District of Columbia allocated portions of EDIT and ADITC associated with the divested generating assets were approximately $7 million and $6 million, respectively. Other issues in the divestiture proceeding deal with the treatment of internal costs and cost allocations as deductions from the gross proceeds of the divestiture.

Pepco believes that a sharing of EDIT and ADITC would violate the IRS normalization rules. Under these rules, Pepco could not transfer the EDIT and the ADITC benefit to customers more quickly than on a straight line basis over the book life of the related assets. Since the assets are no longer owned by Pepco, there is no book life over which the EDIT and ADITC can be returned. If Pepco were required to share EDIT and ADITC and, as a result, the normalization rules were violated, Pepco would be unable to use accelerated depreciation on District of Columbia allocated or assigned property. In addition to sharing with customers the generation-related EDIT and ADITC balances, Pepco would have to pay to the IRS an amount equal to Pepco’s District of Columbia jurisdictional generation-related ADITC balance ($6 million as of December 31, 2008), as well as its District of Columbia jurisdictional transmission and distribution-related ADITC balance ($3 million as of December 31, 2008) in each case as those balances exist as of the later of the date a DCPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the DCPSC order becomes operative.

In March 2008, the IRS approved final regulations, effective March 20, 2008, which allow utilities whose assets cease to be utility property (whether by disposition, deregulation or otherwise) to return to its utility customers the normalization reserve for EDIT and part or all of the normalization reserve for ADITC. This ruling applies to assets divested after December 21, 2005. For utility property divested on or before December 21, 2005, the IRS stated that it would continue to follow the holdings set forth in private letter rulings prohibiting the flow through of EDIT and ADITC associated with the divested assets. Pepco made a filing in April 2008, advising the DCPSC of the adoption of the final regulations and requesting that the DCPSC issue an order consistent with the IRS position. If the DCPSC issues the requested order, no accounting adjustments to the gain recorded in 2000 would be required.

As part of the proposal filed with the DCPSC in November 2008 concerning the sharing of the proceeds of the Mirant settlement, as discussed above under “Proceeds from Settlement of Mirant Bankruptcy Claims,” Pepco again requested that the DCPSC rule on all of the issues related to the divestiture of Pepco’s generating assets that remain outstanding. On December 12, 2008, the DCPSC issued a Notice of Proposed Rulemaking, which gave notice of Pepco’s November 2008 sharing of proceeds filing and requested comments. The public comment period for the proposed rules has expired without any comments being submitted. This matter remains pending before the DCPSC.

Pepco believes that its calculation of the District of Columbia customers’ share of divestiture proceeds is correct. However, depending on the ultimate outcome of this proceeding, Pepco could be required to make additional gain-sharing payments to District of Columbia customers, including the payments described above related to EDIT and ADITC. Such additional payments (which, other than the EDIT and ADITC related payments, cannot be estimated) would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on Pepco’s and PHI’s results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial position or cash flows.

Maryland

Pepco filed its divestiture proceeds plan application with the MPSC in April 2001. The principal issue in the Maryland case is the same EDIT and ADITC sharing issue that has been raised in the District of Columbia case. See the discussion above under “Divestiture Cases—District of Columbia.” As of December 31, 2008, the Maryland allocated portions of EDIT and ADITC associated with the divested generating assets were approximately $9 million and $10 million, respectively. Other issues deal with the treatment of certain costs as deductions from the gross proceeds of the divestiture. In November 2003, the Hearing Examiner in the Maryland proceeding issued a proposed order with respect to the application that concluded that Pepco’s Maryland divestiture settlement agreement provided for a sharing between Pepco and customers of the EDIT and ADITC associated with the sold assets. Pepco believes that such a sharing would violate the normalization rules (as discussed above) and would result in Pepco’s inability to use accelerated depreciation on Maryland allocated or assigned property. If the proposed order is affirmed, Pepco would have to share with its Maryland customers, on an approximately 50/50 basis, the Maryland allocated portion of the generation-related EDIT ($9 million as of December 31, 2008), and the Maryland-allocated portion of generation-related ADITC. Furthermore, Pepco would have to pay to the IRS an amount equal to Pepco’s Maryland jurisdictional generation-related ADITC balance ($10 million as of December 31, 2008), as well as its Maryland retail jurisdictional ADITC transmission and distribution-related balance ($6 million as of December 31, 2008), in each case as those balances exist as of the later of the date a MPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the MPSC order becomes operative. The Hearing Examiner decided all other issues in favor of Pepco, except for the determination that only one-half of the severance payments that Pepco included in its calculation of corporate reorganization costs should be deducted from the sales proceeds before sharing of the net gain between Pepco and customers.

In December 2003, Pepco appealed the Hearing Examiner’s decision to the MPSC as it relates to the treatment of EDIT and ADITC and corporate reorganization costs. The MPSC has not issued any ruling on the appeal, pending completion of the IRS rulemaking regarding sharing of EDIT and ADITC related to divested assets. Pepco made a filing in April 2008, advising the MPSC of the adoption of the final IRS normalization regulations (described above under “Divestiture Cases—District of Columbia”) and requesting that the MPSC issue a ruling on the appeal consistent with the IRS position. If the MPSC issues the requested ruling, no accounting adjustments to the gain recorded in 2000 would be required. However, depending on the ultimate outcome of this proceeding, Pepco could be required to share with its customers approximately 50 percent of the EDIT and ADITC balances described above in addition to the additional gain-sharing payments relating to the disallowed severance payments. Such additional payments would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on Pepco’s and PHI’s results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial position or cash flows.

As part of the proposal filed with the MPSC in November 2008 concerning the sharing of the proceeds of the Mirant settlement, as discussed above under “Proceeds from Settlement of Mirant Bankruptcy Claims,” Pepco again requested that the MPSC rule on all of the issues related to the divestiture of Pepco’s generating assets that remain outstanding.

On February 17, 2009, Pepco, the Maryland OPC and the MPSC staff filed a settlement agreement with the MPSC. The settlement agreement, among other things, provides that Pepco will be allowed to retain the EDIT and ADITC reserves associated with Pepco’s divested generating assets and that none of those amounts will be available for sharing with Pepco’s Maryland customers. The matter is pending before the MPSC.

ACE Sale of B.L. England Generating Facility

In February 2007, ACE completed the sale of the B.L. England generating facility to RC Cape May Holdings, LLC (RC Cape May), an affiliate of Rockland Capital Energy Investments, LLC. In July 2007, ACE received a claim for indemnification from RC Cape May under the purchase agreement in the amount of $25 million. RC Cape May contends that one of the assets it purchased, a contract for terminal services (TSA) between ACE and Citgo Asphalt Refining Co. (Citgo), has been declared by Citgo to have been terminated due to a failure by ACE to renew the contract in a timely manner. RC Cape May has commenced an arbitration proceeding against Citgo seeking a determination that the TSA remains in effect and has notified ACE of the proceeding. The claim for indemnification seeks payment from ACE in the event the TSA is held not to be enforceable against Citgo. While ACE believes that it has defenses to the indemnification claim, should the arbitrator rule that the TSA has terminated, the outcome of this matter is uncertain. ACE notified RC Cape May of its intent to participate in the pending arbitration. The arbitration hearings were conducted in November 2008. A decision is expected late in the second quarter of 2009, after the filing of post-hearing memoranda in the first quarter of 2009.

DPL Sale of Virginia Retail Electric Distribution and Wholesale Transmission Assets

In January 2008, DPL completed (i) the sale of its retail electric distribution assets on the Eastern Shore of Virginia to A&N Electric Cooperative (A&N) for a purchase price of approximately $49 million, after closing adjustments, and (ii) the sale of its wholesale electric transmission assets located on the Eastern Shore of Virginia to Old Dominion Electric Cooperative (ODEC) for a purchase price of approximately $5 million, after closing adjustments. Each of A&N and ODEC assumed certain post-closing liabilities and unknown pre-closing liabilities related to the respective assets they purchased (including, in the A&N transaction, most environmental liabilities). A&N delayed final payment of approximately $3 million, which was due on June 2, 2008, due to a dispute in the final true-up amounts. On October 21, 2008, DPL and A&N entered into a Settlement Agreement pursuant to which A&N paid $3 million to DPL, and an additional $1 million was distributed to DPL pursuant to an escrow agreement.

General Litigation

In 1993, Pepco was served with Amended Complaints filed in the state Circuit Courts of Prince George’s County, Baltimore City and Baltimore County, Maryland in separate ongoing, consolidated proceedings known as “In re: Personal Injury Asbestos Case.” Pepco and other corporate entities were brought into these cases on a theory of premises liability. Under this theory, the plaintiffs argued that Pepco was negligent in not providing a safe work environment for employees or its contractors, who allegedly were exposed to asbestos while working on Pepco’s property. Initially, a total of approximately 448 individual plaintiffs added Pepco to their complaints. While the pleadings are not entirely clear, it appears that each plaintiff sought $2 million in compensatory damages and $4 million in punitive damages from each defendant.

Since the initial filings in 1993, additional individual suits have been filed against Pepco, and significant numbers of cases have been dismissed. As a result of two motions to dismiss, numerous hearings and meetings and one motion for summary judgment, Pepco has had approximately 400 of these cases successfully dismissed with prejudice, either voluntarily by the plaintiff or by the court. As of December 31, 2008, there are approximately 180 cases still pending against Pepco in the State Courts of Maryland, of which approximately 90 cases were filed after December 19, 2000, and were tendered to Mirant for defense and indemnification pursuant to the terms of the Asset Purchase and Sale Agreement between Pepco and Mirant under which Pepco sold its generation assets to Mirant in 2000.

While the aggregate amount of monetary damages sought in the remaining suits (excluding those tendered to Mirant) is approximately $360 million, PHI and Pepco believe the amounts claimed by the remaining plaintiffs are greatly exaggerated. The amount of total liability, if any, and any related insurance recovery cannot be determined at this time; however, based on information and relevant circumstances known at this time, neither PHI nor Pepco believes these suits will have a material adverse effect on its financial position, results of operations or cash flows. However, if an unfavorable decision were rendered against Pepco, it could have a material adverse effect on Pepco’s and PHI’s financial position, results of operations or cash flows.

Cash Balance Plan Litigation

In 1999, Conectiv established a cash balance retirement plan to replace defined benefit retirement plans then maintained by ACE and DPL. Following the acquisition by Pepco of Conectiv, this plan became the Conectiv Cash Balance Sub-Plan within the PHI Retirement Plan. In September 2005, three management employees of PHI Service Company filed suit in the U.S. District Court for the District of Delaware (the Delaware District Court) against the PHI Retirement Plan, PHI and Conectiv (the PHI Parties), alleging violations of ERISA, on behalf of a class of management employees who did not have enough age and service when the Cash Balance Sub-Plan was implemented in 1999 to assure that their accrued benefits would be calculated pursuant to the terms of the predecessor plans sponsored by ACE and DPL. A fourth plaintiff was added to the case to represent DPL-legacy employees who were not eligible for grandfathered benefits.

The plaintiffs challenged the design of the Cash Balance Sub-Plan and sought a declaratory judgment that the Cash Balance Sub-Plan was invalid and that the accrued benefits of each member of the class should be calculated pursuant to the terms of the predecessor plans. Specifically, the complaint alleged that the use of a variable rate to compute the plaintiffs’ accrued benefit under the Cash Balance Sub-Plan resulted in reductions in the accrued benefits that violated ERISA. The complaint also alleged that the benefit accrual rates and the minimal accrual requirements of the Cash Balance Sub-Plan violated ERISA as did the notice that was given to plan participants upon implementation of the Cash Balance Sub-Plan.

In September 2007, the Delaware District Court issued an order granting summary judgment in favor of the PHI Parties. In October 2007, the plaintiffs filed an appeal of the decision to the U.S. Court of Appeals for the Third Circuit (the Third Circuit). In November 2008, the Third Circuit affirmed the Delaware District Court ruling. On December 16, 2008, the Third Circuit denied a petition for rehearing filed by the plaintiffs. Plaintiffs have until March 23, 2009, to petition the U.S. Supreme Court for review of the Third Circuit decision.

If the plaintiffs were to prevail in this litigation, the ABO and projected benefit obligation (PBO) calculated in accordance with SFAS No. 87 each would increase by approximately $12 million, assuming no change in benefits for persons who have already retired or whose employment has been terminated and using actuarial valuation data as of the time the suit was filed. The ABO represents the present value that participants have earned as of the date of calculation. This means that only service already worked and compensation already earned and paid is considered. The PBO is similar to the ABO, except that the PBO includes recognition of the effect that estimated future pay increases would have on the pension plan obligation.

Environmental Litigation

PHI, through its subsidiaries, is subject to regulation by various federal, regional, state, and local authorities with respect to the environmental effects of its operations, including air and water quality control, solid and hazardous waste disposal, and limitations on land use. In addition, federal and state statutes authorize governmental agencies to compel responsible parties to clean up certain abandoned or unremediated hazardous waste sites. PHI’s subsidiaries may incur costs to clean up currently or formerly owned facilities or sites found to be contaminated, as well as other facilities or sites that may have been contaminated due to past disposal practices. Although penalties assessed for violations of environmental laws and regulations are not recoverable from customers of the operating utilities, environmental clean-up costs incurred by Pepco, DPL and ACE would be included by each company in its respective cost of service for ratemaking purposes.

Metal Bank/Cottman Avenue Site. In the early 1970s, both Pepco and DPL sold scrap transformers, some of which may have contained some level of PCBs, to a metal reclaimer operating at the Metal Bank/Cottman Avenue site in Philadelphia, Pennsylvania, owned by a nonaffiliated company. In 1987, Pepco and DPL were notified by the EPA that they, along with a number of other utilities and non-utilities, were potentially responsible parties (PRPs) in connection with the PCB contamination at the site.

In 1997, the EPA issued a Record of Decision that set forth a remedial action plan for the site with estimated implementation costs of approximately $17 million. In May 2003, two of the potentially liable owner/operator entities filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In October 2003, the bankruptcy court confirmed a reorganization plan that incorporates the terms of a settlement among the two debtor owner/operator entities, the United States and a group of utility PRPs including Pepco (the Utility PRPs). Under the bankruptcy settlement, the reorganized entity/site owner will pay a total of approximately $13 million to remediate the site (the Bankruptcy Settlement).

In March 2006, the U.S. District Court for the Eastern District of Pennsylvania approved global consent decrees for the Metal Bank/Cottman Avenue site, entered into on August 23, 2005, involving the Utility PRPs, the U.S. Department of Justice, EPA, The City of Philadelphia and two owner/operators of the site. Under the terms of the settlement, the two owner/operators will make payments totaling approximately $6 million to the U.S. Department of Justice and totaling approximately $4 million to the Utility PRPs. The Utility PRPs will perform the remedy at the site and will be able to draw on the approximately $13 million from the Bankruptcy Settlement to accomplish the remediation (the Bankruptcy Funds). The Utility PRPs will contribute funds to the extent remediation costs exceed the Bankruptcy Funds available. The Utility PRPs also will be liable for EPA costs associated with overseeing the monitoring and operation of the site remedy after the remedy construction is certified to be complete and also the cost of performing the “5 year” review of site conditions required by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980. Any Bankruptcy Funds not spent on the remedy may be used to cover the Utility PRPs’ liabilities for future costs. No parties are released from potential liability for damages to natural resources.

As of December 31, 2008, Pepco had accrued approximately $2 million to meet its liability for a remedy at the Metal Bank/Cottman Avenue site. While final costs to Pepco of the settlement have not been determined, Pepco believes that its liability at this site will not have a material adverse effect on its financial position, results of operations or cash flows.

In 1999, DPL entered into a de minimis settlement with the EPA and paid less than a million dollars to resolve its liability for cleanup costs at the Metal Bank/Cottman Avenue site. The de minimis settlement did not resolve DPL’s responsibility for natural resource damages, if any, at the site. DPL believes that any liability for natural resource damages at this site will not have a material adverse effect on its financial position, results of operations or cash flows.

Delilah Road Landfill Site. In 1991, the New Jersey Department of Environmental Protection (NJDEP) identified ACE as a PRP at the Delilah Road Landfill site in Egg Harbor Township, New Jersey. In 1993, ACE, along with two other PRPs, signed an administrative consent order with NJDEP to remediate the site. The soil cap remedy for the site has been implemented and in August 2006, NJDEP issued a No Further Action Letter (NFA) and Covenant Not to Sue for the site. Among other things, the NFA requires the PRPs to monitor the effectiveness of institutional (deed restriction) and engineering (cap) controls at the site every two years. In September 2007, NJDEP approved the PRP group’s petition to conduct semi-annual, rather than quarterly, ground water monitoring for two years and deferred until the end of the two-year period a decision on the PRP group’s request for annual groundwater monitoring thereafter. In August 2007, the PRP group agreed to reimburse the costs of the EPA in the amount of $81,400 in full satisfaction of EPA’s claims for all past and future response costs relating to the site (of which ACE’s share is one-third). Effective April 2008, EPA and the PRP group entered into a settlement agreement which will allow EPA to reopen the settlement in the event of new information or unknown conditions at the site. Based on information currently available, ACE anticipates that its share of additional cost associated with this site for post-remedy operation and maintenance will be approximately $555,000 to $600,000. On November 23, 2008, Lenox, Inc., a member of the PRP group, filed a bankruptcy petition under Chapter 11 of the U.S. Bankruptcy Code. ACE filed a proof of claim in the Lenox bankruptcy case in February 2009. ACE believes that its liability for post-remedy operation and maintenance costs will not have a material adverse effect on its financial position, results of operations or cash flows regardless of the impact of the Lenox bankruptcy.

Frontier Chemical Site. In June 2007, ACE received a letter from the New York Department of Environmental Conservation (NYDEC) identifying ACE as a PRP at the Frontier Chemical Waste Processing Company site in Niagara Falls, N.Y. based on hazardous waste manifests indicating that ACE sent in excess of 7,500 gallons of manifested hazardous waste to the site. ACE has entered into an agreement with the other parties identified as PRPs to form a PRP group and has informed NYDEC that it has entered into good faith negotiations with the PRP group to address ACE’s responsibility at the site. ACE believes that its responsibility at the site will not have a material adverse effect on its financial position, results of operations or cash flows.

Franklin Slag Pile Superfund Site. On November 26, 2008, ACE received a general notice letter from EPA concerning the Franklin Slag Pile Superfund Site in Philadelphia, Pennsylvania, asserting that ACE is a PRP that may have liability with respect to the site. If liable, ACE would be responsible for reimbursing EPA for clean-up costs incurred and to be incurred by the agency and for the costs of implementing an EPA-mandated remedy. The EPA’s claims are based on ACE’s sale of boiler slag from the B.L. England generating facility to MDC Industries, Inc. (MDC) during the period June 1978 to May 1983 (ACE owned B.L. England at that time and MDC formerly operated the Franklin Slag Pile Site). EPA further claims that the boiler slag ACE sold to MDC contained copper and lead, which are hazardous substances under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA), and that the sales transactions may have constituted an arrangement for the disposal or treatment of hazardous substances at the site, which could be a basis for liability under CERCLA. The EPA’s letter also states that to date its expenditures for response measures at the site exceed $6 million. EPA estimates approximately $6 million as the cost for future response measures it recommends. ACE understands that the EPA sent similar general notice letters to three other companies and various individuals.

ACE believes that the B.L. England boiler slag sold to MDC was a valuable material with various industrial applications, and therefore, such sale was not an arrangement for the disposal or treatment of any hazardous substances as would be necessary to constitute a basis for liability under CERCLA. ACE intends to contest any such claims made by the EPA. At this time ACE cannot predict how EPA will proceed or what portion, if any, of the Franklin Slag Pile Site response costs EPA would seek to recover from ACE.

Deepwater Generating Station Revocation Order. In December 2005, NJDEP issued a Title V operating permit (the 2005 Permit) to Deepwater Generating Station (Deepwater) owned by Conectiv Energy. Conectiv Energy appealed several provisions of the 2005 Permit and a revised Title V operating permit issued in 2008 (the 2008 Permit). Administrative litigation concerning the provisions of the operating permit is ongoing. In February 2008, NJDEP issued an Administrative Order of Revocation and Notice of Civil Administrative Penalty Assessment (the First Revocation Order) revoking the Deepwater operating permit. The First Revocation Order is based on the NJDEP’s contention that Deepwater Unit 6/8 operated in violation of its emission limit for hydrogen chloride (HCl) and total suspended particles (TSP) during a December 2007 stack test. The First Revocation Order also assessed a $20,000 penalty for the HCl incident and a $10,000 penalty for the TSP incident. Conectiv Energy has filed an appeal of both the revocation order and the penalty with the Office of Administrative Law. Subsequent stack tests have confirmed that Unit 6/8 complies with its TSP emission limit and Conectiv Energy and NJDEP entered into a settlement agreement that resolves the $10,000 penalty for TSP from the First Order.

In July 2008, NJDEP issued an Administrative Order of Revocation and Notice of Civil Administrative Penalty Assessment (the Second Revocation Order) revoking the Deepwater operating permit. The Second Revocation Order is based on the NJDEP’s contention that Deepwater Unit 6/8 operated in violation of its emission limit for particulate matter less than 10 microns (PM-10) during the December 2007 stack test. The Second Revocation Order also assessed a penalty for the incident in the amount of $10,000. Conectiv Energy has filed an appeal of both the revocation order and the penalty with the Office of Administrative Law. NJDEP has issued a letter stating that elevated PM-10 levels indicated during the July 2008 stack test were the result of laboratory error. Subsequent stack testing has shown that Unit 6/8 complies with its PM-10 emission limit.

In September 2008, NJDEP issued an additional and separate Administrative Order of Revocation and Notice of Civil Administrative Penalty Assessment (the Third Revocation Order) requiring Conectiv Energy to operate Deepwater Unit 6/8 in compliance with its HCl limit or in the alternative revoking Unit 6/8’s operating permit effective October 21, 2008. The Third Revocation Order is based on the NJDEP’s contention that Unit 6/8 violated the HCl limit on 106 days between December 5, 2007 and April 24, 2008 stack tests. The Third Revocation Order assessed a penalty in the amount of $5.3 million. Conectiv Energy has appealed both the revocation order and the penalty with the Office of Administrative Law. The effectiveness of the three revocation orders has been stayed by the NJDEP through February 28, 2009. On February 23, 2009, NJDEP extended the stay of the three revocation orders until May 28, 2009.

Conectiv Energy is operating Deepwater 6/8 while firing coal at a reduced load, or at full load with lime injection, to comply with the challenged HCl permit limit at all potential coal chloride contents. Operation with lime injection was authorized by the Environmental Improvement Pilot Test permit issued by NJDEP in September 2008, which facilitates assessment of the feasibility and practicality of hydrated lime injection technology in controlling HCl emissions from Unit 6/8 at full load without significantly impacting boiler operations. Testing indicates that hydrated lime injection technology effectively controls HCl emissions without significantly impacting boiler operations and without affecting Conectiv Energy’s ability to meet emissions limits for other parameters. Conectiv Energy has not yet determined the costs of converting the hydrated lime injection from a temporary pollution control device to a permanent pollution control device.

Conectiv Energy believes that it has strong legal arguments that NJDEP cannot revoke the permit prior to an administrative hearing and believes that the probability of a complete shut-down of the unit is low because the unit appears to be in compliance with the HCl limit. In addition, Conectiv Energy believes that its appeal asserts strong arguments against the assessment of the $5.3 million penalty.

Appeal of Delaware Multi-Pollutant Regulations. In November 2006, Delaware Department of Natural Resources and Environmental Control (DNREC) adopted multi-pollutant regulations to require large coal-fired and residual oil-fired electric generating units to develop control strategies to address air quality in Delaware. In December 2006, Conectiv Energy filed a complaint with the Delaware Superior Court seeking review of the adoption of the new regulations. In December 2008, Conectiv Energy reached a settlement with DNREC. Under the terms of the settlement agreement, Conectiv Energy will comply with the nitrogen oxide, sulfur dioxide (SO2) and mercury emission reduction requirements required by the regulations by the regulatory compliance dates, except that it will comply with the Phase II mercury emission limit by January 1, 2012, which is one year earlier than the regulatory compliance date. In addition, DNREC has agreed to increase the annual SO2 mass emission limit as it relates to the Edge Moor residual oil-fired generating unit.

Appeal of New Jersey Flood Hazard Regulations. In November 2007, NJDEP adopted amendments to the agency’s regulations under the Flood Hazard Area Control Act (FHACA) to minimize damage to life and property from flooding caused by development in flood plains. The amended regulations, which took effect November 5, 2007, impose a new regulatory program to mitigate flooding and related environmental impacts from a broad range of construction and development activities, including electric utility transmission and distribution construction that was previously unregulated under the FHACA and that is otherwise regulated under a number of other state and federal programs. ACE filed an appeal of these regulations with the Appellate Division of the Superior Court of New Jersey on November 3, 2008.

IRS Examination of Like-Kind Exchange Transaction

In 2001, Conectiv and certain of its subsidiaries (the Conectiv Group) were engaged in the implementation of a strategy to divest non-strategic electric generating facilities and replace these facilities with mid-merit electric generating capacity. As part of this strategy, the Conectiv Group exchanged its interests in two older coal-fired plants for the more efficient gas-fired Hay Road II generating facility owned by an unaffiliated third party. For tax purposes, Conectiv treated the transaction as a “like-kind exchange” under IRC Section 1031. As a result, approximately $88 million of taxable gain was deferred for federal income tax purposes.

The transaction was examined by the IRS as part of the normal Conectiv tax audit. In May 2006, the IRS issued a revenue agent’s report (RAR) for the audit of Conectiv’s 2000, 2001 and 2002 income tax returns, in which the IRS disallowed the qualification of the transaction as an exchange under IRC Section 1031. In July 2006, Conectiv filed a protest of this disallowance to the U.S. Office of Appeals of the IRS (Appeals Office).

In October 2008, Conectiv and the IRS agreed on a settlement under which Conectiv will pay approximately $2 million of tax and $1 million of interest (pre-tax) representing tax and interest due for the years settled with the IRS. PHI will recover the payment of this tax through additional tax depreciation deductions over the remaining tax life of the facility. PHI’s reserve on this issue was more conservative than the actual settlement with the IRS. As a result, PHI reversed a total of $5 million (after-tax) in excess accrued interest in the fourth quarter of 2008.

PHI’s Cross-Border Energy Lease Investments

Between 1994 and 2002, Potomac Capital Investment Corporation (PCI), a subsidiary of PHI, entered into eight cross-border energy lease investments involving public utility assets (primarily consisting of hydroelectric generation and coal-fired electric generation facilities and natural gas distribution networks) located outside of the United States. Each of these investments is structured as a sale and leaseback transaction commonly referred to as a sale-in/lease-out or SILO transaction. Prior to the reassessment discussed below, PHI had historically derived approximately $74 million per year in tax benefits from these eight cross-border energy lease investments (reflecting 100% of the tax benefits) to the extent that rental income under the leases is exceeded by the depreciation deductions on the purchase price of the assets and interest deductions on the non-recourse debt financing (obtained by PCI to fund a substantial portion of the purchase price of the assets). PHI’s annual tax benefits are now approximately $56 million after giving effect to the reassessment. As of December 31, 2008, PHI’s equity investment in its cross-border energy leases was approximately $1.3 billion which included the impact of the reassessment discussed below. During the period from January 1, 2001 to December 31, 2008, PHI has derived approximately $461 million in federal income tax benefits from the depreciation and interest deductions in excess of rental income with respect to these cross-border energy lease investments, which includes the effect of the reassessment discussed below.

In 2005, the Treasury Department and IRS issued Notice 2005-13 identifying sale-leaseback transactions with certain attributes entered into with tax-indifferent parties as tax avoidance transactions, and the IRS announced its intention to disallow the associated tax benefits claimed by the investors in these transactions. PHI’s cross-border energy lease investments, each of which is with a tax-indifferent party, have been under examination by the IRS as part of the normal PHI federal income tax audits. In the final RAR issued in June 2006 in connection with the audit of PHI’s 2001 and 2002 income tax returns, the IRS disallowed the depreciation and interest deductions in excess of rental income claimed by PHI with respect to six of its cross-border energy lease investments. In addition, the IRS has sought to recharacterize the leases as loan transactions as to which PHI would be subject to original issue discount income. PHI is protesting the IRS adjustments and the unresolved audit issues have been forwarded to the Appeals Office. PHI is in the early stages of discussions with the Appeals Office. If these discussions are unsuccessful, PHI currently intends to pursue litigation proceedings against the IRS to defend its tax position. While the audits of PHI’s federal income tax returns for subsequent tax years are ongoing or have not yet commenced, PHI anticipates that the IRS will take the same position with respect to each of the subsequent years on all eight of its cross-border energy lease investments.

In the last several years, IRS challenges to certain cross-border lease transactions have been the subject of litigation. This litigation has resulted in several decisions in favor of the IRS, including two decisions in the second quarter of 2008. In one of the cases decided in the second quarter relating to a lease-in/lease-out transaction, a United States Court of Appeals upheld a lower court decision in favor of the IRS to disallow the tax benefits taken by the taxpayer. In the second case, a United States District Court rendered an opinion concerning a SILO transaction in which it upheld the IRS’s disallowance of tax benefits taken by the taxpayer. Under FIN 48, “Accounting for Uncertainty in Income Taxes,” the financial statement recognition of an uncertain tax position is permitted only if it is more likely than not that the position will be sustained. Further, under FSP 13-2, “Accounting for a Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged-lease Transaction,” a company is required to assess on a periodic basis the likely outcome of tax positions relating to its cross-border energy lease investments and, if there is a change or a projected change in the timing of the tax benefits generated by the transactions, the company is required to recalculate the value of its equity investment.

While PHI believes that its tax position with regard to its cross-border energy lease investments is appropriate based on applicable statutes, regulations and case law, after evaluating the court rulings described above, PHI at June 30, 2008 reassessed the sustainability of its tax position and revised its assumptions regarding the estimated timing of the tax benefits from its cross-border energy lease investments. Based on this reassessment, PHI for the quarter ended June 30, 2008, recorded an after-tax charge to net income of $93 million, consisting of the following components:

•

A non-cash pre-tax charge of $124 million ($86 million after tax) under FSP 13-2 to reduce the equity value of these cross-border energy lease investments. This pre-tax charge has been recorded in the Consolidated Statement of Earnings as a reduction in other operating revenue.

•

A non-cash charge of $7 million after-tax to reflect the anticipated additional interest expense under FIN 48 on the estimated federal and state income tax that would be payable for the period January 1, 2001 through June 30, 2008, based on the revised assumptions regarding the estimated timing of the tax benefits. This after-tax charge has been recorded in the Consolidated Statement of Earnings as an increase in income tax expense.

The charge pursuant to FSP 13-2 reflects changes to the book equity value of the cross-border energy lease investments and the pattern of recognizing the related cross-border energy lease income. This amount will be recognized as income over the remaining term of the affected leases, which expire between 2017 and 2047. The tax benefits associated with the lease transactions represent timing differences that do not change the aggregate amount of the lease net income over the life of the transactions. Consistent with the revised assumptions regarding the estimated timing of the tax benefits, PHI reduced the tax benefits recorded on its 2007 tax return filed in September 2008 and accordingly paid additional federal and state income taxes. Other than these payments made with the 2007 tax return and estimated tax payments made in 2008 associated with the reduced tax benefits, PHI has made no additional cash payments of federal or state income taxes or interest thereon as a result of the reassessment discussed above. Whether PHI makes an additional payment, and the amount and the timing thereof, will depend on a number of factors, including PHI’s litigation strategy, whether a settlement with the IRS can be reached or whether the company decides to deposit funds with the IRS to avoid higher interest costs, until the issue is resolved. PHI is continuing to defend vigorously its tax position with the IRS.

In connection with the recording of the above adjustment, PHI calculated as of June 30, 2008, the additional non-cash charge to earnings that would have been recorded resulting from the disallowance of the entire amount of the tax benefits from the depreciation and interest deductions in excess of rental income and the recharacterization of the transactions as loans over the period from January 1, 2001 through the end of the lease term. PHI would have incurred an additional non-cash charge to earnings at June 30, 2008 of approximately $346 million consisting of:

•	A non-cash charge of $324 million ($293 million after tax) under FSP 13-2 to further reduce the equity value of these cross-border energy lease investments.

•

A non-cash charge of $53 million after-tax to reflect the anticipated additional interest expense under FIN 48 on the estimated federal and state income tax for the period from January 1, 2001 through June 30, 2008.

As of December 31, 2008, no changes in the assumptions have occurred that would materially impact these estimates.

In the event of the total disallowance of the tax benefits and the imputing of original issue discount income due to the recharacterization of the leases as loans, PHI would have been obligated to pay, as of December 31, 2008, approximately $520 million in additional federal and state taxes and $83 million of interest. In addition, the IRS could require PHI to pay a penalty of up to 20% on the amount of additional taxes due. PHI anticipates that any additional taxes that it would be required to pay as a result of the disallowance of prior deductions or a recharacterization of the leases as loans would be recoverable in the form of lower taxes over the remaining term of the investments.

On August 7, 2008, PHI received a global settlement offer from the IRS with respect to its SILO transactions. PHI is continuing its discussion with the Appeals Office and has not responded to the global settlement offer.

IRS Mixed Service Cost Issue

During 2001, Pepco, DPL, and ACE changed their methods of accounting with respect to capitalizable construction costs for income tax purposes. The change allowed the companies to accelerate the deduction of certain expenses that were previously capitalized and depreciated. Through December 31, 2005, these accelerated deductions generated incremental tax cash flow benefits of approximately $205 million (consisting of $94 million for Pepco, $62 million for DPL, and $49 million for ACE) for the companies, primarily attributable to their 2001 tax returns.

In 2005, the Treasury Department issued proposed regulations that, if adopted in their current form, would require Pepco, DPL, and ACE to change their method of accounting with respect to capitalizable construction costs for income tax purposes for tax periods beginning in 2005. Based on those proposed regulations, PHI in its 2005 federal tax return adopted an alternative method of accounting for capitalizable construction costs that management believed would be acceptable to the IRS.

At the same time as the proposed regulations were released, the IRS issued Revenue Ruling 2005-53, which was intended to limit the ability of certain taxpayers to utilize the method of accounting for income tax purposes they utilized on their tax returns for 2004 and prior years with respect to capitalizable construction costs. In line with this Revenue Ruling, the IRS revenue agent’s report for the 2001 and 2002 tax returns disallowed substantially all of the incremental tax benefits that Pepco, DPL and ACE had claimed on those returns by requiring the companies to capitalize and depreciate certain expenses rather than treat such expenses as current deductions. PHI’s protest of the IRS adjustments is among the unresolved audit matters relating to the 2001 and 2002 audits pending before the U.S. Office of Appeals of the IRS.

In February 2006, PHI paid approximately $121 million of taxes to cover the amount of additional taxes and interest that management estimated to be payable for the years 2001 through 2004 based on the method of tax accounting that PHI, pursuant to the proposed regulations, adopted on its 2005 tax return. In June 2008, PHI received from the IRS an offer of settlement pertaining to each of Pepco, DPL and ACE for the tax years 2001 through 2004. PHI is substantially in agreement with this proposed settlement. Based on the terms of the proposal, PHI expects the final settlement amount to be less than the $121 million previously deposited.

On the basis of the tentative settlement, PHI updated its estimated liability related to mixed service costs and as a result, recorded in the quarter ended June 30, 2008, a net reduction in its liability for unrecognized tax benefits of $19 million and recognized after-tax interest income of $7 million.

Third Party Guarantees, Indemnifications, and Off-Balance Sheet Arrangements

Pepco Holdings and certain of its subsidiaries have various financial and performance guarantees and indemnification obligations that they have entered into in the normal course of business to facilitate commercial transactions with third parties as discussed below.

As of December 31, 2008, Pepco Holdings and its subsidiaries were parties to a variety of agreements pursuant to which they were guarantors for standby letters of credit, performance residual value, and other commitments and obligations. The commitments and obligations, in millions of dollars, were as follows:

	Guarantor
	PHI	DPL	ACE	Other	Total
	(Millions of Dollars)
Energy marketing obligations of Conectiv Energy (a)	$168	$—	$—	$—	$168
Energy procurement obligations of Pepco Energy Services (a)	243	—	—	—	243
Guaranteed lease residual values (b)	—	3	3	1	7
Other (c)	2	—	—	1	3

Total	$413	$3	$3	$2	$421

(a)	Pepco Holdings has contractual commitments for performance and related payments of Conectiv Energy and Pepco Energy Services to counterparties under routine energy sales and procurement obligations, including retail customer load obligations of Pepco Energy Services and requirements under BGS contracts entered into by Conectiv Energy with ACE.

(b)	Subsidiaries of Pepco Holdings have guaranteed residual values in excess of fair value of certain equipment and fleet vehicles held through lease agreements. As of December 31, 2008, obligations under the guarantees were approximately $7 million. Assets leased under agreements subject to residual value guarantees are typically for periods ranging from 2 years to 10 years. Historically, payments under the guarantees have not been made by the guarantor as, under normal conditions, the contract runs to full term at which time the residual value is minimal. As such, Pepco Holdings believes the likelihood of payment being required under the guarantee is remote.

(c)	Other guarantees consist of:

•	Pepco Holdings has guaranteed a subsidiary building lease of $2 million. Pepco Holdings does not expect to fund the full amount of the exposure under the guarantee.

•

PCI has guaranteed facility rental obligations related to contracts entered into by Starpower Communications LLC, a joint venture in which PCI, prior to December 2004, had a 50% interest. As of December 31, 2008, the guarantees cover the remaining $1 million in rental obligations.

Pepco Holdings and certain of its subsidiaries have entered into various indemnification agreements related to purchase and sale agreements and other types of contractual agreements with vendors and other third parties. These indemnification agreements typically cover environmental, tax, litigation and other matters, as well as breaches of representations, warranties and covenants set forth in these agreements. Typically, claims may be made by third parties under these indemnification agreements over various periods of time depending on the nature of the claim. The maximum potential exposure under these indemnification agreements can range from a specified dollar amount to an unlimited amount depending on the nature of the claim and the particular transaction. The total maximum potential amount of future payments under these indemnification agreements is not estimable due to several factors, including uncertainty as to whether or when claims may be made under these indemnities.

Dividends

On January 22, 2009, the Board of Directors declared a dividend on common stock of 27 cents per share payable March 31, 2009 to shareholders of record on March 10, 2009.

Contractual Obligations

As of December 31, 2008, Pepco Holdings’ contractual obligations under non-derivative fuel and purchase power contracts were $3,211 million in 2009, $2,902 million in 2010 to 2011, $729 million in 2012 to 2013, and $2,225 million in 2014 and after.

(17)	USE OF DERIVATIVES IN ENERGY AND INTEREST RATE HEDGING ACTIVITIES

PHI’s Competitive Energy businesses use derivative instruments primarily to reduce their financial exposure to changes in the value of their assets and obligations due to commodity price fluctuations. The derivative instruments used by the Competitive Energy businesses include forward contracts, futures, swaps, and exchange-traded and over-the-counter options. In addition, the Competitive Energy businesses also manage commodity risk with contracts that are not classified as derivatives. The two primary risk management objectives are (i) to manage the spread between the cost of fuel used to operate electric generation plants and the revenue received from the sale of the power produced by those plants, and (ii) to manage the spread between retail sales commitments and the cost of supply used to service those commitments to ensure stable cash flows, and lock in favorable prices and margins when they become available.

Conectiv Energy purchases futures, swaps, options and forward contracts to hedge price risk in connection with the purchase of physical natural gas, oil and coal to fuel its generation assets and for resale. Conectiv Energy also purchases electricity swaps, options and forward contracts to hedge price risk in connection with the purchase of electricity for delivery to requirements load customers. Conectiv Energy sells electricity swaps, options and forward contracts to hedge price risk in connection with electric output from its generation fleet. Conectiv Energy accounts for most of its futures, swaps and certain forward contracts as cash flow hedges of forecasted transactions. Derivative contracts purchased or sold in excess of probable quantitative limits are marked-to-market through current earnings. All option contracts are marked-to-market through current earnings. Certain natural gas and oil futures and swaps are used as fair value hedges to protect physical fuel inventory. Some forward contracts are accounted for using standard accrual accounting since these contracts meet the requirements for normal purchase and sale accounting under SFAS No. 133.

Pepco Energy Services purchases electric and natural gas futures, swaps, options and forward contracts to hedge price risk in connection with the purchase of physical natural gas and electricity for delivery to customers. Pepco Energy Services accounts for its futures and swap contracts as cash flow hedges of forecasted transactions. Option contracts are marked-to-market through current earnings. Forward contracts are accounted for using standard accrual accounting since these contracts meet the requirements for normal purchase and sale accounting under SFAS No. 133.

PHI and its subsidiaries also use derivative instruments from time to time to mitigate the effects of fluctuating interest rates on debt incurred in connection with the operation of their businesses. In June 2002, PHI entered into several treasury lock transactions in anticipation of the issuance of several series of fixed rate debt commencing in July 2002.

Cash Flow Hedges

The table below provides detail on effective cash flow hedges under SFAS No. 133 included in PHI’s Consolidated Balance Sheet as of December 31, 2008. Under SFAS No. 133, cash flow hedges are marked-to-market on the balance sheet with corresponding adjustments to Accumulated Other Comprehensive Income. The data in the table indicates the magnitude of the effective cash flow hedges by hedge type (i.e., energy commodity and interest rate hedges), maximum term, and portion expected to be reclassified to earnings during the next 12 months.

Cash Flow Hedges Included in Accumulated Other Comprehensive Loss

As of December 31, 2008

(Millions of dollars)

Contracts	Accumulated Other Comprehensive Income (Loss) After-tax (a)	Portion Expected to be Reclassified to Earnings during the Next 12 Months	Maximum Term
Energy Commodity	$(227)	$(151)	65 months
Interest Rate	(25)	(3)	284 months

Total	$(252)	$(154)

(a)	Accumulated Other Comprehensive Income as of December 31, 2008, includes a $(10) million balance related to minimum pension liability. This balance is not included in this table as it is not a cash flow hedge.

The following table shows the pre-tax gain (loss) recognized in earnings for cash flow hedge ineffectiveness for the years ended December 31, 2008, 2007 and 2006, respectively, and where they were reported in PHI’s Consolidated Statements of Earnings during the periods.

	2008	2007	2006
	(Millions of dollars)
Operating Revenue	$3	$(2)	$—
Fuel and Purchased Energy Expenses	(6)	—	—

Total	$(3)	$(2)	$—

For the years ended December 31, 2008, 2007 and 2006, $1 million, $2 million and zero, respectively, in losses were reclassified from Other Comprehensive Income to earnings because the forecasted hedged transactions were deemed no longer probable.

Fair Value Hedges

In connection with their energy commodity activities, the Competitive Energy businesses designate certain derivatives as fair value hedges. For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings.

The net pre-tax gains (losses) recognized during the twelve months ended December 31, 2008, 2007 and 2006 included in the Consolidated Statements of Earnings for fair value hedges and the associated hedged items are shown in the following table:

	2008	2007	2006
	(Millions of dollars)
(Losses) Gains on Derivative Instruments	$(5)	$(10)	$—
Gains (Losses) on Hedged Items	$5	$10	$—

Other Derivative Activity

In connection with their energy commodity activities, the Competitive Energy businesses hold certain derivatives that do not qualify as hedges. Under SFAS No. 133, these derivatives are recorded at fair value through earnings with corresponding adjustments on the balance sheet.

The pre-tax gains (losses) on these derivatives are included in “Competitive Energy Operating Revenues” and are summarized in the following table:

Energy Commodity Activities (a)	2008	2007	2006
	(Millions of dollars)
Realized Gains (Losses)	$56	$7	$26
Unrealized Gains (Losses)	21	2	34

Total	$77	$9	$60

(a)	There were no ineffective fair value hedge gains for the years ended December 31, 2008, 2007 and 2006, respectively.

As indicated in Note (3), PHI offsets the fair value amounts recognized for derivative instruments and fair value amounts recognized for related collateral positions executed with the same counterparty under a master netting arrangement. The amount of cash collateral that was offset against these net derivative positions is as follows:

	December 31, 2008	December 31, 2007
	(Millions of dollars)
Cash collateral pledged to counterparties with the right to reclaim	$205	$—
Cash collateral received from counterparties with the obligation to return	53	—

As of December 31, 2008 and 2007, PHI had no cash collateral pledged or received related to derivatives accounted for at fair value that was not eligible for offset under master netting arrangements.

(18)	ACCUMULATED OTHER COMPREHENSIVE LOSS

A detail of the components of Pepco Holdings’ Accumulated Other Comprehensive (Loss) Earnings is as follows. For additional information, see the Consolidated Statements of Comprehensive Earnings.

	Commodity Derivatives	Treasury Lock	Other	Accumulated Other Comprehensive (Loss) Earnings
	(Millions of dollars)
Balance, December 31, 2005	$25	$(40)	$(8)	$(23)
Current year change	(87)	7	—	(80)

Balance, December 31, 2006	(62)	(33)	(8)	(103)
Current year change	53	4	—	57

Balance, December 31, 2007	(9)	(29)	(8)	(46)
Current year change	(218)	4	(2)	(216)

Balance December 31, 2008	$(227)	$(25)	$(10)	$(262)

A detail of the income tax (benefit) expense allocated to the components of Pepco Holdings’ Other Comprehensive (Loss) Earnings for each year is as follows.

	Commodity Derivatives	Treasury Lock	Other		Accumulated Other Comprehensive (Loss) Earnings
	(Millions of dollars)
December 31, 2006	$(55)	$5	$(1	)(a)	$(51)
December 31, 2007	$32	$5	$1	(b)	$38
December 31, 2008	$(147)	$1	$(1	)(b)	$(147)

(a)	Represents the income tax benefit on an adjustment for nonqualified pension plan minimum liability.
(b)	Represents income tax expense on amortization of gains and losses for prior service costs.

(19)	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The quarterly data presented below reflect all adjustments necessary in the opinion of management for a fair presentation of the interim results. Quarterly data normally vary seasonally because of temperature variations, differences between summer and winter rates, and the scheduled downtime and maintenance of electric generating units. The totals of the four quarterly basic and diluted earnings per common share may not equal the basic and diluted earnings per common share for the year due to changes in the number of common shares outstanding during the year.

	2008
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Total
	(Millions, except per share amounts)
Total Operating Revenue	$2,641		$2,518	(b)	$3,060		$2,481		$10,700
Total Operating Expenses	2,418		2,404	(c)	2,785	(e)	2,325		9,932
Operating Income	223		114		275		156		768
Other Expenses	(71)		(71)		(76)		(82)		(300)
Income Before Income Tax Expense	152		43		199		74		468
Income Tax Expense	53	(a)	28	(d)	80		7	(f)	168
Net Income	99		15		119		67		300
Basic and Diluted Earnings Per Share of Common Stock	$.49		$.07		$.59		$.32		$1.47
Cash Dividends Per Common Share	$.27		$.27		$.27		$.27		$1.08

	2007
	First Quarter	Second Quarter		Third Quarter		Fourth Quarter		Total
	(Millions, except per share amounts)
Total Operating Revenue	$2,179	$2,084		$2,770	(h)	$2,333	(h)	$9,366
Total Operating Expenses	2,026	1,928	(g)	2,450	(g)(i)	2,156	(g)	8,560
Operating Income	153	156		320		177		806
Other Expenses	(70)	(70)		(72)		(72)		(284)
Income Before Income Tax Expense	83	86		248		105		522
Income Tax Expense	31	29		80	(j)	48		188
Net Income	52	57		168		57		334
Basic and Diluted Earnings Per Share of Common Stock	$.27	$.30		$.87		$.29		$1.73
Cash Dividends Per Common Share	$.26	$.26		$.26		$.26		$1.04

(a)	Includes $7 million of after-tax net interest income on uncertain tax positions primarily related to casualty losses.

(b)	Includes a $124 million charge ($86 million after-tax) related to the adjustment to the equity value of cross-border energy lease investments under FSP 13-2.

(c)	Includes a $4 million adjustment to correct an understatement of operating expenses for prior periods dating back to February 2005 where late payment fees were incorrectly recognized.

(d)	Includes $7 million of after-tax interest income related to the tentative settlement of the IRS mixed service cost issue and $2 million of after-tax interest income received in 2008 on the Maryland state tax refund offset by a $7 million after-tax charge for interest related to the increased tax obligation associated with the adjustment to the equity value of cross-border energy lease investments.

(e)	Includes a $9 million charge related to an adjustment in the accounting for certain restricted stock awards granted under the Long-Term Incentive Plan (LTIP) and a $4 million adjustment to correct an understatement of operating expenses for prior periods dating back to May 2006 where late payment fees were incorrectly recognized.

(f)	Includes $11 million of after-tax net interest income on uncertain and effectively settled tax positions (primarily associated with the final settlement with the IRS on the like-kind exchange issue, a claim made with the IRS related to the tax reporting for fuel over- and under-recoveries and the reversal of the majority of the interest income recognized on uncertain tax positions related to casualty losses in the first quarter) and a benefit of $8 million (including a $3 million correction of prior period errors) related to additional analysis of deferred tax balances completed in 2008.

(g)	Includes adjustment related to timing of recognition of certain operating expenses which were overstated by $5 million in the fourth quarter and understated by $1 million and $4 million in the second and third quarters, respectively.

(h)	Includes adjustment related to timing of recognition of certain operating revenues which were overstated by $2 million in the third quarter and understated by $2 million in the fourth quarter.

(i)	Includes $33 million benefit ($20 million after-tax) from settlement of Mirant bankruptcy claims.

(j)	Includes $20 million benefit ($18 million net of fees) related to Maryland income tax refund.

FIVE-YEAR PERFORMANCE GRAPH 2004-2008

The following chart compares the five-year cumulative total return to shareholders of Pepco Holdings, Inc. consisting of the change in stock price and reinvestment of dividends with the five-year cumulative total return on the Standard & Poor’s 500 Stock Index (the “S&P 500”) and the Dow Jones Utilities Index.

*    Source: Bloomberg

	Cumulative Total Return
	2003	2004	2005	2006	2007	2008
Pepco Holdings, Inc.	$100.00	$114.69	$125.76	$152.64	$178.51	$113.42
S&P 500 Index	$100.00	$110.84	$116.27	$134.60	$141.98	$89.53
Dow Jones Utilities	$100.00	$130.06	$162.51	$189.56	$227.59	$164.36

     BOARD OF DIRECTORS AND OFFICERS

Directors

Jack B. Dunn, IV2, 4

Chief Executive Officer,

President and Director

FTI Consulting, Inc.

Baltimore, Maryland

(Consulting)

Terence C. Golden1, 5

Chairman

Bailey Capital Corporation

Washington, D.C.

(Private investment company)

Frank O. Heintz4, 5

Retired President and Chief

Executive Officer

Baltimore Gas and Electric Company

Barbara J. Krumsiek1

Chair, President and

Chief Executive Officer

Calvert Group, Ltd.

Bethesda, Maryland

(Investment firm)

George F. MacCormack2, 3, 5

Retired Group Vice President

Dupont

Richard B. McGlynn1, 2, 4

Attorney

Retired Vice President and

General Counsel

United Water Resources, Inc.

Lawrence C. Nussdorf1, 2, 3

President and Chief

Operating Officer

Clark Enterprises, Inc.

Bethesda, Maryland

(Real estate and construction)

Frank K. Ross1, 4

Retired Managing Partner, Washington, D.C. office,

KPMG LLP; Visiting

Professor of Accounting, Howard University

Washington, D.C.

Pauline A. Schneider3, 4, 5

Partner

Orrick, Herrington &

Sutcliffe LLP

Washington, D.C. (Law)

Lester P. Silverman2, 5

Director Emeritus

McKinsey & Company, Inc.

William T. Torgerson3

Vice Chairman and Chief Legal Officer

Pepco Holdings, Inc.

Dennis R. Wraase3

Chairman of the Board

Pepco Holdings, Inc.

Officers

Dennis R. Wraase

Chairman of the Board

William T. Torgerson

Vice Chairman and Chief Legal Officer

Joseph M. Rigby

President and Chief Executive Officer

David M. Velazquez

Executive Vice President,

Power Delivery

Paul H. Barry

Senior Vice President and

Chief Financial Officer

Kirk J. Emge

Senior Vice President and General Counsel

Anthony J. Kamerick

Senior Vice President and

Chief Regulatory Officer

Beverly L. Perry

Senior Vice President

Government Affairs and Public Policy

Ronald K. Clark

Vice President and Controller

Kenneth P. Cohn

Vice President and Chief Information Officer

Paul W. Friel

Vice President and General Auditor

Ernest L. Jenkins

Vice President, People Strategy and Human Resources

Kevin M. McGowan

Vice President and Treasurer

Ellen Sheriff Rogers

Vice President, Corporate Governance, Secretary and

Assistant Treasurer

Karen G. Almquist

Assistant Treasurer and

Assistant Secretary

Donna J. Kinzel

Assistant Treasurer

Kathy A. White

Assistant Controller

Competitive Energy Businesses

John U. Huffman

President and Chief

Executive Officer

Pepco Energy Services, Inc.

Gary J. Morsches

President and Chief

Executive Officer

Conectiv Energy Holding Company

[1]	Member of the Audit Committee of which Mr. Ross is Chairman.

[2]	Member of the Corporate Governance/Nominating Committee of which Mr. McGlynn is Chairman.

[3]	Member of the Executive Committee of which Mr. Nussdorf is Chairman.

[4]	Member of the Compensation/Human Resources Committee of which Mr. Dunn is Chairman.

[5]	Member of the Finance Committee of which Mr. Golden is Chairman.

    INVESTOR INFORMATION

Fiscal Agents

Common Stock and Atlantic City Electric Company Preferred Stock

In writing:

American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, NY 11219-9821

By telephone:

Toll free 1-866-254-6502

Via e-mail:

pepco@amstock.com

For inquiries concerning your Pepco Holdings, Inc. shareholdings (such as status of your account, dividend payments, change of address, lost certificates or transfer of ownership of shares) or to enroll in the dividend reinvestment plan or direct deposit of dividends, contact American Stock Transfer & Trust Company as listed above.

A copy of Pepco Holdings’ Form 10-K for the year ended December 31, 2008, is available without charge by contacting American Stock Transfer & Trust Company as listed above.

Other Information

For historical stock prices (Pepco Holdings, Potomac Electric Power Company, Conectiv, Delmarva Power & Light Company and Atlantic Energy), and other Pepco Holdings, Inc. company information, including our Corporate Governance Guidelines, Corporate Business Policies (which in their totality constitute our code of business conduct and ethics) and Board Committee Charters, please visit our Web site at www.pepcoholdings.com

Pepco Holdings, Inc. Notes, Potomac Electric Power Company Bonds, and Atlantic City Electric Company Bonds

In writing:

The Bank of New York

101 Barclay Street, 8W

New York, NY 10286

By telephone:

Toll Free: 1-800-548-5075

Delmarva Power & Light Company Bonds

In writing:

The Bank of New York

Global Corporate Trust Services

Bondholder Relations

2001 Bryan Street

Dallas, TX 75201

By telephone:

Toll free 1-800-275-2048

Investor Relations Contact

Donna J. Kinzel, Director, Investor Relations

Telephone: 302-429-3004

E-mail: Donna.Kinzel@pepcoholdings.com

New York Stock Exchange Ticker Symbol: POM

Pepco Holdings, Inc. filed its annual CEO Certification with the New York Stock Exchange on June 3, 2008, and filed its annual CEO and CFO Certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 as exhibits to its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.

Stock Market Information
2008	High	Low	Dividend	2007	High	Low	Dividend
1st Quarter	$29.64	$23.80	$.27	1st Quarter	$29.28	$24.89	$.26
2nd Quarter	$27.385	$24.01	$.27	2nd Quarter	$30.71	$26.89	$.26
3rd Quarter	$26.16	$21.61	$.27	3rd Quarter	$29.28	$24.20	$.26
4th Quarter	$23.93	$15.27	$.27	4th Quarter	$30.10	$25.73	$.26
(Close on December 31, 2008: $17.76)				(Close on December 31, 2007: $29.33)
(Close on March 25, 2009: $12.84)				Number of Shareholders at December 31, 2008: 61,347

Printed on recycled paper.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at

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☐	¢

PROXY
701 Ninth Street, N.W.
Washington, D.C. 20068

Annual Meeting of Shareholders - May 15, 2009

The undersigned hereby appoints DENNIS R. WRAASE, WILLIAM T. TORGERSON and JOSEPH M. RIGBY, and each of them, proxies of the undersigned, with power of substitution, to attend the above Annual Meeting to be held on Friday, May 15, 2009 at 10 a.m. at Pepco Holdings, Inc.’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (Second Floor), Washington, D.C., and all adjournments thereof, and thereat to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and upon such other matters as may properly come before the meeting.

The proxy conferred hereby will be voted in accordance with the voting instructions given on the reverse side. If no instructions are given, the proxy conferred hereby will be voted FOR Items 1 and 2, and in the discretion of the proxy upon such other matters as may properly come before the Annual Meeting.

This Proxy is solicited on behalf of
the Board of Directors of Pepco Holdings, Inc.

(Continued and to be signed on the reverse side.)

¢ 14475	¢

ANNUAL MEETING OF SHAREHOLDERS OF

May 15, 2009

PROXY VOTING INSTRUCTIONS

MAIL - Mark, sign, and date your proxy card and return it (so that it is received on or before 5:00 p.m. Eastern Time the day before the meeting date) in the postage-paid envelope we have provided or return it to: Operations Center, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219-9821
- OR -
TELEPHONE - 1-800-PROXIES (1-800-776-9437) Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be given simple voting instructions to follow.	COMPANY NUMBER
ACCOUNT NUMBER
- OR -
INTERNET - www.voteproxy.com Use the Internet to transmit
your voting instructions and for electronic delivery of information up until 5:00 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the Web site. You will be given simple voting instructions to obtain your records and to create an electronic voting instruction form.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢	21103000000000000000 2	051509

Pepco Holdings, Inc.

C/O OPERATIONS CENTER, AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15TH AVENUE, BROOKLYN, NY 11219-9821

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1:			THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2:
1. Election of 11 Directors				FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

NOMINEES:

O  Jack B. Dunn, IV

O  Terence C. Golden

O  Patrick T. Harker

O  Frank O. Heintz

O  Barbara J. Krumsiek

O  George F. MacCormack

O  Lawrence C. Nussdorf

O  Joseph M. Rigby

O  Frank K. Ross

O  Pauline A. Schneider

O  Lester P. Silverman

			2. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for 2009.	☐	☐	☐

3. To transact such other business as may properly be brought before the meeting. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

		☐	Shares held in the Shareholder Dividend Reinvestment Plan are voted on this Proxy.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at

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☐	¢

PROXY
701 Ninth Street, N.W.
Washington, D.C. 20068

Annual Meeting of Shareholders - May 15, 2009

The undersigned hereby appoints DENNIS R. WRAASE, WILLIAM T. TORGERSON and JOSEPH M. RIGBY, and each of them, proxies of the undersigned, with power of substitution, to attend the above Annual Meeting to be held on Friday, May 15, 2009 at 10 a.m. at Pepco Holdings, Inc.’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (Second Floor), Washington, D.C., and all adjournments thereof, and thereat to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and upon such other matters as may properly come before the meeting.

The proxy conferred hereby will be voted in accordance with the voting instructions given on the reverse side. If no instructions are given, the proxy conferred hereby will be voted FOR Items 1 and 2, and in the discretion of the proxy upon such other matters as may properly come before the Annual Meeting.

This Proxy is solicited on behalf of
the Board of Directors of Pepco Holdings, Inc.

(Continued and to be signed on the reverse side.)

¢ 14475	¢

ANNUAL MEETING OF SHAREHOLDERS OF

May 15, 2009

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	21103000000000000000 2	051509

Pepco Holdings, Inc.

C/O OPERATIONS CENTER, AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15TH AVENUE, BROOKLYN, NY 11219-9821

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1:			THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2:
1. Election of 11 Directors				FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

NOMINEES:

O  Jack B. Dunn, IV

O  Terence C. Golden

O  Patrick T. Harker

O  Frank O. Heintz

O  Barbara J. Krumsiek

O  George F. MacCormack

O  Lawrence C. Nussdorf

O  Joseph M. Rigby

O  Frank K. Ross

O  Pauline A. Schneider

O  Lester P. Silverman

			2. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for 2009.	☐	☐	☐

3. To transact such other business as may properly be brought before the meeting. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at

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☐	¢

701 Ninth Street, N.W.
Washington, D.C. 20068
PROXY

Annual Meeting of Shareholders - May 15, 2009

The undersigned hereby appoints DENNIS R. WRAASE, WILLIAM T. TORGERSON and JOSEPH M. RIGBY, and each of them, proxies of the undersigned, with power of substitution, to attend the above Annual Meeting to be held on Friday, May 15, 2009 at 10 a.m. at Pepco Holdings, Inc.’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (Second Floor), Washington, D.C., and all adjournments thereof, and thereat to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and upon such other matters as may properly come before the meeting.

If you are a current or former employee who is a participant in the Pepco Holdings, Inc. Retirement Savings Plan, then the number of shares printed on the enclosed proxy card represents shares of Common Stock held through that plan. By completing, dating, signing and returning this proxy card, you will be providing the plan trustee with instructions on how to vote the shares held in your account. If you do not provide voting instructions for your plan shares, the plan trustee will vote your shares in proportion to the voting instructions given by the other participants in the plan.

The proxy conferred hereby will be voted in accordance with the voting instructions given on the reverse side. If no instructions are given, the proxy conferred hereby will be voted FOR Items 1 and 2, and in the discretion of the proxy upon such other matters as may properly come before the Annual Meeting.

This Proxy is solicited on behalf of
the Board of Directors of Pepco Holdings, Inc.

(Continued and to be signed on the reverse side.)

¢ 14475	¢

ANNUAL MEETING OF SHAREHOLDERS OF

May 15, 2009

PROXY VOTING INSTRUCTIONS

MAIL - Mark, sign, and date your proxy card and return it (so that it is received on or before 5:00 p.m. Eastern Time the day before the meeting date) in the postage-paid envelope we have provided or return it to: Operations Center, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219-9821
- OR -
TELEPHONE - 1-800-PROXIES (1-800-776-9437) Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be given simple voting instructions to follow.	COMPANY NUMBER
ACCOUNT NUMBER
- OR -
INTERNET - www.voteproxy.com Use the Internet to transmit
your voting instructions and for electronic delivery of information up until 5:00 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the Web site. You will be given simple voting instructions to obtain your records and to create an electronic voting instruction form.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢	21103000000000000000 2	051509

Pepco Holdings, Inc.

C/O OPERATIONS CENTER, AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15TH AVENUE, BROOKLYN, NY 11219-9821

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1:			THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2:
1. Election of 11 Directors				FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

NOMINEES:

O  Jack B. Dunn, IV

O  Terence C. Golden

O  Patrick T. Harker

O  Frank O. Heintz

O  Barbara J. Krumsiek

O  George F. MacCormack

O  Lawrence C. Nussdorf

O  Joseph M. Rigby

O  Frank K. Ross

O  Pauline A. Schneider

O  Lester P. Silverman

			2. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for 2009.	☐	☐	☐

3. To transact such other business as may properly be brought before the meeting. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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